As filed with the Securities and Exchange Commission on August 6, 2013

Registration No. 333-188651

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARTHUR J. GALLAGHER & CO.

(Exact name of registrant as specified in its charter)

Delaware	6411	36-2151613
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Two Pierce Place

Itasca, Illinois

60143-3141

(630) 773-3800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Walter D. Bay, Esq.

Vice President, General Counsel and Secretary

Arthur J. Gallagher & Co.

Two Pierce Place

Itasca, Illinois

60143-3141

(630) 773-3800

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies To:

Craig S. Wittlin, Esq.

Daniel R. Kinel, Esq.

Harter Secrest & Emery LLP

1600 Bausch & Lomb Place

Rochester, New York 14604

(585) 232-6500

Approximate date of commencement of proposed sale of the securities to the public: From time to time after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the Exchange Act).

Large accelerated filer	☒	Non-accelerated filer	☐

Accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $1.00 per share	6,000,000 shares (1)	$44.95 (2)	$269,700,000	$36,787.08 (3)

(1)	If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered changes, the provisions of Rule 416(a) under the Securities Act of 1933, as amended, shall apply, and this registration statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this registration statement.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high ($45.24) and low ($44.65) per share price of our common stock on the New York Stock Exchange on May 14, 2013.
(3)	This amount was previously paid by the registrant in connection with the initial filing of this Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Arthur J. Gallagher & Co., has filed this post-effective amendment in order to update its unaudited interim financial statements, as well as the corresponding discussion of such information contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to make such information current as of and for the three-month and six-month periods ended June 30, 2013.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, dated August 6, 2013

PROSPECTUS

6,000,000 Shares of Common Stock

This prospectus relates to 6,000,000 shares of our common stock that we may offer and issue from time to time in connection with future acquisitions of other businesses, assets or securities.

We will determine the amount and type of consideration to be offered and the other specific terms of each acquisition following negotiation with the owners or controlling persons of the businesses, assets or securities to be acquired. The consideration for any such acquisition may consist of shares of our common stock or a combination of common stock, cash, notes or assumption of liabilities. We may structure business acquisitions in a variety of ways, including acquiring stock, other equity interests or assets of the acquired business or merging the acquired business with us or one of our subsidiaries. We expect that the shares of common stock issued in connection with these transactions will be valued at a price reasonably related to the market value of our common stock either at the time an agreement is reached regarding the terms of the acquisition, at the time we issue the shares, or during some other negotiated period. Persons to whom we issue our common stock under this prospectus may also use this prospectus to resell the common stock. We have not fixed a period of time during which the common stock offered by this prospectus may be offered or sold.

We may also issue shares of common stock upon the exercise of options, warrants, convertible securities or other similar securities assumed or issued by us from time to time in connection with these transactions.

We will pay all expenses of this offering. We will not pay underwriting discounts or commissions in connection with issuing these shares, although we may pay finder’s fees in specific acquisitions. Any person receiving a finder’s fee may be deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended.

Our common stock is traded on the New York Stock Exchange under the symbol “AJG.” On July 31, 2013, the last reported per share sale price of our common stock was $44.38.

Investing in our common stock involves risk. You should carefully consider the “Risk Factors” beginning on page 5 in determining whether to accept stock as all or part of the purchase price for our acquisition of your business, securities or other assets.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2013.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide, without charge upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus. Direct any such requests to: General Counsel, Arthur J. Gallagher & Co., Two Pierce Place, Itasca, Illinois 60143-3141 (telephone number (630) 773-3800). To obtain timely delivery, you must request the information no later than five business days before the date that you must make your investment decision.

You should rely only on information contained in this prospectus or any prospectus supplement. We have not authorized anyone to give you any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or any prospectus supplement. If anyone does give you information of this sort, you should not rely on

it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this prospectus speaks only as of the date of this document, unless the information specifically indicates that another date applies.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations or forecasts of future events. They use words such as “anticipate,” “believe,” “estimate,” “expect,” “contemplate,” “forecast,” “project,” “intend,” “plan,” “potential,” and other similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “see,” “should,” “will” and “would.” You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. For example, we may use forward-looking statements when addressing topics such as: market and industry conditions, including competitive and pricing trends; acquisition strategy; the expected impact of acquisitions and dispositions; the development and performance of our services and products; changes in the composition or level of our revenues or earnings; our cost structure and the outcome of cost-saving or restructuring initiatives; the outcome of contingencies; dividend policy; pension obligations; cash flow and liquidity; capital structure and financial losses; future actions by regulators; the impact of changes in accounting rules; financial markets; interest rates; foreign exchange rates; matters relating to our operations; income taxes; and expectations regarding our investments, including our clean energy investments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors.

Many factors could affect our actual results, and variances from our current expectations regarding such factors could cause actual results to differ materially from those expressed in our forward-looking statements. Potential factors that could impact results include:

•	Volatility or declines in premiums or other adverse trends in the insurance industry;

•	An economic downturn, as well as uncertainty regarding the European debt crisis and market perceptions concerning the instability of the Euro;

•	Competitive pressures in each of our businesses;

•

Risks that could negatively affect the success of our acquisition strategy, including continuing consolidation in our industry, which could make it more difficult to identify targets and could make them more expensive, execution risks, integration risks, the risk of post-acquisition deterioration leading to intangible asset impairment charges, and the risk we could incur or assume unanticipated regulatory liabilities such as those relating to violations of anti-corruption laws;

•	Failure to attract and retain experienced and qualified personnel;

•

Risks arising from our growing international operations, including the risks posed by political and economic uncertainty in certain countries, risks related to maintaining regulatory and legal compliance across multiple jurisdictions, and risks arising from the complexity of managing businesses across different time zones, geographies, cultures and legal regimes;

•	Risks particular to our risk management segment;

•	The lower level of predictability inherent in contingent and supplemental commissions versus standard commissions;

•	Sustained increases in the cost of employee benefits;

•

Failure to apply technology effectively in driving value for our clients through technology-based solutions, or failure to gain internal efficiencies and effective internal controls through the application of technology and related tools;

•	Inability to recover successfully should we experience a disaster, material cybersecurity attack or other significant disruption to business continuity;

•	Failure to comply with regulatory requirements, or a change in regulations that adversely affects our operations;

•	Violations of the U.S. Foreign Corrupt Practices Act (which we refer to as the FCPA), the UK Bribery Act of 2010 (which we refer to as the Bribery Act) or other anti-corruption laws;

•

Failure to adapt our services to changes resulting from the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act (which we refer to as the 2010 Health Care Reform Legislation);

•	Unfavorable determinations related to contingencies and legal proceedings;

•	Improper disclosure of personal data;

•	Significant changes in foreign exchange rates;

•	Changes in our accounting estimates and assumptions;

•	Risks related to our clean energy investments, including the risk of environmental and product liability claims and environmental compliance costs;

•	Disallowance of Internal Revenue Code of 1986 (which we refer to as the IRC) Section 29 or IRC Section 45 tax credits;

•	Risks related to losses on other investments held by our corporate segment;

•	Restrictions and limitations in the agreements and instruments governing our debt;

•	The risk of share ownership dilution when we issue common stock as consideration for acquisitions; and

•	Volatility of the price of our common stock.

A detailed discussion of the factors that could cause actual results to differ materially from our published expectations is contained in this prospectus under the heading “Risk Factors,” and in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2012, and any reports we file with the SEC in the future.

Any or all of our forward-looking statements may turn out to be inaccurate, and there are no guarantees about our performance. The factors identified above are not exhaustive. We operate in a dynamic business environment in which new risks may emerge frequently. Readers are cautioned not to place undue reliance on any forward-looking statements contained in this report, which speak only as of the date set forth on the signature page of this prospectus. Except as required by law, we expressly disclaim any obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after such date or to reflect the occurrence of anticipated or unanticipated events.

SUMMARY

The following summary contains basic information and likely does not contain all the information that is important to you. We encourage you to read this entire document, including the financial statements and related notes, before making an investment decision. Except as otherwise indicated or the context otherwise requires, in this prospectus, the terms “we,” “our,” “us” and “the Company” refer to both Arthur J. Gallagher & Co. and its subsidiaries. The term “you” refers to a prospective investor.

About this Prospectus

This prospectus is part of a “shelf” registration statement on Form S-4 that we filed with the Securities and Exchange Commission, or SEC. Under the shelf registration process, we may from time to time, offer and issue up to 6,000,000 shares of our common stock in connection with future acquisitions of other businesses, assets or securities. This prospectus provides a general description of the common stock that we may offer and issue and that may be offered and sold by selling stockholders. We may add, update or change the information contained in this prospectus by means of one or more prospectus supplements. Before investing in our common stock, both this prospectus and any prospectus supplement should be carefully reviewed.

Our Company

We are engaged in providing insurance brokerage and third-party claims settlement and administration services to entities in the United States and abroad. We believe that our major strength is our ability to deliver comprehensively structured insurance and risk management services to our clients. Our brokers, agents and administrators act as intermediaries between insurers and their customers and we do not assume underwriting risks.

Since our founding in 1927, we have grown from a one-man agency to the world’s fourth largest insurance broker based on revenues, according to Business Insurance magazine’s July 16, 2012 edition, and the world’s largest property/casualty third-party claims administrator, according to Business Insurance magazine’s August 13, 2012 edition. We generate approximately 80% of our revenues domestically, with the remaining 20% derived primarily from operations in Australia, Bermuda, Canada, the Caribbean, New Zealand and the United Kingdom.

Shares of our common stock are traded on the New York Stock Exchange under the symbol AJG, and we had a market capitalization at June 30, 2013 of approximately $5.6 billion. We were reincorporated as a Delaware corporation in 1972. Our executive offices are located at Two Pierce Place, Itasca, Illinois 60143-3141, and our telephone number is (630) 773-3800.

We have three reporting segments: brokerage, risk management and corporate, which contributed approximately 73%, 22% and 5%, respectively, to 2012 revenues, and 69%, 21 % and 10%, respectively, to revenues during the six-month period ended June 30, 2013. For more information about our business, please see the “Business” section of this prospectus, beginning on page 19.

Address, Telephone Number and Website

Our principal executive offices are located at Two Pierce Place, Itasca, Illinois 60143. Our telephone number is (630) 773-3800. Our website is http://www.ajg.com. Information on our website is not incorporated into or otherwise a part of this prospectus.

RISK FACTORS

Investing in our common stock involves risks. These risks include normal market risks, which are generally outside our control, and risks that are inherent to our business. You should carefully consider all of the information set forth in this prospectus, and, in particular, you should evaluate the risk factors described below, before deciding whether to accept our common stock as all or part of the purchase price for our acquisition of your business, securities or assets.

The risks listed below may occur independent of each other or simultaneously. If any of the risks actually occur, our business, financial condition, and results of operations could suffer, and the trading price of our common stock could decline. Accordingly, you could lose part or all of your investment in our common stock. The risks and uncertainties discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. Please see “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus for more information.

Risks Relating to our Business Generally

Volatility or declines in premiums or other adverse trends in the insurance industry may seriously undermine our profitability.

We derive much of our revenue from commissions and fees for our brokerage services. We do not determine the insurance premiums on which our commissions are generally based. Moreover, insurance premiums are cyclical in nature and may vary widely based on market conditions. For example, after three years of a “hard” market that began in late 2000 and was strengthened by the events of September 11th, 2001, in which premium rates were stable or increasing, in late 2003 the market experienced the return of flat or reduced premium rates (a “soft” market) in many lines and geographic areas. This put downward pressure on our commission revenues. In 2012, the market began showing signs of “firming” (as opposed to traditional “hardening”) across many lines and geographic areas. In this environment, rates increased at a moderate pace, clients could still obtain coverage, businesses continued to stay in standard-line markets and there was adequate capacity in the market. It is not clear whether this firming is sustainable given the uncertainty of the current economic environment. Because of these market cycles for insurance product pricing, which we cannot predict or control, our brokerage revenues and profitability can be volatile or remain depressed for significant periods of time.

As traditional risk-bearing insurance companies continue to outsource the production of premium revenue to non-affiliated brokers or agents such as us, those insurance companies may seek to further minimize their expenses by reducing the commission rates payable to insurance agents or brokers. The reduction of these commission rates, along with general volatility and/or declines in premiums, may significantly affect our profitability. Because we do not determine the timing or extent of premium pricing changes, we cannot accurately forecast our commission revenues, including whether they will significantly decline. As a result, our budgets for future acquisitions, capital expenditures, dividend payments, loan repayments and other expenditures may have to be adjusted to account for unexpected changes in revenues, and any decreases in premium rates may adversely affect the results of our operations.

In addition, there have been and may continue to be various trends in the insurance industry toward alternative insurance markets including, among other things, greater levels of self-insurance, captives, rent-a-captives, risk retention groups and non-insurance capital markets-based solutions to traditional insurance. While, historically, we have been able to participate in certain of these activities on behalf of our customers and obtain fee revenue for such services, there can be no assurance that we will realize revenues and profitability as favorable as those realized from our traditional brokerage activities.

An economic downturn, as well as uncertainty regarding the European debt crisis and market perceptions concerning the instability of the Euro, could adversely affect our results of operations and financial condition.

An overall decline in economic activity could adversely impact us in future years as a result of reductions in the overall amount of insurance coverage that our clients purchase due to reductions in their headcount, payroll, properties, and the market values of assets, among other factors. Such reductions could also adversely impact future commission revenues when the carriers perform exposure audits if they lead to subsequent downward premium adjustments. We record the income effects of subsequent premium adjustments when the adjustments become known and, as a result, any improvement in our results of operations and financial condition may lag an improvement in the economy. In addition, some of our clients may cease operations completely in the event of a prolonged deterioration in the economy, which would have an adverse effect on our results of operations and financial condition. We also have a significant amount of trade accounts receivable from some of the insurance companies with which we place insurance. If those insurance companies experience liquidity problems or other financial difficulties, we could encounter delays or defaults in payments owed to us, which could have a significant adverse impact on our consolidated financial condition and results of operations. In addition, if a significant insurer fails or withdraws from writing certain insurance coverages that we offer our client, overall capacity in the industry could be negatively affected, which could reduce our placement of certain lines and types of insurance and, as a result, reduce our revenues and profitability. The failure of an insurer with whom we place business could also result in errors and omissions claims against us by our clients, which could adversely affect our results of operations and financial condition.

Continued concerns regarding the ability of certain European countries to service their outstanding debt have given rise to instability in the global credit and financial markets. A potential consequence may be stagnant growth, or even recession, in the Eurozone economies and beyond, which could adversely affect our results of operations. The market instability caused by the Eurozone debt crisis has led to questions regarding the future viability of the Euro as a single currency for the region. The dissolution of the Euro (in the extreme case) could lead to further contraction in the Eurozone economies, adversely affecting our results of operations. In addition, the value of our assets held in the Eurozone, including cash holdings, would decline if currencies in the region were devalued.

We face significant competitive pressures in each of our businesses.

The insurance brokerage and service business is highly competitive and many insurance brokerage and service organizations, as well as individuals, actively compete with us in one or more areas of our business around the world. We compete with three firms in the global risk management and brokerage markets that have revenues significantly larger than ours. In addition, various other competing firms that operate nationally or that are strong in a particular country, region or locality may have, in that country, region or locality, an office with revenues as large as or larger than those of our corresponding local office. As a U.S. company with significant operations around the world, lower combined corporate tax rates in the countries where our overseas competitors are located could impact our ability to compete with such companies. We believe that the primary factors in determining our competitive position with other organizations in our industry are the quality of the services rendered and the overall costs to our clients. Losing business to competitors offering similar products at lower prices or having other competitive advantages would adversely affect our business.

In addition, any increase in competition due to new legislative or industry developments could adversely affect us. These developments include:

•	Increased capital-raising by insurance underwriting companies, which could result in new capital in the industry, which in turn may lead to lower insurance premiums and commissions;

•	Insurance companies selling insurance directly to insureds without the involvement of a broker or other intermediary;

•	Changes in our business compensation model as a result of regulatory developments (for example, the 2010 Health Care Reform Legislation);

•

Federal and state governments establishing programs to provide health insurance (such as public health insurance exchanges) or, in certain cases, property insurance in catastrophe-prone areas or other alternative market types of coverage, that compete with, or completely replace, insurance products offered by insurance carriers; and

•	Increased competition from new market participants such as banks, accounting firms and consulting firms offering risk management or insurance brokerage services.

New competition as a result of these or other competitive or industry developments could cause the demand for our products and services to decrease, which could in turn adversely affect our results of operations and financial condition.

We have historically engaged in a large number of acquisitions of insurance brokers and benefits consulting firms. We may not be able to continue to implement such an acquisition strategy in the future and there are risks associated with such acquisitions, which could adversely affect our growth strategy and results of operations.

Historically, we have completed numerous acquisitions of insurance brokers and benefits consulting firms and may continue to make such acquisitions in the future. Our acquisition program has been an important part of our historical growth and we believe that similar acquisition activity will be critical to maintaining comparable growth in the future. Failure to successfully identify and complete acquisitions likely will result in us achieving slower growth. Continuing consolidation in our industry could make it more difficult to identify appropriate targets and could make them more expensive. Even if we are able to identify appropriate acquisition targets, we may not be able to execute transactions on favorable terms or integrate targets following acquisition in a manner that allows us to realize the anticipated benefits of such acquisitions. Our ability to integrate acquisitions may decrease if we complete a greater number of large acquisitions than we have historically. Our acquisitions also pose the risk of post-acquisition deterioration, which could result in lower or negative earnings contribution and/or goodwill impairment charges to earnings.

Additionally, we may incur or assume unanticipated liabilities or contingencies in connection with our acquisitions. These could include liabilities relating to regulatory or compliance issues, including, among other things, liabilities relating to violations of the FCPA, the Bribery Act or other anti-corruption laws when we acquire businesses with international operations. These liabilities could also include unforeseen integration difficulties, resulting in unanticipated expense, relating to accounting, information technology, human resources, or culture and fit issues. If any of these developments occur, our growth strategy and results of operations could be adversely affected.

We own interests in firms where we do not exercise management control (such as Casanueva Perez S.A.P. de C.V. (Grupo CP) in Mexico) and are therefore unable to direct or manage the business to realize the anticipated benefits, including mitigation of risks, that could be achieved through full integration.

Our future success depends, in part, on our ability to attract and retain experienced and qualified personnel.

We believe that our future success depends, in part, on our ability to attract and retain experienced personnel, including our senior management, brokers and other key personnel. In addition, we could be adversely affected if we fail to adequately plan for the succession of members of our senior management team. The insurance brokerage industry has experienced intense competition for the services of leading brokers, and we have lost key brokers to competitors in the past. The loss of our chief executive officer or any of our other senior managers, brokers or other key personnel (including the key personnel that manage our interests in our IRC Section 45 investments), or our inability to identify, recruit and retain such personnel, could materially and adversely affect our business, operating results and financial condition.

Our growing international operations expose us to risks different than those we face in the United States.

We conduct a growing portion of our operations outside the United States, including in countries where the risk of political and economic uncertainty is relatively greater than that present in the United States and more stable countries. Adverse geopolitical or economic conditions may temporarily or permanently disrupt our operations in these countries. For example, we use third-party service providers located in India for certain back-office services. To date, the dispute between India and Pakistan involving the Kashmir region, incidents of terrorism in India and general geopolitical uncertainties have not adversely affected our operations in India. However, such factors could potentially affect our operations or ability to use third-party providers in the future. Should our access to these services be disrupted, our business, operating results and financial condition could be adversely affected.

Operating outside the United States may also present other risks that are different from, or greater than, the risks we face doing comparable business in the United States. These include, among others, risks relating to:

•

Maintaining awareness of and complying with a wide variety of labor practices and foreign laws, including those relating to export and import duties, environmental policies and privacy issues, as well as laws and regulations applicable to U.S. business operations abroad. These include rules relating to trade sanctions administered by the U.S. Office of Foreign Assets Control, the European Union and the United Nations, the requirements of the FCPA and other anti-bribery and corruption rules and requirements in the countries in which we operate (such as the Bribery Act), as well as unexpected changes in such regulatory requirements and laws;

•	Difficulties in staffing and managing foreign operations;

•

Less flexible employee relationships, which may limit our ability to prohibit employees from competing with us after their employment, and may make it more difficult and expensive to terminate their employment;

•	Political and economic instability (including the potential dissolution of the Euro, acts of terrorism and outbreaks of war);

•	Coordinating our communications and logistics across geographic distances and multiple time zones, including during times of crisis management;

•	Adverse trade policies, and adverse changes to any of the policies of the United States or any of the foreign jurisdictions in which we operate;

•	Adverse changes in tax rates or discriminatory or confiscatory taxation in foreign jurisdictions;

•	Legal or political constraints on our ability to maintain or increase prices;

•	Cash balances held in foreign banks and institutions where governments have not specifically enacted formal guarantee programs; and

•	Governmental restrictions on the transfer of funds to us from our operations outside the United States.

If any of these developments occur, our results of operations and financial condition could be adversely affected.

We face a variety of risks in our risk management operations that are distinct from those we face in our brokerage operations.

Our risk management operations face a variety of risks distinct from those faced by our brokerage operations, including the risk that:

•	The favorable trend among insureds toward outsourcing various types of claims administration and risk management services will reverse or slow, causing our revenues or revenue growth to decline;

•	Contracting terms will become less favorable or that the margins on our services will decrease due to increased competition, regulatory constraints or other developments;

•

We will not be able to satisfy regulatory requirements related to third party administrators or that regulatory developments will impose additional burdens, costs or business restrictions that make our business less profitable;

•	Continued economic weakness or a slow-down in economic activity could lead to a continued reduction in the number of claims we process;

•

If we do not control our labor and technology costs, we may be unable to remain competitive in the marketplace and profitably fulfill our existing contracts (other than those that provide cost-plus or other margin protection);

•	We may be unable to develop further efficiencies in our claims-handling business if we fail to make adequate improvements in technology or operations; and

•

Insurance companies or certain insurance consumers may create in-house servicing capabilities that compete with our third party administration and other administration, servicing and risk management products.

If any of these developments occur, our results of operations and financial condition could be adversely affected.

Contingent and supplemental commissions we receive from insurance companies are less predictable than standard commissions, and any decrease in the amount of these kinds of commissions we receive could adversely affect our results of operations.

A portion of our revenues consists of contingent and supplemental commissions we receive from insurance companies. Contingent commissions are paid by insurance companies based upon the profitability, volume and/or growth of the business placed with such companies during the prior year. Supplemental commissions are commissions paid by insurance companies that are established annually in advance based on historical performance criteria. If, due to the current economic environment or for any other reason, we are unable to meet insurance companies’ profitability, volume and/or growth thresholds, and/or insurance companies increase their estimate of loss reserves (over which we have no control), actual contingent commissions and/or supplemental commissions we receive could be less than anticipated, which could adversely affect our results of operations.

Sustained increases in the cost of employee benefits could reduce our profitability.

The cost of current employees’ medical and other benefits, as well as pension retirement benefits and postretirement medical benefits under our legacy defined benefit plans, substantially affects our profitability. In the past, we have occasionally experienced significant increases in these costs as a result of macro-economic factors beyond our control, including increases in health care costs, declines in investment returns on pension assets and changes in discount rates used to calculate pension and related liabilities. A significant decrease in the value of our defined benefit pension plan assets or decreases in the interest rates used to discount the pension plans’ liabilities could cause an increase in pension plan costs in future years. Although we have actively sought to control increases in these costs, we can make no assurance that we will succeed in limiting future cost increases, and continued upward pressure in these costs could reduce our profitability.

If we are unable to apply technology effectively in driving value for our clients through technology-based solutions or gain internal efficiencies and effective internal controls through the application of technology and related tools, our client relationships, growth strategy, compliance programs and operating results could be adversely affected.

Our future success depends, in part, on our ability to develop and implement technology solutions that anticipate and keep pace with rapid and continuing changes in technology, industry standards, client preferences and internal control standards. We may not be successful in anticipating or responding to these developments on a timely and cost-effective basis and our ideas may not be accepted in the marketplace. Additionally, the effort to gain technological expertise and develop new technologies in our business requires us to incur significant expenses. If we cannot offer new technologies as quickly as our competitors, or if our competitors develop more cost-effective technologies, we could experience a material adverse effect on our client relationships, growth strategy, compliance programs and operating results.

Our inability to recover successfully should we experience a disaster, material cybersecurity attack or other significant disruption to business continuity could have a material adverse effect on our operations.

Our ability to conduct business may be adversely affected, even in the short-term, by a disruption in the infrastructure that supports our business and the communities where we are located. For example, our risk management segment is highly dependent on the continued and efficient functioning of RISX-FACS, our proprietary risk management information system, to provide clients with insurance claim settlement and administration services. Disruptions could be caused by, among other things, restricted physical site access, terrorist activities, disease pandemics, material cybersecurity attacks, or outages to electrical, communications or other services used by our company, our employees or third parties with whom we conduct business. We have certain disaster recovery procedures in place and insurance to protect against such contingencies. However, such procedures may not be effective and any insurance or recovery procedures may not continue to be available at reasonable prices and may not address all such losses or compensate us for the possible loss of clients or increase in claims and lawsuits directed against us because of any period during which we are unable to provide services. Our inability to successfully recover should we experience a disaster or other significant disruption to business continuity could have a material adverse effect on our operations.

Regulatory, Legal and Accounting Risks

We are subject to regulation worldwide. If we fail to comply with regulatory requirements or if regulations change in a way that adversely affects our operations, we may not be able to conduct our business or may be less profitable.

Many of our activities are subject to regulatory supervision, including insurance industry regulation, Federal and state employment regulation and regulations promulgated by regulatory bodies such as the Securities and Exchange Commission (SEC) and Department of Justice (DOJ) in the United States, and the Financial Services Authority (FSA) in the U.K. As our operations grow around the world, it is increasingly difficult to monitor and enforce regulatory compliance across the organization. A compliance failure by even one of our smallest branches could lead to litigation and/or disciplinary actions that may include compensating clients for loss, the imposition of penalties and the revocation of our authorization to operate. In all such cases, we would also likely incur significant internal investigation costs.

In addition, changes in legislation or regulations and actions by regulators, including changes in administration and enforcement policies, could from time to time require operational changes that could result in lost revenues or higher costs or hinder our ability to operate our business. For example, although our inability to accept contingent commissions under an agreement with the Attorney General of the State of Illinois and the Director of Insurance of the State of Illinois ended on October 1, 2009, compensation practices such as contingent commissions could in the future return to the scrutiny of the public, State Attorneys General, and state insurance departments. This could lead to regulations prohibiting or placing restrictions upon the practice. If this or other changes in regulation or enforcement occur, our results of operations and financial condition could be adversely affected.

We could be adversely affected by violations of the FCPA, the Bribery Act or other anti-corruption laws.

The FCPA, the Bribery Act and other anti-corruption laws generally prohibit companies and their intermediaries from making improper payments (to foreign officials and otherwise) and require companies to keep accurate books and records and maintain appropriate internal controls. Our training program and policies mandate compliance with such laws. We operate in some parts of the world that have experienced governmental corruption to some degree, and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. In recent years, two of the five publicly traded insurance brokerage firms were investigated in the U.K. by the FSA, and one was investigated in the United States by the SEC and DOJ, for improper payments to foreign officials. These firms paid significant settlements and undertook internal investigations. If we are found to be liable for violations of anti-corruption laws (either due to our own acts or our inadvertence, or due to the acts or inadvertence of others, including employees of our third party partners or agents), we could suffer from civil and criminal penalties or other sanctions, incur significant internal investigation costs and suffer reputational harm.

Our business could be negatively impacted if we are unable to adapt our services to changes resulting from the 2010 Health Care Reform Legislation.

In June 2012, the U.S. Supreme Court upheld the constitutionality of portions of the 2010 Health Care Reform Legislation. The 2010 Health Care Reform Legislation, among other things, increases the level of regulatory complexity for companies that offer health and welfare benefits to their employees. Many clients of our brokerage segment purchase health and welfare products for their employees and, therefore, are impacted by the 2010 Health Care Reform Legislation. We have made significant investments in product and knowledge development to assist clients as they navigate the complex requirements of this legislation. Depending on future changes to health legislation, these investments may not yield returns. In addition, if we are unable to adapt our services to changes resulting from this law and any subsequent regulations, our ability to grow our business or to provide effective services, particularly in our employee benefits consulting business, will be negatively impacted. In addition, if our clients reduce the role or extent of employer sponsored health care in response to this law, our results of operations could be adversely impacted.

We are subject to a number of contingencies and legal proceedings which, if determined unfavorably to us, would adversely affect our financial results.

We are subject to numerous claims, tax assessments, lawsuits and proceedings that arise in the ordinary course of business. Such claims, lawsuits and other proceedings could, for example, include claims for damages based on allegations that our employees or sub-agents improperly failed to procure coverage, report claims on behalf of clients, provide insurance companies with complete and accurate information relating to the risks being insured, provide clients with appropriate consulting and claims handling services, or appropriately apply funds that we hold for our clients on a fiduciary basis. We have established provisions against these potential matters that we believe are adequate in light of current information and legal advice, and we adjust such provisions from time to time based on current material developments. The damages claimed in these matters are or may be substantial, including, in many instances, claims for punitive, treble or extraordinary damages. It is possible that, if the outcomes of these contingencies and legal proceedings were not favorable to us, it could materially adversely affect our future financial results. In addition, our results of operations, financial condition or liquidity may be adversely affected if, in the future, our insurance coverage proves to be inadequate or unavailable or we experience an increase in liabilities for which we self-insure. We have purchased errors and omissions insurance and other insurance to provide protection against losses that arise in such matters. Accruals for these items, net of insurance receivables, when applicable, have been provided to the extent that losses are deemed probable and are reasonably estimable. These accruals and receivables are adjusted from time to time as current developments warrant.

As more fully described in Note 12 to our unaudited interim financial statements for the three month and six month periods ended June 30, 2013 and 2012, which we refer to as the Second Quarter 2013 Financials, and Note 13 to our audited financial statements for each of the three years in the period ended December 31, 2012, which we refer to as the 2012 Financials, we are subject to a number of legal proceedings, regulatory actions and other contingencies. An adverse outcome in connection with one or more of these matters could have a material adverse effect on our business, results of operations or financial condition in any given quarterly or annual period. In addition, regardless of any eventual monetary costs, these matters could expose us to negative publicity, reputational damage, harm to our client or employee relationships, or diversion of personnel and management resources, which could adversely affect our ability to recruit quality brokers and other significant employees to our business, and otherwise adversely affect our results of operations.

Improper disclosure of personal data could result in legal liability or harm our reputation.

One of our significant responsibilities is to maintain the security and privacy of our clients’ confidential and proprietary information and the personal data of their employees and other benefit plan participants. We maintain policies, procedures and technological safeguards designed to protect the security and privacy of this information from threats such as a cybersecurity attack. Nonetheless, we cannot entirely eliminate the risk of improper access to or disclosure of personally identifiable information. Such disclosure could harm our reputation and subject us to liability under our contracts and laws that protect personal data, resulting in increased costs or loss of revenue. In the past, we have experienced attempts to wrongfully access our computer and information systems, which, if successful, could have resulted in harm to our business. Our systems were successful in identifying the risk and preventing unauthorized access, and management is not aware of a cybersecurity incident that has had a material effect on our operations. However, there can be no assurance that cybersecurity incidents that could have a material impact on our business will not occur.

Data privacy is subject to frequently changing rules and regulations that sometimes conflict among the various jurisdictions and countries in which we provide services, and may be more stringent in some jurisdictions outside the United States. Our failure to adhere to or successfully implement processes in response to changing regulatory requirements in this area could result in legal liability or damage our reputation.

Significant changes in foreign exchange rates may adversely affect our results of operations.

Some of our foreign subsidiaries receive revenues or incur obligations in currencies that differ from their functional currencies. We must also translate the financial results of our foreign subsidiaries into U.S. dollars. Although we have used foreign currency hedging strategies in the past and currently have some in place, such risks cannot be eliminated entirely, and significant changes in exchange rates may adversely affect our results of operations.

Changes in our accounting estimates and assumptions could negatively affect our financial position and operating results.

We prepare our financial statements in accordance with generally accepted accounting principles (which we refer to as GAAP). These accounting principles require us to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of our consolidated financial statements. We are also required to make certain judgments that affect the reported amounts of revenues and expenses during each reporting period. We periodically evaluate our estimates and assumptions, including those relating to the valuation of goodwill and other intangible assets, investments, income taxes, stock-based compensation, claims handling obligations, retirement plans, litigation and contingencies. We base our estimates on historical experience and various assumptions that we believe to be reasonable based on specific circumstances. Actual results could differ from these estimates. Additionally, changes in accounting standards could increase costs to the organization and could have an adverse impact on our future financial position and results of operations.

Risks Relating to our Investments, Debt and Common Stock

Our clean energy investments are subject to various risks and uncertainties.

We have invested in clean energy operations capable of producing refined coal that we believe qualify for tax credits under IRC Section 45.

See Note 11 to the Second Quarter 2013 Financials, and Note 12 to the 2012 Financials for a description of these investments. Our ability to generate returns and avoid write-offs in connection with these investments is subject to various risks and uncertainties. These include, but are not limited to, the risks and uncertainties as set forth below.

•

Availability of the tax credits under IRC Section 45. Our ability to claim tax credits under IRC Section 45 depends upon the operations in which we have invested satisfying certain ongoing conditions set forth in IRC Section 45. These include, among others, the emissions reduction, “qualifying technology”, and “placed-in-service” requirements of IRC Section 45, as well as the requirement that at least one of the operations’ owners qualifies as a “producer” of refined coal. While we have received some degree of confirmation from the IRS relating to our ability to claim these tax credits, the IRS could ultimately determine that the operations have not satisfied, or have not continued to satisfy, the conditions set forth in IRC Section 45. Additionally, Congress could modify or repeal IRC Section 45 and remove the tax credits retroactively.

•

Business risks. We are working to negotiate and finalize arrangements with potential co-investors for the purchase of equity stakes in one or more of the operations that are not currently producing refined coal. If no satisfactory arrangements can be reached with these potential co-investors, or if in the future any one of our co-investors leaves a project, we could have difficulty finding replacements in a timely manner. We could also be exposed to risk due to our lack of control over the operations if future developments, for example a regulatory change affecting public and private companies differently, cause our interests and those of our co-investors to diverge. Finally, our partners responsible for operation and management could fail to run the operations in compliance with IRC Section 45. If any of these developments occur, our investment returns may be negatively impacted.

•

Operational risks. Chem-Mod LLC’s multi-pollutant reduction technologies (The Chem-Mod™ Solution) require chemicals that may not be readily available in the marketplace at reasonable costs. Utilities that use the technologies could be idled for various reasons, including operational or environmental problems at the plants or in the boilers, disruptions in the supply or transportation of coal, revocation of their Chem-Mod technologies environmental permits, labor strikes, force majeure events such as hurricanes, or terrorist attacks, any of which could halt or impede the operations. Long-term operations using Chem-Mod’s multi-pollutant reduction technologies could also lead to unforeseen technical or other problems not evident in the short- or medium-term. A serious injury or death of a worker connected with the production of refined coal using Chem-Mod’s technologies could expose the operations to material liabilities, jeopardizing our investment, and could lead to reputational harm. In the event of any such operational problems, we may not be able to take full advantage of the tax credits.

•

Market demand for coal. When the price of natural gas and/or oil declines relative to that of coal, some utilities may choose to burn natural gas or oil instead of coal. Market demand for coal may also decline as a result of an economic slowdown and a corresponding decline in the use of electricity. If utilities burn less coal or eliminate coal in the production of electricity, the availability of the tax credits would also be reduced.

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IRC Section 45 phase out provisions. IRC Section 45 contains phase out provisions based upon the market price of coal, such that, if the price of coal rises to specified levels, we could lose some or all of the tax credits we expect to receive from these investments.

•

Environmental concerns regarding coal. Environmental concerns about greenhouse gases, toxic wastewater discharges and the potential hazardous nature of coal combustion waste could lead to regulations that discourage the burning of coal. For example, such regulations could mandate that electric power generating companies purchase a minimum amount of power from renewable energy sources such as wind, hydroelectric, solar and geothermal. This could result in utilities burning less coal, which would reduce the generation of tax credits.

•

Costs of moving a commercial refined coal plant. Changes in circumstances, such as those described above, may cause a commercial refined coal plant to be moved to a different power generation facility, which could require us to invest additional capital.

•

Intellectual property risks. Other companies may make claims of intellectual property infringement with respect to The Chem-Mod™ Solution. Such intellectual property claims, with or without merit, could require that Chem-Mod (or we and our investment and operational partners) obtain a license to use the intellectual property, which might not be obtainable on favorable terms, if at all. If Chem-Mod (or we and our investment and operational partners) cannot defend such claims or obtain necessary licenses on reasonable terms, the operations may be precluded from using The Chem-Mod™ Solution.

•

Strategic alternatives risk. While we currently expect to continue to hold at least a portion of these refined coal investments, if for any reason in the future we decide to sell more of our interests, the discount rate on future cash flows could be excessive, and could result in an impairment on our investment.

The IRC Section 45 operations in which we have invested and the by-products from such operations may result in environmental and product liability claims and environmental compliance costs.

The construction and operation of the IRC Section 45 operations are subject to Federal, state and local laws, regulations and potential liabilities arising under or relating to the protection or preservation of the environment, natural resources and human health and safety. Such laws and regulations generally require the operations and/or the utilities at which the operations are located to obtain and comply with various environmental registrations, licenses, permits, inspections and other approvals. Such laws and regulations also impose liability, without regard to fault or the legality of a party’s conduct, on certain entities that are considered to have contributed to, or are otherwise involved in, the release or threatened release of hazardous substances into the environment. Such hazardous substances could be released as a result of burning refined coal produced using The Chem-Mod™ Solution in a number of ways, including air emissions, waste water, and by-products such as fly ash. One party may, under certain circumstances, be required to bear more than its share or the entire share of investigation and cleanup costs at a site if payments or participation cannot be obtained from other responsible parties. By using The Chem Mod™ Solution at locations owned and operated by others, we and our partners may be exposed to the risk of becoming liable for environmental damage we may have had little, if any, involvement in creating. Such risk remains even after production ceases at an operation to the extent the environmental damage can be traced to the types of chemicals or compounds used or operations conducted in connection with The Chem-Mod™ Solution. For example, we and our partners could face the risk of product and environmental liability claims related to concrete incorporating fly ash produced using The Chem-Mod™ Solution. No assurances can be given that contractual arrangements and precautions taken to ensure assumption of these risks by facility owners or operators will result in that facility owner or operator accepting full responsibility for any environmental damage. It is also not uncommon for private claims by third parties alleging contamination to also include claims for personal injury, property damage, diminution of property or similar claims. Furthermore, many environmental, health and safety laws authorize citizen suits, permitting third parties to make claims for violations of laws or permits and force compliance. Our insurance may not cover all environmental risk and costs or may not provide sufficient coverage in the event of an environmental claim. If significant uninsured losses arise from environmental damage or product liability claims, or if the costs of environmental compliance increase for any reason, our results of operations and financial condition could be adversely affected.

We have historically benefited from IRC Section 29 tax credits and that law expired on December 31, 2007. The disallowance of IRC Section 29 tax credits would likely cause a material loss.

The law permitting us to claim IRC Section 29 tax credits related to our synthetic coal operations expired on December 31, 2007. We believe our claim for IRC Section 29 tax credits in 2007 and prior years is in accordance with IRC Section 29 and four private letter rulings previously obtained by IRC Section 29-related limited liability companies in which we had an interest. We understand these private letter rulings are consistent with those issued to other taxpayers and have received no indication from the IRS that it will seek to revoke or modify them. However, while our synthetic coal operations are not currently under audit, the IRS could place those operations under audit and an adverse outcome may cause a material loss or cause us to be subject to liability under indemnification obligations related to prior sales of partnership interests in partnerships claiming IRC Section 29 tax credits. For additional information about the potential negative effects of adverse tax audits and related indemnification contingencies, see the discussion on IRC Section 29 tax credits included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We are exposed to various risks relating to losses on investments held by our corporate segment.

Our corporate segment holds a variety of investments. These investments are subject to risk of loss due to a variety of causes, including general overall economic conditions, the effects of changes in interest rates, various regulatory issues, credit risk, potential litigation, tax audits and disputes, failure to monetize in an effective and/or cost-efficient manner and poor operating results. Any of these consequences may diminish the value of our invested assets and adversely affect our net worth and profitability. Additionally, our cash holdings, including cash held in our fiduciary capacity, are subject to the credit, liquidity and other risks faced by our financial institution counterparties.

The agreements and instruments governing our debt contain restrictions and limitations that could significantly impact our ability to operate our business.

The agreements governing our debt contain covenants that, among other things, restrict our ability to dispose of assets, incur additional debt, prepay other debt or amend other debt instruments, pay dividends, engage in certain asset sales, mergers, acquisitions or similar transactions, create liens on assets, engage in certain transactions with affiliates, change our business or make investments.

The restrictions in the agreements governing our debt may prevent us from taking actions that we believe would be in the best interest of our business and our stockholders and may make it difficult for us to execute our business strategy successfully or effectively compete with companies that are not similarly restricted. We may also incur future debt obligations that might subject us to additional or more restrictive covenants that could affect our financial and operational flexibility, including our ability to pay dividends. We cannot make any assurances that we will be able to refinance our debt on terms acceptable to us, or at all.

Economic, financial and industry conditions beyond our control may affect our ability to comply with the covenants and restrictions contained in the agreements governing our debt. The breach of any of these covenants or restrictions could result in a default under an agreement that would permit the applicable lenders to declare all amounts outstanding under such agreements to be due and payable, together with accrued and unpaid interest, which could have a material adverse effect on our financial condition and results of operations.

In the event we issue common stock as consideration for certain acquisitions we may make, we could dilute share ownership.

We grow our business organically as well as through acquisitions. One method of acquiring companies or otherwise funding our corporate activities is through the issuance of additional equity securities. Should we issue additional equity securities, such issuances could have the effect of diluting our earnings per share as well as existing stockholders’ individual ownership percentages in our company.

Volatility of the price of our common stock could adversely affect our stockholders.

The market price of our common stock could fluctuate significantly as a result of:

•	Quarterly variations in our operating results;

•	Seasonality of our business cycle;

•	Changes in the market’s expectations about our operating results;

•	Our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	Changes in financial estimates and recommendations by securities analysts concerning us or the financial services industry in general;

•	Operating and stock price performance of other companies that investors deem comparable to us;

•	News reports relating to trends in our markets, including any expectations regarding an upcoming “hard” or “soft” market;

•	Changes in laws and regulations affecting our business;

•	Material announcements by us or our competitors;

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The impact or perceived impact of developments relating to our investments, including the possible perception by securities analysts or investors that such investments divert management attention from our core operations;

•

Quarter-to-quarter volatility in the earnings impact of IRC Section 45 tax credits from our clean energy investments, due to the application of accounting standards applicable to the recognition of tax credits;

•	Sales of substantial amounts of common shares by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	General economic and political conditions such as recessions, economic downturns and acts of war or terrorism.

Shareholder class action lawsuits may be instituted against us following a period of volatility in our stock price. Any such litigation could result in substantial cost and a diversion of management’s attention and resources.

SELECTED FINANCIAL DATA

The following table presents selected consolidated financial data for each of the five years in the period ended December 31, 2012, and the six-month periods ended June 30, 2013 and 2012 that has been derived from our consolidated financial statements.

	Year Ended December 31,					Six Months Ended June 30,
	2012	2011	2010	2009	2008	2013	2012
	(In millions, except per share and employee data)
Consolidated Statement of Earnings Data:
Commissions	$1,302.5	$1,127.4	$957.3	$912.9	$854.2	$727.7	$616.7
Fees	971.7	870.2	735.0	733.8	711.3	508.6	457.8
Supplemental commissions	67.9	56.0	60.8	37.4	20.4	35.6	33.7
Contingent commissions	42.9	38.1	36.8	27.6	25.3	37.0	29.3
Investment income and other	135.3	43.0	74.3	17.6	33.8	144.7	59.2

Total revenues	2,520.3	2,134.7	1,864.2	1,729.3	1,645.0	1,453.6	1,196.7
Total expenses	2,275.0	1,926.9	1,661.2	1,518.2	1,481.4	1,313.9	1,073.1

Earnings before income taxes	245.3	207.8	203.0	211.1	163.6	139.7	123.6
Provision for income taxes	50.3	63.7	39.7	78.0	52.2	5.7	23.8

Earnings from continuing operations	195.0	144.1	163.3	133.1	111.4	134.0	99.8
Earnings (loss) from discontinued operations, net of income taxes	—	—	10.8	(4.5)	(34.1)	—	—

Net earnings	$195.0	$144.1	$174.1	$128.6	$77.3	$134.0	$99.8

Per Share Data:
Diluted earnings from continuing operations per share (1)	$1.59	$1.28	$1.56	$1.32	$1.18	$1.04	$.83
Diluted net earnings per share (1)	1.59	1.28	1.66	1.28	.82	1.04	.83
Dividends declared per common share (2)	1.36	1.32	1.28	1.28	1.28	.70	.68
Share Data:
Shares outstanding at period end	125.6	114.7	108.4	102.5	96.4	127.7	121.0
Weighted average number of common shares outstanding	121.0	111.7	104.8	100.5	93.8	126.7	118.0
Weighted average number of common and common equivalent shares outstanding	122.5	112.5	105.1	100.6	94.2	128.2	119.5
Consolidated Balance Sheet Data:
Total assets	$5,352.3	$4,483.5	$3,596.0	$3,250.3	$3,271.3	$5,562.1	$5,133.6
Long-term debt less current portion	725.0	675.0	550.0	550.0	400.0	925.0	675.0
Total stockholders’ equity	1,658.6	1,243.6	1,106.7	892.9	738.5	1,702.0	1,472.9
Return on beginning stockholders’ equity (3)	16%	13%	20%	17%	11%
Employee Data:
Number of employees - continuing operations at period end	13,707	12,383	10,736	9,840	9,863	14,276	12,937
Total revenue per employee (4)	$184,000	$172,000	$174,000	$176,000	$167,000
Earnings from continuing operations per employee (4)	$14,000	$12,000	$15,000	$14,000	$11,000

(1)	Based on the weighted average number of common and common equivalent shares outstanding during the period.
(2)	Based on the total dividends declared on a share of common stock outstanding during the entire period.
(3)	Represents net earnings divided by total stockholders’ equity, as of the beginning of the year.
(4)	Based on the number of employees at year end related to continuing operations.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed on the New York Stock Exchange, trading under the symbol “AJG.” The following table sets forth information as to the price range of our common stock for the period of time from January 1, 2011 through June 30, 2013 and the dividends declared per common share for such period. The table reflects the range of high and low sales prices per share as reported on the New York Stock Exchange composite listing.

Quarterly Periods	High	Low	Dividends Declared per Common Share

2013
First	$41.31	$34.97	$.35
Second	45.87	40.51	.35

2012
First	$36.33	$32.01	$.34
Second	38.24	33.75	.34
Third	37.56	34.46	.34
Fourth	36.99	34.20	.34

2011
First	$31.92	$28.40	$.33
Second	31.22	27.68	.33
Third	29.13	24.29	.33
Fourth	33.99	25.27	.33

On July 31, 2013 the last reported sale price of common stock was $44.38. As of such date, there were approximately 1,000 holders of record of our common stock.

Dividend Policy

Our board of directors determines our dividend policy. Our board of directors declares dividends on a quarterly basis after considering our available cash from earnings, our anticipated cash needs and current conditions in the economy and financial markets.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to various market risks in our day to day operations. Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest and foreign currency exchange rates and equity prices. The following analyses present the hypothetical loss in fair value of the financial instruments held by us at June 30, 2013 that are sensitive to changes in interest rates. The range of changes in interest rates used in the analyses reflects our view of changes that are reasonably possible over a one-year period. This discussion of market risks related to our consolidated balance sheet includes estimates of future economic environments caused by changes in market risks. The effect of actual changes in these market risk factors may differ materially from our estimates. In the ordinary course of business, we also face risks that are either nonfinancial or unquantifiable, including credit risk and legal risk. These risks are not included in the following analyses.

Our invested assets are primarily held as cash and cash equivalents, which are subject to various market risk exposures such as interest rate risk. The fair value of our portfolio of cash and cash equivalents at June 30, 2013 approximated its carrying value due to its short-term duration. We estimated market risk as the potential decrease in fair value resulting from a hypothetical one-percentage point increase in interest rates for the instruments contained in the cash and cash equivalents investment portfolio. The resulting fair values were not materially different from the carrying values at June 30, 2013.

At June 30, 2013, we had $925.0 million of borrowings outstanding under our various note purchase agreements. The aggregate estimated fair value of these borrowings at June 30, 2013 was $987.3 million due to their long-term duration and fixed interest rates associated with these debt obligations. No active or observable market exists for our private placement long-term debt. Therefore, the estimated fair value of this debt is based on discounted future cash flows using current interest rates available for debt with similar terms and remaining maturities. To estimate an all-in interest rate for discounting, we obtained market quotes for notes with the same terms as ours, which we have deemed to be the closest approximation of current market rates. We have not adjusted this rate for risk profile changes, covenant issues or credit rating changes. We estimated market risk as the potential impact on the value of the debt recorded in our consolidated balance sheet resulting from a hypothetical one-percentage point decrease in our weighted average borrowing rate at June 30, 2013 and the resulting fair values would have been $41.3 million higher than their carrying value (or $966.3 million).

As of June 30, 2013, we had no borrowings outstanding under our Credit Agreement. However, in the event that we do have borrowings outstanding, the fair value of these borrowings would approximate their carrying value due to their short-term duration and variable interest rates. Market risk would be estimated as the potential increase in fair value resulting from a hypothetical one-percentage point decrease in our weighted average short-term borrowing rate at June 30, 2013, and the resulting fair values would not be materially different from their carrying value.

We are subject to foreign currency exchange rate risk primarily from one of our larger U.K. based brokerage subsidiaries that incurs expenses denominated primarily in British pounds while receiving a substantial portion of its revenues in U.S. dollars. In addition, we are subject to foreign currency exchange rate risk from our Australian, Canadian, Indian, Jamaican, Singaporean and various other Caribbean operations because we transact business in their local denominated currencies. Foreign currency gains (losses) related to this market risk are recorded in earnings before income taxes as transactions occur. Assuming a hypothetical adverse change of 10% in the average foreign currency exchange rate for the six-month period ended June 30, 2013 (a weakening of the U.S. dollar), earnings before income taxes would have decreased by approximately $0.7 million. Assuming a hypothetical favorable change of 10% in the average foreign currency exchange rate for the six-month period ended June 30, 2013 (a strengthening of the U.S. dollar), earnings before income taxes would have increased by approximately $2.5 million. We are also subject to foreign currency exchange rate risk associated with the translation of local currencies of our foreign subsidiaries into U.S. dollars. However, it is management’s opinion that this foreign currency exchange risk is not material to our consolidated operating results or financial position. We manage the balance sheets of our foreign subsidiaries, where practical, such that foreign liabilities are matched with equal foreign assets, maintaining a “balanced book” which minimizes the effects of currency fluctuations. Historically, we have not entered into derivatives or other similar financial instruments for trading or speculative purposes. However, with respect to managing foreign currency exchange rate risk in the U.K., we have periodically purchased financial instruments when market opportunities arose to minimize our exposure to this risk. During the six-month periods ended June 30, 2013 and 2012, we had several monthly put/call options in place with an external financial institution that are designed to hedge a significant portion of our future U.K. currency revenues (in 2013) and disbursements (in 2012) through various future payment dates. In addition, during the six-month period ended June 30, 2013, we had several monthly put/call options in place with an external financial institution that are designed to hedge a significant portion of our Indian currency disbursements through various future payment dates. These hedging strategies are designed to protect us against significant U.K. and India currency exchange rate movements, but we are still exposed to some foreign currency exchange rate risk for the portion of the payments and currency exchange rate that are unhedged. The impact of these hedging strategies was not material to our unaudited consolidated financial statements for the six-month periods ended June 30, 2013 and 2012. See Note 13 to the Second Quarter 2013 Financials for the changes in fair value of these derivative instruments reflected in comprehensive earnings at June 30, 2013.

BUSINESS

Overview

We are engaged in providing insurance brokerage and third-party claims settlement and administration services to entities in the United States and abroad. We believe that our major strength is our ability to deliver comprehensively structured insurance and risk management services to our clients. Our brokers, agents and administrators act as intermediaries between insurers and their customers and we do not assume underwriting risks.

Since our founding in 1927, we have grown from a one-man agency to the world’s fourth largest insurance broker based on revenues, according to Business Insurance magazine’s July 16, 2012 edition, and the world’s largest property/casualty third-party claims administrator, according to Business Insurance magazine’s August 13, 2012 edition. We generate approximately 80% of our revenues domestically, with the remaining 20% derived primarily from operations in Australia, Bermuda, Canada, New Zealand and the United Kingdom (U.K.).

Shares of our common stock are traded on the New York Stock Exchange under the symbol AJG, and we had a market capitalization at June 30, 2013 of approximately $5.6 billion. Information in this report is as of December 31, 2012 unless otherwise noted. We were reincorporated as a Delaware corporation in 1972. Our executive offices are located at Two Pierce Place, Itasca, Illinois 60143-3141, and our telephone number is (630) 773-3800.

We have three reporting segments: brokerage, risk management and corporate, which contributed approximately 73%, 22% and 5%, respectively, to 2012 revenues, and 69%, 21% and 10%, respectively, to revenues during the six-month period ended June 30, 2013.

Operating Segments

We report our results in three segments: brokerage, risk management and corporate. The major sources of our operating revenues are commissions, fees and supplemental and contingent commissions from brokerage operations and fees from risk management operations. Information with respect to all sources of revenue, by segment, for each of the three years in the period ended December 31, 2012, is as follows (in millions):

	2012		2011		2010
	Amount	% of Total	Amount	% of Total	Amount	% of Total

Brokerage
Commissions	$1,302.5	52%	$1,127.4	53%	$957.3	51%
Fees	403.2	16%	324.1	15%	274.9	15%
Supplemental commissions	67.9	3%	56.0	3%	60.8	3%
Contingent commissions	42.9	2%	38.1	2%	36.8	2%
Investment income and other	11.1	—%	10.9	—%	10.8	1%

	1,827.6	73%	1,556.5	73%	1,340.6	72%

Risk Management
Fees	568.5	22%	546.1	26%	460.1	25%
Investment income	3.2	—%	2.7	—%	2.0	—%

	571.7	22%	548.8	26%	462.1	25%

Corporate
Clean energy and other investment income	121.0	5%	29.4	1%	61.5	3%

Total revenues	$2,520.3	100%	$2,134.7	100%	$1,864.2	100%

See Note 14 to the Second Quarter 2013 Financials and Note 17 to the 2012 Financials for additional financial information, including earnings from continuing operations before income taxes and identifiable assets by segment for the three months and six months ended June 30, 2013 and 2012, and the years ended December 31, 2012, 2011 and 2010, respectively.

Our business, particularly our brokerage business, is subject to seasonal fluctuations. Commission and fee revenues, and the related brokerage and marketing expenses, can vary from quarter to quarter as a result of the timing of policy inception dates and the timing of receipt of information from insurance carriers. On the other the hand, salaries and employee benefits, rent, depreciation and amortization expenses generally tend to be more uniform throughout the year. The timing of acquisitions and recognition of investment gains and losses also impact the trends in our quarterly operating results. See Note 16 to the 2012 Financials for unaudited quarterly operating results for 2012 and 2011.

Brokerage Segment

The brokerage segment accounted for 73% of our revenues in 2012 and 69% of our revenues for the six-month period ended June 30, 2013. Our brokerage segment is primarily comprised of retail and wholesale insurance brokerage operations. Our retail brokerage operations negotiate and place property/casualty, employer-provided health and welfare insurance, and healthcare exchange and retirement solutions principally for middle-market commercial, industrial, public entity, religious and not-for-profit entities. Many of our retail brokerage customers choose to place their insurance with insurance underwriters, while others choose to use alternative vehicles such as self-insurance pools, risk retention groups or captive insurance companies. Our wholesale brokerage operations assist our brokers and other unaffiliated brokers and agents in the placement of specialized, unique and hard-to-place insurance programs.

Our primary sources of compensation for our retail brokerage services are commissions paid by insurance carriers, which are usually based upon either a percentage of the premium paid by insureds or brokerage and advisory fees paid directly by our clients. For wholesale brokerage services, we generally receive a share of the commission paid to the retail broker by the insurer. Commission rates depend on a number of factors, including the type of insurance, the particular insurance company underwriting the policy and whether we act as a retail or wholesale broker. Advisory fees paid to us by our clients depend on the extent and value of the services we provide. In addition, under certain circumstances, we receive supplemental and contingent commissions for both retail and wholesale brokerage services. A supplemental commission is a commission paid by an insurance carrier that is above the base commission paid. The insurance carrier determines the supplemental commission that is eligible to be paid annually based on historical performance criteria in advance of the contractual period. A contingent commission is a commission paid by an insurance carrier based on the overall profit and/or the overall volume of business placed with that insurance carrier during a particular calendar year and is determined after the contractual period.

We operate our brokerage operations through a network of approximately 350 sales and service offices located throughout the United States and in 19 other countries. Most of these offices are fully staffed with sales and service personnel. In addition, we offer client-service capabilities in more than 140 countries around the world through a network of correspondent brokers and consultants.

Retail Insurance Brokerage Operations

Our retail insurance brokerage operations accounted for 76% of our brokerage segment revenues in 2012. Our retail brokerage operations place nearly all lines of commercial property/casualty and health and welfare insurance coverage. Significant lines of insurance coverage and consultant capabilities are as follows:

401(k) Solutions	Dental	Fire	Products Liability
403(b) Solutions	Directors & Officers Liability	General Liability	Professional Liability
Aviation	Disability	Life	Property
Casualty	Earthquake	Marine	Wind
Commercial Auto	Errors & Omissions	Medical	Workers Compensation

Our retail brokerage operations are organized in more than 300 geographical profit centers primarily located in the United States, Australia, Canada and U.K. and operate within certain key niche/practice groups, which account for approximately 61% of our retail brokerage revenues. These specialized teams target areas of business and/or industries in which we have developed a depth of expertise and a large client base. Significant niche/practice groups we serve are as follows:

Agribusiness	Executive Benefits	International Benefits	Religious/Not-for-Profit
Automotive	Global Risks	Marine	Restaurant
Aviation & Aerospace	Health and Welfare	Manufacturing	Retirement
Captive Consulting	Healthcare	Personal	Scholastic
Construction	Healthcare Analytics	Private Equity	Technology/Telecom
Energy	Higher Education	Professional Groups	Transportation
Entertainment	Hospitality	Public Entity	Voluntary Benefits
Environmental	Human Resources	Real Estate

Our specialized focus on these niche/practice groups allows for highly-focused marketing efforts and facilitates the development of value-added products and services specific to those industries or business segments. We believe that our detailed understanding and broad client contacts within these niche/practice groups provide us with a competitive advantage.

We anticipate that our retail brokerage operations’ greatest revenue growth over the next several years will continue to come from:

•	Mergers and acquisitions;

•	Our niche/practice groups and middle-market accounts;

•	Cross-selling other brokerage products to existing customers; and

•	Developing and managing alternative market mechanisms such as captives, rent-a-captives and deductible plans/self-insurance.

Wholesale Insurance Brokerage Operations

Our wholesale insurance brokerage operations accounted for 24% of our brokerage segment revenues in 2012. Our wholesale brokers assist our retail brokers and other non-affiliated brokers in the placement of specialized and hard-to-place insurance. These brokers operate through more than 65 geographical profit centers located across the United States, Bermuda and through our approved Lloyd’s of London brokerage operation. In certain cases, we act as a brokerage wholesaler and, in other cases, we act as a managing general agent or managing general underwriter distributing specialized insurance coverages for insurance carriers. Managing general agents and managing general underwriters are agents authorized by an insurance company to manage all or a part of the insurer’s business in a specific geographic territory. Activities they perform on behalf of the insurer may include marketing, underwriting (although we do not assume any underwriting risk), issuing policies, collecting premiums, appointing and supervising other agents, paying claims and negotiating reinsurance.

More than 75% of our wholesale brokerage revenues come from non-affiliated brokerage customers. Based on revenues, our domestic wholesale brokerage operation ranked as the largest domestic managing general agent/underwriting manager according to Business Insurance magazine’s October 8, 2012 edition.

We anticipate growing our wholesale brokerage operations by increasing the number of broker-clients, developing new managing general agency and underwriter programs, and through mergers and acquisitions.

Risk Management Segment

Our risk management segment accounted for 22% of our revenues in 2012, and 21% of our revenues in the six-month period ended June 30, 2013. Our risk management segment provides contract claim settlement and administration services for enterprises that choose to self-insure some or all of their property/casualty coverages and for insurance companies that choose to outsource some or all of their property/casualty claims departments. Approximately 68% of our risk management segment’s revenues are from workers compensation related claims, 27% are from general and commercial auto liability related claims and 5% are from property related claims. In addition, we generate revenues from integrated disability management (employee absence management) programs, information services, risk control consulting (loss control) services and appraisal services, either individually or in combination with arising claims. Revenues for risk management services are comprised of fees generally negotiated in advance on a per-claim or per-service basis, depending upon the type and estimated volume of the services to be performed.

Risk management services are primarily marketed directly to Fortune 1000 companies, larger middle-market companies, not-for-profit organizations and public entities on an independent basis from our brokerage operations. We manage our third-party claims adjusting operations through a network of approximately 110 offices located throughout the United States, Australia, Canada, New Zealand and the U.K. Most of these offices are fully staffed with claims adjusters and other service personnel. Our adjusters and service personnel act solely on behalf and under the instruction of our clients and customers.

While this segment complements our insurance brokerage offerings, more than 88% of our risk management segment’s revenues come from non-affiliated brokerage customers, such as insurance companies and clients of other insurance brokers. Based on revenues, our risk management operation ranked as the world’s largest property/casualty third party claims administrator according to Business Insurance magazine’s August 13, 2012 edition.

We expect that the risk management segment’s most significant growth prospects through the next several years will come from increased levels of business with Fortune 1000 companies, larger middle-market companies, captives, program business and the outsourcing of insurance company claims departments. In addition, the risk management segment may grow in the future through mergers and acquisitions.

Corporate Segment

The corporate segment accounted for 5% of our revenues in 2012, and 10% of our revenues for the six-month period ended June 30, 2013. The corporate segment reports the financial information related to our debt, clean energy investments, external acquisition-related expenses and other corporate costs. The revenues reported by this segment in 2012 resulted primarily from our consolidation of refined fuel operations that we control and own more than 50% of and from leased facilities we operate and control. At December 31, 2012, significant investments managed by this segment include:

Clean Coal Related Ventures

We have a 46.54% interest in a privately-held enterprise (Chem-Mod LLC) that has commercialized multi-pollutant reduction technologies to reduce mercury, sulfur dioxide and other emissions at coal-fired power plants. We also have an 8.0% interest in a privately-held start-up enterprise (C-Quest Technology LLC), which owns technologies that reduce carbon dioxide emissions created by burning fossil fuels.

Tax-Advantaged Investments

Prior to January 1, 2008, we owned certain partnerships formed to develop energy that qualified for tax credits under the former IRC Section 29. These consisted of waste-to-energy and synthetic coal operations. These investments helped to substantially reduce our effective income tax rate from 2002 through 2007. The law that permitted us to claim IRC Section 29 tax credits expired on December 31, 2007. In 2009 and 2011, we built a total of 29 commercial clean coal production plants to produce refined coal using Chem-Mod’s proprietary technologies. We believe these operations produce refined coal that will qualify for tax credits under IRC Section 45. The law that provides for IRC Section 45 tax credits substantially expires in December 2019 for the fourteen plants we built and placed in service in 2009 (2009 Era Plants) and in December 2021 for the fifteen plants we built and placed in service in 2011 (2011 Era Plants).

International Operations

Our total revenues by geographic area for each of the three years in the period ended December 31, 2012 were as follows (in millions):

	2012		2011		2010
	Amount	% of Total	Amount	% of Total	Amount	% of Total

United States	$2,006.1	80%	$1,725.1	81%	$1,613.5	87%
United Kingdom	352.3	14%	260.5	12%	148.8	8%
Other foreign, principally Australia, Bermuda and Canada	161.9	6%	149.1	7%	101.9	5%

Total revenues	$2,520.3	100%	$2,134.7	100%	$1,864.2	100%

See Notes 5, 14 and 17 to the 2012 Financials for additional financial information related to our foreign operations, including goodwill allocation, earnings from continuing operations before income taxes and identifiable assets, by segment, for 2012, 2011 and 2010.

Brokerage Operations in Australia, Bermuda, Canada and the U.K.

The majority of our international brokerage operations are in Australia, Bermuda, Canada and the U.K.

We operate in Australia and Canada primarily as a retail commercial property and casualty broker. In the U.K., we also have a retail brokerage and underwriting operation for clients to access the Lloyd’s of London and other international insurance markets, and a program operation offering customized risk management products and services to U.K. public entities. In Bermuda, we act principally as a wholesaler for clients looking to access the Bermuda insurance markets and also provide services relating to the formation and management of offshore captive insurance companies.

We also have ownership interests in two Bermuda-based insurance companies and a Guernsey-based insurance company that operate segregated account “rent-a-captive” facilities. These facilities enable clients to receive the benefits of owning a captive insurance company without incurring certain disadvantages of ownership. Captive insurance companies are created for clients to insure their risks and capture underwriting profit and investment income, which is then available for use by the insureds generally for reducing future costs of their insurance programs.

We also have strategic brokerage alliances with a variety of international brokers in countries where we do not have a local office presence. Through a network of correspondent insurance brokers and consultants in more than 140 countries, we are able to fully serve our clients’ coverage and service needs in virtually any geographic area.

Risk Management Operations in Australia, Canada, New Zealand and the U.K.

Our international risk management operations are principally in Australia, Canada, New Zealand and the U.K. Services are similar to those provided in the United States and are provided primarily on behalf of commercial and public entity clients.

Markets and Marketing

We manage our brokerage operations through a network of approximately 350 sales and service offices located throughout the United States and in 19 other countries. We manage our third-party claims adjusting operations through a network of approximately 110 offices located throughout the United States, Australia, Canada, New Zealand and the U.K. Our customer base is highly diversified and includes commercial, industrial, public entity, religious and not-for-profit entities. No material part of our business depends upon a single customer or on a few customers. The loss of any one customer would not have a material adverse effect on our operations. In 2012, our largest single customer accounted for approximately 2% of total revenues and our ten largest customers represented 5% of total revenues in the aggregate. Our revenues are geographically diversified, with both domestic and international operations.

Each of our retail and wholesale brokerage operations has a small market-share position and, as a result, we believe has substantial organic growth potential. In addition, each of our retail and wholesale brokerage operations has the ability to grow through the acquisition of small- to medium-sized independent brokerages. See “Business Combinations” below.

While historically we have generally grown our risk management segment organically, and we expect to continue to do so, from time to time we consider acquisitions for this segment.

We require our employees serving in sales or marketing capacities, including all of our executive officers, to enter into agreements with us restricting disclosure of confidential information and solicitation of our clients and prospects upon their termination of employment. The confidentiality and non-solicitation provisions of such agreements terminate in the event of a hostile change in control, as defined in the agreements.

Competition

Brokerage Segment

According to Business Insurance magazine’s July 16, 2012 edition, we were the fourth largest insurance broker worldwide based on total revenues. The insurance brokerage and service business is highly competitive and there are many insurance brokerage and service organizations and individuals throughout the world who actively compete with us in every area of our business.

Our retail and wholesale brokerage operations compete with Aon plc, Marsh & McLennan Companies, Inc. and Willis Group Holdings, Ltd., each of which has greater worldwide revenues than us. In addition, various other competing firms, such as Wells Fargo Insurance Services, Inc., Brown & Brown Inc., Hub International Ltd., Lockton Companies, Inc. and USI Holdings Corporation, operate nationally or are strong in a particular region or locality and may have, in that region or locality, an office with revenues as large as or larger than those of our corresponding local office. We believe that the primary factors determining our competitive position with other organizations in our industry are the quality of the services we render and the overall costs to our clients. In addition, for health/welfare products and benefit consultant services, we compete with larger firms such as Aon Hewitt, Mercer (a subsidiary of Marsh & McLennan Companies, Inc.), Towers Watson & Co. and the benefits consulting divisions of the national public accounting firms, as well as a vast number of local and regional brokerages and agencies.

Our wholesale brokerage operations compete with large wholesalers such as CRC Insurance Services, Inc., RT Specialty, AmWINS Group, Inc., Swett & Crawford Group, Inc., as well as a vast number of local and regional wholesalers.

We also compete with certain insurance companies that write insurance directly for their customers. Government benefits relating to health, disability, and retirement are also alternatives to private insurance and indirectly compete with us.

Risk Management Segment

Our risk management operation currently ranks as the world’s largest property/casualty third party administrator based on revenues, according to Business Insurance magazine’s August 13, 2012 edition. While many global and regional claims administrators operate within this space, we compete directly with Sedgwick Claims Management Services, Inc., Broadspire Services, Inc. (a subsidiary of Crawford & Company) and ESIS (a subsidiary of ACE Limited). Several large insurance companies, such as AIG Insurance and Zurich Insurance, also maintain their own claims administration units, which can be strong competitors. In addition, we compete with various smaller third party administrators on a regional level. We believe that our competitive position is due to our strong reputation for outstanding service and our ability to resolve customers’ losses in the most cost-efficient manner possible.

Regulation

We are required to be licensed or receive regulatory approval in nearly every state and foreign jurisdiction in which we do business. In addition, most jurisdictions require that individuals who engage in brokerage, claim adjusting and certain other insurance service activities be personally licensed. These licensing laws and regulations vary from jurisdiction to jurisdiction. In most jurisdictions, licensing laws and regulations generally grant broad discretion to supervisory authorities to adopt and amend regulations and to supervise regulated activities.

Business Combinations

We completed 257 acquisitions from January 1, 2002 through June 30, 2013, almost exclusively within our brokerage segment. The majority of these acquisitions have been smaller regional or local property/casualty retail or wholesale operations with a strong middle-market client focus or significant expertise in one of our focus market areas. Over the last decade, we have also increased our acquisition activity in the retail employee benefits brokerage area. The total purchase price for individual acquisitions have typically ranged from $1 million to $50 million.

Through acquisitions, we seek to expand our talent pool, enhance our geographic presence and service capabilities, and/or broaden and further diversify our business mix. We also focus on identifying:

•	A corporate culture that matches our sales-oriented culture;

•	A profitable, growing business whose ability to compete would be enhanced by gaining access to our greater resources; and

•	Clearly defined financial criteria.

See Note 3 to the Second Quarter 2013 Financials for a summary of our 2013 acquisitions, the amount and form of the consideration paid and the dates of acquisitions, and Note 3 to our 2012 Financials for a summary of our 2012 acquisitions, the amount and form of the consideration paid and the dates of acquisition.

Employees

As of June 30, 2013, we had approximately 14,276 employees. We continuously review benefits and other matters of interest to our employees and consider our relations with our employees to be satisfactory.

PROPERTIES

The executive offices of our corporate segment and certain subsidiary and branch facilities of our brokerage and risk management segments are located at Two Pierce Place, Itasca, Illinois, where we lease approximately 306,000 square feet of space, or approximately 60% of the building. The lease commitment on this property expires on February 28, 2018.

Elsewhere, we generally operate in leased premises related to the facilities of our brokerage and risk management operations. We prefer to lease office space rather than own real estate. Certain of our office space leases have options permitting renewals for additional periods. In addition to minimum fixed rentals, a number of our leases contain annual escalation clauses generally related to increases in an inflation index. See Note 12 to the Second Quarter 2013 Financials for information with respect to our lease commitments as of June  30, 2013.

LEGAL PROCEEDINGS

As of June 30, 2013, we are not a party to any material pending legal proceedings, other than ordinary routine litigation incidental to our business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

The following discussion and analysis should be read in conjunction with our unaudited interim financial statements for the three-month and six-month periods ended June 30, 2013 and 2012, which we refer to as the Second Quarter 2013 Financials, and our audited financial statements for each of the three years in the period ended December 31, 2012, which we refer to as the 2012 Financials, both of which are included in this prospectus. In addition, please see “Information Regarding Non-GAAP Measures and Other” below for a reconciliation of the non-GAAP measures for adjusted total revenues, organic commission, fee and supplemental commission revenues and adjusted EBITDAC to the comparable GAAP measures, as well as other important information regarding these measures.

We are engaged in providing insurance brokerage and third-party property/casualty claims settlement and administration services to entities in the U.S. and abroad. Throughout 2012 and into 2013, we have expanded and expect to continue to expand our international operations through both acquisitions and organic growth. We generate approximately 79% of our revenues domestically, with the remaining 21% derived internationally, primarily in Australia, Bermuda, Canada, the Caribbean, New Zealand and the U.K. (based on second quarter 2013 reported revenues). We expect that our international revenue will continue to grow as a percentage of our total revenues in 2013 compared to 2012. We have three reportable segments: brokerage, risk management and corporate, which contributed approximately 69%, 21% and 10%, respectively, to revenues during the six-month period ended June 30, 2013. Our major sources of operating revenues are commissions, fees and supplemental and contingent commissions from brokerage operations and fees from risk management operations. Investment income is generated from our investment portfolio, which includes invested cash and fiduciary funds, as well as clean energy and other investments.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains certain statements relating to future results which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Please see “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 2 of this prospectus, for certain cautionary information regarding forward-looking statements and a list of factors that could cause our actual results to differ materially from those predicted in the forward-looking statements.

Information Regarding Non-GAAP Measures and Other

In the discussion and analysis of our results of operations, that follows, in addition to reporting financial results in accordance with GAAP, we provide information regarding EBITDAC, EBITDAC margin, adjusted EBITDAC, adjusted EBITDAC margin, diluted net earnings per share (as adjusted) for the brokerage and risk management segments, adjusted revenues, adjusted compensation and operating expenses, adjusted compensation expense ratio, adjusted operating expense ratio and organic revenue measures for each operating segment. These measures are not in accordance with, or an alternative to, the GAAP information provided in this prospectus. We believe that these presentations provide useful information to management, analysts and investors regarding financial and business trends relating to our results of operations and financial condition. Our industry peers provide similar supplemental non-GAAP information related to organic revenues and EBITDAC, although they may not use the same or comparable terminology and may not make identical adjustments. The non-GAAP information we provide should be used in addition to, but not as a substitute for, the GAAP information provided. Certain reclassifications have been made to the prior-year amounts reported in this prospectus in order to conform them to the current-year presentation.

Adjusted presentation - We believe that the adjusted presentations of the 2013 and 2012 information presented on the following pages, provides stockholders and other interested persons with useful information regarding certain of our financial metrics that will assist such persons in analyzing our operating results as they develop a future earnings outlook for us. The after-tax amounts related to the adjustments were computed using the normalized effective tax rate for each respective period.

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Adjusted revenues and expenses - We define these measures as revenues, compensation expense and operating expense, respectively, each adjusted to exclude net gains realized from sales of books of business, Heath Lambert integration costs, New Zealand earthquake claims administration, South Australia ramp up fees/costs, workforce related charges, lease termination related charges, acquisition related adjustments and the impact of foreign currency translation and effective income tax rate impact, as applicable. Integration costs include costs related to transactions not expected to occur on an ongoing basis in the future once we fully assimilate the applicable acquisition. These costs are typically associated with redundant workforce, extra lease space, duplicate services and external costs incurred to assimilate the acquisition on to our IT related systems.

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Adjusted ratios - Adjusted compensation expense ratio and operating expense ratio are defined as adjusted compensation expense and adjusted operating expense, respectively, each divided by adjusted revenues.

Earnings Measures - We believe that the presentation of EBITDAC, EBITDAC margin, adjusted EBITDAC, adjusted EBITDAC margin, adjusted EBITDAC margin excluding Heath Lambert and diluted net earnings per share (as adjusted) for the brokerage and risk management segments, each as defined below, provides a meaningful representation of our operating performance. We consider EBITDAC and EBITDAC margin as a way to measure financial performance on an ongoing basis. Adjusted EBITDAC, adjusted EBITDAC margin, adjusted EBITDAC margin excluding Heath Lambert and diluted net earnings per share (as adjusted) for the brokerage and risk management segments are presented to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability.

•	EBITDAC - We define this measure as net earnings before interest, income taxes, depreciation, amortization and the change in estimated acquisition earnout payables.

•	EBITDAC margin - We define this measure as EBITDAC divided by total revenues.

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Adjusted EBITDAC - We define this measure as EBITDAC adjusted to exclude net gains realized from sales of books of business, Heath Lambert integration costs, earnout related compensation charges, workforce related charges, lease termination related charges, New Zealand earthquake claims administration, South Australia ramp up fees/costs, acquisition related adjustments, and the period-over-period impact of foreign currency translation, as applicable.

•	Adjusted EBITDAC margin - We define this measure as adjusted EBITDAC divided by total adjusted revenues, (defined above).

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Adjusted EBITDAC margin excluding Heath Lambert - We define this measure as adjusted EBITDAC further adjusted to exclude the EBITDAC associated with the acquired Heath Lambert operations divided by total adjusted revenues (defined above).

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EBITAC - We define this measure as earnings from continuing operations for our brokerage and risk management segments before interest, taxes, amortization and change in estimated acquisition earnout payables. EBITAC is a non-GAAP measure of earnings used by the Compensation Committee solely in the context of determining incentive compensation awards. The Compensation Committee believes this measure provides a meaningful representation of our operating performance and improves the comparability of Gallagher’s results between periods by eliminating the impact of certain items that have a high degree of variability. The most directly comparable GAAP measure is earnings from continuing operations, which was $195.0 million, $144.1 million and $163.3 million on a consolidated basis in 2012, 2011 and 2010, respectively.

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Diluted net earnings per share (as adjusted) - We define this measure as net earnings adjusted to exclude the after-tax impact of net gains realized from sales of books of business, Heath Lambert integration costs, New Zealand earthquake claims administration, South Australia ramp up fees/costs, the impact of foreign currency translation, workforce related charges, lease termination related charges, acquisition related adjustments, adjustments to the change in estimated acquisition earnout payables and effective income tax rate impact, divided by diluted weighted average shares outstanding. The effective income tax rate impact represents the difference in income tax expense for tax amounts derived using the actual effective tax rate compared to tax amounts derived using a normalized effective tax rate.

Organic Revenues - Organic revenues, which we also refer to as organic change, in base commission and fee revenues excludes the first twelve months of net commission and fee revenues generated from acquisitions accounted for as purchases and the net commission and fee revenues related to operations disposed of in each year presented. These commissions and fees are excluded from organic revenues in order to help interested persons analyze the revenue growth associated with the operations that were a part of our business in both the current and prior year. In addition, change in organic revenues excludes the impact of supplemental and contingent commission revenues and the period-over-period impact of foreign currency translation and disposed of operations. The amounts excluded with respect to foreign currency translation are calculated by applying current year foreign exchange rates to the same prior year periods. For the risk management segment, organic change in fee revenues excludes the first twelve months of fee revenues generated from acquisitions accounts for as purchases and the fee revenues related to operations disposed of in each year presented. In addition, organic change in fees excludes South Australia ramp up fees, New Zealand earthquake claims administration and the period-over-period impact of foreign currency translation to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability or are due to the limited-time nature of these revenue sources.

These revenue items are excluded from organic revenues in order to determine a comparable measurement of revenue growth that is associated with the revenue sources that are expected to continue in 2013 and beyond. We have historically viewed organic revenue growth as an important indicator when assessing and evaluating the performance of our brokerage and risk management segments. We also believe that using this measure allows readers of our financial statements to measure, analyze and compare the growth from our brokerage and risk management segments in a meaningful and consistent manner.

Reconciliation of Non-GAAP Information Presented to GAAP Measures - This prospectus includes tabular reconciliations to the most comparable GAAP measures for adjusted revenues, adjusted compensation expense and adjusted operating expense, EBITDAC, EBITDAC margin, adjusted EBITDAC, adjusted EBITDAC margin, adjusted EBITDAC margin excluding Heath Lambert, diluted net earnings per share (as adjusted) and organic revenue measures.

Other Information

Allocations of investment income and certain expenses are based on reasonable assumptions and estimates primarily using revenue, headcount and other information. We allocate the provision for income taxes to the brokerage and risk management segments as if those segments were computing income tax provisions on a separate company basis. As a result, the provision for income taxes for the corporate segment reflects the entire benefit to us of the IRC Section 45 credits generated, because that is the segment which produced the credits. The law that provides for IRC Section 45 credits substantially expires in December 2019 for our fourteen 2009 Era Plants and in December 2021 for our fifteen 2011 Era Plants. We anticipate reporting an effective tax rate of approximately 37.0% to 39.0% in both our brokerage and risk management segments for the foreseeable future. Reported operating results by segment would change if different allocation methods were applied.

In the discussion that follows regarding our results of operations, we also provide the following ratios with respect to our operating results: pretax profit margin, compensation expense ratio and operating expense ratio. Pretax profit margin represents pretax earnings from continuing operations divided by total revenues. The compensation expense ratio is compensation expense divided by total revenues. The operating expense ratio is operating expense divided by total revenues.

Overview and Financial Highlights

Six-Months Ended June 30, 2013

We have generated positive organic growth in the last ten quarterly periods in both the brokerage and risk management segments. Based on our experience with customers, we believe we are seeing further evidence of market firming and our customers are being cautiously optimistic about their business prospects. The first quarter 2013 Council of Insurance Agents and Brokers (which we refer to as CIAB) survey indicated that rates were up, on average 5.2% across all sized accounts. The second quarter 2013 CIAB survey indicated that rates were up, on average 4.3% across all sized accounts. Rates are continuing to rise as insurance carriers tighten their underwriting standards and press for higher pricing and deductibles on renewals in critical areas such as property and workers compensation. In addition insurance carriers are still trying to reduce their exposure to property risks with CAT exposure on the eastern coast of the U.S due to the on-going “Superstorm Sandy” impact. The survey also indicated that carriers have pulled back terms and conditions and lowered limits for exposures, such as storm surge, flood and off-site power, among others. However, the market hardening appears to have moderated in the second quarter. The CIAB represents the leading domestic and international insurance brokers, who write approximately 80% of the commercial property/casualty premiums in the United States.

Our operating results improved in second quarter 2013 compared to the same period in 2012 in both our brokerage and risk management segments:

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In our brokerage segment, total revenues and adjusted total revenues were both up 16%, base organic commission and fee revenues were up 5.9%, net earnings were up 20%, adjusted EBITDAC was up 20% and adjusted EBITDAC margins were up 90 basis points. In addition, we completed five acquisitions with annualized revenues totaling $35.9 million in second quarter 2013.

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In our risk management segment, total revenues and adjusted total revenues were up 9% and 10%, respectively, organic fees were up 10.4%, net earnings were up 16%, adjusted EBITDAC was up 14% and adjusted EBITDAC margins improved by 50 basis points.

•

In our combined brokerage and risk management segments, total revenues and adjusted total revenues were both up 15%, organic commissions and fee revenues were up 7.0%, net earnings were up 19%, adjusted EBITDAC was up 19% and improved adjusted EBITDAC margins by 92 basis points.

In our corporate segment, second quarter 2013 earnings from our clean energy investments were nearly double those from the same quarter in 2012. These investments contributed $24.1 million to net earnings in the second quarter of 2013. We anticipate our clean energy investments to generate between $67.0 million and $71.0 million for all of 2013. These additional earnings will be used to continue our mergers and acquisition strategy in our core brokerage and risk management operations.

The following provides non-GAAP information that management believes is helpful when comparing revenues, EBITDAC and diluted net earnings (loss) per share for the three-month and six-month periods ended June 30, 2013 with the same periods in 2012:

For the Three-Month Periods Ended June 30,							Diluted Net Earnings
	Revenues			EBITDAC			(Loss) Per Share
Segment	2013	2012	Chg	2013	2012	Chg	2013	2012	Chg
	(in millions)			(in millions)
Brokerage, as adjusted	$548.0	$470.9	16%	$149.1	$123.9	20%	$0.52	$0.46	13%
Net gains on book sales	2.9	—		2.9	—		0.01	—
Heath Lambert integration costs	—	—		(5.0)	(4.1)		(0.02)	(0.02)
Workforce & lease termination	—	—		(0.3)	(0.8)		—	(0.01)
Acquisition related adjustments	—	—		—	—		0.02	0.02
Levelized foreign currency translation	—	2.6		—	(0.4)		—	—
Effective income tax rate impact	—	—		—	—		—	0.02

Brokerage, as reported	550.9	473.5		146.7	118.6		0.53	0.47

Risk Management, as adjusted	156.2	141.5	10%	25.5	22.3	14%	0.10	0.09	11%
New Zealand earthquake claims administration	—	1.9		—	—		—	—

Risk Management, as reported	156.2	143.4		25.5	22.3		0.10	0.09

Total Brokerage & Risk Management, as reported	707.1	616.9		172.2	140.9		0.63	0.56
Corporate, as reported	72.4	33.0		(22.6)	(7.8)		0.10	0.03

Total Company, as reported	$779.5	$649.9		$149.6	$133.1		$0.73	$0.59

Total Brokerage & Risk Management, as adjusted	$704.2	$612.4	15%	$174.6	$146.2	19%	$0.62	$0.55	13%

For the Six-Month Periods Ended June 30,							Diluted Net Earnings
	Revenues			EBITDAC			(Loss) Per Share
Segment	2013	2012	Chg	2013	2012	Chg	2013	2012	Chg
	(in millions)			(in millions)
Brokerage, as adjusted	$1,002.0	$853.9	17%	$232.0	$188.8	23%	$0.74	$0.64	16%
Net gains on book sales	3.3	0.7		3.3	0.7		0.02	—
Heath Lambert integration costs	—	—		(8.0)	(8.1)		(0.04)	(0.04)
Workforce & lease termination	—	—		(0.3)	(3.6)		—	(0.02)
Acquisition related adjustments	—	—		—	—		0.01	0.02
Levelized foreign currency translation	—	4.2		—	(1.0)		—	—
Effective income tax rate impact	—	—		—	—		—	0.02

Brokerage, as reported	1,005.3	858.8		227.0	176.8		0.73	0.62

Risk Management, as adjusted	308.3	279.0	11%	50.7	44.7	13%	0.20	0.18	11%
New Zealand earthquake claims administration	0.1	5.7		—	1.2		—	0.01
South Australia ramp up	1.4	—		1.3	—		—	—

Risk Management, as reported	309.8	284.7		52.0	45.9		0.20	0.19

Total Brokerage & Risk Management, as reported	1,315.1	1,143.5		279.0	222.7		0.93	0.81
Corporate, as reported	138.5	53.2		(31.1)	(13.2)		0.11	0.02

Total Company, as reported	$1,453.6	$1,196.7		$247.9	$209.5		$1.04	$0.83

Total Brokerage & Risk Management, as adjusted	$1,310.3	$1,132.9	16%	$282.7	$233.5	21%	$0.94	$0.82	15%

Fiscal Year Ended December 31, 2012

Even though we generated positive organic growth in the year ended December 31, 2012 in both our brokerage and risk management segments, the uncertain economic environment continued to provide headwinds for our business in 2012. In first quarter 2012, surveys by the CIAB indicated that commercial property/casualty rates were up, on average 4.4% across all sized accounts. The second quarter report indicated that rates were up, on average 4.3% across all sized accounts. The third quarter report indicated that rates were up, on average 3.9% across all sized accounts. The fourth quarter report indicated that rates were up, on average 5.0% across all sized accounts. The CIAB survey did not reveal any significant new emerging trends, but did note that rates appear to be continuing the trend upward. Although competition is still stiff in the marketplace, the fourth quarter survey indicated that property/casualty insurance carriers appear to be tightening their underwriting standards, particularly on accounts with poor loss experience. The survey also indicated that there is some upward rate pressure on workers’ compensation and property lines of business. However, the demand for insurance continues to be restrained due to the sluggish economy, which could offset the impact of the favorable pricing trend noted in the fourth quarter survey. The CIAB represents the leading domestic and international insurance brokers, who write approximately 80% of the commercial property/casualty premiums in the United States.

Our operating results improved in 2012 compared to 2011 in both our brokerage and risk management segments:

•

In our brokerage segment, total revenues and adjusted total revenues were up 17% and 18%, respectively, base organic commission and fee revenues were up 4.4%, earnings from continuing operations were up 11%, adjusted EBITDAC was up 22% and adjusted EBITDAC margins were up 70 basis points. In addition, we completed 58 acquisitions totaling $231.3 million of annualized revenues in 2012.

•

In our risk management segment, total revenues and adjusted total revenues were up 4% and 7%, respectively, base organic fee revenues were up 3.7%, earnings from continuing operations were up 28% and adjusted EBITDAC was up 11%. We improved adjusted EBITDAC margins by 60 basis points and hit our targeted adjusted EBITDAC margin of 16% while making our planned client-centric investments.

•

In our combined brokerage and risk management segments, total revenues and adjusted total revenues were up 14% and 15%, respectively, base organic commission and fee revenues were up 4.2%, earnings from continuing operations were up 14%, adjusted EBITDAC was up 20% and improved adjusted EBITDAC margins by 90 basis points.

•

During the fourth quarter 2012, we took actions to contract our global workforce by approximately 3%, or 400 middle-office and back-office positions. These actions reflect our investments in productivity initiatives and improved technology utilization. Pretax charges totaled approximately $12.3 million and we expect related future annual workforce savings of approximately $35.0 million. Anticipated to mostly offset these future savings will be increased medical costs, reduced discount rate on our frozen pension plan, salary increases, increased performance-based compensation and increased long-term incentive compensation.

In our corporate segment, we made tremendous progress in rolling-out our clean energy investments during 2012 and we now have most of our plants in various stages of ramping up production. Our clean energy investments contributed $32.7 million to net earnings in 2012 and could be more than double that in 2013. These additional earnings will be used to continue our mergers and acquisition strategy in our core brokerage and risk management operations.

The following provides non-GAAP information that management believes is helpful when comparing 2012 revenues, EBITDAC and diluted net earnings (loss) per share with the same periods in 2011.

Year Ended December 31,							Diluted Net Earnings
	Revenues			EBITDAC			(Loss) Per Share
Segment	2012	2011	Chg	2012	2011	Chg	2012	2011
	(in millions)			(in millions)
Brokerage, as adjusted	$1,823.7	$1,549.3	18%	$414.7	$340.5	22%	$1.43	$1.28
Gains on book sales	3.9	5.5		3.9	5.5		0.02	0.03
Heath Lambert integration costs	—	—		(19.3)	(16.0)		(0.10)	(0.08)
Workforce and lease termination	—	—		(14.4)	(2.6)		(0.07)	(0.01)
Acquisition related adjustments	—	—		—	(7.0)		—	0.03
Levelized foreign currency translation	—	1.7		(1.6)	0.4		(0.01)	—

Brokerage, as reported	1,827.6	1,556.5		383.3	320.8		1.27	1.25

Risk Management, as adjusted	563.1	527.0	7%	90.3	81.4	11%	0.36	0.35
New Zealand earthquake claims administration	8.6	21.8		1.5	6.1		0.01	0.03
GAB Robins integration costs	—	—		—	(13.0)		—	(0.06)
South Australia ramp up costs	—	—		(2.1)	—		(0.01)	—
Workforce and lease termination	—	—		(2.7)	(5.6)		(0.01)	(0.03)

Risk Management, as reported	571.7	548.8		87.0	68.9		0.35	0.29

Total Brokerage and Risk Management, as reported	2,399.3	2,105.3		470.3	389.7		1.62	1.54
Corporate, as reported	121.0	29.4		(38.2)	(32.1)		(0.03)	(0.26)

Total Company, as reported	$2,520.3	$2,134.7		$432.1	$357.6		$1.59	$1.28

Total Brokerage and Risk Management, as adjusted	$2,386.8	$2,076.3	15%	$505.0	$421.9	20%	$1.79	$1.62

We achieved these results by, among other things, demonstrating expense discipline and headcount control, continuing to pursue our acquisition strategy and generating organic growth in our core businesses. In 2012, we continued to expand our international operations through both acquisitions and organic growth. By the end of 2012, 20% of our revenues were generated internationally, compared with 19% in 2011. We expect this international revenue trend to continue in 2013.

Insurance Market Overview

Fluctuations in premiums charged by property/casualty insurance carriers have a direct and potentially material impact on the insurance brokerage industry. Commission revenues are generally based on a percentage of the premiums paid by insureds and normally follow premium levels. Insurance premiums are cyclical in nature and may vary widely based on market conditions. Various factors, including competition for market share among insurance carriers, increased underwriting capacity and improved economies of scale following consolidations, can result in flat or reduced property/casualty premium rates (a “soft” market). A soft market tends to put downward pressure on commission revenues. Various countervailing factors, such as greater than anticipated loss experience and capital shortages, can result in increasing property/casualty premium rates (a “hard” market). A hard market tends to favorably impact commission revenues. Hard and soft markets may be broad-based or more narrowly focused across individual product lines or geographic areas.

As markets harden, certain insureds, who are the buyers of insurance (our brokerage clients), have historically resisted paying increased premiums and the higher commissions these premiums generate. Such resistance often causes some buyers to raise their deductibles and/or reduce the overall amount of insurance coverage they purchase. As the market softens, or costs decrease, these trends have historically reversed. During a hard market, buyers may switch to negotiated fee in lieu of commission arrangements to compensate us for placing their risks, or may consider the alternative insurance market, which includes self-insurance, captives, rent-a-captives, risk retention groups and capital market solutions to transfer risk. According to industry estimates, these mechanisms now account for 50% of the total U.S. commercial property/casualty market. Our brokerage units are very active in these markets as well. While increased use by insureds of these alternative markets historically has reduced commission revenue to us, such trends generally have been accompanied by new sales and renewal increases in the areas of risk management, claims management, captive insurance and self-insurance services and related growth in fee revenue.

Inflation tends to increase the levels of insured values and risk exposures, resulting in higher overall premiums and higher commissions. However, the impact of hard and soft market fluctuations has historically had a greater impact on changes in premium rates, and therefore on our revenues, than inflationary pressures.

Recent Events

In 2012, the insurance market began showing signs of “firming” (as opposed to traditional “hardening”) across many lines and geographic areas. In this environment, rates increased at a moderate pace, clients could still obtain coverage, businesses continued to stay in standard-line markets and there was adequate capacity in the insurance market. It is not clear whether this firming is sustainable given the uncertainty of the current economic environment. Despite the official end of the recession and recent signs of an economic recovery, the deterioration in the economy that began in the fall of 2008 continued to adversely impact us in 2012, and could continue to do so in future years as a result of potential reductions in the overall amount of insurance coverage that our clients may purchase due to reductions in, among other things, their headcount, payroll, properties and the market value of their assets. Such reductions could also adversely impact our commission revenues in future years if the property/casualty insurance carriers perform exposure audits that lead to subsequent downward premium adjustments. We record the income effects of subsequent premium adjustments when the adjustments become known and, as a result, any improvement in our results of operations and financial condition may lag an improvement in the economy.

In June 2012, the U.S. Supreme Court upheld the constitutionality of portions of the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act (which we refer to together as the 2010 Health Care Reform Legislation). The 2010 Health Care Reform Legislation, among other things, increases the level of regulatory complexity for companies that offer health and welfare benefits to their employees. Many clients of our brokerage segment purchase health and welfare products for their employees and, therefore, are impacted by the 2010 Health Care Reform Legislation. As a result, the potential exists for our employee benefits consultants to win new clients and generate additional revenue from existing clients by assisting them in navigating the increasingly complex regulations surrounding their benefits plans. In 2012, our employee benefits consulting operation generated approximately one quarter of the brokerage segment’s revenues. Although we believe that the 2010 Health Care Reform Legislation could be beneficial to our brokerage segment’s fee revenues, given the legislation’s broad scope and the uncertainties that exist regarding the interpretation and implementation of many of the legislation’s complex provisions, the potential impact of the legislation on us in the long run, beneficial or otherwise, is currently uncertain.

Clean energy investments - In 2009 and 2011, we built a total of 29 commercial clean coal production plants to produce refined coal using Chem-Mod LLC’s (see below) proprietary technologies. We believe these operations produce refined coal that qualifies for tax credits under IRC Section 45. The law that provides for IRC Section 45 tax credits expires in December 2019 for the fourteen plants we built and placed in service in 2009 (2009 Era Plants) and in December 2021 for the fifteen plants we built and placed in service in 2011 (2011 Era Plants).

Nineteen plants are under long-term production contracts with several utilities. The remaining ten plants are in various stages of engineering, negotiating, finalizing and signing long-term production contracts. Several of the remaining ten plants could be in production starting in mid-2013 with the balance expected to be in production in 2014. Our current estimate of the 2013 annual after-tax earnings that could be generated from production at the plants that operate in 2013 is $75.0 million to $91.0 million. If we continue to have success in entering additional long-term production contracts, we could generate more after-tax earnings in 2014 and beyond.

We also own a 46.54% controlling interest in Chem-Mod LLC, which has been marketing The Chem-Mod™ Solution proprietary technologies principally to refined fuel plants that sell refined fuel to coal-fired power plants owned by utility companies, including those plants in which we hold interests. Based on current production estimates provided by licensees, Chem-Mod could generate for us approximately $3.6 million of net after-tax earnings per quarter.

All estimates set forth above regarding the future results of our clean energy investments are subject to significant risks, including those set forth in the risk factors regarding our IRC Section 45 investments in the “Risk Factors” section of this prospectus.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (which we refer to as GAAP), which require management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. We believe the following significant accounting policies may involve a higher degree of judgment and complexity. See Note 1 to the 2012 Financials for other significant accounting policies.

Revenue Recognition - We recognize commission revenues at the later of the billing or the effective date of the related insurance policies, net of an allowance for estimated policy cancellations. We recognize commission revenues related to installment premiums as the installments are billed. We recognize supplemental commission revenues using internal data and information received from insurance carriers that allows us to reasonably estimate the supplemental commissions earned in the period. A supplemental commission is a commission paid by an insurance carrier that is above the base commission paid, is determined by the insurance carrier based on historical performance criteria and is established annually in advance of the contractual period. We recognize contingent commissions and commissions on premiums directly billed by insurance carriers as revenue when we have obtained the data necessary to reasonably determine such amounts. Typically, we cannot reasonably determine these types of commission revenues until we have received the cash or the related policy detail or other carrier specific information from the insurance carrier. A contingent commission is a commission paid by an insurance carrier based on the overall profit and/or volume of the business placed with that insurance carrier during a particular calendar year and is determined after the contractual period. Commissions on premiums billed directly by insurance carriers to the insureds generally relate to a large number of property/casualty insurance policy transactions, each with small premiums, and comprise a substantial portion of the revenues generated by our employee benefit brokerage operations. Under these direct bill arrangements, the insurance carrier controls the entire billing and policy issuance process. We record the income effects of subsequent premium adjustments when the adjustments become known. Fee revenues generated from the brokerage segment primarily relate to fees negotiated in lieu of commissions that we recognize in the same manner as commission revenues. Fee revenues generated from the risk management segment relate to third party claims administration, loss control and other risk management consulting services, that we provide over a period of time, typically one year. We recognize these fee revenues ratably as the services are rendered and record the income effects of subsequent fee adjustments when the adjustments become known.

Premiums and fees receivable in our consolidated balance sheet are net of allowances for estimated policy cancellations and doubtful accounts. We establish the allowance for estimated policy cancellations through a charge to revenues and the allowance for doubtful accounts through a charge to other operating expenses. Both of these allowances are based on estimates and assumptions using historical data to project future experience. Such estimates and assumptions could change in the future as more information becomes known which could impact the amounts reported and disclosed herein. We periodically review the adequacy of these allowances and make adjustments as necessary.

Income Taxes - Our tax rate reflects the statutory tax rates applicable to our taxable earnings and tax planning in the various jurisdictions in which we operate. Significant judgment is required in determining the annual effective tax rate and in evaluating uncertain tax positions. We report a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in our tax return. We evaluate our tax positions using a two-step process. The first step involves recognition. We determine whether it is more likely than not that a tax position will be sustained upon tax examination based solely on the technical merits of the position. The technical merits of a tax position are derived from both statutory and judicial authority (legislation and statutes, legislative intent, regulations, rulings and case law) and their applicability to the facts and circumstances of the position. If a tax position does not meet the “more likely than not” recognition threshold, we do not recognize the benefit of that position in the financial statements. The second step is measurement. A tax position that meets the “more likely than not” recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that has a likelihood of greater than 50% of being realized upon ultimate resolution with a taxing authority.

Uncertain tax positions are measured based upon the facts and circumstances that exist at each reporting period and involve significant management judgment. Subsequent changes in judgment based upon new information may lead to changes in recognition, derecognition and measurement. Adjustments may result, for example, upon resolution of an issue with the taxing authorities, or expiration of a statute of limitations barring an assessment for an issue. We recognize interest and penalties, if any, related to unrecognized tax benefits in our provision for income taxes. See Note 14 to the 2012 Financials for a discussion regarding the possibility that our gross unrecognized tax benefits balance may change within the next twelve months.

Tax law requires certain items to be included in our tax returns at different times than such items are reflected in the financial statements. As a result, the annual tax expense reflected in our consolidated statements of earnings is different than that reported in the tax returns. Some of these differences are permanent, such as expenses that are not deductible in the returns, and some differences are temporary and reverse over time, such as depreciation expense and amortization expense deductible for income tax purposes. Temporary differences create deferred tax assets and liabilities. Deferred tax liabilities generally represent tax expense recognized in the financial statements for which a tax payment has been deferred, or expense which has been deducted in the tax return but has not yet been recognized in the financial statements. Deferred tax assets generally represent items that can be used as a tax deduction or credit in tax returns in future years for which a benefit has already been recorded in the financial statements.

We establish or adjust valuation allowances for deferred tax assets when we estimate that it is more likely than not that future taxable income will be insufficient to fully use a deduction or credit in a specific jurisdiction. In assessing the need for the recognition of a valuation allowance for deferred tax assets, we consider whether it is more likely than not that some portion, or all, of the deferred tax assets will not be realized and adjust the valuation allowance accordingly. We evaluate all significant available positive and negative evidence as part of our analysis. Negative evidence includes the existence of losses in recent years. Positive evidence includes the forecast of future taxable income by jurisdiction, tax-planning strategies that would result in the realization of deferred tax assets and the presence of taxable income in prior carryback years. The underlying assumptions we use in forecasting future taxable income require significant judgment and take into account our recent performance. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the periods in which temporary differences are deductible or creditable.

Intangible Assets/Earnout Obligations - Intangible assets represent the excess of cost over the estimated fair value of net tangible assets of acquired businesses. Our primary intangible assets are classified as either goodwill, expiration lists, non-compete agreements or trade names. Expiration lists, non-compete agreements and trade names are amortized using the straight-line method over their estimated useful lives (three to fifteen years for expiration lists, three to five years for non-compete agreements and ten to fifteen years for trade names), while goodwill is not subject to amortization. The establishment of goodwill, expiration lists, non-compete agreements and trade names and the determination of estimated useful lives are primarily based on valuations we receive from qualified independent appraisers. The calculations of these amounts are based on estimates and assumptions using historical and pro forma data and recognized valuation methods. Different estimates or assumptions could produce different results. We carry intangible assets at cost, less accumulated amortization in our consolidated balance sheet.

We review all of our intangible assets for impairment at least annually and whenever events or changes in business circumstances indicate that the carrying value of the assets may not be recoverable. We perform these impairment reviews at the reporting unit level with respect to goodwill and at the business unit level for amortizable intangible assets. In reviewing intangible assets, if the fair value were less than the carrying amount of the respective (or underlying) asset, an indicator of impairment would exist and further analysis would be required to determine whether or not a loss would need to be charged against current period earnings. Based on the results of impairment reviews in 2012, 2011 and 2010, we wrote off $3.5 million, $4.6 million and $2.3 million, respectively, of amortizable intangible assets related to prior year acquisitions of our brokerage segment. The determinations of impairment indicators and fair value are based on estimates and assumptions related to the amount and timing of future cash flows and future interest rates. Different estimates or assumptions could produce different results.

Effective January 1, 2009, we adopted, on a prospective basis, revised guidance to account for our acquisitions, including the estimation and recognition of the fair value of liabilities related to potential earnout obligations as of the acquisition dates for all of our acquisitions from 2009 and into the future, whose purchase agreements contain such provisions. Subsequent changes in these estimated earnout obligations are recorded in our consolidated statement of earnings when incurred. Potential earnout obligations are typically based upon the estimated future operating results of the acquired businesses. For acquisitions made prior to January 1, 2009, we did not include such obligations in the purchase price recorded for each applicable acquisition at the acquisition date because such obligations are not fixed and determinable. We generally record future payments made under these 2008 and prior arrangements, if any, as additional goodwill when the earnouts are settled, which will have no impact on the amounts reported in our consolidated statement of earnings. See Note 3 to the Second Quarter 2013 Financials for additional discussion on our 2013 business combinations, and Note 3 to the 2012 Financials for additional discussion on our 2012 business combinations.

Business Combinations and Dispositions

See Note 3 to the Second Quarter 2013 Financials for additional discussion on our 2013 business combinations, and Note 3 to the 2012 Financials for additional discussion on our 2012 business combinations. We did not have any material dispositions in 2013, 2012, 2011 or 2010. Historically, we have used acquisitions to grow our brokerage segment’s commission and fee revenues. Acquisitions allow us to expand into desirable geographic locations and further extend our presence in the retail and wholesale insurance brokerage services industries. We expect that our brokerage segment’s commission and fee revenues will continue to grow from acquisitions. We intend to continue to consider from time to time, additional acquisitions for our brokerage and risk management segments on terms that we deem advantageous. At any particular time, we are generally engaged in discussions with multiple acquisition candidates. However, we can make no assurances that any additional acquisitions will be consummated, or, if consummated, that they will be advantageous to us.

Results of Operations

Financial Results - Three-Months and Six Months Ended June 30, 2013 Compared to the Three-Months and Six Months Ended June 30, 2012

Brokerage Segment

The brokerage segment accounted for 69% of our revenues during the six-month period ended June 30, 2013. Our brokerage segment is primarily comprised of retail and wholesale brokerage operations. Our retail brokerage operations negotiate and place property/casualty, employer-provided health and welfare insurance and retirement solutions, principally for middle-market commercial, industrial, public entity, religious and not-for-profit entities. Many of our retail brokerage customers choose to place their insurance with insurance underwriters, while others choose to use alternative vehicles such as self-insurance pools, risk retention groups or captive insurance companies. Our wholesale brokerage operations assist our brokers and other unaffiliated brokers and agents in the placement of specialized, unique and hard-to-place insurance programs.

Our primary sources of compensation for our retail brokerage services are commissions paid by insurance companies, which are usually based upon a percentage of the premium paid by insureds, and brokerage and advisory fees paid directly by our clients. For wholesale brokerage services, we generally receive a share of the commission paid to the retail broker from the insurer. Commission rates are dependent on a number of factors, including the type of insurance, the particular insurance company underwriting the policy and whether we act as a retail or wholesale broker. Advisory fees are dependent on the extent and value of services we provide. In addition, under certain circumstances, both retail brokerage and wholesale brokerage services receive supplemental and contingent commissions. A supplemental commission is a commission paid by an insurance carrier that is above the base commissions paid, is determined by the insurance carrier and is established annually in advance of the contractual period based on historical performance criteria. A contingent commission is a commission paid by an insurance carrier based on the overall profit and/or volume of the business placed with that insurance carrier during a particular calendar year and is determined after the contractual period.

Financial information relating to our brokerage segment results for the three-month and six-month periods ended June 30, 2013 as compared to the same periods in 2012, is as follows: (in millions, except per share, percentages and workforce data):

	Three-month period			Six-month period
	ended June 30,			ended June 30,
Statement of Earnings	2013	2012	Change	2013	2012	Change
Commissions	$400.9	$344.7	$56.2	$727.7	$616.7	$111.0
Fees	113.3	99.5	13.8	200.0	174.6	25.4
Supplemental commissions	18.3	16.6	1.7	35.6	33.7	1.9
Contingent commissions	14.5	10.3	4.2	37.0	29.3	7.7
Investment income	1.0	2.4	(1.4)	1.7	3.8	(2.1)
Gains realized on books of business sales	2.9	—	2.9	3.3	0.7	2.6

Total revenues	550.9	473.5	77.4	1,005.3	858.8	146.5

Compensation	314.0	274.9	39.1	601.7	532.0	69.7
Operating	90.2	80.0	10.2	176.6	150.0	26.6
Depreciation	7.5	6.1	1.4	13.8	11.8	2.0
Amortization	29.1	25.4	3.7	58.1	45.9	12.2
Change in estimated acquisition earnout payables	(2.5)	(5.2)	2.7	1.9	(2.7)	4.6

Total expenses	438.3	381.2	57.1	852.1	737.0	115.1

Earnings before income taxes	112.6	92.3	20.3	153.2	121.8	31.4
Provision for income taxes	44.1	35.3	8.8	60.1	47.1	13.0

Net earnings	$68.5	$57.0	$11.5	$93.1	$74.7	$18.4

Diluted net earnings per share	$0.53	$0.47	$0.06	$0.73	$0.62	$0.11

Other Information
Change in diluted net earnings per share	13%	21%		18%	12%
Growth in revenues	16%	17%		17%	19%
Organic change in commissions and fees	6%	5%		5%	4%
Compensation expense ratio	57%	58%		60%	62%
Operating expense ratio	16%	17%		18%	17%
Effective income tax rate	39%	38%		39%	39%
Workforce at end of period (includes acquisitions)				9,327	8,368
Identifiable assets at June 30				$4,325.2	$3,955.7
EBITDAC
Net earnings	$68.5	$57.0	$11.5	$93.1	$74.7	$18.4
Provision for income taxes	44.1	35.3	8.8	60.1	47.1	13.0
Depreciation	7.5	6.1	1.4	13.8	11.8	2.0
Amortization	29.1	25.4	3.7	58.1	45.9	12.2
Change in estimated acquisition earnout payables	(2.5)	(5.2)	2.7	1.9	(2.7)	4.6

EBITDAC	$146.7	$118.6	$28.1	$227.0	$176.8	$50.2

EBITDAC margin	27%	25%		23%	21%
EBITDAC growth	24%	25%		28%	22%

The following provides non-GAAP information that management believes is helpful when comparing EBITDAC and adjusted EBITDAC for the three-month and six-month periods ended June 30, 2013 to the same periods in 2012 (in millions):

	Three-month period		Six-month period
	ended June 30,		ended June 30,
	2013	2012	2013	2012
Total EBITDAC - see computation above	$146.7	$118.6	$227.0	$176.8
Net gains from books of business sales	(2.9)	—	(3.3)	(0.7)
Heath Lambert integration costs	5.0	4.1	8.0	8.1
Workforce and lease termination related charges	0.3	0.8	0.3	3.6
Levelized foreign currency translation	—	0.4	—	1.0

Adjusted EBITDAC	$149.1	$123.9	$232.0	$188.8

Adjusted EBITDAC change	20.3%	21.3%	22.9%	23.1%

Adjusted EBITDAC margin	27.2%	26.3%	23.2%	22.1%

Heath Lambert integration costs include costs related to our May 12, 2011 acquisition of HLG Holdings, Ltd. (which we refer to as Heath Lambert) that are not expected to occur on an ongoing basis in the future once we fully assimilate the acquisition. These costs relate to redundant workforce, extra lease space, duplicate services and external costs incurred to assimilate this acquisition on to our IT related systems. We expect that the full integration of the Heath Lambert operations into our existing operations will be completed in the third quarter of 2013.

Commissions and fees - The aggregate increase in commissions and fees for the three-month period ended June 30, 2013 compared to the same period in 2012, was principally due to revenues associated with acquisitions that were made in the twelve-month period ended June 30, 2013 ($46.4 million). Commissions and fees in the three-month period ended June 30, 2013 included new business production and renewal rate increases of $62.2 million, which was partially offset by lost business of $38.6 million. Commissions increased 16% and fees increased 14% in the three-month period ended June 30, 2013 compared to the same period in 2012. Organic growth in commissions and fee revenues for the three-month period ended June 30, 2013 was 6% compared to 5% for the same period in 2012, principally due to net new business production and premium rate increases.

The aggregate increase in commissions and fees for the six-month period ended June 30, 2013 compared to the same period in 2012, was principally due to revenues associated with acquisitions that were made in the twelve-month period ended June 30, 2013 ($97.9 million). Commissions and fees in the six-month period ended June 30, 2013 included new business production and renewal rate increases of $118.3 million, which was partially offset by lost business of $79.8 million. Commissions increased 18% and fees increased 15% in the six-month period ended June 30, 2013 compared to the same period in 2012. Organic growth in commissions and fee revenues for the six-month period ended June 30, 2013 was 5% compared to 4% for the same period in 2012, principally due to net new business production and premium rate increases.

Items excluded from organic revenue computations yet impacting revenue comparisons for the three-month and six-month periods ended June 30, 2013 and 2012 include the following (in millions):

	2013 Organic Revenue		2012 Organic Revenue
For the Three-Month Periods Ended June 30,	2013	2012	2012	2011
Base Commissions and Fees
Commission revenues as reported	$400.9	$344.7	$344.7	$296.0
Fee revenues as reported	113.3	99.5	99.5	81.8
Less commission and fee revenues from acquisitions	(46.4)	—	(52.7)	—
Less disposed of operations	—	(0.2)	—	(3.0)
Levelized foreign currency translation	—	(2.3)	—	(1.9)

Organic base commission and fee revenues	$467.8	$441.7	$391.5	$372.9

Organic change in base commission and fee revenues	5.9%		5.0%

Supplemental Commissions
Supplemental commissions as reported	$18.3	$16.6	$16.6	$14.0
Less supplemental commissions from acquisitions	(0.4)	—	(2.8)	—
Less disposed of operations	—	—	—	(0.1)

Organic supplemental commissions	$17.9	$16.6	$13.8	$13.9

Organic change in supplemental commissions	7.8%		(0.7%)

Contingent Commissions
Contingent commissions as reported	$14.5	$10.3	$10.3	$7.9
Less contingent commissions from acquisitions	(3.3)	—	(1.0)	—

Organic contingent commissions	$11.2	$10.3	$9.3	$7.9

Organic change in contingent commissions	8.7%		17.7%

	2013 Organic Revenue		2012 Organic Revenue
For the Six-Month Periods Ended June 30,	2013	2012	2012	2011
Base Commissions and Fees
Commission revenues as reported	$727.7	$616.7	$616.7	$521.7
Fee revenues as reported	200.0	174.6	174.6	140.9
Less commission and fee revenues from acquisitions	(97.9)	—	(108.7)	—
Less disposed of operations	—	(0.5)	—	(5.7)
Levelized foreign currency translation	—	(3.7)	—	(2.0)

Organic base commission and fee revenues	$829.8	$787.1	$682.6	$654.9

Organic change in base commission and fee revenues	5.4%		4.2%

Supplemental Commissions
Supplemental commissions as reported	$35.6	$33.7	$33.7	$27.5
Less supplemental commissions from acquisitions	(2.0)	—	(5.5)	—
Less disposed of operations	—	—	—	(0.4)

Organic supplemental commissions	$33.6	$33.7	$28.2	$27.1

Organic change in supplemental commissions	(0.3%)		4.1%

Contingent Commissions
Contingent commissions as reported	$37.0	$29.3	$29.3	$24.7
Less contingent commissions from acquisitions	(6.8)	—	(3.4)	—

Organic contingent commissions	$30.2	$29.3	$25.9	$24.7

Organic change in contingent commissions	3.1%		4.9%

Supplemental and contingent commissions - Reported supplemental and contingent commission revenues recognized in 2013, 2012 and 2011 by quarter are as follows (in millions):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	YTD

2013
Reported supplemental commissions	$17.3	$18.3			$35.6
Reported contingent commissions	22.5	14.5			37.0

Reported supplemental and contingent commissions	$39.8	$32.8			$72.6

2012
Reported supplemental commissions	$17.1	$16.6	$16.6	$17.6	$67.9
Reported contingent commissions	19.0	10.3	7.7	5.9	42.9

Reported supplemental and contingent commissions	$36.1	$26.9	$24.3	$23.5	$110.8

2011
Reported supplemental commissions	$13.5	$14.0	$14.5	$14.0	$56.0
Reported contingent commissions	16.8	7.9	9.9	3.5	38.1

Reported supplemental and contingent commissions	$30.3	$21.9	$24.4	$17.5	$94.1

Investment income and net gains realized on books of business sales - This primarily represents interest income earned on cash, cash equivalents and restricted funds and one-time gains related to sales of books of business, which were $2.9 million and $3.5 million, respectively, for the three-month periods ended June 30, 2013 and 2012 and $3.3 million and $4.2 million, respectively, for the six-month periods ended June 30, 2013 and 2012. Offsetting the one-time gains related to sales of books of business for the three-month and six-month periods ended June 30, 2012, was a non-cash loss of $3.5 million we recognized related to our acquisition of an additional 41.5% equity interest in CGM Gallagher Group Limited (which we refer to as CGM), which increased our ownership in CGM to 80%. The loss represents the decrease in fair value of our initial 38.5% equity interest in CGM based on the purchase price paid to acquire the additional 41.5% equity interest in CGM. Investment income in the three-month and six-month periods ended June 30, 2013 decreased slightly compared to the same period in 2012.

Compensation expense - The following provides non-GAAP information that management believes is helpful when comparing compensation expense for the three-month and six-month periods ended June 30, 2013 with the same periods in 2012 (in millions):

	Three-month period		Six-month period
	ended June 30,		ended June 30,
	2013	2012	2013	2012
Reported amounts	$314.0	$274.9	$601.7	$532.0
Heath Lambert integration costs	(2.2)	(2.0)	(3.5)	(4.8)
Workforce related charges	(0.3)	(0.8)	(0.3)	(3.6)
Levelized foreign currency translation	—	(1.9)	—	(3.5)

Adjusted amounts	$311.5	$270.2	$597.9	$520.1

Adjusted revenues - see page 29	$548.0	$470.9	$1,002.0	$853.9

Adjusted ratios	56.8%	57.4%	59.7%	60.9%

The increase in compensation expense for the three-month period ended June 30, 2013 compared to the same period in 2012 was primarily due to increased headcount, salary increases, one-time compensation payments and increases in incentive compensation linked to our overall operating results ($36.1 million in the aggregate), increases in employee benefits ($3.1 million), temporary staffing ($0.3 million) and stock compensation expense ($0.1 million), offset by a decrease in severance related costs ($0.5 million). The increase in employee headcount primarily relates to employees associated with the acquisitions completed in the twelve-month period ended June 30, 2013.

The increase in compensation expense for the six-month period ended June 30, 2013 compared to the same period in 2012 was primarily due to increased headcount, salary increases, one-time compensation payments and increases in incentive compensation linked to our overall operating results ($63.6 million in the aggregate), increases in employee benefits ($8.3 million), stock compensation expense ($0.6 million) and temporary staffing ($0.5 million), offset by a decrease in severance related costs ($3.3 million). The increase in employee headcount primarily relates to employees associated with the acquisitions completed in the twelve-month period ended June 30, 2013.

Operating expenses - The following provides non-GAAP information that management believes is helpful when comparing operating expense for the three-month and six-month periods ended June 30, 2013 with the same periods in 2012 (in millions):

	Three-month period		Six-month period
	ended June 30,		ended June 30,
	2013	2012	2013	2012
Reported amounts	$90.2	$80.0	$176.6	$150.0
Heath Lambert integration costs	(2.8)	(2.1)	(4.5)	(3.3)
Levelized foreign currency translation	—	(1.1)	—	(1.7)

Adjusted amounts	$87.4	$76.8	$172.1	$145.0

Adjusted revenues - see page 29	$548.0	$470.9	$1,002.0	$853.9

Adjusted ratios	16.0%	16.3%	17.2%	17.0%

The increase in operating expense for the three-month period ended June 30, 2013 compared to the same period in 2012 was primarily due to increases in professional fees ($5.6 million), business insurance ($1.6 million), office expense ($1.1 million), travel and entertainment expense ($1.0 million), bad debt expense ($1.0 million), net rent and utilities ($0.5 million), licenses and fees ($0.5 million) and sales development expense ($0.5 million), slightly offset by a favorable foreign currency translation ($0.7 million) and a decrease in other expense ($0.6 million). Also contributing to the increase in operating expenses in the three-month period ended June 30, 2013 were increased expenses associated with the acquisitions completed in the twelve-month period ended June 30, 2013.

The increase in operating expense for the six-month period ended June 30, 2013 compared to the same period in 2012 was primarily due to increases in professional fees ($9.6 million), office expense ($4.8 million), travel and entertainment expense ($4.5 million), net rent and utilities ($3.4 million), business insurance ($2.0 million), licenses and fees ($1.7 million), sales development expense ($1.0 million) and bad debt expense ($0.8 million), slightly offset by a favorable foreign currency translation ($0.9 million) and a decrease in other expense ($0.1 million). Also contributing to the increase in operating expenses in the six-month period ended June 30, 2013 were increased expenses associated with the acquisitions completed in the twelve-month period ended June 30, 2013.

Depreciation - Depreciation expense in the three-month and six-month periods ended June 30, 2013 increased slightly compared to the same period in 2012 due to expenses associated with acquisitions completed in the twelve-month period ended June 30, 2013.

Amortization - The increase in amortization expense in the three-month and six-month periods ended June 30, 2013 compared to the same periods in 2012 was due primarily to amortization expense of intangible assets associated with acquisitions completed in the twelve-month period ended June 30, 2013. Expiration lists, non-compete agreements and trade names are amortized using the straight-line method over their estimated useful lives (three to fifteen years for expiration lists, three to five years for non-compete agreements and ten years for trade names). Based on the results of impairment reviews during the three-month and six-month periods ended June 30, 2013, we wrote off $0.4 million and $2.2 million, respectively, of amortizable intangible assets related to the brokerage segment. Based on the results of impairment reviews during the three-month and six-month periods ended June 30, 2012, we wrote off $3.1 million of amortizable intangible assets related to the brokerage segment.

Change in estimated acquisition earnout payables - The increase in expense from the change in estimated acquisition earnout payables in the three-month period ended June 30, 2013 compared to the same period in 2012, was due primarily to adjustments made to the estimated fair value of earnout obligations related to revised projections of future performance. During each of the three-month periods ended June 30, 2013 and 2012, we recognized $2.9 million and $2.2 million, respectively, of expense related to the accretion of the discount recorded for earnout obligations related to our acquisitions made in the period from 2009 to 2013. During each of the six-month periods ended June 30, 2013 and 2012, we recognized $5.8 million and $4.6 million, respectively, of expense related to the accretion of the discount recorded for earnout obligations related to our 2009 to 2013 acquisitions. In addition, during the three-month periods ended June 30, 2013 and 2012, we recognized $5.4 million and $7.4 million of income, respectively, related to net adjustments in the estimated fair value of earnout obligations related to revised projections of future performance for twenty-three and thirteen acquisitions, respectively. During the six-month periods ended June 30, 2013 and 2012, we recognized $3.9 million and $7.3 million of income, respectively, related to net adjustments in the estimated fair value of earnout obligations related to revised projections of future performance for thirty-nine and nineteen acquisitions, respectively.

The amounts initially recorded as earnout payables for our 2009 to 2013 acquisitions are measured at fair value as of the acquisition date and are primarily based upon the estimated future operating results of the acquired entities over a two- to three-year period subsequent to the acquisition date. The fair value of these earnout obligations is based on the present value of the expected future payments to be made to the sellers of the acquired entities in accordance with the provisions outlined in the respective purchase agreements. In determining fair value, we estimated the acquired entity’s future performance using financial projections developed by management for the acquired entity and market participant assumptions that were derived for revenue growth and/or profitability. We estimated future earnout payments using the earnout formula and performance targets specified in each purchase agreement and these financial projections. Subsequent changes in the underlying financial projections or assumptions will cause the estimated earnout obligations to change and such adjustments are recorded in our consolidated statement of earnings when incurred. Increases in the earnout payable obligations will result in the recognition of expense and decreases in the earnout payable obligations will result in the recognition of income.

Provision for income taxes - The brokerage segment’s effective income tax rates for the three-month periods ended June 30, 2013 and 2012 were 39.2% and 38.2%, respectively. The brokerage segment’s effective income tax rates for the six-month periods ended June 30, 2013 and 2012 were 39.2% and 38.7%, respectively. We anticipate reporting an effective tax rate of approximately 37.0% to 39.0% in our brokerage segment for the foreseeable future.

Risk Management Segment

The risk management segment accounted for 21% of our revenue during the six-month period ended June 30, 2013. The risk management segment provides contract claim settlement and administration services for enterprises that choose to self-insure some or all of their property/casualty coverages and for insurance companies that choose to outsource some or all of their property/casualty claims departments. In addition, this segment generates revenues from integrated disability management programs, information services, risk control consulting (loss control) services and appraisal services, either individually or in combination with arising claims. Revenues for risk management services are substantially in the form of fees that are generally negotiated in advance on a per-claim or per-service basis, depending upon the type and estimated volume of the services to be performed.

Financial information relating to our risk management segment results for the three-month and six-month periods ended June 30, 2013 as compared to the same periods in 2012, is as follows: (in millions, except per share, percentages and workforce data):

	Three-month period			Six-month period
	ended June 30,			ended June 30,
	2013	2012	Change	2013	2012	Change
Statement of Earnings
Fees	$155.6	$142.7	$12.9	$308.6	$283.2	$25.4
Investment income	0.6	0.7	(0.1)	1.2	1.5	(0.3)

Total revenues	156.2	143.4	12.8	309.8	284.7	25.1

Compensation	91.3	84.9	6.4	182.9	170.3	12.6
Operating	39.4	36.2	3.2	74.9	68.5	6.4
Depreciation	4.7	3.9	0.8	9.1	7.8	1.3
Amortization	0.6	0.8	(0.2)	1.2	1.4	(0.2)

Total expenses	136.0	125.8	10.2	268.1	248.0	20.1

Earnings before income taxes	20.2	17.6	2.6	41.7	36.7	5.0
Provision for income taxes	7.7	6.8	0.9	15.3	14.2	1.1

Net earnings	$12.5	$10.8	$1.7	$26.4	$22.5	$3.9

Diluted net earnings per share	$0.10	$0.09	$0.01	$0.20	$0.19	$0.01

Other information
Change in diluted net earnings per share	11%	80%		5%	58%
Growth in revenues	9%	7%		9%	8%
Organic change in fees	10%	11%		11%	9%
Compensation expense ratio	58%	59%		59%	60%
Operating expense ratio	25%	25%		24%	24%
Effective income tax rate	38%	39%		37%	39%
Workforce at end of period (includes acquisitions)				4,614	4,263
Identifiable assets at June 30				$530.8	$537.8
EBITDAC
Net earnings	$12.5	$10.8	$1.7	$26.4	$22.5	$3.9
Provision for income taxes	7.7	6.8	0.9	15.3	14.2	1.1
Depreciation	4.7	3.9	0.8	9.1	7.8	1.3
Amortization	0.6	0.8	(0.2)	1.2	1.4	(0.2)

EBITDAC	$25.5	$22.3	$3.2	$52.0	$45.9	$6.1

EBITDAC margin	16%	16%		17%	16%
EBITDAC growth	14%	59%		13%	57%

The following provides non-GAAP information that management believes is helpful when comparing EBITDAC and adjusted EBITDAC for the three-month and six-month periods ended June 30, 2013 to the same periods in 2012 (in millions):

	Three-month period		Six-month period
	ended June 30,		ended June 30,
	2013	2012	2013	2012
Total EBITDAC - see computation above	$25.5	$22.3	$52.0	$45.9
New Zealand earthquake claims administration	—	—	—	(1.2)
South Australia ramp up	—	—	(1.3)	—

Adjusted EBITDAC	$25.5	$22.3	$50.7	$44.7

Adjusted EBITDAC change	14.4%	18.6%	13.4%	16.4%

Adjusted EBITDAC margin	16.3%	15.8%	16.4%	16.0%

Fees - The increase in fees for the three-month period ended June 30, 2013 compared to the same period in 2012 was due primarily to revenues associated with new business and the impact of increased claim counts (total of $21.4 million), which were partially offset by lost business of $8.5 million. Organic growth in fee revenues for the three-month period ended June 30, 2013 was 10% compared to 11% for the same period in 2012.

The increase in fees for the six-month period ended June 30, 2013 compared to the same period in 2012 was due primarily to revenues associated with new business and the impact of increased claim counts (total of $43.5 million), which were partially offset by lost business of $18.1 million. Organic growth in fee revenues for the six-month period ended June 30, 2013 was 11% compared to 9% for the same period in 2012.

Items excluded from organic fee computations yet impacting revenue comparisons for the three-month and six-month periods ended June 30, 2013 and 2012 include the following (in millions):

	2013 Organic Revenue		2012 Organic Revenue
For the Three-Month Periods Ended June 30	2013	2012	2012	2011
Fees	$148.1	$137.5	$137.5	$129.8
International performance bonus fees	7.5	5.2	5.2	3.1

Fees as reported	155.6	142.7	142.7	132.9
Less fees from acquisitions	(1.1)	—	(0.3)	—
Less South Australia ramp up fees	—	—	—	—
Less New Zealand earthquake claims administration	—	(1.9)	(1.9)	(4.4)
Levelized foreign currency translation	—	(0.9)	—	(1.4)

Organic fees	$154.5	$139.9	$140.5	$127.1

Organic change in fees	10.4%		10.5%

Organic change in base domestic and international fees only	9.1%		9.1%

	2013 Organic Revenue		2012 Organic Revenue
For the Six-Month Periods Ended June 30	2013	2012	2012	2011
Fees	$295.4	$273.7	$273.7	$256.7
International performance bonus fees	13.2	9.5	9.5	6.1

Fees as reported	308.6	283.2	283.2	262.8
Less fees from acquisitions	(1.9)	—	(1.0)	—
Less South Australia ramp up fees	(1.4)	—	—	—
Less New Zealand earthquake claims administration	(0.1)	(5.7)	(5.7)	(7.7)
Levelized foreign currency translation	—	(1.6)	—	(0.7)

Organic fees	$305.2	$275.9	$276.5	$254.4

Organic change in fees	10.6%		8.7%

Organic change in base domestic and international fees only	9.6%		7.5%

Organic change in fees adjusted to exclude fees related to South Australia, a new international client in 2013, was 7.3% and 7.1% in the three-month and six-month periods ended June 30, 2013, respectively.

Investment income - Investment income primarily represents interest income earned on our cash and cash equivalents. Investment income in the three-month and six-month periods ended June 30, 2013 remained relatively unchanged compared to the same periods in 2012.

Compensation expense - The following provides non-GAAP information that management believes is helpful when comparing compensation expense for the three-month and six-month periods ended June 30, 2013 with the same periods in 2012 (in millions):

	Three-month period		Six-month period
	ended June 30,		ended June 30,
	2013	2012	2013	2012
Reported amounts	$91.3	$84.9	$182.9	$170.3
New Zealand earthquake claims administration	—	(1.5)	—	(3.7)

Adjusted amounts	$91.3	$83.4	$182.9	$166.6

Adjusted revenues - see page 29	$156.2	$141.5	$308.3	$279.0

Adjusted ratios	58.5%	58.9%	59.3%	59.7%

The increase in compensation expense for the three-month period ended June 30, 2013 compared to the same period in 2012 was primarily due to increased headcount, increases in salaries ($8.7 million), employee benefits expense ($0.1 million) and stock compensation expense ($0.1 million), offset by a favorable foreign currency translation ($0.5 million) and decreases in New Zealand earthquake claims administration ($1.5 million) and temporary-staffing expense ($0.5 million).

The increase in compensation expense for the six-month period ended June 30, 2013 compared to the same period in 2012 was primarily due to increased headcount, increases in salaries ($16.5 million), employee benefits expense ($1.2 million) and stock compensation expense ($0.2 million), offset by a favorable foreign currency translation ($0.9 million) and decreases in New Zealand earthquake claims administration ($3.7 million) and temporary-staffing expense ($0.7 million).

Operating expenses - The following provides non-GAAP information that management believes is helpful when comparing operating expense for the three-month and six-month periods ended June 30, 2013 with the same periods in 2012 (in millions):

	Three-month period		Six-month period
	ended June 30,		ended June 30,
	2013	2012	2013	2012
Reported amounts	$39.4	$36.2	$74.9	$68.5
New Zealand earthquake claims administration	—	(0.4)	(0.1)	(0.8)
South Australia ramp up costs	—	—	(0.1)	—

Adjusted amounts	$39.4	$35.8	$74.7	$67.7

Adjusted revenues - see page 29	$156.2	$141.5	$308.3	$279.0

Adjusted ratios	25.2%	25.3%	24.2%	24.3%

The increase in operating expense for the three-month period ended June 30, 2013 compared to the same period in 2012 was primarily due to increases in professional fees ($3.5 million), office expenses ($0.5 million), travel and entertainment ($0.4 million), other expense ($0.4 million), licenses and fees ($0.2 million) and sales development expense ($0.2 million), offset by decreases in business insurance ($1.5 million), New Zealand earthquake claims administration ($0.4 million), net rent and utilities ($0.1 million) and bad debt expense ($0.1 million). The increase in professional fees is primarily related to a new product introduced during third quarter 2012 that is primarily outsourced and the cost of which flows through operating expenses.

The increase in operating expense for the six-month period ended June 30, 2013 compared to the same period in 2012 was primarily due to increases in professional fees ($6.8 million), travel and entertainment ($0.8 million) and licenses and fees ($0.6 million), offset by decreases in New Zealand earthquake claims administration ($0.7 million), business insurance ($0.7 million), net rent and utilities ($0.4 million), sales development expense ($0.1 million) and bad debt expense ($0.1 million). The increase in professional fees is primarily related to a new product introduced during third quarter 2012 that is primarily outsourced and the cost of which flows through operating expenses.

Depreciation - Depreciation expense increased slightly in the three-month and six-month periods ended June 30, 2013 compared to the same periods in 2012 and reflects the impact of purchases of furniture, equipment and leasehold improvements related to office expansions and relocations, and expenditures related to upgrading computer systems.

Amortization - Amortization expense remained the same in the three-month and six-month periods ended June 30, 2013 compared to the same periods in 2012. Historically, the risk management segment has made few acquisitions. We made no acquisitions in this segment during the three-month and six-month periods ended June 30, 2013 and 2012.

Provision for income taxes - The risk management segment’s effective income tax rates for the three-month periods ended June 30, 2013 and 2012 were 38.1% and 38.6%, respectively. The risk management segment’s effective income tax rates for the six-month periods ended June 30, 2013 and 2012 were 36.7% and 38.7%, respectively. We anticipate reporting an effective tax rate of approximately 37.0% to 39.0% in our risk management segment for the foreseeable future.

Corporate Segment

The corporate segment reports the financial information related to our clean energy and other investments, our debt, and certain corporate and acquisition-related activities. For a detailed discussion of the nature of these investments, see the Second Quarter 2013 Financials for a summary of our investments as of June 30, 2013 (unaudited) (Note 11) and the 2012 Financials for a summary of our investments as of December 31, 2012 (Note 12). See the Second Quarter 2013 Financials for a summary of our debt as of June 30, 2013 (unaudited) (Note 5) and the 2012 Financials for a discussion as of December 31, 2012 (Note 6).

Financial information relating to our corporate segment results for the three-month and six-month periods ended June 30, 2013 as compared to the same periods in 2012 is as follows: (in millions, except per share and percentages):

	Three-month period ended June 30,			Six-month period ended June 30,
Statement of Earnings	2013	2012	Change	2013	2012	Change
Revenues from consolidated clean coal production plants	$66.2	$26.0	$40.2	$115.5	$41.7	$73.8
Royalty income from clean coal licenses	6.9	6.2	0.7	16.9	11.5	5.4
Loss from unconsolidated clean coal production plants	(0.9)	(0.4)	(0.5)	(3.2)	(1.3)	(1.9)
Other net revenues	0.2	1.2	(1.0)	9.3	1.3	8.0

Total revenues	72.4	33.0	39.4	138.5	53.2	85.3

Cost of revenues from consolidated clean coal production plants	76.6	29.0	47.6	134.7	46.7	88.0
Compensation	10.2	4.3	5.9	14.8	6.2	8.6
Operating	8.2	7.5	0.7	20.1	13.5	6.6
Interest	11.9	10.8	1.1	23.1	21.4	1.7
Depreciation	0.9	0.2	0.7	1.0	0.3	0.7

Total expenses	107.8	51.8	56.0	193.7	88.1	105.6

Loss before income taxes	(35.4)	(18.8)	(16.6)	(55.2)	(34.9)	(20.3)
Benefit for income taxes	(47.9)	(22.7)	(25.2)	(69.7)	(37.5)	(32.2)

Net earnings	$12.5	$3.9	$8.6	$14.5	$2.6	$11.9

Diluted net earnings per share	$0.10	$0.03	$0.07	$0.11	$0.02	$0.09

Identifiable assets at June 30				$706.1	$640.1
EBITDAC
Net earnings	$12.5	$3.9	$8.6	$14.5	$2.6	$11.9
Benefit for income taxes	(47.9)	(22.7)	(25.2)	(69.7)	(37.5)	(32.2)
Interest	11.9	10.8	1.1	23.1	21.4	1.7
Depreciation	0.9	0.2	0.7	1.0	0.3	0.7

EBITDAC	$(22.6)	$(7.8)	$(14.8)	$(31.1)	$(13.2)	$(17.9)

Revenues - Revenues in the corporate segment consist of the following:

•

Revenues from consolidated clean coal production plants represents revenues from the consolidated IRC Section 45 facilities that we operate and control under lease arrangements, and the investments in which we have a majority ownership position and maintain control over the operations of the related plants, including those that are currently not operating. When we relinquish control in connection with the sale of majority ownership interests in our investments, we deconsolidate these operations.

The increase in the three-month and six-month periods ended June 30, 2013, compared to the same periods in 2012, is due primarily to increased production.

•

Royalty income from clean coal licenses represents revenues related to Chem-Mod LLC. As of June 30, 2013, we held a 46.54% controlling interest in Chem-Mod. As Chem-Mod’s manager, we are required to consolidate its operations.

The increase in royalty income in 2013 was due to increases in the production of refined coal by Chem-Mod’s licensees in the three-month and six-month periods ended June 30, 2013 including production at operations that were not producing refined coal in 2012.

Expenses related to royalty income of Chem-Mod in the three-month periods ended June 30, 2013 and 2012, were $4.6 million and $3.8 million, respectively, which include non-controlling interest of $4.0 million and $3.3 million, respectively. Expenses related to royalty income of Chem-Mod in the six-month periods ended June 30, 2013 and 2012, were $10.5 million and $7.0 million, respectively, which include non-controlling interest of $9.6 million and $6.2 million, respectively.

•

Loss from unconsolidated clean coal production plants represents our equity portion of the pretax operating results from the unconsolidated clean coal production plants, partially offset by the production based income from majority investors.

The increased pretax loss in the three-month and six-month periods ended June 30, 2013 compared to the same periods in 2012 was due primarily to increased production which generates increased pretax operating losses.

•

Other net revenues primarily consist of our equity portion of the operations of our venture capital fund investments. In addition in first quarter 2013, we recognized a gain of $9.6 million in connection with the acquisition of an additional ownership interest in twelve of the 2009 Era Plants from one of the co-investors. See Note 11 to the Second Quarter 2013 Financials for additional discussion of this acquisition transaction. We have consolidated the operations of the limited liability company that owns these plants effective March 1, 2013.

Cost of revenues - Cost of revenues from consolidated clean coal production plants for the three-month and six-month periods ended June 30, 2013 and 2012, consists of the expenses incurred by the clean coal production plants to generate the consolidated revenues discussed above, including the costs to run the leased facilities. The increase in the three-month and six-month periods ended June 30, 2013, compared to the same periods in 2012, is due primarily to increased production including production at operations that were not producing refined coal in 2012.

Compensation expense - Compensation expense in the three-month periods ended June 30, 2013 and 2012, respectively, includes salary and benefit expenses of $3.6 million and $2.2 million and incentive compensation of $6.6 million and $2.1 million, respectively. The increase in salary and benefits expense for the three-month period ended June 30, 2013 compared to the same period in 2012 is due primarily to an increase in salaries. The increase in incentive compensation for the three-month period ended June 30, 2013 compared to the same period in 2012 is primarily due to the progress made in deploying IRC Section 45 plants and the overall results of the IRC Section 45 operations.

Compensation expense in the six-month periods ended June 30, 2013 and 2012, respectively, includes salary and benefit expenses of $5.5 million and $3.8 million and incentive compensation of $9.3 million and $2.4 million, respectively. The increase in salary and benefits expense for the six-month period ended June 30, 2013 compared to the same period in 2012 is due primarily to an increase in salaries. The increase in incentive compensation for the six-month period ended June 30, 2013 compared to the same period in 2012 is primarily due to the decrease in incentive compensation expenses for the three-month period ended March 31, 2012 resulting from a reduction in the level of effort devoted to corporate related activities, a change in estimate during first quarter 2012 of the prior year’s discretionary bonus accrual, the progress made in deploying IRC Section 45 plants and the overall results of the IRC Section 45 operations.

Operating expenses - Operating expense in the three-month period ended June 30, 2013 includes banking and related fees of $0.8 million, external professional fees and other due diligence costs related to second quarter 2013 acquisitions of $2.1 million, operating expenses, professional fees and non-controlling interest related to royalty income of $3.5 million, and other corporate and clean energy related expenses of $1.8 million.

Operating expense in the three-month period ended June 30, 2012 includes banking and related fees of $0.8 million, external professional fees and other due diligence costs related to 2012 acquisitions of $1.7 million, operating expenses, professional fees and non-controlling interest related to royalty income of $3.8 million and other corporate operating and clean energy related expenses of $1.2 million.

Operating expense in the six-month period ended June 30, 2013 includes banking and related fees of $1.5 million, external professional fees and other due diligence costs related to 2013 acquisitions of $2.6 million, operating expenses, professional fees and non-controlling interest related to royalty income of $8.5 million, other corporate and clean energy related expenses of $3.7 million and a biannual company-wide meeting ($3.8 million).

Operating expense in the six-month period ended June 30, 2012 includes banking and related fees of $1.6 million, external professional fees and other due diligence costs related to 2012 acquisitions of $2.3 million, operating expenses, professional fees and non-controlling interest related to royalty income of $7.0 million and other corporate operating and clean energy related expenses of $2.6 million.

Interest expense - The increase in interest expense for the three-month and six-month periods ended June 30, 2013, compared to the same periods in 2012, is due to interest on the $50.0 million note purchase agreement entered into on July 10, 2012 ($0.4 million and $0.9 million, respectively), the interest on the note purchase agreement entered into on June 14, 2013 ($0.3 million) and an increase of $0.4 million and $0.5 million, respectively, in interest on borrowings from our Credit Agreement.

Depreciation - Depreciation expense in the six-month period ended June 30, 2013 increased significantly compared to the same period in 2012, and primarily relates to the assets of the additional ownership interests in the twelve 2009 Era Plants that we acquired from a co-investor in first quarter 2013.

Benefit for income taxes - Our consolidated effective tax rate for the three-month period ended June 30, 2013 was 4.0% compared to 21.3% for the same period in 2012. Our consolidated effective tax rate for the six-month period ended June 30, 2013 was 4.1% compared to 19.3% for the same period in 2012. The effective tax rates for the three-month and six-month periods ended June 30, 2013 and 2012 were lower than the statutory rate primarily due to the amount of IRC Section 45 tax credits recognized during the respective periods. GAAP accounting requires us to estimate at each quarter end, an expected annual effective tax rate based on, among other factors, the estimated annual amount of tax credits we will generate in the current year, and recognize these estimated tax credits each quarter based on estimated company-wide quarterly earnings before income taxes. This accounting will cause a difference in the amount of tax credits recognized in the financial statements compared to the amount of tax credits actually generated. There were $34.6 million and $24.1 million of tax credits recognized in the six-month periods ended June 30, 2013 and 2012, respectively. There were $33.6 million and $21.3 million of tax credits generated in the six-month periods ended June 30, 2013 and 2012, respectively.

The following provides non-GAAP information that we believe is helpful when comparing our operating results for the three-month and six-month periods ended June 30, 2013 and 2012 for the corporate segment (in millions):

Three-Month Periods Ended June 30,	2013			2012
	Pretax	Income	Net	Pretax	Income	Net
	Earnings	Tax	Earnings	Earnings	Tax	Earnings
	(Loss)	Benefit	(Loss)	(Loss)	Benefit	(Loss)
Interest and banking costs	$(12.8)	$5.1	$(7.7)	$(11.6)	$4.6	$(7.0)
Clean energy investments	(16.7)	40.8	24.1	(3.2)	16.6	13.4
Acquisition costs	(1.9)	0.2	(1.7)	(1.7)	0.4	(1.3)
Corporate	(4.0)	1.8	(2.2)	(2.3)	1.1	(1.2)

Total	$(35.4)	$47.9	$12.5	$(18.8)	$22.7	$3.9

Six-Month Periods Ended June 30,	2013			2012
	Pretax	Income	Net	Pretax	Income	Net
	Earnings	Tax	Earnings	Earnings	Tax	Earnings
	(Loss)	Benefit	(Loss)	(Loss)	Benefit	(Loss)
Interest and banking costs	$(24.7)	$9.9	$(14.8)	$(22.9)	$9.1	$(13.8)
Clean energy investments	(17.6)	54.9	37.3	(5.4)	26.0	20.6
Acquisition costs	(2.9)	0.4	(2.5)	(2.3)	0.5	(1.8)
Corporate	(10.0)	4.5	(5.5)	(4.3)	1.9	(2.4)

Total	$(55.2)	$69.7	$14.5	$(34.9)	$37.5	$2.6

Interest and banking primarily includes expenses related to our debt. Clean energy investments include the operating results related to our investments in clean coal production plants and Chem-Mod. Acquisition costs include professional fees, due diligence and other costs incurred related to our acquisitions. Corporate consists of overhead allocations mostly related to corporate staff compensation and, in the first quarter of 2013, costs related to a biannual company-wide award, cross-selling and motivational meeting for our production staff and field management.

Clean energy investments - We have investments in limited liability companies that own 29 clean coal production plants which produce refined coal using propriety technologies owned by Chem-Mod. We believe that the production and sale of refined coal at these plants is qualified to receive refined coal tax credits under IRC Section 45. The fourteen plants which were placed in service prior to December 31, 2009 (which we refer to as the 2009 Era Plants) can receive tax credits through 2019 and the fifteen plants which were placed in service prior to December 31, 2011 (which we refer to as the 2011 Era Plants) can receive tax credits through 2021.

The following table provides a summary of our clean coal plant investments as of June 30, 2013 (in millions):

		Our Portion of Estimated
	Our Tax-Effected Book Value At June 30, 2013	Additional Required Tax-Effected Capital Investment	Ultimate Annual After-tax Earnings
Investments that own 2009 Era Plants
9 Under long-term production contracts	$6.8	$—	$24.0
3 Under long-term production contracts, estimated to resume production in late 2013	0.9	2.6	5.0
2 In early stages of negotiations for long-term production contracts	0.7	Not Estimable	Not Estimable

Investments that own 2011 Era Plants
9 Under long-term production contracts	23.0	1.4	61.0
2 Under long-term production contracts, estimated to resume production in late 2013	0.8	1.5	6.0
4 In early stages of negotiations for long-term production contracts	1.5	Not Estimable	Not Estimable

The information in the table above under the caption Our Portion of Estimated Ultimate Annual After-Tax Earnings reflects management’s current best estimate of the ultimate future annual after-tax earnings based on production estimates from the host utilities. However, host utilities do not consistently operate the refined coal plants at ultimate production levels due to seasonal electricity demand, as well as many operational, regulatory and environmental compliance reasons. Please refer to “Risk Factors,” beginning on page 5 of this prospectus, for a more detailed discussion of these and other factors could impact the information above.

Our investment in Chem-Mod generates royalty income from the plants owned by those limited liability companies in which we invest as well as refined coal plants owned by other unrelated parties. Based on current production estimates provided by licensees, Chem-Mod could generate for us approximately $3.6 million of net after-tax earnings per quarter.

Financial Results - Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011, and Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

Brokerage Segment

The brokerage segment accounted for 73% of our revenue from continuing operations in 2012. For additional discussion of this segment, see “Financial Results - Three-Months and Six Months Ended June 30, 2013 Compared to the Three-Months and Six Months Ended June 30, 2012 – Brokerage Segment” on page 35 of this prospectus.

Financial information relating to our brokerage segment results for 2012, 2011 and 2010 (in millions, except per share, percentages and workforce data):

	2012	2011	Change	2011	2010	Change
Statement of Earnings
Commissions	$1,302.5	$1,127.4	$175.1	$1,127.4	$957.3	$170.1
Fees	403.2	324.1	79.1	324.1	274.9	49.2
Supplemental commissions	67.9	56.0	11.9	56.0	46.1	9.9
Net supplemental commission timing	—	—	—	—	14.7	(14.7)
Contingent commissions	42.9	38.1	4.8	38.1	36.8	1.3
Investment income	7.2	5.4	1.8	5.4	4.9	0.5
Gains realized on books of business sales	3.9	5.5	(1.6)	5.5	5.9	(0.4)

Total revenues	1,827.6	1,556.5	271.1	1,556.5	1,340.6	215.9

Compensation	1,131.6	968.4	163.2	968.4	817.1	151.3
Operating	312.7	267.3	45.4	267.3	223.6	43.7
Depreciation	24.7	21.2	3.5	21.2	19.5	1.7
Amortization	96.2	77.0	19.2	77.0	59.8	17.2
Change in estimated acquisition			—			—
earnout payables	3.6	(6.2)	9.8	(6.2)	(2.6)	(3.6)

Total expenses	1,568.8	1,327.7	241.1	1,327.7	1,117.4	210.3

Earnings from continuing operations before income taxes	258.8	228.8	30.0	228.8	223.2	5.6
Provision for income taxes	103.0	88.6	14.4	88.6	87.7	0.9

Earnings from continuing operations	$155.8	$140.2	$15.6	$140.2	$135.5	$4.7

Diluted earnings from continuing operations per share	$1.27	$1.25	$0.02	$1.25	$1.29	$(0.04)

Other Information
Change in diluted earnings from continuing operations per share	2%	(3%)		(3%)	5%
Growth in revenues	17%	16%		16%	5%
Organic change in commissions and fees	4%	3%		3%	(2%)
Compensation expense ratio	62%	62%		62%	61%
Operating expense ratio	17%	17%		17%	17%
Effective income tax rate	40%	39%		39%	39%
Workforce at end of period (includes acquisitions)	9,002	7,868		7,868	6,275
Identifiable assets at December 31	$4,196.8	$3,346.6		$3,346.6	$2,560.7
EBITDAC
Earnings from continuing operations	$155.8	$140.2	$15.6	$140.2	$135.5	$4.7
Provision for income taxes	103.0	88.6	14.4	88.6	87.7	0.9
Depreciation	24.7	21.2	3.5	21.2	19.5	1.7
Amortization	96.2	77.0	19.2	77.0	59.8	17.2
Change in estimated acquisition			—			—
earnout payables	3.6	(6.2)	9.8	(6.2)	(2.6)	(3.6)

EBITDAC	$383.3	$320.8	$62.5	$320.8	$299.9	$20.9

EBITDAC margin	21%	21%		21%	22%
EBITDAC growth	19%	7%		7%	7%

The following provides non-GAAP information that management believes is helpful when comparing 2012 EBITDAC and adjusted EBITDAC to the same periods in 2011, and 2011 EBITDAC and adjusted EBITDAC to the same periods in 2010 (in millions):

	2012	2011	2010
Total EBITDAC - see computation above	$383.3	$320.8	$299.9
Gains from books of business sales	(3.9)	(5.5)	(5.9)
Net supplemental commission timing	—	—	(14.7)
Heath Lambert integration costs	19.3	16.0	—
Earnout related compensation charge	—	7.0	—
Workforce and lease termination related charges	14.4	2.6	6.9
Litigation settlement	—	—	3.5
Levelized foreign currency translation	1.6	(0.4)	0.7

Adjusted EBITDAC	$414.7	$340.5	$290.4

Adjusted EBITDAC change	21.8%	17.3%	4.3%

Adjusted EBITDAC margin	22.7%	22.0%	21.9%

Adjusted EBITDAC margin excluding Heath Lambert	22.9%	22.4%	21.9%

Effective May 12, 2011, we acquired Heath Lambert for cash, net of cash received, of £99.7 million ($164.0 million as of the acquisition date). Prior to our acquisition of Heath Lambert, it sold nearly all lines of property/casualty and employee benefit insurance products through 1,200 professionals in 16 offices throughout the U.K. Subsequent to the acquisition date, we have been integrating the Heath Lambert operations into our existing operations, which has reduced the number of employees and offices involved with these acquired operations.

The following provides non-GAAP information that management believes is helpful when analyzing the impact of the Heath Lambert acquisition on our 2012 results. We expect that it could take up to two years to fully integrate the Heath Lambert operations into our existing operations (in millions):

	Q1	Q2	Q3	Q4	Full Year
Total revenues	$32.0	$35.7	$36.2	$32.5	$136.4
Compensation	(20.7)	(20.7)	(21.4)	(16.1)	(78.9)
Compensation - integration costs	(2.8)	(2.0)	(2.3)	(6.1)	(13.2)
Operating	(6.8)	(7.7)	(8.0)	(8.2)	(30.7)
Operating - integration costs	(1.2)	(2.1)	(1.9)	(0.9)	(6.1)

EBITDAC	$0.5	$3.2	$2.6	$1.2	$7.5

Adjusted EBITDAC (excludes integration costs)	$4.5	$7.3	$6.8	$8.2	$26.8

Adjusted EBITDAC margin (excludes integration costs)	14.1%	20.4%	18.8%	25.2%	19.6%

Amortization	$1.6	$1.1	$1.4	$1.4	$5.5

As expected, until the integration process is completed in 2013, the Heath Lambert operations will reduce the overall Brokerage Segment adjusted EBITDAC margins. Heath Lambert’s current operating structure tends to produce lower compensation expense ratios and higher operating expense ratios in comparison to our other non-Heath Lambert related brokerage operations.

Our adjusted EBITDAC margin excluding Heath Lambert was 22.9% and 22.4% for 2012 and 2011, respectively. Our adjusted EBITDAC margin was 22.7% for 2012 and 22.0% for 2011, respectively.

Commissions and fees - The aggregate increase in commissions and fees for 2012 was principally due to revenues associated with acquisitions that were made during 2012 ($200.1 million). Commissions and fees in 2012 included new business production and renewal rate increases of $205.7 million, which was offset by lost business of

$151.6 million. The aggregate increase in commissions and fees for 2011 was principally due to revenues associated with acquisitions that were made during 2011 ($184.4 million). Commissions and fees in 2011 included new business production of $168.9 million, which was offset by renewal decreases and lost business of $134.0 million. The organic change in commission and fee revenues was 4% in 2012, 3% in 2011 and (2%) in 2010. The organic change in commission, fee and supplemental commission revenues was 4% in 2012, 3% in 2011 and (2%) in 2010. Commission revenues increased 16% and fee revenues increased 24% in 2012 compared to 2011. Commission revenues increased 18% and fee revenues increased 18% in 2011 compared to 2010.

Items excluded from organic revenue computations yet impacting revenue comparisons for 2012, 2011 and 2010 include the following (in millions):

	2012 Organic Revenue		2011 Organic Revenue		2010 Organic Revenue
	2012	2011	2011	2010	2010	2009
Commissions and Fees
Commission revenues as reported	$1,302.5	$1,127.4	$1,127.4	$957.3	$957.3	$912.9
Fee revenues as reported	403.2	324.1	324.1	274.9	274.9	282.1
Less commission and fee revenues from acquisitions	(200.1)	—	(184.4)	—	(57.9)	—
Less disposed of operations	—	(8.1)	—	(4.6)	—	—
Levelized foreign currency translation	—	(1.5)	—	5.5	—	2.4

Organic base commission and fee revenues	$1,505.6	$1,441.9	$1,267.1	$1,233.1	$1,174.3	$1,197.4

Organic change in base commission and fee revenues	4.4%		2.8%		(1.9%)

Supplemental Commissions
Supplemental commissions as reported	$67.9	$56.0	$56.0	$60.8	$60.8	$37.4
Less supplemental commissions from acquisitions	(10.7)	—	(4.0)	—	(5.7)	—
Net supplemental commission timing	—	(0.6)	—	(14.7)	(14.7)	1.4

Organic supplemental commissions	$57.2	$55.4	$52.0	$46.1	$40.4	$38.8

Organic change in supplemental commissions	3.3%		12.8%		4.1%

Contingent Commissions
Contingent commissions as reported	$42.9	$38.1	$38.1	$36.8	$36.8	$27.6
Less contingent commissions from acquisitions	(5.2)	—	(3.6)	—	(6.0)	—

Organic contingent commissions	$37.7	$38.1	$34.5	$36.8	$30.8	$27.6

Organic change in contingent commissions	(1.1%)		(6.3%)		11.6%

Combination Calculations
Organic change in commissions and fees and supplemental commissions	4.4%		3.1%		(1.7%)

Organic change in commissions and fees, supplemental commissions and contingent commissions	4.2%		2.9%		(1.5%)

Supplemental and contingent commissions - Reported supplemental and contingent commission revenues recognized in 2012, 2011, 2010 and 2009 by quarter are shown in the table below. As previously disclosed, many insurance carriers have provided sufficient information for us to recognize supplemental commission revenues on a quarterly basis for a majority of our 2012, 2011 and 2010 supplemental commission arrangements. However, in 2009 and prior years, most carriers only provided this information on an annual basis after the end of the contract period. Accordingly, the 2010 amounts reported in the table below include both a full year of 2009 supplemental commission revenues and 2010 supplemental commission revenues that were recognized by us on a quarterly basis. This situation did not occur in 2011 and should not occur in 2013 or later years, as we anticipate that most of the carriers will continue to provide information on a quarterly basis sufficient to allow recognition of revenues in a similar manner in future quarters.

To assist in comparing 2010 to 2009, the supplemental commission timing line in the organic revenue tables above adjusts the 2009 revenue as if we had been receiving the information from the carriers and recognizing the quarterly supplemental commissions in 2009 on the same basis as in 2010.

An analysis of supplemental and contingent commission revenues recognized in 2012, 2011, 2010 and 2009 by quarter is as follows (in millions):

	Q1	Q2	Q3	Q4	Full Year
2012
Reported supplemental commissions	$17.1	$16.6	$16.6	$17.6	$67.9
Reported contingent commissions	19.0	10.3	7.7	5.9	42.9

Reported supplemental and contingent commissions	$36.1	$26.9	$24.3	$23.5	$110.8

2011
Reported supplemental commissions	$13.5	$14.0	$14.5	$14.0	$56.0
Reported contingent commissions	16.8	7.9	9.9	3.5	38.1

Reported supplemental and contingent commissions	$30.3	$21.9	$24.4	$17.5	$94.1

2010
Reported supplemental commissions	$27.9	$10.6	$10.2	$12.1	$60.8
Adjustments as if supplemental commission information was provided on a quarterly basis	(14.7)	—	—	—	(14.7)

Adjusted supplemental commissions	13.2	10.6	10.2	12.1	46.1
Reported contingent commissions	15.5	8.7	9.5	3.1	36.8

Adjusted supplemental and reported contingent commissions	$28.7	$19.3	$19.7	$15.2	$82.9

2009
Reported supplemental commissions	$15.7	$5.8	$4.5	$11.4	$37.4
Adjustments as if supplemental commission information was provided on a quarterly basis	(8.2)	4.4	5.3	(0.1)	1.4

Adjusted supplemental commissions	7.5	10.2	9.8	11.3	38.8
Reported contingent commissions	13.8	6.0	5.8	2.0	27.6

Adjusted supplemental and reported contingent commissions	$21.3	$16.2	$15.6	$13.3	$66.4

Investment income and gains realized on books of business sales - This primarily represents interest income earned on cash, cash equivalents and restricted funds and one-time gains related to sales of books of business, which were $3.9 million, $5.5 million and $5.9 million in 2012, 2011 and 2010, respectively. Offsetting the one-time gains related to sales of books of business in 2012 was a non-cash loss of $3.5 million we recognized related to our acquisition of an additional 41.5% equity interest in CGM Gallagher Group Limited (which we refer to as CGM), which increased our ownership in CGM to 80%. The loss represents the decrease in fair value of our initial 38.5% equity interest in CGM based on the purchase price paid to acquire the additional 41.5% equity interest in CGM. In 2010, we recognized a $2.7 million gain related to our acquisition of the remaining 60% equity interest in Specialised Broking Associates Pty Ltd (which we refer to as SBA). We previously had a 40% equity interest in SBA with the option to increase our ownership to 100%. The gain represented the increase in fair value of our original 40% equity interest in SBA based on the purchase price paid for the remaining 60% equity interest. Investment income in 2012 remained relatively unchanged compared to 2011 and 2010.

Compensation expense - The following provides non-GAAP information that management believes is helpful when comparing 2012 compensation expense with the same periods in 2011 and 2011 compensation expense with the same periods in 2010 (in millions):

	2012	2011	2010
Reported compensation expense	$1,131.6	$968.4	$817.1
Heath Lambert integration costs	(13.2)	(9.2)	—
Earnout related compensation charge	—	(7.0)	—
Workforce and lease termination related charges	(13.7)	(2.5)	(6.3)
Levelized foreign currency translation	—	(0.8)	4.9

Adjusted compensation expense	$1,104.7	$948.9	$815.7

Adjusted revenues - see page 31	$1,823.7	$1,549.3	$1,326.0

Adjusted compensation expense ratio	60.6%	61.3%	61.5%

The increase in compensation expense in 2012 compared to 2011 was primarily due to an increase in the average number of employees, salary increases, one-time compensation payments and increases in incentive compensation linked to our overall operating results ($124.2 million in the aggregate), increases in employee benefits expense ($24.9 million), severance related costs ($11.1 million), stock compensation expense ($8.8 million) and temporary staffing ($1.2 million).

These increases were partially offset by a decrease in the earnout compensation charge $7.0 million discussed below. The increase in employee headcount in 2012 compared to 2011 primarily relates to the addition of employees associated with the acquisitions that we completed in 2012 and new production hires.

The increase in compensation expense in 2011 compared to 2010 was primarily due to an increase in the average number of employees, salary increases, one-time compensation payments and increases in incentive compensation linked to our overall operating results ($138.1 million in the aggregate), increases in employee benefits expense ($17.3 million) and the $7.0 million earnout compensation charge discussed below.

These increases were partially offset by decreases in stock compensation expense ($8.4 million) and severance related costs ($2.7 million). The increase in employee headcount in 2011 compared to 2010 primarily relates to the addition of employees associated with the acquisitions that we completed in 2011 and new production hires.

During 2011, we recognized $7.0 million of compensation expense for an earnout obligation related to a prior year acquisition. Pursuant to ASC Subtopic 805-10-55-25 (formerly EITF 95-8), the portion of the earnout obligation that will be paid to our existing employees by the sellers once the earnout is settled, must be recorded as compensation expense in our statement of earnings.

Operating expense - The following provides non-GAAP information that management believes is helpful when comparing 2012 operating expense with the same periods in 2011 and 2011 operating expense with the same periods in 2010 (in millions):

	2012	2011	2010
Reported operating expense	$312.7	$267.3	$223.6
Heath Lambert integration costs	(6.1)	(6.8)	—
Workforce and lease termination related charges	(0.7)	(0.1)	(4.1)
Levelized foreign currency translation	(1.6)	(0.5)	0.4

Adjusted operating expense	$304.3	$259.9	$219.9

Adjusted revenues - see page 31	$1,823.7	$1,549.3	$1,326.0

Adjusted operating expense ratio	16.7%	16.8%	16.6%

The increase in operating expense in 2012 compared to 2011 was due primarily to an unfavorable foreign currency translation ($1.6 million) and increases in professional fees ($17.1 million), office expense ($11.0 million), sales development expense ($4.6 million), travel and entertainment expense ($4.4 million), net rent and utilities ($4.3 million), licenses and fees ($3.2 million), other expense ($1.2 million), bad debt expense ($0.8 million) and lease termination charges of ($0.6 million). Also contributing to the increase in operating expense in 2012 were increased expenses associated with the acquisitions completed in 2012. These increases were partially offset by a decrease in business insurance ($3.3 million).

The increase in operating expense in 2011 compared to 2010 was due primarily to increases in office expense ($11.8 million), professional fees ($10.1 million), net rent and utilities ($8.7 million), travel and entertainment expense ($6.7 million), business insurance ($4.2 million), licenses and fees ($4.2 million), sales development expense ($2.5 million) and other expense ($0.5 million). Also contributing to the increase in operating expense in 2011 were increased expenses associated with the acquisitions completed in 2011. These increases were partially offset by a favorable foreign currency translation ($0.9 million) and decreases in litigation settlement expense ($3.5 million), bad debt expense ($0.6 million) and lease termination charges ($0.5 million).

Depreciation - The increases in depreciation expense in 2012 compared to 2011 and in 2011 compared to 2010 were due primarily to the purchases of furniture, equipment and leasehold improvements related to office expansions and moves, and expenditures related to upgrading computer systems. Also contributing to the increases in depreciation expense in 2012, 2011 and 2010 were the depreciation expenses associated with acquisitions completed during these years.

Amortization - The increases in amortization in 2012 compared to 2011 and in 2011 compared to 2010 were due primarily to amortization expense of intangible assets associated with acquisitions completed during these years. Expiration lists, non-compete agreements and trade names are amortized using the straight-line method over their estimated useful lives (three to fifteen years for expiration lists and three to five years for non-compete agreements and ten years for trade names). Based on the results of impairment reviews in 2012, 2011 and 2010, we wrote off $3.4 million, $4.6 million and $2.3 million of amortizable intangible assets related to the brokerage segment acquisitions.

Change in estimated acquisition earnout payables - The increase in expense from the change in estimated acquisition earnout payables in 2012 compared to 2011 and the increase in income from the change in estimated acquisition earnout payables in 2011 compared to 2010 was due primarily to adjustments made to the estimated fair value of earnout obligations related to revised projections of future performance. During 2012, 2011 and 2010, we recognized $9.3 million, $8.3 million and $6.2 million, respectively, of expense related to the accretion of the discount recorded for earnout obligations in connection with our 2012, 2011 and 2010 acquisitions. During 2012, 2011 and 2010, we recognized $5.7 million, $14.5 million and $8.8 million of income, respectively, related to net adjustments in the estimated fair market values of earnout obligations in connection with revised projections of future performance for 45, 22 and 11 acquisitions, respectively.

The amounts initially recorded as earnout payables for our 2012, 2011 and 2010 acquisitions are measured at fair value as of the acquisition date and are primarily based upon the estimated future operating results of the acquired entities over a two- to three-year period subsequent to the acquisition date. The fair value of these earnout obligations is based on the present value of the expected future payments to be made to the sellers of the acquired entities in accordance with the provisions outlined in the respective purchase agreements. In determining fair value, we estimate the acquired entity’s future performance using financial projections developed by management for the acquired entity and market participant assumptions that are derived for revenue growth and/or profitability. Revenue growth rates generally ranged from 10.0% to 12.0% for our 2012 acquisitions. We estimate future earnout payments using the earnout formula and performance targets specified in each purchase agreement and these financial projections. Subsequent changes in the underlying financial projections or assumptions will cause the estimated earnout obligations to change and such adjustments are recorded in our consolidated statement of earnings when incurred. Increases in the earnout payable obligations will result in the recognition of expense and decreases in the earnout payable obligations will result in the recognition of income.

The income generated from the net adjustments in the estimated fair value of earnout obligations in 2011 and 2010, was primarily related to our acquisition of the policy renewal rights from Liberty Mutual and the Wausau Signature Agency (which we refer to as Liberty Mutual) in February 2009. As part of this transaction we acquired over 250 producers, account managers and service staff from Liberty Mutual. Due to the underlying market conditions existing in early 2009 at the date of the transaction (a deteriorating economy and uncertainty of when it would recover) and the significant uncertainties related to this transaction that could affect the performance of the Liberty Mutual business (we purchased the policy renewal rights related to Liberty Mutual’s middle-market commercial P/C business located in their Midwest and Southeast regions as opposed to buying a stand-alone brokerage agency; a portion of the Liberty business was co-brokered, the extent of which was not known by Liberty Mutual at the time of the acquisition; and the risks associated with moving captive agents to an open brokerage environment), we structured this acquisition such that approximately 70% of the maximum purchase price was based on a three year earn-out period. We paid approximately $45.0 million as of the acquisition date, with a potential maximum earnout payable of up to $120.0 million, to be paid in second quarter 2012. As of the acquisition date, we initially estimated and recorded an earnout payable of approximately $64.0 million based on financial projections that incorporated assumptions to address the risks noted above. We monitored and updated the financial projections for this business using actual results during the earnout period and made adjustments to the recorded earnout payable, when applicable. During 2011 and 2012, we had seen some deterioration in client retention related to this business (primarily due to co-brokered business) and had been rationalizing staffing levels, which resulted in downward adjustments to our estimated financial projections and a decrease in the recorded earnout payable in both 2011 and 2012. In August 2012, we paid out $32.4 million ($24.8 million in our common stock and $7.6 million in cash) to Liberty Mutual related to this earnout obligation.

Provision for income taxes - The brokerage segment’s effective tax rate in 2012, 2011 and 2010 was 39.8%, 38.7% and 39.3%, respectively. We anticipate reporting an effective tax rate of approximately 37.0% to 40.0% in our brokerage segment for the foreseeable future.

Risk Management Segment

The risk management segment accounted for 22% of our revenue from continuing operations in 2012. The risk management segment provides contract claim settlement and administration services for enterprises that choose to self-insure some or all of their property/casualty coverages and for insurance companies that choose to outsource some or all of their property/casualty claims departments. In addition, this segment generates revenues from integrated disability management programs, information services, risk control consulting (loss control) services and appraisal services, either individually or in combination with arising claims. Revenues for risk management services are substantially in the form of fees that are generally negotiated in advance on a per-claim or per-service basis, depending upon the type and estimated volume of the services to be performed.

Financial information relating to our risk management segment results for 2012, 2011 and 2010 (in millions, except per share, percentages and workforce data):

	2012	2011	Change	2011	2010	Change
Statement of Earnings
Fees	$568.5	$546.1	$22.4	$546.1	$460.1	$86.0
Investment income	3.2	2.7	0.5	2.7	2.0	0.7

Total revenues	571.7	548.8	22.9	548.8	462.1	86.7

Compensation	347.0	344.1	2.9	344.1	288.0	56.1
Operating	137.7	135.8	1.9	135.8	109.1	26.7
Depreciation	16.0	14.2	1.8	14.2	12.4	1.8
Amortization	2.8	2.3	0.5	2.3	1.0	1.3
Change in estimated acquisition earnout payables	(0.2)	—	(0.2)	—	—	—

Total expenses	503.3	496.4	6.9	496.4	410.5	85.9

Earnings from continuing operations before income taxes	68.4	52.4	16.0	52.4	51.6	0.8
Provision for income taxes	25.9	19.1	6.8	19.1	20.3	(1.2)

Earnings from continuing operations	$42.5	$33.3	$9.2	$33.3	$31.3	$2.0

Diluted earnings from continuing operations per share	$0.35	$0.29	$0.06	$0.29	$0.30	$(0.01)

Other information
Change in diluted earnings from continuing operations per share	21%	(3%)		(3%)	(3%)
Growth in revenues	4%	19%		19%	2%
Organic change in fees	4%	9%		9%	(3%)
Compensation expense ratio	61%	63%		63%	62%
Operating expense ratio	24%	25%		25%	24%
Effective income tax rate	38%	36%		36%	39%
Workforce at end of period (includes acquisitions)	4,390	4,264		4,264	4,227
Identifiable assets at December 31	$498.6	$529.1		$529.1	$521.3
EBITDAC
Earnings from continuing operations	$42.5	$33.3	$9.2	$33.3	$31.3	$2.0
Provision for income taxes	25.9	19.1	6.8	19.1	20.3	(1.2)
Depreciation	16.0	14.2	1.8	14.2	12.4	1.8
Amortization	2.8	2.3	0.5	2.3	1.0	1.3
Change in estimated acquisition estimated payables	(0.2)	—	(0.2)	—	—	—

EBITDAC	$87.0	$68.9	$18.1	$68.9	$65.0	$3.9

EBITDAC margin	15%	13%		13%	14%
EBITDAC growth	26%	6%		6%	7%

The following provides non-GAAP information that management believes is helpful when comparing 2012 EBITDAC and adjusted EBITDAC to the same periods in 2011, and 2011 EBITDAC and adjusted EBITDAC to the same periods in 2010 (in millions):

	2012	2011	2010
Total EBITDAC - see computation above	$87.0	$68.9	$65.0
New Zealand earthquake claims administration	(1.5)	(6.1)	(1.4)
GAB Robins integration	—	13.0	3.6
South Australia ramp up costs	2.1	—	—
Workforce and lease termination related charges	2.7	5.6	0.6
Litigation settlement	—	—	2.8

Adjusted EBITDAC	$90.3	$81.4	$70.6

Adjusted EBITDAC change	10.9%	15.3%	2.6%

Adjusted EBITDAC margin	16.0%	15.4%	15.4%

Effective October 1, 2010, we acquired substantially all of the third-party administrator assets and managed care service operations of GAB Robins North America, Inc. (GAB Robins) for cash of $16.0 million, notes payable of $4.0 million and the assumption of certain claims handling run-off liabilities. Reported revenues related to GAB Robins were $45.9 million and $13.2 million in 2011 and 2010, respectively.

Fees - The increase in fees for 2012 compared to 2011 was primarily due to new business and the impact of increased claim counts (total of $38.8 million), which were partially offset by lost business of $16.4 million in 2012. The increase in fees for 2011 compared to 2010 was primarily due to revenues associated with our acquisition of GAB Robins and new business and the impact of increased claim counts (total of $68.4 million), which were partially offset by lost business of $14.7 million in 2011. Organic change in fee revenues was 4% in 2012, 9% in 2011 and (3%) in 2010.

Items excluded from organic fee computations yet impacting revenue comparisons in 2012, 2011 and 2010 include the following (in millions):

	2012 Organic Revenue		2011 Organic Revenue		2010 Organic Revenue
	2012	2011	2011	2010	2010	2009
Base domestic and international fees	$541.7	$510.7	$510.7	$446.7	$446.7	$437.5
Less fees from acquisitions	(2.2)	—	(34.1)	—	(13.2)	—
Levelized foreign currency translation	—	(0.1)	—	7.8	—	7.4

Organic base domestic and international fees	539.5	510.6	476.6	454.5	433.5	444.9

International performance bonus fees	18.2	13.6	13.6	9.9	9.9	14.2
New Zealand earthquake claims administration	8.6	21.8	21.8	3.6	3.6	—

Organic fees	$566.3	$546.0	$512.0	$468.0	$447.0	$459.1

Organic change in fees	3.7%		9.4%		(2.6%)

Organic change in base domestic and international fees only	5.7%		4.9%		(2.6%)

Investment income - Investment income primarily represents interest income earned on our cash and cash equivalents. Investment income in 2012 remained relatively unchanged compared to 2011 and 2010.

Compensation expense - The following provides non-GAAP information that management believes is helpful when comparing 2012 compensation expense with the same periods in 2011 and comparing 2011 compensation expense with the same periods in 2010 (in millions):

	2012	2011	2010
Reported compensation expense	$347.0	$344.1	$288.0
New Zealand earthquake claims administration	(5.5)	(13.1)	(1.9)
GAB Robins integration	—	(9.2)	(2.6)
South Australia ramp up costs	(1.5)	—	—
Workforce and lease termination related charges	(2.5)	(3.9)	(4.1)

Adjusted compensation expense	$337.5	$317.9	$279.4

Adjusted revenues - see page 31	$563.1	$527.0	$458.5

Adjusted compensation expense ratio	59.9%	60.3%	60.9%

The increase in compensation expense in 2012 compared to 2011 was primarily due to increased headcount, unfavorable foreign currency translation ($0.3 million) and increases in salaries ($18.8 million), employee benefits ($3.7 million), South Australia ramp up costs ($1.5 million) and stock compensation ($0.3 million) offset by decreases in GAB Robins integration costs ($9.2 million), New Zealand earthquake claims administration ($7.6 million), temporary-staffing expense ($3.5 million) and severance related costs ($1.4 million). The increase in compensation expense in 2011 compared to 2010 was primarily due to increased headcount associated with the GAB Robins acquisition, unfavorable foreign currency translation ($4.7 million) and increases in salaries ($33.2 million), GAB Robins integration costs ($6.6 million), temporary-staffing expense ($6.3 million), employee benefits ($4.9 million) and severance related costs ($3.4 million), offset by decreases in litigation expense ($2.8 million) and stock compensation ($0.2 million).

Operating expense - The following provides non-GAAP information that management believes is helpful when comparing 2012 operating expense with the same periods in 2011 and comparing 2011 operating expense with the same periods in 2010 (in millions):

	2012	2011	2010
Reported operating expense	$137.7	$135.8	$109.1
New Zealand earthquake claims administration	(1.6)	(2.6)	(0.3)
GAB Robins integration	—	(3.8)	(1.0)
South Australia ramp up costs	(0.6)	—	—
Workforce and lease termination related charges	(0.2)	(1.7)	0.7

Adjusted operating expense	$135.3	$127.7	$108.5

Adjusted revenues - see page 31	$563.1	$527.0	$458.5

Adjusted operating expense ratio	24.0%	24.2%	23.7%

The increase in operating expense in 2012 compared to 2011 was primarily due to increases in professional fees ($8.3 million), net rent and utilities ($2.1 million), sales development expense ($1.2 million) and bad debt expense ($0.3 million) offset by decreases in GAB Robins integration costs ($3.8 million), office expense ($2.6 million), lease termination charges ($1.5 million), business insurance ($1.0 million), New Zealand earthquake claims administration ($1.0 million), licenses and fees ($0.3 million) and other expense ($0.2 million). The increase in operating expense in 2011 compared to 2010 was primarily due to increases in professional fees ($13.7 million), office expense ($3.3 million), GAB Robins integration costs ($2.8 million), business insurance ($2.2 million), sales development expense ($1.1 million), travel and entertainment ($1.0 million), net rent and utilities ($0.9 million) and other expenses ($0.8 million).

Depreciation - Depreciation expense increased in 2012 compared to 2011 and reflects the impact of purchases of furniture, equipment and leasehold improvements related to office expansions and moves and expenditures related to upgrading computer systems. Depreciation expense increased in 2011 compared to 2010 and reflects the impact of purchases of furniture, equipment and leasehold improvements related to office expansions and moves and expenditures related to upgrading computer systems.

Amortization - Amortization expense remained relatively the same 2012 compared to 2011 and increased in 2011 compared to 2010 due to the GAB Robins acquisition, which was effective on October 1, 2010. Historically, the risk management segment has made few acquisitions. We made no material acquisitions in this segment in 2012 and 2011. Based on the results of impairment reviews in 2012, we wrote off $0.1 million of amortizable intangible assets related to the risk management segment acquisitions. No indicators of impairment were noted in 2011 or 2010.

Change in estimated acquisition earnout payables - The increase in income from the change in estimated acquisition earnout payables in 2012 compared to 2011 was due primarily to an adjustment made in 2012 to the estimated fair value of an earnout obligation related to a revised projection of future performance for one acquisition.

Provision for income taxes - The risk management segment’s effective tax rate in 2012, 2011 and 2010 was 37.9%, 36.5 % and 39.3%, respectively. We anticipate reporting an effective tax rate of approximately 37.0% to 40.0% in our risk management segment for the foreseeable future.

Corporate Segment

The corporate segment reports the financial information related to our clean energy and other investments, our debt, and certain corporate and acquisition-related activities. See Note 12 to the 2012 Financials for a summary of our investments at December 31, 2012 and 2011 and a detailed discussion of the nature of these investments. See Note 6 to the 2012 Financials for a summary of our debt at December 31, 2012 and 2011. See Note 11 to the Second Quarter 2013 Financials for a summary of our investments at June 30, 2013 and a detailed discussion of the nature of these investments. See Note 5 to the Second Quarter 2013 Financials for a summary of our debt at June 30, 2013 and 2012.

Financial information relating to our corporate segment results for 2012, 2011 and 2010 (in millions, except per share and percentages):

	2012	2011	Change	2011	2010	Change
Statement of Earnings
Revenues from consolidated clean coal production plants	$98.0	$27.3	$70.7	$27.3	$62.7	$(35.4)
Royalty income from clean coal licenses	27.6	4.5	23.1	4.5	3.2	1.3
Loss from unconsolidated clean coal production plants	(6.0)	(2.6)	(3.4)	(2.6)	(0.3)	(2.3)
Other net revenues (loss)	1.4	0.2	1.2	0.2	(4.1)	4.3

Total revenues	121.0	29.4	91.6	29.4	61.5	(32.1)

Cost of revenues from consolidated clean coal production plants	111.6	32.0	79.6	32.0	64.0	(32.0)
Compensation	14.8	13.6	1.2	13.6	12.4	1.2
Operating	32.8	15.9	16.9	15.9	21.9	(6.0)
Interest	43.0	40.8	2.2	40.8	34.6	6.2
Depreciation	0.7	0.5	0.2	0.5	0.4	0.1

Total expenses	202.9	102.8	100.1	102.8	133.3	(30.5)

Loss from continuing operations before income taxes	(81.9)	(73.4)	(8.5)	(73.4)	(71.8)	(1.6)
Benefit for income taxes	(78.6)	(44.0)	(34.6)	(44.0)	(68.3)	24.3

Loss from continuing operations	$(3.3)	$(29.4)	$26.1	$(29.4)	$(3.5)	$(25.9)

Diluted loss from continuing operations per share	$(0.03)	$(0.26)	$0.23	$(0.26)	$(0.03)	$(0.23)

Identifiable assets at December 31	$656.9	$607.8		$607.8	$514.0
EBITDAC
Loss from continuing operations	$(3.3)	$(29.4)	$26.1	$(29.4)	$(3.5)	$(25.9)
Benefit for income taxes	(78.6)	(44.0)	(34.6)	(44.0)	(68.3)	24.3
Interest	43.0	40.8	2.2	40.8	34.6	6.2
Depreciation	0.7	0.5	0.2	0.5	0.4	0.1

EBITDAC	$(38.2)	$(32.1)	$(6.1)	$(32.1)	$(36.8)	$4.7

Revenues - Revenues in the corporate segment consist of the following:

•

Revenues from consolidated clean coal production plants - This represents revenues from the consolidated IRC Section 45 facilities that we operate and control under lease arrangements, and the facilities in which we have a majority ownership position and maintain control of the operations, including those that are not operating. When we relinquish control in connection with the sale of majority ownership interests in our investments, we deconsolidate these operations.

The increase in 2012 is due primarily to increased production from the leased facilities. The decrease in 2011 is due to our consolidation of the 2009 Era Plants in 2010, until we sold portions of our ownership in twelve of these plants as of March 1, 2010. At that time we became non-controlling, minority investors and now account for these investments using equity method accounting.

•

Royalty income from clean coal licenses - This represents revenues related to Chem-Mod LLC. We had a 42% controlling interest in Chem-Mod through October 31, 2012. On November 1, 2012, we purchased an additional 4.54% ownership interest, and now own 46.54%, and as its manager, are required to consolidate its operations.

The increase in royalty income in 2012 was due to a substantial increase in the production of refined coal by Chem-Mod’s licensees. There was a lesser amount of production of refined coal by Chem-Mod’s licensees in 2011 and 2010.

Expenses related to royalty income of Chem-Mod were $16.5 million, $3.2 million and $2.2 million in 2012, 2011 and 2010, respectively, which include non-controlling interest of $14.6 million, $1.7 million and $1.2 million, respectively.

•

Loss from unconsolidated clean coal production plants - This is our equity portion of the pretax operating results from the unconsolidated clean coal production plants, partially offset by the production based income from majority investors.

The increased pretax loss in 2012 compared to 2011 was due primarily to increased production which generates increased pretax operating losses. The increased pretax loss in 2011 compared to 2010 was due to the nine high volume production plants incurring fixed expenses during the period that they were not producing refined coal in 2011, and as a result, we were not earning production based income during that same time period. Only three low volume plants were in production during the first seven months of 2011. Production at the nine high volume plants did not start until August 5, 2011, after they received permanent operating permits.

•

Other net revenues (loss) - In 2012, other net revenues of $1.4 million consisted of equity income from our venture capital fund investments. In 2011, $0.5 million of equity income from our venture capital fund investments was offset by the net $0.3 million impairment write-down of our investment in a biomass energy venture. In 2010, other net revenues consisted primarily of a $4.8 million net pretax gain from the sales of portions of our ownership in the 2009 Era Plants, $1.2 million of equity earnings from one of our venture capital fund investments, offset by an $8.0 million impairment charge on our investment in a biomass energy venture, a $1.5 million loss, under equity method accounting, of an additional 3% investment in the global operations of C-Quest Technology LLC, and a $0.5 million write-down of our investment in an investment management company.

Cost of revenues - Cost of revenues from consolidated clean coal production plants in 2012, 2011 and 2010 consists of the expenses incurred by the clean coal production plants to generate the consolidated revenues discussed above including the costs to run the leased facilities.

Compensation expense - Compensation expense for 2012, 2011 and 2010, respectively, includes salary and benefit expenses of $9.8 million, $6.2 million and $5.6 million and incentive compensation of $5.0 million, $7.4 million and $6.8 million, respectively.

The increase in salary and benefit expenses in 2012 compared to 2011 was primarily due to a $2.4 million increase in pension expense and additional headcount and salary and benefits expense increases. The increase in salary and benefit expenses in 2011 compared to 2010 was primarily due to additional headcount and salary and benefits expense increases.

The decrease in incentive compensation in 2012 compared to 2011 was due to the increased compensation in 2011 related to the sales and operations of the facilities that qualify for tax credits under IRC Section 45. The increase in incentive compensation in 2011 compared to 2010 was due to the increased incentive compensation in 2011 related to the sales and operations of the facilities that qualify for tax credits under IRC Section 45.

Operating expense - Operating expense for 2012 includes banking and related fees of $3.1 million, external professional fees and other due diligence costs related to 2012 acquisitions of $7.1 million, operating expenses, professional fees and non-controlling interest related to royalty income of $16.5 million and other corporate and clean energy related expenses of $6.1 million.

Operating expense for 2011 includes banking and related fees of $3.1 million, company-wide award and sales meeting expense of $0.7 million, external professional fees and other due diligence costs related to 2011 acquisitions of $4.6 million, operating expenses, professional fees and non-controlling interest related to royalty income of $3.2 million and other corporate and clean energy related expenses of $4.3 million.

Operating expense for 2010 includes banking and related fees of $1.8 million, external professional fees and other due diligence costs related to 2010 acquisitions of $2.8 million, operating expenses, professional fees and non-controlling interest related to royalty income of $2.2 million, an $8.1 million donation to the Arthur J. Gallagher charitable foundation, $2.7 million of costs incurred for a company-wide award and sales meeting and other corporate and clean energy related expenses of $4.4 million.

Interest expense - The increase in interest expense in 2012 compared to 2011 is primarily due to interest on the $125.0 million and $50.0 million note purchase agreements entered into on February 10, 2011 and July 10, 2012 ($1.7 million), respectively, and increased interest on borrowings from our Credit Agreement ($0.5 million). The increase in interest expense in 2011 compared to 2010 is primarily due to interest on the $125.0 million note purchase agreement entered into on February 10, 2011 ($5.9 million).

Depreciation - The depreciation expense in 2012, 2011and 2010 were relatively unchanged and primarily relates to corporate-related office build outs and expenditures related to upgrading computer systems.

Benefit for income taxes - Our consolidated effective tax rate was 20.5%, 30.6% and 19.5% for 2012, 2011 and 2010, respectively. The tax rates for 2012 and 2011 were lower than the statutory rate primarily due to the amount of IRC Section 45 tax credits earned during the year. The tax rate for 2010 primarily reflects the impact of the resolution and/or the expiration of various statutes of limitations related to certain income tax matters and revisions to estimates of uncertain tax positions in 2010, which resulted in a net decrease in our tax provision of $30.7 million. In fourth quarter, 2010, the IRS completed its examination of our 2007 and 2008 tax years and we recognized $29.3 million of net earnings related to income tax positions taken in prior years. The IRS is currently conducting an examination of calendar years 2009 and 2010.

The following provides non-GAAP information that we believe is helpful when comparing 2012 operating results for the corporate segment with 2011 and 2010 (in millions):

	2012			2011			2010
		Income	Net		Income	Net		Income	Net
	Pretax	Tax	Earnings	Pretax	Tax	Earnings	Pretax	Tax	Earnings
Description	Loss	Benefit	(Loss)	Loss	Benefit	(Loss)	Loss	Benefit	(Loss)
Interest and banking costs	$(46.1)	$18.4	$(27.7)	$(43.8)	$17.5	$(26.3)	$(36.4)	$14.6	$(21.8)
Clean energy investments	(17.3)	50.0	32.7	(14.8)	18.7	3.9	(6.9)	14.4	7.5
Acquisition costs	(7.1)	0.7	(6.4)	(4.7)	0.6	(4.1)	(2.9)	1.0	(1.9)
Corporate	(11.4)	9.5	(1.9)	(9.8)	5.5	(4.3)	(9.2)	2.7	(6.5)
Legacy investments	—	—	—	(0.3)	1.7	1.4	(16.4)	35.6	19.2

Total	$(81.9)	$78.6	$(3.3)	$(73.4)	$44.0	$(29.4)	$(71.8)	$68.3	$(3.5)

Interest and banking primarily includes expenses related to our debt. Clean energy investments include the operating results related to our investments in clean coal operations and Chem-Mod. Acquisition costs include professional fees and other due diligence costs incurred related to our acquisitions. Corporate consists of overhead allocations mostly related to corporate staff compensation and, in 2011 and 2010, costs related to a company-wide award, cross-selling and motivational meeting for our production staff and field management. Legacy investments include the operating results related to the wind-down of our legacy investment portfolio.

Discontinued Operations

In 2008, we signed definitive agreements to sell substantially all of our reinsurance brokerage business. In 2009, we signed and closed a definitive agreement to sell all of the remaining run-off obligations of our U.S. reinsurance brokerage operations. Under the agreement, we transferred restricted cash of $10.7 million, receivables of $128.7 million and liabilities of $139.4 million to the buyer. Also in 2009, we recorded $3.5 million in lease termination and other real estate costs while winding down the remaining leased facilities of the reinsurance brokerage operations. In addition, we wrote off $4.5 million in receivables in 2009 related to the potential additional contingent proceeds from the initial sale transactions that were recognized in 2008.

In 2010, as part of integrating the operations of a London-based insurance brokerage firm acquired by us on April 1, 2010 and other real estate consolidation initiatives, we restored into service certain leased real estate space that was abandoned in 2008 as part of the wind-down of certain of our discontinued operations. We recognized $3.2 million of pretax earnings from discontinued operations in 2010 primarily related to the reversal of a portion of the lease abandonment charges incurred in 2008. Due to the IRS completing its examination of our 2007 and 2008 tax years in fourth quarter 2010, we also recognized $8.5 million of previously unrecognized tax benefits in our 2010 provision for income taxes related to discontinued operations.

Financial Condition and Liquidity

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations. The insurance brokerage industry is not capital intensive. Historically, our capital requirements have primarily included dividend payments on our common stock, repurchases of our common stock, funding of our investments, acquisitions of brokerage and risk management operations and capital expenditures.

Cash Flows From Operating Activities

Six-Months Ended June 30, 2013 and 2012

Historically, we have depended on our ability to generate positive cash flows from operations to meet our cash requirements. We believe that our cash flows from operations and borrowings under our Credit Agreement will provide us with adequate resources to meet our liquidity needs in the foreseeable future. To fund acquisitions made during 2012 and the for the six-month period ended June 30, 2013, we relied to a large extent on proceeds from borrowings under our Credit Agreement and the $50.0 million and $200.0 million note purchase agreements we entered into in July 2012 and June 2013, respectively.

Cash provided by operating activities was $73.8 million and $63.0 million for the six-month periods ended June 30, 2013 and 2012, respectively. The increase in cash provided by operating activities during the six-month period ended June 30, 2013 compared to the same period in 2012 was primarily due to favorable timing differences in the payment of accrued liabilities and favorable timing differences in the receipts and disbursements of fiduciary funds in 2013 compared to 2012. Our cash flows from operating activities are primarily derived from our earnings from operations, as adjusted for realized gains and losses, and our non-cash expenses, which include depreciation, amortization, change in estimated acquisition earnout payables, deferred compensation, restricted stock and stock-based and other non-cash compensation expenses.

When assessing our overall liquidity, we believe that the focus should be on net earnings as reported in our consolidated statement of earnings, adjusted for non-cash items (i.e., EBITDAC), and cash provided by operating activities in our consolidated statement of cash flows. Consolidated EBITDAC was $247.9 million and $209.5 million for the six-month periods ended June 30, 2013 and 2012 respectively. Consolidated net earnings were $134.0 million and $99.8 million for the six-month periods ended June 30, 2013 and 2012 respectively. We believe that the EBITDAC items are indicators of trends in liquidity. From a balance sheet perspective, we believe the focus should not be on premiums and fees receivable, premiums payable or restricted cash for trends in liquidity. Net cash flows provided by operations will vary substantially from quarter to quarter and year to year because of the variability in the timing of premiums and fees receivable and premiums payable. We believe that in order to consider these items in assessing our trends in liquidity, they should be looked at in a combined manner, because changes in these balances are interrelated and are based on the timing of premium payments, both to and from us. In addition, funds legally restricted as to our use relating to premiums and clients’ claim funds held by us in a fiduciary capacity are presented in our consolidated balance sheet as “Restricted Cash” and have not been included in determining our overall liquidity.

Our policy for funding our defined benefit pension plan is to contribute amounts at least sufficient to meet the minimum funding requirements under the IRC. The Employee Retirement Security Act of 1974, as amended (which we refer to as ERISA), could impose a minimum funding requirement for our plan. We are not required to make any minimum contributions to the plan for the 2013 plan year. We were not required to make any minimum contributions to the plan for the 2012 plan year. This level of required funding is based on the plan being frozen and the aggregate amount of our historical funding. The plan’s actuaries determine contribution rates based on our funding practices and requirements. Funding amounts may be influenced by future asset performance, the level of discount rates and other variables impacting the assets and/or liabilities of the plan. In addition, amounts funded in the future, to the extent not due under regulatory requirements, may be affected by alternative uses of our cash flows, including dividends, acquisitions and common stock repurchases. During each of the six-month periods ended June 30, 2013 and 2012, we made discretionary contributions of $4.2 million and $3.6 million, respectively, to the plan. We are considering making additional discretionary contributions to the plan in 2013 and may be required to make significantly larger minimum contributions to the plan in future periods.

Years Ended December 31, 2012, 2011 and 2010

Historically, we have depended on our ability to generate positive cash flow from operations to meet our cash requirements. We believe that our cash flows from operations and borrowings under our Credit Agreement will provide us with adequate resources to meet our liquidity needs in the foreseeable future. To fund acquisitions made during 2012 and 2011, we relied to a large extent on proceeds from borrowings under our Credit Agreement. In addition, for acquisitions made in 2012, we used proceeds from the $50.0 million note purchase agreement we entered into on July 10, 2012 and for acquisitions made in 2011, we used proceeds from the $125.0 million note purchase agreement we entered into on February 10, 2011.

Cash provided by operating activities was $343.0 million, $284.0 million and $229.5 million for 2012, 2011 and 2010, respectively. The increase in cash provided by operating activities in 2012 compared to 2011 was primarily due to favorable timing differences in the payment of accrued liabilities and the realization of other current assets, and an increased amount of non-cash charges in 2012 compared to 2011. The increase in cash provided by operating activities in 2011 compared to 2010 was primarily due to favorable timing differences in the receipts and disbursements of fiduciary funds and in the payment of accrued liabilities and to an increased amount of non-cash charges in 2011 compared to 2010. Our cash flows from operating activities are primarily derived from our earnings from operations, as adjusted for realized gains and losses, and our non-cash expenses, which include depreciation, amortization, change in estimated acquisition earnout payables, deferred compensation, restricted stock, and stock-based and other non-cash compensation expenses.

When assessing our overall liquidity, we believe that the focus should be on net earnings from continuing operations as reported in our consolidated statement of earnings, adjusted for non-cash items (i.e., EBITDAC), and cash provided by operating activities in our consolidated statement of cash flows. Consolidated EBITDAC was $432.1 million and $357.6 million for 2012 and 2011. We believe that these items are indicators of trends in liquidity. From a balance sheet perspective, the focus should not be on premium and fees receivable, premiums payable or restricted cash for trends in liquidity. Net cash flows provided by operations will vary substantially from quarter to quarter and year to year because of the variability in the timing of premiums and fees receivable and premiums payable. We believe that in order to consider these items in assessing our trends in liquidity, they should be looked at in a combined manner, because changes in these balances are interrelated and are based on the timing of premium payments, both to and from us. In addition, funds legally restricted as to our use relating to premiums and clients’ claim funds held by us in a fiduciary capacity are presented in our consolidated balance sheet as “Restricted Cash” and have not been included in determining our overall liquidity.

Our policy for funding our defined benefit pension plan is to contribute amounts at least sufficient to meet the minimum funding requirements under the IRC. ERISA currently imposes a minimum funding requirements for our plan. We were not required to make any minimum contributions to the plan for the 2012 plan year. The minimum funding requirement under the IRC was $0.3 million in both 2011 and 2010. This level of required funding is based on the plan being frozen and the aggregate amount of our historical funding. The plan’s actuaries determine contribution rates based on our funding practices and requirements. Funding amounts may be influenced by future asset performance, the level of discount rates and other variables impacting the assets and/or liabilities of the plan. In addition, amounts funded in the future, to the extent not due under regulatory requirements, may be affected by alternative uses of our cash flows, including dividends, acquisitions and common stock repurchases. During 2012, 2011 and 2010, we made discretionary contributions to the plan of $7.2 million, $7.2 million and $6.5 million, respectively. We are considering making additional discretionary contributions to the plan in 2013 and may be required to make significantly larger minimum contributions to the plan in future periods. See Note 10 to the Second Quarter 2013 Financials and Note 11 to the 2012 Financials for additional information required to be disclosed relating to our defined benefit postretirement plans. We are required to recognize an accrued benefit plan liability for our underfunded defined benefit pension and unfunded retiree medical plans (which we refer to together as the Plans). The offsetting adjustment to the liabilities required to be recognized for the Plans is recorded in “Accumulated Other Comprehensive Earnings (Loss),” net of tax, in our consolidated balance sheet. We will recognize subsequent changes in the funded status of the Plans through the income statement and as a component of comprehensive earnings, as appropriate, in the year in which they occur. Numerous items may lead to a change in funded status of the Plans, including actual results differing from prior estimates and assumptions, as well as changes in assumptions to reflect information available at the respective measurement dates. In 2012, the funded status of the Plans was significantly impacted by a decrease in the discount rates used in the measurement of the pension liabilities at December 31, 2012 (resulted in a $24.9 million increase in the benefit obligation at December 31, 2012). However, almost fully offsetting this impact was favorable returns on the plan’s assets in 2012, which, combined with the $7.2 million of discretionary contributions made to the plan in 2012, resulted in an increase in the plan’s invested assets of $24.5 million at December 31, 2012. The net change in the funded status of the Plan in 2012 resulted in virtually no change in noncurrent liabilities in 2012. While the change in funded status of the Plans had no direct impact on our cash flows from operations in 2012, 2011 or 2010, potential changes in the pension regulatory environment and investment losses in our pension plan have an effect on our capital position and could require us to make significant contributions to our defined benefit pension plan and increase our pension expense in future periods.

Cash Flows From Investing Activities

Six-Months Ended June 30, 2013 and 2012

Capital Expenditures - Net capital expenditures were $35.9 million and $26.6 million for the six-month periods ended June 30, 2013 and 2012, respectively. In 2013, we expect total expenditures for capital improvements to be approximately $80.0 million, primarily related to office moves and expansions and updating computer systems and equipment.

Acquisitions - Cash paid for acquisitions, net of cash acquired, were $113.4 million and $77.1 million in the six-month periods ended June 30, 2013 and 2012, respectively. In addition, during the six-month period ended June 30, 2012, we issued 3.3 million shares ($115.8 million) of our common stock as consideration paid for 2012 acquisitions. We completed nine acquisitions and twenty-seven acquisitions in the six-month periods ended June 30, 2013 and 2012, respectively. Annualized revenues of businesses acquired in the six-month periods ended June 30, 2013 and 2012 totaled approximately $40.9 million and $98.9 million, respectively. In the six-month period ended June 30, 2013, we funded substantially all of our acquisitions activity using debt and cash from operations. We expect to continue this trend through the remainder of 2013, although we may still use our common stock on occasion (for example, to effect a tax-free exchange, or if our overall acquisition activity warrants it).

During the six-month period ended June 30, 2012, we issued 425,000 shares of our common stock and paid $3.4 million in cash related to earnout obligations for four acquisitions made prior to 2009 and recorded additional goodwill of $0.1 million.

Dispositions - During the six-month periods ended June 30, 2013 and 2012, we sold several small books of business and recognized one-time gains of $3.3 million and $4.2 million, respectively. We received cash proceeds of $2.9 million and $8.2 million related to the 2013 and 2012 transactions, respectively. Offsetting the one-time gains related to sales of books of business for the six-month period ended June 30, 2012 was a non-cash loss of $3.5 million we recognized related to our acquisition of an additional 41.5% equity interest in CGM Gallagher Group Limited (which we refer to as CGM), which increased our ownership in CGM to 80%. The loss represented the decrease in fair value of our initial 38.5% equity interest in CGM based on the purchase price paid to acquire the additional 41.5% equity interest in CGM.

Clean Energy Investments - During the period 2009 through 2012, we made significant investments in clean energy operations capable of producing refined coal that we believe qualifies for tax credits under IRC Section 45. These IRC Section 45 tax credits produce positive cash flow by reducing the amount of Federal income taxes we pay. During the period from 2009 through 2012, these investments in clean energy operations have produced only modest positive net cash flow for us due to the capital expenditures we incurred during that period. In 2013, and possibly continuing into 2014, we expect to incur additional capital expenditures related to the redeployment, and in some cases movement, of some of the refined coal plants. We anticipate that the net cash flow generated by the tax credits we can use in 2013, which will be partially offset by the related capital expenditures in 2013 (and in 2014 as well if capital expenditures continue into 2014), will be positive. Our current estimate of the 2013 annual after-tax earnings that could be generated from production at the plants that operate in 2013 is $67.0 million to $71.0 million. With the expected increased earnings from the IRC Section 45 investments in 2015 through 2021 and the minimal capital expenditures during that same period, we anticipate that the annual positive net cash flow during such years will continue to increase. We anticipate that this favorable impact on the amount we will pay the IRS in 2013 and in future years from IRC Section 45 investments will allow us to use these positive cash flows to fund acquisitions.

Years Ended December 31, 2012, 2011 and 2010

Capital Expenditures - Net capital expenditures were $51.0 million, $45.9 million and $25.1 million for 2012, 2011 and 2010, respectively. In 2013, we expect total expenditures for capital improvements to be approximately $80.0 million, primarily related to office moves and expansions and updating computer systems and equipment. The increase in net capital expenditures in 2012 from 2011 primarily related to capitalized costs associated with the implementation of new accounting and financial reporting systems and several other system initiatives that occurred in 2012.

Acquisitions - Cash paid for acquisitions, net of cash acquired, was $344.1 million, $264.8 million and $80.1 million in 2012, 2011 and 2010, respectively. The increase use of cash for acquisitions made in 2012 compared to 2011 was primarily due to the increase in the number of acquisition that occurred in 2012. The increased use of cash for acquisitions made in 2011 compared to 2010 was primarily due to the increase in the number of acquisitions made and the $164.0 million of net cash paid for the Heath Lambert acquisition. In addition, during 2012, 2011 and 2010 we issued 6.0 million shares ($203.6 million), 3.2 million shares ($90.6 million) and 3.0 million shares ($79.4 million), respectively, of our common stock as consideration paid for acquisitions. We completed 60, 32 and 19 acquisitions in 2012, 2011 and 2010, respectively. Annualized revenues of entities acquired in 2012, 2011 and 2010 totaled approximately $231.7 million, $277.0 million and $145.1 million, respectively. In 2013, we expect to fund our acquisitions primarily using debt and cash from operations, although we may still use our common stock on occasion (for example, to effect a tax-free exchange, or if our overall acquisition activity warrants it).

During 2012, we issued 425,000 shares of our common stock and paid $3.5 million in cash related to earnout obligations of five acquisitions made prior to 2009 and recorded additional goodwill of $0.1 million. During 2011, we issued 245,000 shares of our common stock, paid $8.2 million in cash and accrued $18.3 million in liabilities related to earnout obligations of 19 acquisitions made prior to 2009 and recorded additional goodwill of $30.0 million. During 2010, we issued 1.2 million shares of our common stock, paid $5.9 million in cash and accrued $4.0 million in liabilities related to earnout obligations of 25 acquisitions made prior to 2009 and recorded additional goodwill of $26.7 million.

Dispositions - During 2008, we signed definitive agreements to sell substantially all of our reinsurance brokerage business. Under the agreements, we received initial proceeds of $33.1 million and potential additional proceeds of up to $14.6 million. In first quarter 2009, we signed and closed a definitive agreement to sell all of the remaining run-off obligations of our U.S. reinsurance brokerage operations. Under the agreement, we transferred restricted cash of $10.7 million, receivables of $128.7 million and liabilities of $139.4 million to the buyer.

During 2012, 2011 and 2010, we sold several books of business and recognized one-time gains of $3.9 million, $5.5 million and $5.9 million, respectively. We received cash proceeds of $11.4 million, $14.0 million and $3.2 million related to these transactions. Offsetting the one-time gains related to sales of books of business in 2012, was a non-cash loss of $3.5 million recognized in second quarter 2012 related to our acquisition of an additional 41.5% equity interest in CGM Gallagher Group Limited (which we refer to as CGM), which increased our ownership in CGM to 80%. The loss represents the decrease in fair value of our initial 38.5% equity interest in CGM based on the purchase price paid to acquire the additional 41.5% equity interest in CGM.

Cash Flows From Financing Activities

Six-Months Ended June 30, 2013 and 2012

Our Credit Agreement provides for a revolving credit commitment of up to $500.0 million, of which up to $75.0 million may be used for issuances of standby or commercial letters of credit and up to $50.0 million may be used for the making of swing loans, as defined in the Credit Agreement. We may from time to time request, subject to certain conditions, an increase in the revolving credit commitment up to a maximum aggregate revolving credit commitment of $600.0 million. At June 30, 2013, no borrowings were outstanding under the Credit Agreement. Due to outstanding letters of credit, $484.1 million remained available for potential borrowings under the Credit Agreement at June 30, 2013.

We use our Credit Agreement from time to time to borrow funds to supplement operating cash flows. In the six-month period ended June 30, 2013, we borrowed $228.0 million and repaid $357.0 million under our Credit Agreement. In the six-month period ended June 30, 2012, we borrowed $162.0 million and repaid $124.0 million under our Credit Agreement. Principal uses of the 2013 and 2012 borrowings were to fund acquisitions, make earnout payments related to acquisitions and for general corporate purposes.

On June 14, 2013, we borrowed an additional $200.0 million of private placement debt, which has a maturity of nine years and an interest rate of 3.69% and will be used to fund acquisitions and for general corporate purposes. At June 30, 2013, we had $925.0 million of corporate-related borrowings outstanding under separate note purchase agreements entered into in the period from 2007 to 2013 and a cash and cash equivalent balance of $240.0 million. See Note 5 to the Second Quarter 2013 Financials for a discussion of the terms of the note purchase agreements and the Credit Agreement.

The note purchase agreements and the Credit Agreement contain various financial covenants that require us to maintain specified levels of net worth and financial leverage ratios. We were in compliance with these covenants at June 30, 2013.

Years Ended December 31, 2012, 2011 and 2010.

In 2007, 2009, 2011 and 2012, we entered into separate note purchase agreements, with certain accredited institutional investors, pursuant to which we issued and sold to the investors $400.0 million, $150.0 million, $125.0 million and $50.0 million in aggregate debt, respectively, totaling $725.0 million which was outstanding at December 31, 2012, and a cash and cash equivalent balance of $302.1 million. We also use our Credit Agreement from time to time to borrow funds to supplement operating cash flows. See Note 6 to the 2012 Financials for a discussion of the terms of the note purchase agreements and the Credit Agreement. There were $129.0 million of borrowings outstanding under the Credit Agreement at December 31, 2012. Due to the outstanding borrowing and letters of credit, $355.1 million remained available for potential borrowings under the Credit Agreement at December 31, 2012.

During 2012, we borrowed $303.0 million and repaid $184.0 million under our Credit Agreement. Principal uses of the 2012 borrowings under the Credit Agreement were to fund acquisitions, earnout payments related to acquisitions and general corporate purposes. During 2011, we borrowed $151.0 million and repaid $141.0 million under the Credit Agreement. Principal uses of the 2011 borrowings under the Credit Agreement were to fund acquisitions, earnout payments related to acquisitions and general corporate purposes. During 2010, we borrowed and repaid $48.0 million under the Credit Agreement. Principal uses of the 2010 borrowings under the Credit Agreement were to fund acquisitions, earnout payments related to acquisitions and general corporate purposes.

Dividends - Our board of directors determines our dividend policy. Our board of directors declares dividends on a quarterly basis after considering our available cash from earnings, our anticipated cash needs and current conditions in the economy and financial markets.

In the six-month period ended June 30, 2013, we declared $89.5 million in cash dividends on our common stock, or $0.35 per common share, a 3% increase over fourth quarter 2012. On July 25, 2013, we announced a quarterly dividend for third quarter 2013 of $0.35 per common share. It is anticipated this dividend level will result in annualized net cash used by financing activities in 2013 of approximately $178.4 million (based on the number of outstanding shares as of June 30, 2013) or an anticipated decrease in cash used of approximately $26.0 million compared to 2012. This decrease in cash used is the result of five dividend payments being made in 2012 compared to four payments that will be made in 2013. We can make no assurances regarding the amount of any future dividend payments.

In 2012, we declared $167.5 million in cash dividends on our common stock, or $1.36 per common share. On December 20, 2012, we paid a fourth quarter dividend of $.34 per common share to shareholders of record as of December 3, 2012. This fourth quarter 2012 dividend schedule, which was a change from our historical schedule to stockholder of record and payable dates, resulted in five dividends being paid in 2012, for total dividend payments of $204.4 million. We anticipate that our stockholder of record and payable dates in future quarters will follow a similar schedule as the new fourth quarter 2012 payment dividend schedule, which would result in four quarterly dividends in 2013. On January 24, 2013, we announced a quarterly dividend for first quarter 2013 of $.35 per common share. If the dividend is maintained at $.35 per common share throughout 2013, this dividend level would result in an annualized net cash used by financing activities in 2013 of approximately $175.2 million (based on the outstanding shares as of December 31, 2012), or a decrease in cash used of approximately $29.2 million. This decrease in cash used is primarily the result of five dividend payments being made in 2012 compared to four payments that will be made in 2013. We can make no assurances regarding the amount of any future dividend payments.

Common Stock Repurchases - We have in place a common stock repurchase plan approved by our board of directors. We did not repurchase any shares in 2012, 2011 and 2010. We generally hold repurchased shares for reissuance in connection with our equity compensation and stock option plans. Under the provisions of the repurchase plan, we were authorized to repurchase approximately 6,000,000 additional shares at December 31, 2012. The plan authorizes the repurchase of our common stock at such times and prices as we may deem advantageous, in transactions on the open market or in privately negotiated transactions. We are under no commitment or obligation to repurchase any particular amount of common stock, and the share repurchase plan can be suspended at any time at our discretion. Funding for share repurchases may come from a variety of sources, including cash from operations, short-term or long-term borrowings under our Credit Agreement or other sources. The common stock repurchases reported in our consolidated statement of cash flows for 2012, 2011 and 2010 include 82,000 shares (at a cost of $1.5 million), 41,000 shares (at a cost of $1.2 million) and 32,000 shares (at a cost of $0.8 million), respectively, that we repurchased from our employees to cover their income tax withholding obligations in connection with restricted stock distributions in each of those years. Under these circumstances, we withhold the proceeds from the repurchases and remit them to the taxing authorities on the employees’ behalf to cover their income tax withholding obligations.

Common Stock Issuances - Another source of liquidity to us is the issuance of our common stock pursuant to our stock option and employee stock purchase plans. Proceeds from the issuance of common stock under these plans for the six-month periods ended June 30, 2013 and 2012 were $51.4 million and $48.6 million, respectively. Prior to 2009, we issued stock options under four stock option-based employee compensation plans. The options were primarily granted at the fair value of the underlying shares at the date of grant and generally became exercisable at the rate of 10% per year beginning the calendar year after the date of grant. In May 2008, all of these plans expired. On May 10, 2011, our stockholders approved the 2011 Long-Term Incentive Plan (which we refer to as the LTIP), which replaced our previous stockholder-approved 2009 Long-Term Incentive Plan. All of our officers, employees and non-employee directors are eligible to receive awards under the LTIP. Awards which may be granted under the LTIP include non-qualified and incentive stock options, stock appreciation rights, restricted stock units and performance units, any or all of which may be made contingent upon the achievement of performance criteria. Stock options with respect to 8.0 million shares (less any shares of restricted stock units issued under the LTIP - 0.5 million shares of our common stock were available for this purpose as of June 30, 2013) were available for grant under the LTIP at June 30, 2013. In addition, we have an employee stock purchase plan which allows our employees to purchase our common stock at 95% of its fair market value. Proceeds from the issuance of our common stock related to these plans have contributed favorably to net cash provided by financing activities in the six-month periods ended June 30, 2013 and 2012 and we believe this favorable trend will continue in the foreseeable future.

Outlook - We believe that we have sufficient capital to meet our short- and long-term cash flow needs. Except for 2008 and 2005, our earnings before income taxes, adjusted for non-cash items, have increased year over year since 1991. In 2008, earnings before income taxes were adversely impacted by charges related to real estate lease terminations, severance, litigation, impairments of intangible assets and the adverse impact of foreign currency translation. In 2005, earnings before income taxes were adversely impacted by charges incurred for litigation and retail contingent commission related matters and claims handling obligations. We expect the historically favorable trend in earnings before income taxes, adjusted for non-cash items, to continue in the foreseeable future because we intend to continue to expand our business through organic growth from existing operations and through acquisitions. Additionally, we anticipate a favorable impact on the amount we will pay the IRS in 2013 and in future years based on anticipated tax credits from IRC Section 45 investments. We also anticipate that we will continue to use cash flows from operations and, if needed, borrowings under the Credit Agreement and private placement debt (described above under “Cash Flows From Financing Activities”) and our common stock to fund acquisitions. In addition, we may from time to time consider other alternatives for longer-term funding sources. Such alternatives could include raising additional capital through public or private debt offerings, equity markets, or restructuring our operations in the event that cash flows from operations are reduced dramatically due to lost business or if our acquisition program continues at, or increases from the same level we had in 2012.

Contractual Obligations and Commitments

In connection with our investing and operating activities, we have entered into certain contractual obligations and commitments. See Note 12 to the Second Quarter 2013 Financials and Note 13 to the 2012 Financials for a discussion of these obligations and commitments. In connection with our investing and operating activities, we have entered into certain contractual obligations and commitments. See Notes 6, 12 and 13 to the 2012 Financials for additional discussion of these obligations and commitments. Our future minimum cash payments, including interest, associated with our contractual obligations pursuant to our note purchase agreements and Credit Agreement, operating leases and purchase commitments as of December 31, 2012 are as follows (in millions):

	Payments Due by Period
Contractual Obligations	2013	2014	2015	2016	2017	Thereafter	Total
Note Purchase Agreements	$—	$100.0	$—	$50.0	$300.0	$275.0	$725.0
Credit Agreement	129.0	—	—	—	—	—	129.0
Interest expense on debt	43.1	43.0	36.7	36.7	33.8	43.3	236.6

Total debt obligations	172.1	143.0	36.7	86.7	333.8	318.3	1,090.6
Operating lease obligations	69.1	51.5	43.3	32.4	23.4	31.4	251.1
Less sublease arrangements	(2.0)	(1.6)	(0.6)	—	—	—	(4.2)
Outstanding purchase obligations	17.6	12.0	7.0	1.3	0.3	—	38.2

Total contractual obligations	$256.8	$204.9	$86.4	$120.4	$357.5	$349.7	$1,375.7

The amounts presented in the table above may not necessarily reflect our actual future cash funding requirements, because the actual timing of the future payments made may vary from the stated contractual obligation. In addition, due to the uncertainty with respect to the timing of future cash flows associated with our unrecognized tax benefits at December 31, 2012, we are unable to make reasonably reliable estimates of the period in which cash settlements may be made with the respective taxing authorities. Therefore, $6.7 million of unrecognized tax benefits have been excluded from the contractual obligations table above. See Note 14 to the 2012 Financials for a discussion on income taxes.

Note Purchase Agreements - On August 3, 2007, we entered into a note purchase agreement, as amended and restated on December 19, 2007, with certain accredited institutional investors, pursuant to which we issued and sold $100.0 million in aggregate principal amount of our 6.26% Senior Notes, Series A, due August 3, 2014 and $300.0 million in aggregate principal amount of our 6.44% Senior Notes, Series B, due August 3, 2017, in a private placement.

On November 30, 2009, we entered into a note purchase agreement, with certain accredited institutional investors, pursuant to which we issued and sold $150.0 million in aggregate principal amount of our 5.85% Senior Notes, Series C, due in three equal installments on November 30, 2016, November 30, 2018 and November 30, 2019, in a private placement.

On February 10, 2011, we entered into a note purchase agreement, with certain accredited institutional investors, pursuant to which we issued and sold $75.0 million in aggregate principal amount of our 5.18% Senior Notes, Series D, due February 10, 2021 and $50.0 million in aggregate principal amount of our 5.49% Senior Notes, Series E, due February 10, 2023, in a private placement.

On July 10, 2012, we entered into a note purchase agreement, with certain accredited institutional investors, pursuant to which we issued and sold $50.0 million in aggregate principal amount of our 3.99% Senior Notes, Series F, due July 10, 2020, in a private placement. On June 14, 2013, we entered into a note purchase agreement with certain accredited institutional investors, pursuant to which we issued and sold $200.0 million in aggregate principal amount of our 3.69% Senior Notes, Series G, due June 14, 2022, in a private placement. These notes require semi-annual payments of interest that are due in June and December of each year.

See Note 5 to the Second Quarter 2013 Financials and Note 6 to the 2012 Financials for a discussion of the terms of the note purchase agreements.

Credit Agreement - We have a $500.0 million Credit Agreement, which expires on July 14, 2014, with a group of twelve financial institutions. We use the Credit Agreement to post letters of credit and to borrow funds to supplement our operating cash flows from time to time. At December 31, 2012, $15.9 million of letters of credit (for which we have $8.5 million of liabilities recorded at December 31, 2012) were outstanding under the Credit Agreement. There were $129.0 million of borrowings outstanding under the Credit Agreement at December 31, 2012. Accordingly, at December 31, 2012, $355.1 million remained available for potential borrowings, of which $59.1 million may be in the form of additional letters of credit. We are under no obligation to use the Credit Agreement in performing our normal business operations. At June 30, 2013, $15.9 million of letters of credit (for which we had $8.8 million of liabilities recorded at June 30, 2013) were outstanding under the Credit Agreement. There were no borrowings outstanding under the Credit Agreement at June 30, 2013. Accordingly, as of June 30, 2013, $484.1 million remained available for potential borrowings under the Credit Agreement, of which $59.1 million may be in the form of additional letters of credit.

See Note 5 to the Second Quarter 2013 Financials and Note 6 to the 2012 Financials for a discussion of the terms of the Credit Agreement.

Operating Lease Obligations - We generally operate in leased premises at our other locations. Certain of these leases have options permitting renewals for additional periods. In addition to minimum fixed rentals, a number of leases contain annual escalation clauses which are generally related to increases in an inflation index.

We have leased certain office space to several non-affiliated tenants under operating sublease arrangements. In the normal course of business, we expect that the leases will not be renewed or replaced. We adjust charges for real estate taxes and common area maintenance annually based on actual expenses, and we recognize the related revenues in the year in which the expenses are incurred. These amounts are not included in the minimum future rentals to be received in the contractual obligations table above.

Outstanding Purchase Obligations - As a service company, we typically do not have a material amount of outstanding purchase obligations at any point in time. The amount disclosed in the contractual obligations table above represents the aggregate amount of unrecorded purchase obligations that we have outstanding as of December 31, 2012. These obligations represent agreements to purchase goods or services that were executed in the normal course of business.

Off-Balance Sheet Commitments - Our total unrecorded commitments associated with outstanding letters of credit, financial guarantees and funding commitments as of December 31, 2012 are as follows (in millions):

							Total
	Amount of Commitment Expiration by Period						Amounts
Off-Balance Sheet Commitments	2013	2014	2015	2016	2017	Thereafter	Committed
Letters of credit	$—	$—	$—	$—	$—	$15.9	$15.9
Financial guarantees	—	—	—	—	—	9.3	9.3
Funding commitments	4.3	—	—	—	—	2.9	7.2

Total commitments	$4.3	$—	$—	$—	$—	$28.1	$32.4

Since commitments may expire unused, the amounts presented in the table above do not necessarily reflect our actual future cash funding requirements. See Note 12 to the Second Quarter 2013 Financials and Note 13 to the 2012 Financials for a discussion of our funding commitments related to our corporate segment and the Off-Balance Sheet Debt section below for a discussion of other letters of credit. All of the letters of credit represent multiple year commitments that have annual, automatic renewing provisions and are classified by the latest commitment date.

Since January 1, 2002, we have acquired 248 companies, all of which were accounted for using the acquisition method for recording business combinations. Substantially all of the purchase agreements related to these acquisitions contain provisions for potential earnout obligations. For all of our 2009 to 2012 acquisitions that contain potential earnout obligations, such obligations are measured at fair value as of the acquisition date and are included on that basis in the recorded purchase price consideration for the respective acquisition. The amounts recorded as earnout payables are primarily based upon estimated future operating results of the acquired entities over a two- to three-year period subsequent to the acquisition date. The aggregate amount of the maximum earnout obligations related to these acquisitions was $384.8 million, of which $139.8 million was recorded in our consolidated balance sheet as of December 31, 2012 based on the estimated fair value of the expected future payments to be made.

See Notes 5, 11 and 12 to the Second Quarter 2013 Financials and Notes 6, 12 and 13 to the 2012 Financials for a discussion of our off-balance sheet arrangements.

Off-Balance Sheet Debt - Our unconsolidated investment portfolio includes investments in enterprises where our ownership interest is between 1% and 50%, in which management has determined that our level of influence and economic interest is not sufficient to require consolidation. As a result, these investments are accounted for using the equity method. None of these unconsolidated investments had any outstanding debt at December 31, 2012 and 2011 that was recourse to us.

At December 31, 2012, we had posted two letters of credit totaling $10.2 million, in the aggregate, related to our self-insurance deductibles, for which we have recorded a liability of $8.5 million. We have an equity investment in a rent-a-captive facility, which we use as a placement facility for certain of our insurance brokerage operations. At December 31, 2012, we had posted $5.7 million of letters of credit to allow the rent-a-captive facility to meet minimum statutory surplus requirements and for additional collateral related to premium and claim funds held in a fiduciary capacity. These letters of credit have never been drawn upon.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

At June 30, 2013, there were no changes in or disagreements with our accountants on matters related to accounting and financial disclosure.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors

Set forth below is a description of the background of each member of our Board of Directors, including public and investment company directorships each member held during the past five years and the experience, qualifications, attributes or skills that led the Board to conclude that each such individual should be elected to serve as one of our directors at the Annual Meeting.

SHERRY S. BARRAT, 63, has been a member of the Board since July 2013 and currently serves on the Compensation Committee. Ms. Barrat also serves on the board of directors of NextEra Energy, Inc., a renewable resource energy company, and as an independent trustee or director of certain Prudential Insurance mutual funds. Ms. Barrat retired as the Vice Chairman and a member of the management committee of Northern Trust Corporation, a provider of asset management and additional financial services, in 2012. Prior to being appointed to those offices in March 2011, Ms. Barrat served since 2006 as president of Northern Trust’s personal financial services business. Ms. Barrat has over 40 years of management and operational experience. That experience, along with her deep understanding of the financial services industry, strengthens the Board’s decision making process.

WILLIAM L. BAX, 69, has been a member of the Board since 2006 and currently serves as Chair of the Audit Committee. Mr. Bax was Managing Partner of the Chicago office of PricewaterhouseCoopers (PwC), an international accounting, auditing and consulting firm, from 1997 to 2003, and a partner in the firm for 26 years. He currently serves as a director and audit committee chair of several affiliated mutual fund companies (Northern Funds and Northern Institutional Funds since 2005, and Northern Multi-Manager Funds since 2006). Mr. Bax previously served as a director of Sears Roebuck & Co., a publicly traded retail company, from 2003 to 2005, and Andrew Corporation, a publicly traded communications products company, from 2006 to 2007. During his 26 years as a partner and 6 years as head of PwC’s Chicago office, Mr. Bax gained extensive experience advising public companies regarding accounting and strategic issues. This experience, along with his tenure on the boards of public companies such as Sears and Andrew, strengthen the Board’s decision making. Mr. Bax’s long history advising public companies on accounting and disclosure issues enhances the Board’s ability to oversee our assessment and management of material risks. Additionally, Mr. Bax’s experience as a director of various mutual funds provides us with valuable insight into the perspectives and concerns of our institutional stockholders.

FRANK E. ENGLISH, JR., 67, has been a member of the Board since 2009 and currently serves on the Audit Committee. Mr. English also serves on the board of directors and audit committee of Tower International, Inc., a publicly traded global automotive components manufacturer, of which he has been a board member or board advisor since August 2010. Since June 2012, Mr. English has also served on the board of directors and the finance and strategy committee of CBOE Holdings, Inc., a publicly traded holding company for various securities exchanges, including the largest U.S. options exchange. Since April 2011, Mr. English has been a Senior Advisor to W.W. Grainger, a publicly traded broad-based distributor of industrial maintenance, repair and operations supplies. From 1976 to 2009, Mr. English served in various senior roles at Morgan Stanley, most recently as Managing Director and Vice Chairman of Investment Banking. Following his retirement in 2009, Mr. English served as a Senior Advisor at Morgan Stanley & Co. until April 2011. The Board greatly benefits from Mr. English’s 33 years of investment banking expertise, particularly in the areas of capital planning, strategy development, financing and liquidity management.

J. PATRICK GALLAGHER, JR., 61, has been a member of the Board since 1986 and has served as Chairman of the Board since 2006. Mr. Gallagher has spent his entire career with Arthur J. Gallagher & Co. in a variety of management positions, starting as a Production Account Executive in 1974, then serving as Vice President–Operations from 1985 to

1990, as President and Chief Operating Officer from 1990 to 1995, and as President and CEO since 1995. In August 2011, Mr. Gallagher joined the board of directors of InnerWorkings, Inc., a publicly traded global provider of managed print, packaging and promotional solutions, and was appointed to its compensation and nominating/governance committees. He also serves on the Board of Trustees of the American Institute for Chartered Property Casualty Underwriters and on the Board of Founding Directors of the International Insurance Foundation. Mr. Gallagher’s 40 years of experience with our company and 28 years of service on the Board provide him with a deep knowledge of our company and the insurance and insurance brokerage industries, as well as a depth of leadership experience. This depth of knowledge and experience greatly enhances the Board’s decision making and enables Mr. Gallagher to serve as a highly effective Chairman of the Board.

ELBERT O. HAND, 74, has been a member of the Board since 2002 and currently serves as Chair of the Compensation Committee and as a member of the Nominating/Governance Committee. Mr. Hand was Chairman of the Board of Hartmarx Corporation, an apparel marketing and manufacturing company, from 1992 to 2004, and served as a member of Hartmarx’s board from 1984 to 2010. He served as Chief Executive Officer of Hartmarx from 1992 to 2002 and as President and Chief Operating Officer from 1987 to 1992. From 1982 to 1989, Mr. Hand also served as President and Chief Executive Officer of Hartmarx’s Men’s Apparel Group. Mr. Hand was a director of Austin Reed Group PLC, a U.K.-based apparel company, from 1995 to 2002, and served as an advisor to the board for a number of years after 2002. From January 2010 to February 2011, Mr. Hand served as a member of the board and non-executive Chairman of Environmental Solutions Worldwide, Inc., a publicly traded manufacturer and marketer of environmental control technologies. He has also served as a member of Northwestern University’s Kellogg Advisory Board. The Board benefits from Mr. Hand’s business acumen gleaned from nearly three decades of leadership roles in the apparel marketing and manufacturing industry, including significant experience in sales and marketing. Mr. Hand’s long association with U.K. apparel company Austin Reed is valuable to the Board as we continue to expand our U.K. and other international operations.

DAVID S. JOHNSON, 56, has been a member of the Board since 2003 and currently serves as Chair of the Nominating/Governance Committee and as a member of the Compensation Committee. In 2009, Mr. Johnson was appointed President and Chief Executive Officer of the Americas for Barry Callebaut AG, the world’s largest manufacturer of cocoa and chocolate products. He is also a member of Barry Callebaut AG’s global executive committee. Mr. Johnson served as President and Chief Executive Officer, and as a member of the board, of Michael Foods, Inc., a food processor and distributor, from 2008 to 2009, and as Michael Foods’ President and Chief Operating Officer from 2007 to 2008. From 1986 to 2006, Mr. Johnson served in a variety of senior management roles at Kraft Foods Global, Inc., a global food and beverage company, most recently as President of Kraft Foods North America, and as a member of Kraft Foods’ Management Committee. Prior to that, he held senior positions in marketing, strategy, operations, procurement and general management at Kraft Foods. The Board benefits from Mr. Johnson’s business acumen gleaned from nearly three decades of leadership roles in the food and beverage industry. In particular, Mr. Johnson’s experience as an executive at global, multi-national businesses such as Barry Callebaut and Kraft is valuable to the Board as we continue to expand our international operations. Mr. Johnson’s association with corporate governance and executive compensation best practices as a member of Kraft’s Management Committee, as a board member of Michael Foods and as a member of Barry Callebaut AG’s global executive committee, also enables him to make valuable contributions to the Board.

KAY W. MCCURDY, 62, has been a member of the Board since 2005 and currently serves on the Compensation and Nominating/Governance Committees. Ms. McCurdy is Of Counsel at the law firm of Locke Lord LLP, where she was a Partner from 1983 to 2012, and practiced corporate and finance law since 1975. She served on the firm’s Executive Committee from 2004 to 2006. During her nearly four decades as a corporate and finance attorney, Ms. McCurdy represented numerous companies on a wide range of matters including financing transactions, mergers and acquisitions, securities offerings, executive compensation and corporate governance. Ms. McCurdy served as a director of Trek Bicycle Corporation, a leading bicycle manufacturer, from 1998 to 2007. In recognition of her ongoing commitment to director education and boardroom excellence, the National Association of Corporate Directors (NACD) named Ms. McCurdy a 2012 NACD Governance Fellow. Ms. McCurdy’s experience advising companies regarding legal, public disclosure, corporate governance, mergers and acquisitions and executive compensation issues provide her with a depth and breadth of expertise that enhances our ability to navigate legal and strategic issues. Ms. McCurdy’s experience with corporate governance and executive compensation best practices as an expert advising a wide variety of companies across different industries enables her to make valuable contributions to the Board with respect to these and related matters.

NORMAN L. ROSENTHAL, Ph.D., 61, has been a member of the Board since 2008 and currently serves on the Audit Committee. Since 1996, he has been President of Norman L. Rosenthal & Associates, Inc., a management consulting firm that specializes in the property and casualty insurance industry. Prior to 1996, Dr. Rosenthal spent 15 years practicing in the property and casualty insurance industry at Morgan Stanley & Co., a global financial services firm, most recently as Managing Director. Dr. Rosenthal served on the boards of Aspen Insurance Holdings, Ltd., a publicly traded global property and casualty insurance and reinsurance company, from 2002 to 2009, Mutual Risk Management Ltd., a publicly traded off-shore provider of alternative commercial insurance and financial services, from 1997 to 2002, Vesta Insurance Group, Inc., a publicly traded group of insurance companies, from 1996 to 1999, and Alliant Insurance Group Inc., a private insurance brokerage and financial services company, from 2005 to 2007. He currently serves on the private company board of The Plymouth Rock Company, a group of auto and homeowners’ insurance companies. Dr. Rosenthal holds a Ph.D. in Business and Applied Economics, with an insurance focus, from the Wharton School of the University of Pennsylvania. Dr. Rosenthal’s vast experience in the insurance and finance industries is a valuable resource to us and greatly enriches the Board’s decision making. In addition, Dr. Rosenthal’s academic expertise in applied economics, combined with his decades of experience as a management consultant and director in the insurance sector, greatly enhances the Board’s ability to oversee our assessment and management of material risks.

JAMES R. WIMMER, 84, has been a member of the Board since 1985 and currently serves on the Audit and Nominating/Governance Committees. Mr. Wimmer is a retired attorney from the law firm of Lord, Bissell & Brook, where he was Partner from 1959 to 1992 and Of Counsel from 1992 to 1999. Mr. Wimmer represented public and private companies, including Arthur J. Gallagher & Co., on a wide range of corporate, securities and insurance-related matters. He served as Chairman of Lord, Bissell & Brook for one year and as a member of its executive committee for 12 years. Mr. Wimmer joined the Board the year after our initial public offering and over the years has been a key advisor on many complex legal and strategic issues. His 28 years of service on the Board and even longer association as our former attorney give Mr. Wimmer a deep understanding of our business, which greatly enriches the Board’s decision making.

Legal Proceedings Involving Directors and Executive Officers

As of the date of this prospectus, there is no material proceeding to which any of our directors or executive officers, or any associate of any such director or executive officer, is a party or has a material interest adverse to us or any of our subsidiaries. To our knowledge, none of our directors or executive officers have been subject to any of the events described in Item 401(f) of Regulation S-K, as promulgated by the SEC, during the past ten years.

Corporate Governance

We are committed to sound and effective corporate governance. To that end, the Board of Directors has adopted Governance Guidelines that set forth principles to assist the Board in determining director independence and other important corporate governance matters. Over the years we have taken steps to strengthen our corporate governance in various areas, including the following: all Board members other than our Chairman are independent; our directors are elected annually to a one-year term; we have majority voting for director elections; we do not have supermajority voting requirements in our certificate of incorporation; we do not have a poison pill; and we prohibit hedging and restrict pledging of company stock by directors and executive officers. The Board has also adopted Global Standards of Business Conduct (the Global Standards) that apply to all directors, executive officers and employees. The Global Standards, along with our Governance Guidelines and the charters of the Audit, Compensation and Nominating/Governance Committees, are available at www.ajg.com/ir, under the heading “Corporate Governance.” We will provide a copy of the Global Standards or Governance Guidelines without charge to any person who requests a copy by writing to our Secretary at The Gallagher Centre, Two Pierce Place, Itasca, Illinois 60143-3141. We intend to satisfy the disclosure requirements of Item 5.05 of Form 8-K regarding any amendment to, or waiver from, the Global Standards by posting such information on our website.

Board Committees

The Board currently has Audit, Compensation and Nominating/Governance Committees, all of the members of which are independent. The following table sets forth the members of, and the number of meetings held by, each committee during 2012:

Director	Audit	Compensation	Nominating/ Governance
William L. Bax	Chair
Frank E. English, Jr.	X
J. Patrick Gallagher, Jr.
Ilene S. Gordon*		X
Elbert O. Hand		Chair	X
David S. Johnson		X	Chair
Kay W. McCurdy		X	X
Norman L. Rosenthal	X
James R. Wimmer	X		X

Meetings Held in 2012	4	5	3

Audit Committee. The Audit Committee is responsible for, among other things, general oversight of the integrity of our financial statements, risk assessment and risk management, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee manages our relationship with our independent registered public accounting firm and is responsible for the appointment, retention, termination and compensation of the independent auditor. Each member of the Audit Committee meets the additional heightened independence and other requirements of the NYSE. The Board has determined that Mr. Bax qualifies as an “audit committee financial expert” under SEC rules.

Compensation Committee. The Compensation Committee is responsible for, among other things, reviewing compensation arrangements for our executive officers, including our CEO, for administering our equity compensation and other benefit plans, and for reviewing our overall compensation structure to avoid incentives that promote excessive risk-taking by executive officers and other employees. The Compensation Committee is permitted to delegate its authority under its charter to subcommittees when it deems appropriate. The Compensation Committee may, and in 2012 did, engage a compensation consultant to assist it in carrying out its duties and responsibilities, and has the sole authority to retain and terminate any compensation consultant, including sole authority to approve any consultant’s fees and other retention terms. For more information regarding the roles of our CEO and compensation consultant in setting compensation, please see page 82.

Nominating/Governance Committee. The Nominating/Governance Committee is responsible for, among other things, identifying qualified Board and Board committee candidates, recommending changes to the Board’s size and composition, determining director compensation, recommending director independence standards and governance guidelines, and reviewing and approving related party transactions.

*	Ms. Gordon resigned from the Board, effective May 15, 2013. On July 25, 2013, the Board appointed Sherry S. Barrat as a member of the Board. Ms. Barrat has filled the vacancy on the Compensation Committee resulting from Ms. Gordon’s departure.

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Director Qualifications. When identifying director candidates, in addition to applicable SEC and NYSE requirements, the Nominating/Governance Committee considers other factors as it deems appropriate, including the candidate’s judgment, skill, integrity, diversity, and business or other experience. Directors should have experience in positions with a high degree of responsibility, be leaders in the organizations with which they are affiliated, be selected based on contributions they can make to the Board and management and be free from relationships or conflicts of interest that could interfere with the director’s duties to us and our stockholders. The Nominating/Governance Committee may consider candidates suggested by stockholders, management or members of the Board and may hire consultants or search firms to help identify and evaluate potential nominees for director.

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Under our bylaws, notice of any matter that is not submitted to be included in our proxy statement and proxy card for the 2014 Annual Meeting, but that a stockholder instead wishes to present directly at the Annual Meeting, including director nominations and other items of business, must be delivered to our Secretary, at Arthur J. Gallagher & Co., The Gallagher Centre, Two Pierce Place, Itasca, Illinois 60143-3141, not later than the close of business on February 14, 2014 and not earlier than the close of business on January 15, 2014. We will not entertain any nominations or other items of business at the Annual Meeting that do not meet the requirements in our bylaws. If we do not receive notice of a matter by February 14, 2014, SEC rules permit the people named as proxy holders on the proxy card to vote proxies in their discretion when and if the matter is raised at the Annual Meeting. Any stockholder proposal relating to a director nomination should set forth all information relating to such person required to be disclosed in solicitations of proxies for contested director elections under Regulation 14A of the Exchange Act, including, among other things, the particular experience, qualifications, attributes or skills of the nominee that, in light of our business and structure, led to the stockholder’s conclusion that the nominee should serve on the Board. The proposal should also include the director nominee’s written consent to be named in our proxy statement as a nominee and to serve as a director if elected. Stockholders are also advised to review our bylaws, which contain additional requirements regarding the information to be included in, and advance notice of, stockholder proposals and director nominations.

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Any stockholder who wishes to propose director nominees for consideration by the Board’s Nominating/Governance Committee, but does not wish to present such proposal at an annual meeting, may do so at any time by directing a description of each nominee’s name and qualifications for Board membership to the Chair of the Nominating/Governance Committee, c/o our Secretary at Arthur J. Gallagher & Co., The Gallagher Centre, Two Pierce Place, Itasca, Illinois 60143-3141. The recommendation should contain all of the information regarding the nominee described in the question and answer above and in our bylaws relating to director nominations brought before the Annual Meeting. The Nominating/Governance Committee evaluates nominee proposals submitted by stockholders in the same manner in which it evaluates other nominees.

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Board Diversity. The Nominating/Governance Committee seeks Board members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The Nominating/Governance Committee implements this policy through discussions among committee members and assesses its effectiveness annually as part of the self-evaluation process of the Nominating/Governance Committee and the Board.

Board Leadership Structure

J. Patrick Gallagher, Jr. currently serves as Chairman of the Board and CEO. With the exception of the Chairman, all Board members are independent and actively oversee the activities of the Chairman and other members of the senior management team. At the end of each regularly scheduled meeting of the Board, the independent directors select an independent Lead Director who serves until the end of the next regularly scheduled meeting of the Board. The responsibilities of the Lead Director include acting as a liaison between the Chairman and the independent directors, coordinating with the Chairman regarding information sent to the Board, coordinating with the Chairman regarding Board meeting agendas and schedules, and being available for consultation and communication with stockholders as appropriate. In addition, the Lead Director is authorized to call and preside over executive sessions of the independent directors without the Chairman or other management present. The independent directors also meet regularly in executive sessions. An executive session is held in conjunction with each regularly scheduled Board meeting, and other executive sessions may be called by the Lead Director at his or her discretion or at the request of the Board. The committees of the Board also meet regularly in executive sessions without management. We believe that our Board leadership structure provides us with important advantages. Mr. Gallagher’s extensive experience and knowledge of our business enriches the Board’s decision making. Mr. Gallagher’s role as Chairman and CEO also enhances communication and coordination between management and the Board on critical issues.

Board’s Role in Risk Oversight

The Board exercises its responsibility for oversight and monitoring of management’s risk assessment and risk management functions primarily through the Audit Committee. The Audit Committee fulfills its oversight role by discussing, among other things, guidelines and policies regarding risk assessment and risk management, our major financial risk exposures and steps taken by management to monitor and control such exposures. To fulfill its risk oversight and monitoring roles, the Audit Committee oversees an internal audit department, the head of which reports directly to the Audit Committee (other than with respect to the department’s day-to-day operations). The internal audit department is independent from management and its responsibilities are defined by the Audit Committee. At least annually, the head of the internal audit department is required to confirm to the full Board the department’s organizational independence. Among other things, the purpose of the department is to bring a systematic and disciplined approach to evaluating and improving the effectiveness of our risk management, control and governance processes. The internal audit department evaluates the effectiveness of our risk management processes, performs consulting and advisory services for us related to risk management, and reports significant risk exposures, including fraud risks, to the Audit Committee. The Audit Committee periodically reports to the full Board a summary of its activities and any key findings that arise from its risk oversight and monitoring functions.

In addition, the Compensation Committee reviews our overall compensation policies and practices to determine whether our program provides incentives for executive officers and other employees to take excessive risks. Based upon an analysis conducted by management and discussions between management and our Compensation Committee, the Compensation Committee has determined that our overall compensation policies and practices do not present risks that are likely to have a material adverse effect on us or our business. In reaching this determination, our Compensation Committee and management noted the following: (i) no single business unit bears a disproportionate share of our overall risk profile; (ii) no single business unit is significantly more profitable than the other business units; (iii) our compensation practices are substantially consistent across all business units both in the amount and types of compensation awarded; and (iv) substantially all of our revenue-producing employees are sales professionals whose compensation is tied to the amount of revenue received by the company. In addition, our annual cash incentive program targets payouts for our CEO at 125% of base salary, and for other executive officers at 100% of base salary, and caps payouts at 150% of target. We believe that our compensation practices help ensure that no single year’s results and no single corporate action has a disproportionate effect on executive officers’ annual compensation, and encourage steady and consistent long-term performance by our executive officers. In addition, our equity plans permit the use of a variety of equity and equity-based compensation awards including stock options, restricted stock units, performance units and deferred cash and equity awards, with multi-year vesting and overlapping maturity. Together with our executive stock ownership guidelines and our conservative approach to annual cash incentives, the Compensation Committee believes this mix of incentives encourages executive officers to achieve both short-term operating and long-term strategic objectives, including the long-term performance of our stock.

Other Board Matters

Independence. The Board has conducted its annual review of the independence of each director nominee under NYSE standards and the independence standards set forth in Appendix A of our Governance Guidelines (available on our website located at www.ajg.com/ir, under the heading “Corporate Governance”). Based upon its review, the Board has concluded in its business judgment that, with the exception of J. Patrick Gallagher, Jr., our Chairman and CEO, all of the director nominees are independent.

Attendance. The Board expects each director to attend and participate in all Board and applicable committee meetings. Each director is expected to prepare for meetings in advance and to dedicate the time necessary to discharge properly his or her responsibilities at each meeting and to ensure other commitments do not materially interfere with his or her service on the Board. During 2012, the Board met six times. All of the nominees attended 75% or more of the aggregate meetings of the Board and the committees on which they served during 2012. We expect all Board members to attend our Annual Meeting. All of our Board members attended our Annual Meeting held on May 8, 2012.

Stockholder Communications with the Board. A stockholder or other party interested in communicating with the Board, any of its committees, the Chairman, the Lead Director, the non-management directors as a group or any director individually may do so by writing to their attention at our principal executive offices, Arthur J. Gallagher & Co., c/o Secretary, The Gallagher Centre, Two Pierce Place, Itasca, Illinois 60143-3141. These communications are distributed to the Board, Committee Chair, Chairman, Lead Director, non-management directors as a group, or individual director, as applicable.

Executive Officers

Our executive officers are as follows:

Name	Age	Position and Year First Elected
J. Patrick Gallagher, Jr.	61	Chairman since 2006, President since 1990, Chief Executive Officer since 1995
Walter D. Bay	50	Corporate Vice President, General Counsel, Secretary since 2007
Richard C. Cary	50	Controller since 1997, Chief Accounting Officer since 2001
James W. Durkin, Jr.	64	Corporate Vice President, President of our Employee Benefit Brokerage Operation since 1985
James S. Gault	61	Corporate Vice President since 1992, President of our Retail Property/Casualty Brokerage Operation since 2002
Douglas K. Howell	51	Corporate Vice President, Chief Financial Officer since 2003
Scott R. Hudson	51	Corporate Vice President and President of our Risk Management Operation since 2010
Susan E. McGrath	46	Corporate Vice President, Chief Human Resource Officer since 2007
David E. McGurn, Jr.	59	Corporate Vice President since 1993, President of our Wholesale Brokerage Operation since 2001

With the exception of Mr. Hudson, we have employed each such person principally in management capacities for more than the past five years. All executive officers are appointed annually and serve at the pleasure of our board of directors.

Prior to joining us on January 25, 2010, Mr. Hudson was a Director in the Insurance Practice of Bridge Strategy Group LLC, a consulting firm he co-founded in 1998. Prior to that, Mr. Hudson worked as a business consultant specializing in the insurance and financial services industry at Andersen Consulting LLP (now known as Accenture), and in senior roles at Information Consulting Group, McKinsey & Co. and Renaissance Worldwide

EXECUTIVE COMPENSATION

This Compensation Discussion and Analysis discusses compensation awarded to, earned by, or paid to the following named executive officers (whom we sometimes refer to as NEOs):

•	J. Patrick Gallagher, Jr. – Chairman, President and Chief Executive Officer

•	Douglas K. Howell – Chief Financial Officer

•	James W. Durkin, Jr. – President, Employee Benefit Consulting and Brokerage

•	James S. Gault – President, Retail Property/Casualty and International Brokerage

•	David E. McGurn, Jr. – President, U.S. Wholesale Brokerage

This discussion and analysis contains statements regarding our performance measures, targets, goals and thresholds. These measures, targets, goals and thresholds are disclosed in the limited context of our named executive officer compensation program and should not be interpreted to be statements of management’s expectations or estimates of results or other guidance.

Executive Summary

We believe that our compensation program for named executive officers is balanced and reasonable and helps us retain and motivate highly talented business leaders through a range of economic cycles. We reward sustained performance by emphasizing a balance of short and long-term compensation vehicles. More than two-thirds of the value of named executive officers’ total direct compensation opportunity is delivered through variable, at-risk compensation. We tie annual cash incentives to company and/or business unit financial performance metrics, as well as achievement of individual performance goals. We align the financial interests of our named executive officers and our stockholders through stock options, restricted stock awards and performance units with long vesting periods, significant stock ownership requirements, and through our “Age 62 Plan,” which we believe encourages retention by requiring named executive officers to remain employed with us to age 62 to vest in their awards under the plan.

2012 Performance Review

The economic environment continued to provide us with challenges in 2012. Despite the official end of the recession, exposure units (a key measure of insurance market activity) remained flat. Insurance premium rates improved but remained low by historical measures. Despite these challenges, we maintained our focus on growing our core businesses, executing our acquisition strategy, improving quality and efficiency and controlling expenses. As a result, we achieved year-over-year revenue1 growth of 13.7% and EBITAC growth of 21.3%, based on revenue of $2.40 billion and EBITAC of $429.6 million for 2012. Over the past three years, we increased both revenue and EBITAC by a compound annual growth rate of 11.5%. Our performance during this period was reflected in our total shareholder return (including dividends), which grew at an effective annualized rate of 20.2%, versus 14.8% for other publicly traded insurance brokers.2 Our cumulative total shareholder return over this period was 75.5%. We view this as excellent performance in a challenging environment.

In light of these results, we believe our CEO’s compensation demonstrates strong pay-for-performance alignment. Based on 2012 company and individual performance, in the first quarter of 2013, the Compensation Committee awarded Mr. Gallagher an annual cash incentive payment of $1,250,000 (100% of his target award opportunity). Mr. Gallagher’s total compensation of $4.5 million for 2012, as disclosed in the Summary Compensation Table, represents an increase of 13.0% over his 2011 compensation. During the period 2010 - 2012, Mr. Gallagher’s compensation grew by a compound annual growth rate of 6.8%.

Compensation Philosophy

The following provides an overview of our compensation philosophy and programs for named executive officers:

•	We believe in pay-for-performance. Our program emphasizes variable incentive award opportunities, which are payable only if specified financial, operational and individual goals are achieved.

•	Our program is designed to attract, motivate, reward and retain the most talented individuals who can drive business performance.

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We emphasize share ownership. We deliver restricted stock units and stock options with long-term (three to five-year) vesting periods to our named executive officers, who are expected to maintain minimum equity ownership levels ranging from three times to five times their annual base salary.

•	When setting the elements of our program, we consider the median range of similarly situated executives from various market reference sources.

[1]	Revenue is GAAP revenue for our combined brokerage and risk management segments (excludes revenue for our corporate segment). The Compensation Committee uses this measure in the context of determining incentive compensation awards because it provides a meaningful representation of our core operating performance.
[2]	Marsh & McLennan Companies, Inc., Aon plc, Willis Group Holdings, Ltd. and Brown & Brown, Inc.

•	The Compensation Committee exercises discretion in determining compensation actions when necessary due to extraordinary changes in the economy, unusual events or overall company performance.

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The total direct compensation awarded to our named executive officers includes: base salary, performance-based annual cash incentive awards, and long term incentive awards consisting of performance units, stock options and restricted stock units.

We structure our compensation program for named executive officers to ensure that a significant portion of the compensation paid is linked to the performance of our business. We provide the variable elements of our program (annual cash incentive compensation and long-term incentive compensation) primarily to encourage and reward performance that leads to strong financial results and creation of long-term stockholder value. In addition, we structure our program to ensure that it is not overly weighted toward annual cash incentive compensation and does not otherwise have the potential to threaten long-term stockholder value by promoting unnecessary or excessive risk-taking by our named executive officers.

2012 Say on Pay Vote

In 2012, we held our annual “say on pay” vote, which resulted in 90% of votes cast approving our compensation program for named executive officers. The Compensation Committee evaluated the results of this vote as part of its overall assessment of our compensation program for named executive officers. Noting the strong support expressed by our stockholders, and having determined that our program satisfies its compensation objectives and remains consistent with the compensation philosophy outlined above, the Compensation Committee did not make any material changes to our compensation program for named executive officers in 2012.

Pay and Governance Practices

The Compensation Committee continually evaluates best practices in executive compensation and governance and considers modifications to our program that support our business strategies, provide an appropriate balance of risk and reward for our named executive officers, and align their compensation with long-term stockholder interests. Key pay and governance practices include the following:

Annual cash incentives

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Target. Our annual cash incentive program targets awards at 125% of base salary for our CEO and 100% of base salary for the other named executive officers. See pages 84-85 for a discussion of performance measures and hurdle rates.

•	Cap. Even for extraordinary performance, we cap the annual cash incentive opportunity at 150% of target awards.

•	No payout without minimum level of performance. Our annual cash incentive plan does not provide guaranteed bonuses and pays out only if we meet minimum performance thresholds.

Restricted Stock Units and Stock Options

•	Minimum vesting periods. Our 2011 Long-Term Incentive Plan mandates a minimum vesting period of three years for all awards.

•	No share recycling. Our equity plans prohibit share recycling.

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Re-pricing and cash buyouts prohibited. Our equity plans prohibit re-pricing of stock options and SARs, and we have never re-priced stock options or exchanged them for shares. Additionally, we have never engaged in cash buyouts of stock options or SARs, and our 2011 Long-Term Incentive Plan prohibits the practice.

Performance Unit Program (PUP)

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PUP awards aligned with stockholder interests. Performance Unit Program (PUP) awards are earned based on our financial performance during the year of grant, and final payouts are based on our stock price after the third year (subject to a 50% - 150% collar, as described on page 88).

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No payout without minimum level of performance. No portion of a PUP award is earned if the company fails to meet a minimum performance threshold, and individuals must remain employed with us to receive payouts in connection with earned awards. See page 88.

Executive pay and governance best practices

•	Prohibition on hedging. We adopted a policy prohibiting executive officers and directors from engaging in any hedging transaction involving our common stock.

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Restrictions on pledging. We adopted a policy requiring executive officers and directors to obtain approval prior to pledging Gallagher stock. In addition, we amended our stock ownership guidelines for executive officers and directors to provide that Gallagher stock pledged as collateral for a loan will not be considered in determining whether they have met the guidelines. As of March 18, 2013, the record date for our 2013 Annual Meeting of Stockholders, none of our executive officers or directors had outstanding pledges of Gallagher stock.

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Clawback policy. We have an incentive compensation recovery policy under which our named executive officers can be required to pay back incentive awards erroneously awarded on the basis of restated financial statements, if they participated in fraud or misconduct leading to the restatement. See our Governance Guidelines, found at www.ajg.com/ir, under the heading “Corporate Governance.”

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NEO stock ownership guidelines. Named executive officers are expected to own an amount of our common stock with a value equal to a multiple of base salary (five times for our CEO and three times for the other named executive officers). Pledged shares are not considered when determining compliance with the guidelines.

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Change-in-control agreements. Our change-in-control agreements contain a “double trigger.” See page 93. In addition, we have a policy that we will not enter into new change-in-control agreements containing excise tax gross-ups, or amend existing change-in-control agreements without removing such provisions.

•	Modest perquisites. Our named executive officers receive only modest perquisites and do not receive any related tax gross-ups. See page 93.

•	No employment agreements with NEOs. We do not have an employment agreement with Mr. Gallagher or any of our other named executive officers.

Compensation Elements

Compensation Element	Objective	Key Features

Base Salary	Compensate named executive officers for fulfilling the regular duties and responsibilities of their positions	Base salary may be increased from time to time based on job performance, promotion into a new role, expansion of duties, or market conditions

Annual Cash Incentives	Align the financial interests of named executive officers with those of stockholders	Annual cash incentives are considered at-risk. Reward amounts (including target and maximum payouts) are determined based on the achievement of revenue and EBITAC growth, as well as other key annual financial and operational goals that drive stockholder value creation

Long-Term Incentives (restricted stock units, stock options and PUP awards)	Promote retention of named executive officers and align the financial interests of named executive officers with those of stockholders

Long-term incentive opportunities are considered at-risk. They are greater for named executive officers with a greater direct impact on long-term company performance

Restricted stock units, stock options and PUP awards each tie named executive officers’ long-term wealth creation to the performance of our stock and provide multi-year vesting and overlapping maturity

Deferred Equity Participation Plan (Age 62 Plan)	Promote retention of named executive officers and align the financial interests of named executive officers with those of stockholders

Vesting of awards is delayed until named executive officers reach age 62

Common stock awards previously made under the plan and cash awards invested in our common stock align the financial interests of named executive officers with those of stockholders

Compensation Decision-Making Process

Overview. The Compensation Committee is responsible for determining compensation opportunities for our named executive officers, establishing the annual total value to be transferred through our long-term incentive plans, and setting thresholds, targets and maximum awards for incentive compensation. To determine compensation opportunities for our named executive officers, the Compensation Committee takes into account its compensation objectives, individual and company performance, compensation data for our comparison groups, trends in the financial service and insurance brokerage sectors, best practices, and internal considerations such as the strategic value of a given role, impact on our financial results, tax deductibility and accounting considerations.

Tally Sheets. The Compensation Committee also carefully considers the data compiled in a tally sheet prepared by management for each named executive officer. Tally sheets are used to provide a comprehensive view of our compensation payout exposure under various termination scenarios (for example, voluntary or involuntary termination, retirement, and change in control). The tally sheets also provide details regarding all compensation, benefits and perquisites delivered to our named executive officers during the most recent three-year period and a projection for the coming year.

The tally sheets include a three-year analysis of equity and deferred compensation, and provide insight into total wealth accumulation for each officer, as well as the sensitivity of these figures to changes in our stock price. This information provides a comprehensive context in which the Compensation Committee can determine the appropriate type and amount of compensation for each named executive officer.

Role of the CEO. At the beginning of each year, Mr. Gallagher proposes performance objectives for the company and for himself. The Compensation Committee and the Board review these objectives with Mr. Gallagher and make modifications as necessary. Following this review and discussion, the objectives for Mr. Gallagher and the company are finalized and approved by the Compensation Committee and the Board. The objectives include both quantitative financial measurements and qualitative strategic and operational considerations that focus on factors Mr. Gallagher and the Board believe create long-term stockholder value. Mr. Gallagher reviews and discusses preliminary considerations regarding his own compensation with the Compensation Committee but does not participate in the Compensation Committee’s final determination of his compensation. Mr. Gallagher also reviews the performance of each other named executive officer and presents a summary of these performance reviews to the Compensation Committee, along with preliminary recommendations regarding salary adjustments, if any, and annual award amounts.

Role of the Compensation Consultant. For 2012, the Compensation Committee retained Sibson Consulting (Sibson) as its compensation consultant. In connection with this engagement, the Compensation Committee requested that Sibson:

•	Review the appropriateness of our proxy comparison group based on an assessment of our size and operations, as well as relevant changes to group members’ businesses;

•	Review historical share utilization;

•	Provide updates on regulatory and legislative developments relating to executive compensation issues;

•	Review our executive officer compensation, including pay levels and the mix among base salary, annual and long-term incentives, compared to that of our comparison groups;

•	Review practices of our comparison groups with respect to incentive vehicles and award vesting;

•	Assess dilution and burn rate relative to comparison groups and ISS guidelines;

•	Assess the extent to which our executive compensation is aligned with performance compared to our comparison groups;

•	Compare performance metrics used in our incentive plans with those used by our comparison groups; and

•	Identify existing pay practices that may be “red flags” for institutional investors.

Sibson provides compensation consulting services to the Compensation Committee and works with our management team only on matters for which the Compensation Committee is responsible. Sibson does not provide us with any additional services. While the Compensation Committee periodically seeks input from Sibson on the matters described above, the Compensation Committee is solely responsible for determining the final amount and form of compensation and the level of performance targets.

Compensation Consultant Independence. In connection with its engagement of Sibson, the Compensation Committee considered various factors bearing upon Sibson’s independence including, but not limited to, the amount of fees received by Sibson from Gallagher as a percentage of Sibson’s total revenue, Sibson’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact Sibson’s independence. After reviewing these and other factors, the Compensation Committee determined that Sibson was independent and that its engagement did not present any conflicts of interest.

Comparative Market Assessment

The Compensation Committee does not target its compensation decisions to any specific percentiles or other absolute measures relating to comparison group data. However, as a market reference for its named executive officer compensation decisions, the Compensation Committee reviews compensation data from two different comparison groups, as described below.

Survey Comparison Group. This group consists of insurance and general industry companies similar to our company in terms of total assets, revenues or number of employees, which the Compensation Committee uses as a reference point for individual pay levels. In 2012, the Compensation Committee reviewed pay data from two published surveys: (i) the Executive Compensation Survey conducted by Mercer, and (ii) the Top Management Industry

Compensation Survey conducted by Towers Watson. Sibson updated this data based on findings from its own annual private study. The Compensation Committee reviewed this data for companies comparable to us in asset size, revenue size, or total number of employees. When available, information for individual positions was drawn from the “Insurance – Non Healthcare” category; otherwise, general industry data was used. The Compensation Committee also reviewed general industry long-term incentive payout data from both surveys.

Proxy Comparison Group. This group consists of our direct competitors for executive talent, which the Compensation Committee uses primarily as a reference point for compensation plan structure, pay mix, general equity granting practices, and, to a lesser extent, individual pay levels. The members of this group are selected from the insurance industry (“Broker” or “Carrier” below), and from professional and financial services industries that may be competitors with respect to specific lines of business or executive talent (“Other Relevant Comparator” below). For the 2012 study, the companies in this group consisted of:

American Financial Group Inc.	Carrier
Aon plc	Broker
Arch Capital Group Ltd	Carrier
Axis Capital Holdings Ltd	Carrier
Berkley (W R) Corp	Carrier
Brown & Brown, Inc.	Broker
CNA Financial Corp	Carrier
Fidelity National Financial, Inc.	Other Relevant Comparator
Marsh & McLennan Companies, Inc.	Broker
National Financial Partners Corp	Other Relevant Comparator
Old Republic International Corp	Carrier
Raymond James Financial, Inc.	Other Relevant Comparator
Towers Watson & Co.	Other Relevant Comparator
Unum Group	Carrier
Willis Group Holdings Ltd	Broker
XL Capital Plc	Carrier

This is the same group of companies used for our 2011 study, except that we removed Ace Ltd, Chubb and Cigna Group, and added Towers Watson & Co. and Fidelity National Financial, Inc. These changes were made in order to better align this group with our size, business mix and talent market.

Selection of the Proxy Comparison Group. The proxy comparison group is selected from insurance brokers, insurance carriers and other professional and financial services firms based on a number of metrics including revenue, number of employees, insurance premiums written, value of claims paid, assets and market capitalization. Our revenue, assets and market capitalization are below the median of the insurance carriers in this group. However, our number of employees, insurance premiums written and value of claims paid (metrics the Compensation Committee believes are important as a reflection of the complexity and degree of difficulty in managing our business) are all above the median compared to the same group. The Compensation Committee places less weight on this group as a reference point for individual pay level decisions because of the differences in revenue and market capitalization. However, the Compensation Committee considers this group a strong reference point for matters such as plan structure, pay mix and equity granting practices.

Results of the Comparative Market Assessment. In 2012, the Compensation Committee examined the total direct compensation opportunity for each named executive officer as a whole (base salary, annual cash incentives and long-term incentives) as well as each of its components. External compensation data for our survey and proxy comparison groups was used only as a market reference for compensation decisions and the Compensation Committee did not target total compensation to a specific percentile of the data for these groups. The review of survey and proxy comparison group data showed that, while aggregate base salaries and annual cash incentives for our named executive officer group were close to the median for similarly situated named executive officer groups, our named executive officer group’s aggregate long-term incentive compensation, and therefore total direct compensation, was below the median. Mr. Gallagher’s long-term incentive compensation was significantly below the median for similarly situated CEOs in both comparison groups. Based on this market check, the Compensation Committee concluded that, other than with respect to Mr. Gallagher and Mr. Howell as discussed further below, our named executive officers’ overall compensation opportunity was appropriate given current economic conditions and our size relative to our comparison groups and direct competitors for talent.

2012 Decisions – By Compensation Element

Base Salary

We provide named executive officers with base salary to compensate them for fulfilling their regular duties and responsibilities. Base salary may be increased from time to time based on job performance, promotion to a new role, significant expansion of duties or market conditions. In the first quarter of 2012, the Compensation Committee increased Mr. Howell’s base salary from $600,000 to $700,000. The Compensation Committee approved this increase because of Mr. Howell’s success implementing expense controls throughout the difficult economic environment of the past several years, his role in our company’s strong financial performance coming out of the recession, and his successful oversight of our tax-advantaged investment development. The Compensation Committee did not adjust the base salary of any of the other named executive officers. Base salaries for our named executive officers can be found in the Summary Compensation Table.

Annual Cash Incentive Compensation

Our annual cash incentive plan, administered under our stockholder-approved Senior Management Incentive Plan (SMIP), rewards our named executive officers for achieving key annual financial, operational, risk management and strategic goals that drive stockholder value. During the first quarter of each year, the Compensation Committee establishes a minimum level of company financial performance required to fund the plan. If we attain this minimum company financial performance, the Compensation Committee awards cash incentive compensation to the named executive officers based upon a combination of company and/or business unit financial performance goals and individual performance goals.

In 2012, the Compensation Committee increased Mr. Gallagher’s target award opportunity under our annual cash incentive plan from 100% of base salary to 125% of base salary. The Compensation Committee approved this increase because of the company’s strong financial performance over the past three years, as well as Mr. Gallagher’s consistent achievement of individual performance goals during the same period. In approving this increase, the Compensation Committee noted that Mr. Gallagher’s total direct compensation (consisting of base salary, annual cash incentive compensation and long-term incentive compensation) was below that of similarly situated CEOs in our comparison groups. The Compensation Committee favored increasing his performance-based compensation opportunity, rather than base salary, for better alignment with stockholder interests.

Target award opportunities for the other named executive officers are 100% of base salary. The maximum amount that can be awarded under the plan is 150% of the target award. For named executive officers to qualify for the maximum award, company performance goals must be reached and named executive officers who lead business units must achieve performance budgets for their respective business units. Final award determinations are made in light of each named executive officer’s target award opportunity, the maximum award for which he qualifies given company and business unit performance, and his achievement of individual performance goals. Historically, the Compensation Committee has established business unit performance budgets and individual performance goals that are aggressive and ensure that maximum awards are difficult to achieve. In the past three years, none of our named executive officers has received an annual cash incentive payout above the target award opportunity.

Company Performance Measures

In the first quarter of 2012, the Compensation Committee established company revenue and EBITAC thresholds for funding the plan and for maximum awards under the plan. The thresholds for maximum awards required at least 5% growth in revenue and 10% growth in EBITAC over 2011 levels. These thresholds, and actual company performance, are set forth below.

Measure	Minimum Financial Performance for Funding	Performance Required for Maximum Awards	Actual 2012 Performance

Revenue	$1.80 billion	$2.21 billion	$2.40 billion

EBITAC	$100.0 million	$389.7 million	$429.6 million

Based on company performance, the maximum available award for each named executive officer was 150% of his target award opportunity. Actual award amounts were determined by the Compensation Committee based on these results, achievement of the business unit performance measures described below (for Mr. Durkin, Mr. Gault and Mr. McGurn) and achievement of individual performance goals.

Business Unit Performance Measures

In the first quarter of 2012, the Compensation Committee established revenue and EBITAC budgets for each of the business units led by Mr. Durkin, Mr. Gault and Mr. McGurn. Each business unit’s performance in relation to these budgets determined a possible range of awards for that business unit’s leader.

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100% - 150% of Target Award Opportunity – for an award above 100% of the target award opportunity, (i) the company performance goals (described above) must be met, and (ii) the business unit must achieve more than 100% of budgeted revenue and budgeted EBITAC.

•	50% - 100% of Target Award Opportunity – an award could be no greater than 100% of the target award opportunity if the business unit achieved less than 100% of budgeted revenue or budgeted EBITAC.

•	0% - 50% of Target Award Opportunity – an award could be no greater than 50% of the target award opportunity if the business unit achieved less than 75% of budgeted revenue or budgeted EBITAC.

The business unit budgets for 2012, and actual 2012 business unit performance, are set forth below.

Employee Benefit Consulting and Brokerage (James Durkin)

	Budget	Actual	Percent Achieved

Revenue	$417.1 million	$470.7 million	112.9%

EBITAC	$112.4 million	$117.1 million	104.2%

Retail Property/Casualty and International Brokerage (James Gault)

	Budget	Actual	Percent Achieved

Revenue	$1,128.7 million	$1,183.1 million	104.8%

EBITAC	$211.6 million	$212.0 million	100.2%

U.S. Wholesale Brokerage (David McGurn)

	Budget	Actual	Percent Achieved

Revenue	$160.1 million	$173.8 million	108.6%

EBITAC	$27.4 million	$29.5 million	107.7%

Based on 2012 company and business unit performance, the maximum award for which Mr. Durkin, Mr. Gault and Mr. McGurn qualified was 150% of their target award opportunity. Actual awards were determined by the Compensation Committee after consideration of each named executive officer’s achievement of individual performance goals (as described in detail below).

Mr. Gallagher’s Annual Cash Incentive Compensation

The Compensation Committee reviewed Mr. Gallagher’s performance in light of our overall financial performance. In 2012, we achieved year-over-year revenue growth of 13.7% and EBITAC growth of 21.3%. Over a three-year period, 2010 through 2012, we increased both revenue and EBITAC by a compound annual growth rate of 11.5%. The Compensation Committee also took into consideration the following operating and financial achievements in 2012:

•	Organic growth.[4] We achieved organic growth[3] in both core businesses (4.4% in our brokerage segment and 5.7% in our risk management segment).

•	Acquisition program. We had a record acquisition year, completing 60 acquisitions for a total of approximately $232 million in annualized revenues.

•	Global expansion. We continued our global expansion, completing acquisitions in the United Kingdom, Australia, Canada, Jamaica and Mexico.

•	Margins. We expanded our adjusted EBITDAC margin[4] year over year, from 20.3% to 21.2%.

•	Workforce and expense discipline. We improved our adjusted compensation and operating expense ratios[4] year over year, from 61% and 19%, respectively, to 60% and 18%.

•	Clean energy investments. During 2012, our clean energy investments produced approximately $33 million in net earnings impact for the company.

•	Continued financial stability. We again maintained significant liquidity and remained well within our debt covenants.

In addition to the above achievements, the Compensation Committee noted that Mr. Gallagher achieved substantially all of his individual performance goals, as follows:

•	Achieve at least 10% revenue and EBITAC growth (the company achieved revenue growth of 13.7% and EBITAC growth of 21.3%)

•	Set strategy around capital planning

•	Maintain sales culture; drive more thorough implementation of sales management tools

•	Continue to aggressively target expense control and maintain margins

•	Continue to recruit top talent and build organizational talent

•	Maintain our unique Gallagher culture

•	Continue our successful M&A strategy; successfully integrate Heath Lambert

•	Promote the company to stakeholders

•	Continue efforts to promote diversity throughout the organization.

Based on the company’s operating and financial results and Mr. Gallagher’s individual performance, the Compensation Committee awarded Mr. Gallagher an annual cash incentive payment of $1,250,000 (100% of his target award opportunity).

[3]	For a description of the purposes of these non-GAAP measures and reconciliations to the most directly comparable GAAP measures, see “Information Regarding Non-GAAP Measures and Other” beginning on page 26 of this prospectus.

Annual Cash Incentive Compensation of the Other Named Executive Officers

Mr. Gallagher assessed and documented the performance of the other named executive officers and recommended award amounts in light of the maximum award for which each named executive officer was eligible, our revenue and EBITAC performance, achievement by each named executive officer (other than Mr. Howell) of his business unit performance measures, and each officer’s individual performance goals. The Compensation Committee then reviewed and discussed the performance of each named executive officer and approved awards as described in more detail below.

Douglas Howell. Mr. Howell has been our chief financial officer since 2003. As the leader of our finance organization, Mr. Howell’s financial objectives focused on our overall performance and were the same as Mr. Gallagher’s. Mr. Howell continued to implement and maintain expense savings initiatives critical to expanding our adjusted EBITAC margin and successfully managed our tax-advantaged investments. In addition, Mr. Howell achieved substantially all of his individual performance goals, as follows:

•	Complete a $50 million private placement of senior debt (completed a $50 million private placement of senior debt)

•	Explore alternatives for refinancing other senior debt and replacing our line of credit

•	Educate investment community regarding our clean energy investments, which are designed to benefit stockholders by producing incremental cash flows for the company

•	Conduct strategic alternatives process for investment in Chem-Mod LLC

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Find long-term locations for eight Section 45 plants, and move two plants to higher-yielding locations (found long-term locations for all Section 45 plants, and currently in negotiations to move several plants to higher-yielding locations)

•	Provide oversight for additional back-office expense reduction initiatives

•	Complete executive staffing changes within the finance and information technology organizations

•	Achieve $7 million of annual real estate expense savings (achieved $7 million of annual real estate savings)

•	Study long-term options for our headquarters building

•	Explore cost-recapture alternatives related to certain services provided to carriers and clients

•	Explore strategic alternatives related to our India operations; develop an internal audit staffing component in India

•	Develop consistent performance reporting capabilities throughout the organization

•	Develop ideas to improve cash management.

Based on this performance, Mr. Howell received an award of $700,000 (100% of his target award opportunity).

James Durkin. Mr. Durkin is the leader of our employee benefits brokerage unit and has held this position since 1985. In 2012, his unit exceeded its budget for both revenue and EBITAC, achieving year-over-year EBITAC growth of 13.9% on revenue growth of 20.4%. In addition, Mr. Durkin achieved substantially all of his individual performance goals, as follows:

•	Continue to extend capabilities and geographic reach of unit through acquisitions

•	Create and deploy a formalized sales development program to promote consistent future organic revenue growth across the unit and promote cross selling with other units

•	Continue to leverage Healthcare Reform to differentiate Gallagher Benefit Services from its competitors

•	Ensure alignment of the current mission and value proposition of the unit with the new business environment and future customer needs

•	Better meet the needs of North American based companies by extending the reach of our services to include international human resources, benefits and retirement consulting services.

Based on this performance, Mr. Durkin received an award of $625,000 (100% of his target award opportunity).

James Gault. Mr. Gault is the leader of our retail property/casualty brokerage unit and has held this position since 2002. In 2011, Mr. Gault also assumed responsibility for our international brokerage unit. In 2012, his unit exceeded its budget for both revenue and EBITAC, achieving year-over-year EBITAC growth of 21.3% on revenue growth of 15.3%. In addition, Mr. Gault achieved substantially all of his individual performance goals, as follows:

•	Complete acquisitions totaling $50 million in annualized revenues (his unit completed acquisitions representing incremental annualized revenue of approximately $74 million)

•	Continue to focus on professional standards in branch offices

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Continue to focus on cross selling with other units; contribute $5 million in new business to the employee benefits brokerage business and $2.5 million to the domestic wholesale brokerage business (his unit contributed $5.9 million in new revenue to the employee benefits brokerage business and $5.8 million to the domestic wholesale brokerage business)

•	Continue to expand and improve the adoption of our service center in India

•	Increase unit’s net number of producers by 50 (his unit increased its net number of producers by 10).

Based on this performance, Mr. Gault received an award of $700,000 (100% of his target award opportunity).

David McGurn. Mr. McGurn is the leader of our domestic wholesale brokerage unit and has held this position since 2001. In 2012, his unit exceeded its budget for both revenue and EBITAC, resulting in year-over-year EBITAC growth of 34.1% on revenue growth of 24.2%. In addition, Mr. McGurn achieved substantially all of his individual performance goals, other than his acquisitions goal, as follows:

•	Complete acquisitions with total annualized revenues of $15 to $20 million (his unit completed acquisitions representing incremental annualized revenue of approximately $12 million)

•	Make better use of our service center in India

•	Continue to focus on cross selling with other units

•	Implement sales development training within the unit

•	Continue to formalize and implement a long-term strategic plan for the unit.

Based on this performance, Mr. McGurn received an award of $450,000 (82% of his target award opportunity).

Long-Term Incentive Compensation

Overview. Long-term incentives are designed to tie a significant portion of our named executive officers’ compensation to our performance, create a meaningful alignment of our named executive officers’ financial interests with those of stockholders, and encourage long-term retention. Long-term incentive opportunities are greater for those named executive officers who have greater direct impact on our financial results.

2012 Long-Term Incentive Compensation Decisions. In 2012, each named executive officer was eligible to receive a long-term incentive award value based on a percentage of base salary. The Compensation Committee determined this percentage using its discretion based upon a number of factors, including retention considerations, internal pay equity considerations, external market data (including long-term incentive opportunities provided to similarly situated executives in the survey and proxy comparison groups – see “Comparative Market Assessment” above) and our historical practices. The Compensation Committee increased Mr. Gallagher’s long-term incentive award from 100% to 125% of base salary. The Compensation Committee approved this increase because of the company’s strong financial performance over the past three years, as well as Mr. Gallagher’s consistent achievement of individual performance goals during the same period. In approving this increase, the Compensation Committee noted that Mr. Gallagher’s total direct compensation (consisting of base salary, annual cash incentive compensation and long-term incentive compensation) was below that of similarly situated CEOs in our comparison groups. The Compensation Committee favored increasing his performance-based compensation opportunity, rather than base salary, for better alignment with stockholder interests. The Compensation Committee also increased Mr. Howell’s long-term incentive award from 70% to 100% of base salary. The Compensation Committee approved this increase because of Mr. Howell’s success implementing expense controls throughout the difficult economic environment of the past several years, his role in our company’s strong financial performance coming out of the recession, and his successful oversight of our tax-advantaged investment development.

The award value for each named executive officer was converted into stock options, restricted stock units and awards under our Performance Unit Program (PUP). The Compensation Committee aligns the mix of long-term incentive awards with company performance. As such, PUP awards make up between 51% and 64% of the value of the long-term incentive awards because such awards are performance-based, with the number of performance units earned under a PUP award determined based on EBITAC performance. Except for the award to Mr. Howell, full-value shares of restricted stock, each of which is subject to a four-year “cliff” vesting period, make up only approximately 23% of the value of the long-term incentive awards. The award to Mr. Howell was more heavily weighted toward restricted stock units because the Compensation Committee wished to give him the opportunity to bring his stock ownership level closer in line with that of the other named executive officers, who have had longer tenures with our company. The award amounts, and the allocation percentages among options, restricted stock units and PUP awards, are summarized below:

NAMED EXECUTIVE OFFICER	TARGET PERCENT OF SALARY	TARGET GRANT AMOUNT	OPTIONS	RESTRICTED STOCK UNITS	PUP AWARDS
J. Patrick Gallagher, Jr.	125%	$1,250,000	14%	22%	64%
Douglas K. Howell	100%	$700,000	10%	39%	51%
James W. Durkin, Jr.	70%	$438,000	17%	23%	60%
James S. Gault	70%	$490,000	17%	23%	60%
David E. McGurn, Jr.	70%	$385,000	17%	23%	60%

Performance Unit Program (PUP). Under our PUP, which we administer under our stockholder-approved SMIP, the Compensation Committee awards a number of performance units each year to the named executive officers. These awards are reported in the “Stock Awards” column of the Summary Compensation Table, but are paid in cash. To encourage a focus on growing our core earnings, the number of these units actually earned is based on EBITAC growth thresholds set annually by the Compensation Committee. On March 16, 2012, the Compensation Committee granted each named executive officer a provisional number of performance units. For 2012, the number of units earned by the named executive officers was based on the EBITAC growth thresholds set forth below:

EBITAC GROWTH	PERCENTAGE OF TARGET AWARD EARNED

13% or greater	100% of target award

10% to 13%	Amount interpolated between 100% and 90% of target award on a straight-line basis

10.0%	90% of target award

5.0% to 10%	Amount interpolated between 90% and 50% of target award on a straight-line basis

5.0%	50% of target award

Less than 5.0%	0%

We had 2012 EBITAC growth of 21.3%. Accordingly, each named executive officer earned 100% of his provisionally granted performance units. Earned performance units cliff vest on the third anniversary of the first day of the year in which the award was granted (January 1, 2015 for the 2012 awards). On the vesting date, the amount of the payout will be determined by multiplying the number of earned performance units by the trailing twelve month average price of our common stock for the calendar year prior to the vesting date (the TTM Price). The TTM Price is subject to an upper limit of 150% and a lower limit of 50% of our stock price on the date of grant. Payouts will be made in cash as soon as practicable after the vesting date.

Deferred Equity Participation Plan (Age 62 Plan)

Overview. Awards under the Age 62 Plan are nonqualified deferred compensation awards under Section 409A of the Internal Revenue Code. Deferred cash awards may be invested in our common stock, at the company’s discretion. Awards under the Age 62 Plan do not vest until participants reach age 62 (or the one-year anniversary of the date of grant for participants over the age of 61). Accordingly, the amounts in the plan are subject to forfeiture in the event of a voluntary termination of employment prior to age 62 (or the minimum one-year vesting period). Before 2007, we awarded restricted stock under the plan, but because of burn-rate considerations, in 2007, we began making only cash awards. Restricted stock previously awarded under the plan and cash awards invested in our common stock provide an incentive for our named executive officers to manage our company for earnings growth and total shareholder return. The deferred realization of Age 62 Plan awards encourages retention of our named executive officers until their normal retirement age. Distributions are made in the form of our common stock to the extent restricted stock was awarded or cash awards were invested in our common stock. All other distributions are in cash.

2012 Age 62 Plan decisions. During the first quarter of 2012, the Compensation Committee made deferred cash awards under the Age 62 Plan to our named executive officers as follows: Mr. Gallagher—$750,000; Mr. Howell—$400,000; Mr. Durkin—$350,000; Mr. Gault—$400,000; and Mr. McGurn—$200,000. These amounts are invested, at the company’s direction, in mutual funds or in our common stock, and ultimate payouts related to the awards are tied to the performance of these investments. In determining these discretionary long-term incentive and retention awards, the Compensation Committee took into account an overall assessment of each individual, including consideration of individual and company performance in 2011 (as described in our 2012 proxy statement). As a result of these assessments, the Compensation Committee increased Mr. Gallagher’s award from $700,000 in 2011 to $750,000 in 2012, Mr. Howell’s award from $300,000 to $400,000, Mr. Durkin’s award from $300,000 to $350,000, and Mr. Gault’s award from $300,000 to $400,000. Mr. McGurn’s award remained the same, at $200,000.

Benefits and Perquisites

Under our 401(k) Savings and Thrift Plan (401(k) Plan), a tax qualified retirement savings plan, participating employees, including our named executive officers, may contribute up to 75% of their earnings on a before-tax basis into their 401(k) Plan accounts, subject to limitations imposed by the Internal Revenue Service (IRS). Under the 401(k) Plan, we match an amount equal to one dollar for every dollar an employee contributes on the first 5% of his or her regular earnings. The 401(k) Plan has other standard terms and conditions. We also have a Supplemental Savings and Thrift Plan (Supplemental Plan), which allows certain highly compensated employees, including our named executive officers, to defer additional amounts on a before-tax basis. For a description of the Supplemental Plan, see the section titled “Nonqualified Deferred Compensation” beginning on page 99 of this prospectus. We also provide limited perquisites, including reimbursement of certain expenses for named executive officers related to automobile use and certain club memberships, which total no more than 1.0% of total compensation for each named executive officer. The value of the benefits and perquisites received by our named executive officers can be found in the Summary Compensation Table.

Change-in-Control Payments

The change-in-control agreements we have in place with each of our named executive officers provide for severance payments if the executive is terminated within 24 months following a change in control, a so-called “double trigger” (see “Change-in-Control Agreements” beginning on page 100 for more information). We believe it is appropriate to provide a double trigger for such payments because it aligns the interests of our named executive officers with stockholder interests without providing an undue benefit to executives who continue to be employed following a change-in-control transaction.

Our equity plans contain a so-called “single trigger” for accelerated vesting of awards upon a change in control. We believe a single trigger is appropriate because it gives executives the same right as other stockholders to sell their equity in the company at the time of a change in control. Moreover, it may not be possible to replace executives’ existing equity awards with comparable awards of the acquiring company’s stock. Finally, company performance may be negatively affected by integration activities, and individual executives’ ability to affect the performance of the company (and the value of their awards) may be significantly different following a change in control. Our nonqualified plans (the Age 62 Plan and the Supplemental Plan) also contain a single trigger for vesting and payment upon a change in control. Because the benefits under these plans are subject to the claims of our creditors, accelerated vesting and payment provide certainty with respect to benefits that represent a primary source of retirement income and ensures that executives receive the deferred compensation to which they are entitled. Our equity and nonqualified plans do not contain “liberal” change in control definitions (i.e., they do not provide for buyout thresholds lower than 50%, and a change in control is deemed to occur upon completion, rather than stockholder approval, of a transaction). Please see page 100 for a change-in-control definition typical of our plans.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits the deductibility for Federal income tax purposes of certain compensation payable in a taxable year to certain of our named executive officers to the extent that such compensation exceeds $1 million. However, certain types of compensation are not subject to that limitation, including compensation that meets the requirements under Section 162(m) for “qualified performance-based compensation.” We generally attempt to preserve the Federal income tax deductibility of compensation paid, including structuring both our SMIP and our 2011 Long-Term Incentive Plan to permit, but not require, the Compensation Committee to award compensation that meets the requirements for “qualified performance-based compensation.” However, the Compensation Committee reserves the right to authorize the payment of nondeductible compensation when appropriate. We make no representation that that the compensation of our named executive officers will be fully deductible for Federal income tax purposes.

Stock Ownership Guidelines

We encourage stock ownership by our executive officers to align their financial interests with those of our stockholders. These guidelines provide that our CEO should own equity having a value not less than five times his base salary, and our other named executive officers should own equity having a value not less than three times their base salaries. Under these guidelines, named executive officers should own the required number of shares within five years of the later of their date of hire or the date they were promoted to the applicable role. Any shares pledged as collateral for a loan are not considered when determining whether named executive officers have met their stock ownership guidelines. All of our named executive officers are currently in compliance with these guidelines.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
J. Patrick Gallagher, Jr. Chief Executive Officer	2012 2011 2010	1,000,000 1,000,000 1,000,000	1,110,581 882,385 817,163	188,224 134,400 196,403	1,250,000 1,000,000 1,000,000	61,071 102,903 36,544	889,812 862,976 758,000	4,499,688 3,982,664 3,808,110

Douglas K. Howell Chief Financial Officer	2012 2011 2010	700,000 600,000 600,000	653,493 353,140 367,934	73,984 53,550 34,830	700,000 600,000 600,000	2,718 4,373 1,242	551,632 433,010 423,023	2,681,827 2,044,073 2,027,029

James W. Durkin, Jr. President, Employee Benefit Consulting and Brokerage	2012 2011 2010	625,000 625,000 625,000	378,526 362,270 373,556	77,248 54,600 44,505	625,000 625,000 625,000	57,372 96,722 38,217	447,124 395,772 438,711	2,210,270 2,159,364 2,144,989

James S. Gault President, Retail Property/Casualty and International Brokerage	2012 2011 2010	700,000 700,000 700,000	423,164 401,731 418,994	86,496 60,900 49,343	700,000 700,000 600,000	57,556 96,981 34,440	482,684 364,043 453,674	2,449,900 2,323,655 2,256,451

David E. McGurn, Jr. President, U.S. Wholesale Brokerage	2012 2011 2010	550,008 550,008 550,008	332,103 317,702 329,278	68,000 48,300 38,700	450,000 425,000 550,000	57,214 95,877 32,185	262,469 257,809 256,188	1,719,794 1,694,696 1,756,359

(1)	This column includes the full grant date fair value of PUP awards and restricted stock units granted during each fiscal year. The amounts reported in this column have been calculated in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. The amounts reported in this column for PUP awards granted during each fiscal year represent the value of each award at the grant date based upon the probable outcome of the performance conditions under the program, determined in accordance with FASB ASC Topic 718. In accordance with SEC rules, any estimate for forfeitures is excluded from, and does not reduce, such amounts. Without taking into account the percentage of 2012 PUP awards earned based on actual 2012 performance, maximum values for the 2012 PUP awards were as follows: Mr. Gallagher—$1,240,030; Mr. Howell—$554,398; Mr. Durkin—$401,738; Mr. Gault—$447,268; and Mr. McGurn—$350,851. For a discussion of the PUP, see page 92. For additional information on the valuation assumptions with respect to stock grants, refer to Note 9 to the Second Quarter 2013 Financials and Note 10 to the 2012 Financials.
(2)	This column represents the full grant date fair value of stock option awards granted during each fiscal year. The amounts reported in this column have been calculated in accordance with FASB ASC Topic 718. In accordance with SEC rules, any estimate for forfeiture is excluded from, and does not reduce, such amounts. For additional information on the valuation assumptions with respect to option grants, refer to Note 7 to the Second Quarter 2013 Financials and Note 8 the 2012 Financials.

(3)	This column represents annual cash incentives awarded under the SMIP related to services rendered in 2010, 2011 and 2012. Awards are reported for the year in which they are earned, regardless of the year in which they are paid. The 2010 and 2011 annual cash incentive awards were paid fully in cash in March of 2011 and 2012, respectively, and the 2012 awards are expected to be paid fully in cash in April of 2013.
(4)	The amounts shown in this column represent the aggregate change in actuarial present value of each named executive officer’s benefits under our pension plan.
(5)	Includes the following for 2012:

Named Executive Officer	Age 62 Plan Awards	Supplemental Plan Match	Dividend Equivalents on Unvested RSUs	401(k) Match	Corporate Auto	Club Memberships Not Exclusively For Business Use and Cell Phone Allowance
J. Patrick Gallagher, Jr.	$750,000	$50,000	$47,752	$12,500	$7,920	$21,640
Douglas K. Howell	400,000	52,500	78,712	12,500	7,920	—
James W. Durkin, Jr.	350,000	50,000	15,929	12,500	7,920	10,775
James S. Gault	400,000	35,000	18,358	12,500	5,520	11,306
Dave E. McGurn, Jr.	200,000	27,500	14,549	12,500	7,920	—

Grants of Plan-Based Awards

Name	Plan		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
				Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	or Units (#)	Options (#)	Awards ($/sh)	Awards ($)
J. Patrick Gallagher, Jr.	LTIP	(1)	3/16/12	—	—	—	—	—	—	—	34,600	35.71	188,224
	LTIP	(2)	3/16/12	—	—	—	—	—	—	7,950	—	—	283,895
	SMIP	(3)	3/16/12	—	—	—	413,343	826,687	1,240,030	—	—	—	826,687
	SMIP	(4)	N/A	N/A	1,250,000	1,875,000	—	—	—	—	—	—	N/A

Douglas K. Howell	LTIP	(1)	3/16/12	—	—	—	—	—	—	—	13,600	35.71	73,984
	LTIP	(2)	3/16/12	—	—	—	—	—	—	7,950	—	—	283,895
	SMIP	(3)	3/16/12	—	—	—	184,799	369,599	554,398	—	—	—	369,599
	SMIP	(4)	N/A	N/A	700,000	1,050,000	—	—	—	—	—	—	N/A

James W. Durkin, Jr.	LTIP	(1)	3/16/12	—	—	—	—	—	—	—	14,200	35.71	77,248
	LTIP	(2)	3/16/12	—	—	—	—	—	—	3,100	—	—	110,701
	SMIP	(3)	3/16/12	—	—	—	133,913	267,825	401,738	—	—	—	267,825
	SMIP	(4)	N/A	N/A	625,000	937,500	—	—	—	—	—	—	N/A

James S. Gault	LTIP	(1)	3/16/12	—	—	—	—	—	—	—	15,900	35.71	86,496
	LTIP	(2)	3/16/12	—	—	—	—	—	—	3,500	—	—	124,985
	SMIP	(3)	3/16/12	—	—	—	149,089	298,179	447,268	—	—	—	298,179
	SMIP	(4)	N/A	N/A	700,000	1,050,000	—	—	—	—	—	—	N/A

David E. McGurn, Jr.	LTIP	(1)	3/16/12	—	—	—	—	—	—	—	12,500	35.71	68,000
	LTIP	(2)	3/16/12	—	—	—	—	—	—	2,750	—	—	98,203
	SMIP	(3)	3/16/12	—	—	—	116,950	233,901	350,851	—	—	—	233,901
	SMIP	(4)	N/A	N/A	550,000	825,000	—	—	—	—	—	—	N/A

(1)	This line includes stock options granted to our named executive officers on March 16, 2012 under our 2011 Long-Term Incentive Plan. The stock options vest one-third on the third, fourth and fifth anniversaries of the grant date.
(2)	This line includes restricted stock units granted to our named executive officers on March 16, 2012 under our 2011 Long-Term Incentive Plan. The restricted stock units vest on March 16, 2016.
(3)	The amounts in this line represent the range of possible awards the named executive officer would have been eligible to receive on January 1, 2015 related to performance under the PUP (administered under the SMIP), as of the grant date (March 16, 2012). Please see page 89 for more information regarding the PUP.
(4)	The amounts in this line represent the range of possible annual cash incentive award the named executive officer was eligible to receive in April 2013, related to 2012 performance under the SMIP. The amounts were subject to performance criteria and subject to the Compensation Committee’s downward discretion. There is no threshold payout level for these awards. The amounts actually awarded to each named executive officer are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table and are more fully discussed in footnote (3) thereto.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

For information regarding our annual cash incentive compensation program, long-term incentive compensation program consisting of restricted stock units, stock options and PUP awards, and our Age 62 Plan, please see pages 87-94.

Outstanding Equity Awards at Year-End Fiscal 2012

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price (#)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
J. Patrick Gallagher, Jr.	7/17/03	0	5,000	24.90	7/16/13	—	—
	4/1/04	12,020	3,004	33.28	3/31/14	—	—
	7/22/04	40,000	10,000	29.42	7/21/14	—	—
	5/17/05	12,915	5,535	27.10	5/16/15	—	—
	7/21/05	35,000	15,000	27.25	7/20/15	—	—
	5/16/06	15,540	10,357	27.03	5/15/16	—	—
	5/15/07	16,667	0	28.65	5/14/17	—	—
	3/5/08	14,210	3,552	23.76	3/4/18	—	—
	3/2/10	20,300	30,450	24.13	3/1/17	—	—
	3/8/11	5,120	20,480	30.95	3/7/18	—	—
	3/16/12	0	34,600	35.71	3/15/19	—	—
						73,197	2,536,276
Douglas K. Howell	3/3/03	67,500	7,500	24.58	3/2/13	—	—
	4/1/04	3,006	750	33.28	3/31/14	—	—
	7/22/04	28,000	7,000	29.42	7/21/14	—	—
	7/21/05	24,500	10,500	27.25	7/20/15	—	—
	5/16/06	1,554	1,036	27.03	5/15/16	—	—
	5/15/07	11,375	0	28.65	5/14/17	—	—
	10/18/07	25,000	25,000	27.94	10/17/17	—	—
	3/5/08	4,849	1,212	23.76	3/4/18	—	—
	3/2/10	3,600	5,400	24.13	3/1/17	—	—
	3/8/11	2,040	8,160	30.95	3/7/18	—	—
	3/16/12	0	13,600	35.71	3/15/19	—	—
						59,831	2,073,144
James W. Durkin, Jr.	7/17/03	0	2,000	24.90	7/16/13	—	—
	7/22/04	0	6,000	29.42	7/21/14	—	—
	7/21/05	0	9,000	27.25	7/20/15	—	—
	3/5/08	0	1,270	23.76	3/4/18	—	—
	3/2/10	0	6,900	24.13	3/1/17	—	—
	3/8/11	2,080	8,320	30.95	3/7/18	—	—
	3/16/12	0	14,200	35.71	3/15/19	—	—
						25,927	898,371
James S. Gault	7/17/03	31,500	3,500	24.90	7/16/13	—	—
	7/22/04	28,000	7,000	29.42	7/21/14	—	—
	7/21/05	24,500	10,500	27.25	7/20/15	—	—
	5/15/07	7,583	0	28.65	5/14/17	—	—
	3/5/08	6,466	1,616	23.76	3/4/18	—	—
	3/2/10	5,100	7,650	24.13	3/1/17	—	—
	3/8/11	2,320	9,280	30.95	3/7/18	—	—
	3/16/12	0	15,900	35.71	3/15/19	—	—
						29,226	1,012,681
David E. McGurn, Jr.	7/17/03	31,500	3,500	24.90	7/16/13	—	—
	7/22/04	28,000	7,000	29.42	7/21/14	—	—
	7/21/05	21,000	9,000	27.25	7/20/15	—	—
	5/15/07	5,958	0	28.65	5/14/17	—	—
	3/5/08	5,080	1,270	23.76	3/4/18	—	—
	3/2/10	4,000	6,000	24.13	3/1/17	—	—
	3/8/11	1,840	7,360	30.95	3/7/18	—	—
	3/16/12	0	12,500	35.71	3/15/19	—	—
						23,015	797,470

94

(1)	Stock options vest in accordance with the following vesting schedules:

Grant Dates	One-tenth vest each:
3/3/03	January 1st of each year starting January 1, 2004 with the last vesting date on January 1, 2013
7/17/03	January 1st of each year starting January 1, 2004 with the last vesting date on January 1, 2013
4/1/04	January 1st of each year starting January 1, 2005 with the last vesting date on January 1, 2014
7/22/04	January 1st of each year starting January 1, 2005 with the last vesting date on January 1, 2014
5/17/05	January 1st of each year starting January 1, 2006 with the last vesting date on January 1, 2015
7/21/05	January 1st of each year starting January 1, 2006 with the last vesting date on January 1, 2015
5/16/06	January 1st of each year starting January 1, 2007 with the last vesting date on January 1, 2016
10/18/07	January 1st of each year starting January 1, 2008 with the last vesting date on January 1, 2017

Grant Dates	One-fifth vest on each of:
3/5/08	March 5, 2009, March 5, 2010, March 5, 2011, March 5, 2012 and March 5, 2013
3/4/09	March 4, 2010, March 4, 2011, March 4, 2012, March 4, 2013 and March 4, 2014
3/2/10	March 2, 2011, March 2, 2012, March 2, 2013, March 2, 2014 and March 2, 2015
3/8/11	March 8, 2012, March 8, 2013, March 8, 2014, March 8, 2015 and March 8, 2016

Grant Dates	One-third vest on each of:
3/16/12	March 16, 2015, March 16, 2016 and March 16, 2017

(2)	The following table provides information with respect to the vesting of each named executive officer’s unvested restricted stock units and unvested PUP awards as of December 31, 2012:

Vesting Dates	Type of award	Mr. Gallagher	Mr. Howell	Mr. Durkin	Mr. Gault	Mr. McGurn
1/1/14	PUP Award*	21,061	3,597	8,690	9,704	7,613
1/1/15	PUP Award*	23,150	10,350	7,500	8,350	6,550
3/4/13	Restricted Stock Units**	6,146	16,779	2,197	2,797	2,197
3/2/14	Restricted Stock Units**	8,690	13,555	1,940	2,175	1,705
3/8/15	Restricted Stock Units**	6,200	7,600	2,500	2,700	2,200
3/16/16	Restricted Stock Units**	7,950	7,950	3,100	3,500	2,750

Total		73,197	59,831	25,927	29,226	23,015

*	Number of performance units held by the named executive officer from the 2011 and 2012 awards. Based on 2010 performance, no portion of the 2010 awards (which would have vested on January 1, 2013) was earned. The performance units from the 2012 awards had not been earned as of December 31, 2012. See page 90 for information regarding the PUP.
**	Restricted stock units granted in 2009, 2010, 2011 and 2012. Each grant has a vesting date four years from the date of grant.
(3)	Amounts in these columns are based on a closing stock price of $34.65 for our common stock on December 31, 2012.

2012 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)(2)	Value Realized on Vesting ($)(1)(2)
J. Patrick Gallagher, Jr.	70,000	822,992	62,747	1,502,580
Douglas K. Howell	—	—	—	—
James W. Durkin, Jr.	98,638	1,002,800	22,433	537,197
James S. Gault	25,000	291,306	28,549	683,652
David E. McGurn, Jr.	20,000	236,144	22,433	537,197

(1)	These columns reflect the vesting of PUP awards and restricted stock units. In 2012, we made payments in connection with the vesting of earned performance units under our 2009 PUP awards. Based on our 2009 EBITAC performance, 100% of the 2009 PUP award opportunity was earned. The vesting date for the 2009 awards was January 1, 2012. Our stock price on the date of grant was $15.46, and on January 1, 2012 the maximum price per share for the 2009 awards was $23.19 under the terms of the PUP. Please see the description of the PUP provided on page 90 for additional information. In addition, restricted stock units awarded on March 5, 2008 vested on March 5, 2012, with value realized of $34.47 per share.

(2)	Pursuant to the terms of the Supplemental Plan (see page 102), Mr. Howell deferred receipt of 11,490 shares related to the March 5, 2012 vesting of restricted stock units he was awarded on March 5, 2008. He elected a lump-sum distribution following separation from service.

Pension Benefits for Year-End Fiscal 2012

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)
J. Patrick Gallagher, Jr.	Arthur J. Gallagher & Co. Employees’ Pension Plan	25	579,247

Douglas K. Howell	Arthur J. Gallagher & Co. Employees’ Pension Plan	1	18,467

James W. Durkin, Jr.	Arthur J. Gallagher & Co. Employees’ Pension Plan	25	617,962

James S. Gault	Arthur J. Gallagher & Co. Employees’ Pension Plan	25	545,913

David E. McGurn, Jr.	Arthur J. Gallagher & Co. Employees’ Pension Plan	25	502,989

We maintain the Arthur J. Gallagher & Co. Employees’ Pension Plan (the Pension Plan) which is qualified under the Internal Revenue Code and which historically covered substantially all domestic employees. In 2005, we amended the Pension Plan to freeze the accrual of future benefits for all domestic employees effective July 1, 2005. Benefits under the Pension Plan are based upon the employee’s highest average annual earnings for a five calendar-year period with us and are payable after retirement in the form of an annuity or a lump sum. The maximum amount of annual earnings that may be considered in calculating benefits under the Pension Plan is $210,000 (the maximum amount of annual earnings allowable by law in 2005, the last year that benefits accrued under the Pension Plan).

Benefits under the Pension Plan are calculated as an annuity equal to 1% of the participant’s highest annual average earnings multiplied by years of service, and commencing upon the participant’s retirement on or after age 65. The maximum benefit under the pension plan upon retirement would be $53,318 per year, payable at age 65 in accordance with IRS regulations. Participants also may elect to commence their pensions anytime on or after attaining age 55 if they retire prior to age 65, with an actuarial reduction to reflect the earlier commencement date. Except for Mr. Howell, all of our named executive officers are eligible to take this early retirement option. For additional information on the valuation assumptions with respect to pensions, refer to Note 11 to the 2012 Financials.

Nonqualified Deferred Compensation for Year-End Fiscal 2012

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)(4)

J. Patrick Gallagher, Jr.	Age 62 Plan	—	750,000	759,887	—	8,063,407
	Supplemental Plan	50,000	50,000	625,047	—	6,145,478

Douglas K. Howell	Age 62 Plan	—	400,000	347,446	—	3,214,036
	Supplemental Plan	624,349	52,500	123,445	—	2,729,104

James W. Durkin, Jr.	Age 62 Plan	—	350,000	441,675	—	4,587,368
	Supplemental Plan	125,000	50,000	184,853	—	1,738,487

James S. Gault	Age 62 Plan	—	400,000	486,049	—	5,081,761
	Supplemental Plan	35,000	35,000	241,053	—	2,132,666

David E. McGurn, Jr.	Age 62 Plan	—	200,000	367,082	—	3,824,429
	Supplemental Plan	27,500	27,500	186,743	—	1,779,043

(1)	Amounts in this column include amounts reported in the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table for 2012. For Mr. Howell, the amount in this column also includes the value of restricted stock units vested in 2012, which he deferred until separation from service. For more information, see also footnote (2) to the “2012 Option Exercises and Stock Vested” table.

(2)	These amounts are included in the “All Other Compensation” column of the Summary Compensation Table.
(3)	Amounts in this column are not included in the Summary Compensation Table. These amounts represent the change in market value on amounts previously deferred under the Supplemental Plan and on our contributions to the Age 62 Plan, based on the market-rate returns and dividend equivalents credited to participant accounts for the period January through December 2012. Participants are able to direct that their Supplemental Plan account balances be deemed invested in a number of investment options that include various mutual funds, an annuity product and a fund representing our common stock, and may change such elections on any regular business day. Awards under the Age 62 Plan are credited with the market-rate returns of deemed investments chosen by the company (which may include our common stock), or dividend equivalents on our common stock.
(4)	The Age 62 Plan amounts include amounts also reported as compensation in this and prior years’ Summary Compensation Tables, as follows: Mr. Gallagher—$5,700,000; Mr. Howell—$2,450,000; Mr. Durkin—$2,700,000; Mr. Gault—$3,500,000; and Mr. McGurn—$2,050,000.

All amounts in this table pertain to the Supplemental Plan or the Age 62 Plan. The material terms of the Age 62 Plan are provided above on pages 89-90. Under the Supplemental Plan, which allows certain highly compensated employees to defer amounts on a before-tax basis, employees who have compensation greater than an amount set annually by the IRS may elect to defer up to 90% of their salary and up to 100% of their annual cash incentive payment. We match any deferrals of salary and annual cash incentive payments on a dollar-for-dollar basis up to the lesser of (i) the amount deferred or (ii) 5% of the employee’s regular earnings minus the maximum contribution that we could have matched under the 401(k) Plan. All such cash deferrals and company match amounts may be deemed invested, at the employee’s election, in a number of investment options that include various mutual funds, an annuity product and a fund representing our common stock. Such employees may also defer restricted stock unit and PUP awards, but these deferrals are not subject to company matching. Amounts held in the Supplemental Plan accounts are payable as of the employee’s termination of employment, or such other time as the employee elects in advance of the deferral, subject to certain exceptions set forth in IRS regulations.

Potential Payments Upon Termination or Change in Control

Change-in-Control Agreements

We provide our named executive officers with change-in-control agreements, which we believe are an important part of their overall compensation. In addition to helping secure their continued dedication to stockholder interests prior to or following a change in control, the Compensation Committee also believes these agreements are important for recruitment and retention, as all or nearly all of our competitors have similar agreements in place for their senior employees. In general, compensation levels under these agreements are separate and unrelated to named executive officers’ overall compensation decisions for a given year.

Double trigger. Each named executive officer’s change-in-control agreement provides for payments if there is a “Termination” of the individual within 24 months after a “Change in Control” (commonly referred to in combination as a “double trigger”).

•

A “Change in Control” occurs (i) if a person or group is or becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of the voting power to elect directors, (ii) if there is a change in the composition of the Board such that within a period of two consecutive years, individuals who at the beginning of such two-year period constitute the Board and any new directors elected or nominated by at least two-thirds of the directors who were either directors at the beginning of the two-year period or were so elected or nominated, cease for any reason to constitute at least a majority of the Board, or (iii) our stockholders approve the sale of all or substantially all of our assets or any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in (i) or (ii) above. A substantially similar change-in-control definition is used under the 2011 Long-Term Incentive Plan, the Supplemental Plan, the Performance Unit Program and the Age 62 Plan.

•

A “Termination” means either (i) a termination of employment by us for any reason other than death, physical or mental incapacity or “cause” (defined as gross misconduct or willful and material breach of the change-in-control agreement) or (ii) resignation upon the occurrence of (1) a material change in the nature or scope of the individual’s authorities, powers, functions or duties, (2) a reduction in total compensation, (3) any relocation of the individual’s principal place of employment more than 35 miles from his or her location prior to the Change in Control, (4) a breach of the change-in-control agreement by us or (5) a good faith determination by the individual that as a result of the Change in Control, his or her position is materially affected.

Payments upon double trigger. Under the change-in-control agreements, each named executive officer subject to Termination within 24 months after a Change in Control is entitled to receive:

•

Severance – two-times salary and annual cash incentive. A lump sum severance payment equal to salary and annual cash incentive compensation payments for a 24-month period on the basis of a salary rate not less than his annual salary prior to the termination, or if greater, the salary at the time of the Change in Control and the annual cash incentive payment prior to termination or, if greater, the annual cash incentive payment prior to the Change in Control. The severance payment would be made in a lump sum not more than seven days after the date of termination.

•

No new excise tax gross-up payments. Our change-in-control agreements entered into prior to 2008 provide that the named executive officer would be eligible to receive an excise tax “gross-up” payment as defined in Sections 280G and 4999 of the Internal Revenue Code, relating to so-called “excess parachute payments.” However, our change-in-control agreements entered into after 2008 do not contain excise tax gross-ups, and it is our policy not to enter into new change-in-control agreements that contain excise tax gross-ups, or amend existing change-in-control agreements without removing these provisions.

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Participation in benefit plans. The change-in-control agreements also provide for continued participation in welfare benefit plans, including medical, dental, life and disability insurance, on the same basis and at the same cost as prior to the Termination, for the shorter of a two-year period or until the individual becomes covered by a different plan with coverage or benefits equal to or greater than the plan provided by us. The agreements also provide for the payment of any unpaid salary and a lump sum cash payment for accumulated but unused vacation.

Other Termination and Change-in-Control Payments

The table below shows potential incremental payments, benefits and equity award accelerations upon termination of our named executive officers. The amounts are determined under existing agreements and plans for various termination scenarios. The amounts assume that the trigger events for all such payments occurred on December 31, 2012 and use the closing price of our common stock on that date of $34.65. The amounts in the table below (other than for the Supplemental Plan) do not include the amount of pension or deferred compensation our named executive officers would receive under each termination scenario because these amounts are reflected in the “Pension Benefits” and “Nonqualified Deferred Compensation” tables presented above.

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Stock options. Our named executive officers are eligible to exercise their stock options upon termination of employment. If they are terminated for cause they are eligible to exercise all options that are vested at the time of termination. If they voluntarily resign or are terminated without cause and such named executive officer is under the age of 55, the named executive officer may exercise all options that have vested at the time of termination. If a named executive officer is 55 years of age or older, upon a voluntary resignation or termination without cause, (1) such officer immediately vests in all outstanding nonqualified stock options that were granted in 2006 or earlier and may exercise or retain such options through their original expiration date and (2) such officer may exercise or retain through their original expiration date all nonqualified stock options granted after 2007 that have vested as of the date of termination. If a named executive officer is terminated due to death or disability all options vest and they remain outstanding through their original expiration date. In the event of a change in control as defined in the relevant equity plan, all options vest immediately and may be exercised through their original expiration date.

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Restricted stock awards. All of our named executive officers currently have outstanding restricted stock unit awards. To vest in these awards the named executive officer must either be employed by us when the units vest or be terminated for a reason other than cause. Accordingly, if a named executive officer resigns or is terminated for cause, he forfeits the restricted stock units. If the officer is terminated without cause he would retain the right to receive shares. If there is a change in control as defined in the relevant equity plan the awards immediately vest. If the named executive officer is terminated because of death or disability the awards immediately vest.

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PUP awards. All of our named executive officers have outstanding performance units under our Performance Unit Program. To receive payment under the program, the named executive officer must be employed by us at the time the units vest, except that the units vest and become immediately payable upon a change in control as defined in the plan.

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Age 62 Plan. All of our named executive officers participate in the Age 62 Plan. Amounts in this plan vest on the earliest to occur of (1) the date the participant turns 62 (or the one-year anniversary of the date of grant for participants over 61), (2) death, (3) termination of employment because of disability, (4) termination in a manner that grants the person severance pay under our Severance Plan (filed as an exhibit to our Exchange Act filings) and (5) a change in control as defined in the plan. Accordingly, vesting would accelerate under all of the termination scenarios other than a voluntary resignation or a termination for cause.

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Supplemental Plan. All of our named executive officers participate in the Supplemental Plan. Elective deferrals by participants and company match amounts are fully vested under the plan. Amounts contributed by the company as “performance deferrals” vest in accordance with the terms of any such award. Any unvested portion of a participant’s account becomes fully vested upon death, termination of employment because of disability, voluntary retirement on or after the age of 65, and a change of control as defined in the plan.

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Termination for Cause. Where applicable, termination “for cause” under our plans generally means a termination of employment based upon the good faith determination of the company that one or more of the following events has occurred: (i) the participant has committed a dishonest or fraudulent act to the material detriment of the company; (ii) the participant has been convicted (or pleaded guilty or nolo contendere) for a crime involving moral turpitude or for any felony; (iii) material and persistent insubordination on the part of the participant; (iv) the loss by the participant, for any reason, of any license or professional registration without the company’s written consent; (v) the diversion by the participant of any business or business opportunity of the company for the benefit of any party other than the company; (vi) material violation of the company’s Global Standards of Business Conduct by the participant; or (vii) the participant has engaged in illegal conduct, embezzlement or fraud with respect to the assets, business or affairs of the company.

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No Liberal Change-in-Control Definitions. None of our plans has a “liberal” change-in-control definition (i.e., they do not provide for buyout thresholds lower than 50%, and a change in control is deemed to occur upon completion, rather than stockholder approval, of a transaction).

Executive Benefits and Payments Upon Separation	Voluntary Termination	Termination for Cause	Termination without Cause	Death or Disability	Change in Control	Termination without Cause or Resignation for Good Reason Following Change in Control

J. Patrick Gallagher, Jr.

Severance Pay	$—	$—	$1,000,000	$—	$—	$4,500,000
Stock Options(1)	1,524,714	1,187,839	1,524,714	1,959,505	1,959,505	1,959,505
Restricted Stock Units	—	—	—	1,004,365	1,004,365	1,004,365
PUP Awards	—	—	—	—	1,531,899	1,531,899
Age 62 Plan	—	—	8,063,407	8,063,407	8,063,407	8,063,407
Supplemental Plan(1)(2)	6,145,478	—	—	6,145,478	6,145,478	6,145,478
Benefit Plan Participation(3)	—	—	—	—	—	170,018
Excise Tax Gross-Up	—	—	—	—	—	2,727,957
Total	$7,670,192	$1,187,839	$10,588,121	$17,172,755	$18,704,654	$26,102,629

Douglas K. Howell

Severance Pay	$—	$—	$181,731	$—	$—	$2,800,000
Stock Options	1,357,651	1,357,651	1,357,651	1,824,357	1,824,357	1,824,357
Restricted Stock Units	—	—	—	1,589,881	1,589,881	1,589,881
PUP Awards	—	—	—	—	483,251	483,251
Age 62 Plan	—	—	3,214,036	3,214,036	3,214,036	3,214,036
Supplemental Plan(1)(2)	2,729,104	—	—	2,729,104	2,729,104	2,729,104
Benefit Plan Participation(3)	—	—	—	—	—	88,224
Excise Tax Gross-Up	—	—	—	—	1,683,446	3,266,557
Total	$4,086,755	$1,357,651	$4,753,418	$9,357,378	$11,524,075	$15,995,410

Executive Benefits and Payments Upon Separation	Voluntary Termination	Termination for Cause	Termination without Cause	Death or Disability	Change in Control	Termination without Cause or Resignation for Good Reason Following Change in Control

James W. Durkin, Jr.

Severance Pay	$—	$—	$625,000	$—	$—	$2,500,000
Stock Options(1)	125,176	7,696	125,176	242,378	242,378	242,378
Restricted Stock Units	—	—	—	337,387	337,387	337,387
PUP Awards	—	—	—	—	560,967	560,967
Age 62 Plan(4)	4,222,736	4,222,736	4,587,368	4,587,368	4,587,368	4,587,368
Supplemental Plan(1)(2)	1,738,487	—	—	1,738,487	1,738,487	1,738,487
Benefit Plan Participation(3)	—	—	—	—	—	132,955
Excise Tax Gross-Up	—	—	—	—	—	—
Total	$6,086,399	$4,230,432	$5,337,544	$6,905,620	$7,466,587	$10,099,542

James S. Gault

Severance Pay	$—	$—	$700,000	$—	$—	$2,800,000
Stock Options(1)	961,449	813,014	961,449	1,093,861	1,093,861	1,093,861
Restricted Stock Units	—	—	—	387,110	387,110	387,110
PUP Awards	—	—	—	—	625,582	625,582
Age 62 Plan	—	—	5,081,761	5,081,761	5,081,761	5,081,761
Supplemental Plan(1)(2)	2,132,666	—	—	2,132,666	2,132,666	2,132,666
Benefit Plan Participation(3)	—	—	—	—	—	122,456
Excise Tax Gross-Up	—	—	—	—	—	1,501,755
Total	$3,094,115	$813,014	$6,743,210	$8,695,398	$9,320,980	$13,745,191

David E. McGurn

Severance Pay	$—	$—	$550,008	$—	$—	$2,000,016
Stock Options(1)	886,257	748,922	886,257	990,439	990,439	990,439
Restricted Stock Units	—	—	—	306,722	306,722	306,722
PUP Awards	—	—	—	—	490,760	490,760
Age 62 Plan	—	—	3,824,429	3,824,429	3,824,429	3,824,429
Supplemental Plan(1)(2)	1,779,043	—	—	1,779,043	1,779,043	1,779,043
Benefit Plan Participation(3)	—	—	—	—	—	98,953
Excise Tax Gross-Up	—	—	—	—	—	1,630,565
Total	$2,665,300	$748,922	$5,260,694	$6,900,633	$7,391,393	$11,120,927

(1)	A substantial portion of the values shown represent fully vested amounts.
(2)	Under the Supplemental Plan, in the event of a “Termination for Cause” or “Termination without Cause,” participants would receive all vested amounts, which represent a substantial portion of the named executive officers’ plan balances.
(3)	Represents the lump sum present value of two years of benefits as described above under “Participation in benefit plans.”
(4)	Mr. Durkin is fully vested in these awards.

DIRECTOR COMPENSATION

The Board sets the amount and form of director compensation based upon recommendations made by the Nominating/Governance Committee. Mr. Gallagher receives no additional compensation for his service as a director. A substantial portion of each non-employee director’s total annual compensation consists of equity grants, in the form of restricted stock units and/or stock options. Under our stock ownership guidelines, directors are expected to own an amount of our common stock with a value equal to three times the cash portion of the annual director retainer. In 2012, the annual cash retainer was $90,000. Any shares pledged as collateral for a loan are not considered when determining whether directors have met their stock ownership guidelines. On May 8, 2012, each non-employee director was granted restricted stock units with respect to 2,500 shares of common stock, which vest on the first anniversary of the date of grant (or immediately upon a director’s departure from the Board). Under the 2011 Long-Term Incentive Plan, each non-employee director may also elect to receive a stock option in lieu of all or part of the annual cash retainer otherwise payable to such director for Board and committee service. Committee Chairs receive additional annual fees as follows: $15,000 for the Audit Committee, $10,000 for the Compensation Committee and $7,500 for the Nominating/Governance Committee. Directors are reimbursed for travel and accommodation expenses incurred in connection with attending Board and committee meetings. In addition, each director is eligible to participate in a matching charitable gift program through The Arthur J. Gallagher Foundation, which makes a matching contribution of up to $1,000 to charitable organizations on behalf of an individual.

Director Deferral Plan. Directors may elect to defer all or a portion of their annual cash retainer or restricted stock units under our Deferral Plan for Nonemployee Directors (Director Deferral Plan). Deferred cash retainers and restricted stock units are converted to notional stock units, which are credited with dividend equivalents when dividends are paid on our common stock. Deferred restricted stock units are distributed in the form of common stock, and deferred cash retainers and accrued dividend equivalents are distributed in cash, at a date specified by each director or upon such director’s departure from the Board.

Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
William L. Bax	105,000	90,550	—	5,225	200,775
Frank E. English, Jr.	90,000	90,550	—	5,225	185,775
Ilene S. Gordon	92,500	90,550	—	5,225	188,275
Elbert O. Hand	97,500	90,550	—	5,225	193,275
David S. Johnson	97,500	90,550	—	4,225	192,275
Kay W. McCurdy	90,000	90,550	—	5,225	185,775
Norman L Rosenthal	90,000	90,550	—	5,225	185,775
James R. Wimmer	90,000	90,550		4,225	184,775

Total	752,500	724,400	—	39,800	1,516,700

(1)	This column represents the full grant date fair value of restricted stock awards granted in 2012 in accordance with FASB ASC Topic 718, Compensation—Stock Compensation, except that in accordance with SEC rules, any estimate for forfeitures is excluded from, and does not reduce, such amounts. For additional information on the valuation assumptions with respect to awards of restricted stock units, refer to Note 9 to the Second Quarter 2013 Financials and Note 10 to the 2012 Financials. Each director had 2,500 unvested restricted stock units outstanding as of December 31, 2012.
(2)	The directors did not receive stock option awards in 2012. The number of unexercised option awards (vested or unvested) outstanding as of December 31, 2012 for each director listed above was as follows: Mr. Bax—0; Mr. English—9,375; Ms. Gordon—70,250; Mr. Hand—0; Mr. Johnson—68,750; Ms. McCurdy—33,249; Dr. Rosenthal—18,750 and Mr. Wimmer—83,285. Some of these options were previously issued under our 1989 Non-Employee Directors’ Stock Option Plan, which was replaced by the 2011 Long-Term Incentive Plan.
(3)	Includes dividend equivalents paid on unvested restricted stock units during 2012 for each director, and matching contributions made to charitable organizations on behalf of the director by The Arthur J. Gallagher Foundation.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related party transactions approval policy

We have adopted written policies and procedures for the review and approval or ratification of any “related party transaction,” defined as any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees, 5% stockholders (or their immediate family members) or any entity with which any of the foregoing persons is an employee, general partner, principal or 5% stockholder, each of whom is referred to as a “related person,” has a direct or indirect interest as set forth in Item 404 of Regulation S-K, as promulgated by the SEC. The policy provides that management must present to the Nominating/Governance Committee each related party transaction for the Committee’s review and approval (other than related party transactions involving director and executive officer compensation matters, certain ordinary course transactions, transactions involving competitive bids or rates fixed by law, and transactions involving services as a bank depository, transfer agent or similar services). The Committee must review the relevant facts and circumstances of the transaction, including if the transaction is on terms comparable to those that could be obtained in arms’-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Global Standards of Business Conduct, and either approve or disapprove the related party transaction. If advance approval of a related party transaction requiring the Committee’s approval is not feasible, the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Committee, subject to ratification by the Committee at its next regularly scheduled meeting. No director may participate in approval of a related party transaction for which he or she is a related party.

Related party transactions

Since the beginning of fiscal 2012, we have engaged in the following related party transactions with immediate family members of some of our executive officers, in each case on terms commensurate with that of other employees with equivalent qualifications and responsibilities and holding similar positions:

•	A sister of Mr. Gallagher is the head of a specialty sales unit within our brokerage segment, and received total compensation of $778,279 in 2012.

•	A brother of Mr. Gallagher is the head of our international brokerage operation and one of five regional managers within our brokerage segment, and received total compensation of $1,870,991 in 2012.

•	A brother-in-law of Mr. Gallagher is a vice president of administration and development within our brokerage segment, and received total compensation of $1,038,885 in 2012.

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A son of Mr. Gallagher is a managing producer within our UK brokerage operation, and received salary, benefits and performance-based compensation of $611,449 in 2012 (plus cost-of-living adjustments, tax gross-ups and other expenses related to working overseas totaling $652,570).

•	Another son of Mr. Gallagher is a producer within our brokerage segment, and received total compensation of $143,015 in 2012.

•	Another son of Mr. Gallagher is a producer within our brokerage segment, and received total compensation of $131,617 in 2012.

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A brother of Mr. Durkin is the manager of a local sales office within our brokerage segment, and received total compensation of $845,603 in 2012. In addition, in 2008, he received two loans from the company totaling $325,000 and bearing annual interest at 3.2%, and in 2010, he received another loan from the company for $65,000 and bearing annual interest at 3.0%. These loans were made as part of our company relocation program. No principal or interest was paid on these loans during 2012, and a portion of principal and interest was forgiven by the company (such amount is included in his compensation figure above). As of December 31, 2012, $97,190 was outstanding under these three loans.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below presents information concerning beneficial ownership of our common stock as of March 18, 2013 by: (i) each person we know to be the beneficial owner of more than 5% of our outstanding shares of common stock; (ii) each of our named executive officers, directors and director nominees; and (iii) all of our executive officers and directors as a group.

The percentage calculations in this table are based on a total of 126,606,874 shares of our common stock outstanding as of the close of business on March 18, 2013. Unless otherwise indicated below, to our knowledge, the individuals and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. In addition, unless otherwise indicated, the address for all persons named below is c/o Arthur J Gallagher & Co., The Gallagher Centre, Two Pierce Place, Itasca, Illinois 60143.

Name	Shares of Common Stock(1)		Common Stock Issuable Within 60 Days			Total Beneficial Ownership	Percent of Common Stock Outstanding
			Stock Options(2)	Restricted Stock Units and Deferred Shares(3)
5% Stockholders
BlackRock, Inc.(4) 40 East 52nd Street New York, NY 10022	9,619,070		N/A	N/A		9,619,070	7.6%
Capital Research Global Investors(5) 333 South Hope Street Los Angeles, CA 90071	9,460,866		N/A	N/A		9,460,866	7.5%
NEOs, directors and nominees
J. Patrick Gallagher, Jr.	659,895	(6)	239,490	—		899,385	*
James W. Durkin, Jr.	295,372	(7)	24,730	59,482	(8)	379,584	*
James S. Gault	71,518	(9)	97,955	—		169,473	*
Douglas K. Howell	98,673	(10)	121,610	—		220,283	*
David E. McGurn, Jr.	124,415	(11)	121,988	—		246,403	*
William L. Bax	27,970		—	2,500		30,470	*
Frank E. English, Jr.	15,745		—	2,500		18,245	*
Ilene S. Gordon	21,745		70,250	2,500		94,495	*
Elbert O. Hand	30,326		—	2,500		32,826	*
David S. Johnson	19,045		68,750	2,500		90,295	*
Kay W. McCurdy	20,745		33,249	2,500		56,494	*
Norman L. Rosenthal	14,325	(12)	18,750	2,500		35,575	*
James R. Wimmer	32,985	(13)	75,785	2,500		111,270	*
All directors and executive officers as a group (17 people)	1,490,273		937,776	79,482		2,507,531	2.0%

*	Less than 1%
(1)	Includes “notional stock units” held under our Supplemental Plan (see page 102). Under this plan, some of our executive officers have deferred restricted stock units upon vesting or elected to invest other deferred amounts into a Gallagher common stock fund. These deferred notional stock units are included because the plan permits participants to elect to move in and out of the Gallagher common stock fund and, as a result, participants have investment power with respect to the underlying shares.
(2)	All non-employee director stock options are immediately exercisable upon a director’s departure from the Board under most circumstances, and are included because a director could depart the Board at his or her discretion and acquire rights to the underlying stock within 60 days. Stock options granted to executive officers prior to 2007 are immediately exercisable upon the departure of an executive officer that has reached the age of 55, and therefore, for these officers (Messrs. Gallagher, Durkin, Gault and McGurn), such options are included because they could depart the company at their discretion and acquire rights to the underlying stock within 60 days. Stock options granted to executive officers beginning in 2007 are forfeited upon an officer’s departure, and are included only to the extent exercisable within 60 days pursuant to their vesting schedules.

(3)	All non-employee director unvested restricted stock units vest immediately upon a director’s departure from the Board, and are included because a director could depart the Board at his or her discretion and acquire rights to the underlying stock within 60 days.
(4)	Share total obtained from a Schedule 13G filed on February 8, 2013 by BlackRock, Inc.
(5)	Share total obtained from a Schedule 13G filed on February 12, 2013 by Capital Research Global Investors. Capital Research Global Investors is a division of Capital Research and Management Company (CRMC), which manages equity assets for various investment companies through this and other divisions. Capital Research Global Investors is deemed to be the beneficial owner of the number of shares included in the table because CRMC acts as an investment adviser to various investment companies registered with the SEC under the Investment Company Act of 1940.
(6)	Includes 52,548 notional stock units (see footnote (1) above); 105,248 shares held in trust for the benefit of his children by his wife, Anne M. Gallagher, and another, as trustees, and over which he has shared voting and shared investment power; 188,972 shares held in a revocable trust of which his wife is the sole trustee and over which he has no voting or investment power; 150,000 shares held by Elm Court LLC, a limited liability company of which the voting LLC membership interests are owned by Mr. Gallagher and the non-voting LLC membership interests are owned by a grantor retained annuity trust of which Mr. Gallagher is the trustee; and 92,000 shares held in The Arthur J. Gallagher Foundation, a private charitable foundation not affiliated with Mr. Gallagher, of which Mr. Gallagher is a trustee with shared voting and investment control over such shares.
(7)	Includes 8,889 notional stock units (see footnote (1) above).
(8)	Shares held under the Age 62 Plan that fully vested when Mr. Durkin reached age 62 during 2011, with delivery deferred until separation from service. These shares are included because Mr. Durkin could depart the company at his discretion and acquire the underlying stock within 60 days. Under the terms of the Age 62 Plan, Mr. Durkin currently has no voting or investment power over these shares.
(9)	Includes 56,000 shares held by his wife, over which he has shared voting power.
(10)	Includes 80,527 notional stock units (see footnote (1) above). Also includes 302 shares held by his wife, over which he has no voting or investment power and therefore disclaims beneficial ownership.
(11)	Includes 56,652 shares in a trust in Mr. McGurn’s name, over which he has shared voting and investment control with his wife as co-trustee, and 61,575 shares held in a trust in his wife’s name, over which he has shared voting and investment control with his wife as co-trustee.
(12)	Includes 2,500 shares held in a joint brokerage account with Caryl G. Rosenthal and 2,000 shares held in a joint brokerage account with Marisa F. Rosenthal. Dr. Rosenthal has shared voting and investment power with respect to these shares.
(13)	Includes 5,000 shares held by his wife.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers, directors and 10% stockholders are required under the Exchange Act to file reports of ownership and changes in ownership with the SEC and the NYSE. Copies of these reports must also be furnished to us. Based on a review of copies of Forms 3, 4 and 5 furnished to us or filed with the SEC, or written representations that no additional reports were required, we believe that our executive officers, directors and 10% stockholders have complied with all Section 16(a) filing requirements.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock is only a summary. For more complete information, you should refer to our amended and restated certificate of incorporation, bylaws and any amendments thereto, which we have filed with the SEC. In addition, you should refer to the Delaware General Corporation Law, which also governs our structure, management and activities.

Common Stock

Under our amended and restated certificate of incorporation, our board of directors, which we refer to as our board, is authorized to issue up to 400,000,000 shares of common stock. The holders of our common stock will be entitled to receive such dividends as our board may declare from time to time, provided that any and all preferred dividends on our preferred stock for the then current quarter have been set aside or paid, and all prior quarterly dividends on our preferred stock have been paid in full. Upon our liquidation, the holders of our common stock will receive ratably, in proportion to the number of shares held, all of our net assets remaining after the payment of any liquidation preference payable with respect to any preferred stock that may then be outstanding. Our common stock is not subject to redemption or retirement. Each holder of our common stock is entitled to one vote for each share of such stock standing in his or her name on the books of the corporation. The holders of our common stock do not have cumulative voting rights in the election of directors. No holder of our common stock has preemptive or other rights to subscribe for additional shares of any class of our stock.

As of June 30, 2013, there are 127,698,000 shares of common stock issued and outstanding.

Preferred Stock

Under our amended and restated certificate of incorporation, our board is authorized to issue up to 1,000,000 shares of preferred stock. Our preferred stock may be issued in one or more series, and for such consideration as our board may determine. Our board is authorized to determine the voting power of each series of preferred stock, which may range from no voting power to a maximum of one vote per share. If our board does not explicitly provide the voting power of any series of our preferred stock in the resolution or resolutions providing for the issuance of such series, the holders of that series of preferred stock have no voting power with respect to any matter. Our board is also authorized to fix the designations, preferences, qualifications, limitations, restrictions and relative, participating, optional or other special rights thereof, as provided for in the resolution or resolutions providing for the issuance of such shares of preferred stock.

All shares of one series of preferred stock must be of equal rank and identical in all respects. No dividend may be paid or declared on any particular series of preferred stock unless dividends are to be paid or declared pro rata on all shares of preferred stock that rank equally as to dividends with such particular series, and are outstanding at such time.

Shares of our preferred stock that are redeemed, converted, exchanged, purchased, retired or surrendered to us, or that have been issued and reacquired in any manner, shall, upon compliance with any applicable provisions of The General Corporation Law of the State of Delaware, have the status of authorized and unissued shares of preferred stock and may be reissued by our board as part of the series of which they were originally a part, or may be reclassified into and reissued as part of a new series or as part of any other series. No holder of our preferred stock has preemptive or other rights to subscribe for additional shares of any class of our stock.

As of the date of this prospectus, no shares of our preferred stock are issued and outstanding.

No Stockholder Action by Written Consent

Our amended and restated certificate of incorporation provides that stockholder action may be taken only at annual or special meetings of stockholders. As a result, our stockholders may not act upon any matter except at a duly called meeting of stockholders.

Actions to Increase or Decrease Amount of Authorized Shares

Subject to the rights of any outstanding series of preferred stock, any amendment to our amended and restated certificate of incorporation that may increase or decrease the authorized capital stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of our voting stock.

ACQUISITION PROGRAM AND PLAN OF DISTRIBUTION

The shares of our common stock covered by this prospectus may be offered by us from time to time in connection with future acquisitions of other businesses, assets or securities. We are actively looking for acquisition opportunities in the insurance brokerage and employee benefits consulting markets. We typically seek targets with a strong middle market client focus or significant expertise in one of our focus market areas. Acquisition targets have typically been within a $1,000,000 to $50,000,000 purchase price range, although occasionally we may complete acquisitions with a higher purchase price. From time to time, we also consider acquisitions in our risk management segment consisting of claim settlement and administrative service providers. In recent years, a growing number of our acquisitions have occurred outside the United States.

We expect to offer and sell the shares covered by this prospectus in connection with future acquisitions within the next two years. We anticipate that our future acquisitions will consist principally of additional insurance brokerage, employee benefits consulting and related businesses. The consideration for such acquisitions may include cash, including installment payments, earnout payments, shares of common stock, other securities including securities that may be converted into common stock, guarantees, assumptions of liabilities, or any two or more of the foregoing, as determined from time to time by negotiations between us and the owners or controlling persons of the businesses, assets or securities to be acquired. In addition, we may enter into employment contracts and non-competition agreements with former owners and key executive personnel of acquired businesses. At any given time we are typically engaged in preliminary discussions or negotiations with many candidates regarding possible future acquisitions.

In general, the terms of each future acquisition will be determined by negotiations between our representatives and the owners or controlling persons of the businesses, assets or securities to be acquired. The factors taken into account in determining the terms of an acquisition may include the established quality and reputation of the business to be acquired and its management, its gross commission revenues, earning power, cash flow, growth potential, the location of the business and assets to be acquired and the geographical and service diversification we anticipate as a result of the acquisition. We anticipate that shares of our common stock issued in any future acquisition will be valued at a price reasonably related to the then current market value of our common stock as reported on the New York Stock Exchange at or about the time or times of delivery of the shares. We do not expect to receive any cash proceeds, other than cash balances of acquired companies maintained in the ordinary course of business, in connection with any such issuances.

This prospectus may be supplemented to furnish the information necessary for a particular negotiated transaction, and the registration statement of which this prospectus is a part will be amended or supplemented, as required, to supply information concerning an acquisition.

We will pay all expenses of this offering. We do not expect that underwriting discounts or commissions will be paid by us except that finder’s fees may be paid to persons from time to time in connection with specific acquisitions. Any person receiving any such fees may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

LEGAL MATTERS

Seth Diehl, Esq., our Senior Counsel, Corporate & Securities, has issued an opinion with respect to the validity of the securities being offered by this prospectus. We have filed the opinion as an exhibit to the registration statement of which this prospectus is a part.

EXPERTS

The consolidated financial statements of Arthur J. Gallagher & Co. at December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information of Arthur J. Gallagher & Co. for the three-month and six-month periods ended June 30, 2013 and June 30, 2012, appearing in this Prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated July 31, 2013, appearing elsewhere herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the Act) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may access and read our SEC filings, including the complete registration statement and all of the exhibits to it, through the SEC’s website located at http://www.sec.gov. This site contains reports and other information that we file electronically with the SEC. The registration statement and other reports or information can be inspected, and copies may be obtained, at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room of the SEC may be obtained by calling the SEC at 1-800-SEC-0330.

We have filed a registration statement, of which this prospectus is a part, and related exhibits with the SEC under the Securities Act. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other documents are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. You may inspect the registration statement and exhibits without charge at the SEC’s Public Reference Room or at the SEC’s web site listed above, and you may obtain copies from the SEC at prescribed rates.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ARTHUR J. GALLAGHER & CO.

Arthur J. Gallagher & Co.

Consolidated Statement of Earnings

(Unaudited - in millions, except per share data)

	Three-month period ended June 30,		Six-month period ended June 30,
	2013	2012	2013	2012
Commissions	$400.9	$344.7	$727.7	$616.7
Fees	268.9	242.2	508.6	457.8
Supplemental commissions	18.3	16.6	35.6	33.7
Contingent commissions	14.5	10.3	37.0	29.3
Investment income	1.6	3.1	2.9	5.3
Net gains on books of business sales	2.9	—	3.3	0.7
Revenues from clean coal activities	72.2	31.8	129.2	51.9
Other net revenues	0.2	1.2	9.3	1.3

Total revenues	779.5	649.9	1,453.6	1,196.7

Compensation	415.5	364.1	799.4	708.5
Operating	137.8	123.7	271.6	232.0
Cost of revenues from clean coal activities	76.6	29.0	134.7	46.7
Interest	11.9	10.8	23.1	21.4
Depreciation	13.1	10.2	23.9	19.9
Amortization	29.7	26.2	59.3	47.3
Change in estimated acquisition earnout payables	(2.5)	(5.2)	1.9	(2.7)

Total expenses	682.1	558.8	1,313.9	1,073.1

Earnings before income taxes	97.4	91.1	139.7	123.6
Provision for income taxes	3.9	19.4	5.7	23.8

Net earnings	$93.5	$71.7	$134.0	$99.8

Basic net earnings per share	$0.73	$0.60	$1.06	$0.85
Diluted net earnings per share	0.73	0.59	1.04	0.83
Dividends declared per common share	0.35	0.34	0.70	0.68

See notes to consolidated financial statements.

Arthur J. Gallagher & Co.

Consolidated Statement of Comprehensive Earnings

(Unaudited - in millions)

	Three-month period ended June 30,		Six-month period ended June 30,
	2013	2012	2013	2012
Net earnings	$93.5	$71.7	$134.0	$99.8
Change in pension liability, net of taxes	(0.9)	2.2	0.2	1.0
Foreign currency translation	(15.9)	(12.6)	(39.0)	(2.2)
Change in fair value of derivative investments, net of taxes	(0.8)	(1.7)	(1.0)	0.3

Comprehensive earnings	$75.9	$59.6	$94.2	$98.9

See notes to consolidated financial statements.

Arthur J. Gallagher & Co.

Consolidated Balance Sheet

(In millions)

	June 30, 2013	December 31, 2012
	(Unaudited)
Cash and cash equivalents	$240.0	$302.1
Restricted cash	913.5	851.6
Premiums and fees receivable	1,245.2	1,096.1
Other current assets	203.9	179.7

Total current assets	2,602.6	2,429.5
Fixed assets - net	123.0	105.4
Deferred income taxes	275.1	251.8
Other noncurrent assets	270.6	283.3
Goodwill - net	1,506.1	1,472.7
Amortizable intangible assets - net	784.7	809.6

Total assets	$5,562.1	$5,352.3

Premiums payable to insurance and reinsurance companies	$1,947.6	$1,819.7
Accrued compensation and other accrued liabilities	284.1	306.7
Unearned fees	73.6	70.6
Other current liabilities	38.4	36.9
Corporate related borrowings - current	—	129.0

Total current liabilities	2,343.7	2,362.9
Corporate related borrowings - noncurrent	925.0	725.0
Other noncurrent liabilities	591.4	605.8

Total liabilities	3,860.1	3,693.7

Stockholders’ equity:
Common stock - issued and outstanding 127.7 shares in 2013 and 125.6 shares in 2012	127.7	125.6
Capital in excess of par value	1,092.0	1,055.4
Retained earnings	554.9	510.4
Accumulated other comprehensive loss	(72.6)	(32.8)

Total stockholders’ equity	1,702.0	1,658.6

Total liabilities and stockholders’ equity	$5,562.1	$5,352.3

See notes to consolidated financial statements.

Arthur J. Gallagher & Co.

Consolidated Statement of Cash Flows

(Unaudited - in millions)

	Six-month period ended June 30,
	2013	2012
Cash flows from operating activities:
Net earnings	$134.0	$99.8
Adjustments to reconcile net earnings to net cash provided by operating activities:
Net gain on investments and other	(12.5)	(0.7)
Depreciation and amortization	83.2	67.2
Change in estimated acquisition earnout payables	1.9	(2.7)
Amortization of deferred compensation and restricted stock	5.7	4.4
Stock-based and other noncash compensation expense	3.2	3.3
Effect of changes in foreign exchange rates	(0.6)	0.3
Net change in restricted cash	(70.1)	(114.9)
Net change in premiums receivable	(158.4)	(298.6)
Net change in premiums payable	171.2	350.4
Net change in other current assets	(24.0)	36.2
Net change in accrued compensation and other accrued liabilities	(6.4)	(68.8)
Net change in fees receivable/unearned fees	(9.8)	(1.1)
Net change in income taxes payable	3.1	15.9
Net change in deferred income taxes	(25.8)	1.3
Net change in other noncurrent assets and liabilities	(20.9)	(29.0)

Net cash provided by operating activities	73.8	63.0

Cash flows from investing activities:
Net additions to fixed assets	(35.9)	(26.6)
Cash paid for acquisitions, net of cash acquired	(113.4)	(77.1)
Net proceeds from sales of operations/books of business	2.9	8.2
Net (funding) proceeds of investment transactions	(18.9)	13.2

Net cash used by investing activities	(165.3)	(82.3)

Cash flows from financing activities:
Proceeds from issuance of common stock	51.4	48.6
Tax impact from issuance of common stock	4.9	2.2
Dividends paid	(90.1)	(78.6)
Borrowings on line of credit facility	228.0	162.0
Repayments on line of credit facility	(357.0)	(124.0)
Borrowings of corporate related long-term debt	200.0	—

Net cash provided by financing activities	37.2	10.2

Effect of changes in foreign exchange rates on cash and cash equivalents	(7.8)	—

Net decrease in cash and cash equivalents	(62.1)	(9.1)
Cash and cash equivalents at beginning of period	302.1	291.2

Cash and cash equivalents at end of period	$240.0	$282.1

Supplemental disclosures of cash flow information:
Interest paid	$23.3	$21.4
Income taxes paid	23.7	12.2

See notes to consolidated financial statements.

Arthur J. Gallagher & Co.

Consolidated Statement of Stockholders’ Equity

(Unaudited - in millions)

	Common Stock		Capital in Excess of	Retained	Accumulated Other Comprehensive
	Shares	Amount	Par Value	Earnings	Loss	Total
Balance at December 31, 2012	125.6	$125.6	$1,055.4	$510.4	$(32.8)	$1,658.6
Net earnings	—	—	—	134.0	—	134.0
Change in pension liability, net of taxes of $0.1 million	—	—	—	—	0.2	0.2
Foreign currency translation	—	—	—	—	(39.0)	(39.0)
Change in fair value of derivative instruments, net of taxes of ($0.7) million	—	—	—	—	(1.0)	(1.0)
Compensation expense related to stock option plan grants	—	—	3.2	—	—	3.2
Tax impact from issuance of common stock	—	—	4.9	—	—	4.9
Common stock issued in:
Two purchase transactions	—	—	1.7	—	—	1.7
Stock option plans	1.8	1.8	45.6	—	—	47.4
Employee stock purchase plan	0.1	0.1	3.9	—	—	4.0
Deferred compensation and restricted stock	0.2	0.2	(22.7)	—	—	(22.5)
Cash dividends declared on common stock	—	—	—	(89.5)	—	(89.5)

Balance at June 30, 2013	127.7	$127.7	$1,092.0	$554.9	$(72.6)	$1,702.0

See notes to consolidated financial statements.

Notes to June 30, 2013 Consolidated Financial Statements (Unaudited)

1. Nature of Operations and Basis of Presentation

Arthur J. Gallagher & Co. and its subsidiaries, collectively referred to herein as we, our, us or the company, provide insurance brokerage and risk management services to a wide variety of commercial, industrial, institutional and governmental organizations through three reportable segments. Commission and fee revenue generated by the brokerage segment is primarily related to the negotiation and placement of insurance for our clients. Fee revenue generated by the risk management segment is primarily related to claims management, information management, risk control consulting (loss control) services and appraisals in the property/casualty market. Investment income and other revenue are generated from our investment portfolio, which includes invested cash and restricted funds, as well as clean energy and other investments. We are headquartered in Itasca, Illinois, have operations in 20 countries and offer client-service capabilities in more than 140 countries globally through a network of correspondent insurance brokers and consultants.

We have prepared the accompanying unaudited consolidated financial statements pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements have been omitted pursuant to such rules and regulations. We believe the disclosures are adequate to make the information presented not misleading. The unaudited consolidated financial statements included herein are, in the opinion of management, prepared on a basis consistent with our audited consolidated financial statements for the year ended December 31, 2012 and include all normal recurring adjustments necessary for a fair presentation of the information set forth. The quarterly results of operations are not necessarily indicative of the results of operations to be reported for subsequent quarters or the full year. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2012.

Certain reclassifications have been made to the amounts reported in the prior year’s unaudited consolidated financial statements in order to conform to the current year presentation.

In the preparation of our unaudited consolidated financial statements as of June 30, 2013, management evaluated all material subsequent events or transactions that occurred after the balance sheet date through the date on which the financial statements were issued, for potential recognition or disclosure therein.

2. Effect of New Accounting Pronouncements

Other Comprehensive Income

In February 2013, the Financial Accounting Standards Board (which we refer to as the FASB) issued ASU 2013-02, Comprehensive Income (Topic 220), “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” which requires significant items reclassified out of accumulated other comprehensive income (which we refer to as AOCI) to net income in their entirety in the same reporting period, to be reported to show the effect of the reclassifications on the respective line items of the statement where net income is presented. These reclassifications can be presented either on the face of the statement where net income is presented or in the notes to the financial statements. For items that are not reclassified to net income in their entirety in the same reporting period, a cross reference to other disclosures currently required under GAAP is required in the notes to the consolidated financial statements. The new guidance also requires companies to report changes in the accumulated balances of each component of AOCI. This new guidance is effective for annual and interim periods beginning after December 15, 2012. We adopted the new guidance effective January 1, 2013. The adoption did affect the disclosures made in our unaudited consolidated financial statements and notes thereto, but it did not have any impact on our results of operations or financial position.

3. Business Combinations

During the six-month period ended June 30, 2013, we acquired substantially all of the net assets of the following firms in exchange for our common stock and/or cash. These acquisitions have been accounted for using the acquisition method for recording business combinations (in millions except share data):

Name and Effective Date of Acquisition	Common Shares Issued	Common Share Value	Cash Paid	Accrued Liability	Escrow Deposited	Recorded Earnout Payable	Total Recorded Purchase Price	Maximum Potential Earnout Payable
	(000s)
Metzler Brothers Insurance (MBI) February 1, 2013	—	$—	$3.4	$—	$0.4	$0.7	$4.5	$1.4
Advanced Benefit Advisors, Inc. (ABA) April 1, 2013	—	—	10.9	—	0.1	1.8	12.8	7.0
Property & Commercial Limited (PCL) April 1, 2013	—	—	65.1	—	—	—	65.1	—
Garza Long Group, LLC (GLG) May 1, 2013	—	—	4.3	—	0.1	0.5	4.9	6.7
Five other acquisitions completed in 2013	30	1.4	5.9	—	0.2	3.5	11.0	6.7

	30	$1.4	$89.6	$—	$0.8	$6.5	$98.3	$21.8

Common shares issued in connection with acquisitions are valued at closing market prices as of the effective date of the applicable acquisition. We record escrow deposits that are returned to us as a result of adjustments to net assets acquired as reductions of goodwill when the escrows are settled. The maximum potential earnout payables disclosed in the foregoing table represent the maximum amount of additional consideration that could be paid pursuant to the terms of the purchase agreement for the applicable acquisition. The amounts recorded as earnout payables, which are primarily based upon the estimated future operating results of the acquired entities over a two- to three-year period subsequent to the acquisition date, are measured at fair value as of the acquisition date and are included on that basis in the recorded purchase price consideration in the foregoing table. We will record subsequent changes in these estimated earnout obligations, including the accretion of discount, in our consolidated statement of earnings when incurred.

The fair value of these earnout obligations is based on the present value of the expected future payments to be made to the sellers of the acquired entities in accordance with the provisions outlined in the respective purchase agreements. In determining fair value, we estimated the acquired entity’s future performance using financial projections developed by management for the acquired entity and market participant assumptions that were derived for revenue growth and/or profitability. Revenue growth rates generally ranged from 5.0% to 10.0% for our 2013 acquisitions. We estimated future payments using the earnout formula and performance targets specified in each purchase agreement and these financial projections. We then discounted these payments to present value using a risk-adjusted rate that takes into consideration market-based rates of return that reflect the ability of the acquired entity to achieve the targets. These discount rates generally ranged from 8.0% to 8.5% for all of our 2013 acquisitions. Changes in financial projections, market participant assumptions for revenue growth and/or profitability, or the risk-adjusted discount rate, would result in a change in the fair value of recorded earnout obligations.
During each of the three-month periods ended June 30, 2013 and 2012, we recognized $2.9 million and $2.2 million, respectively, of expense in our consolidated statement of earnings related to the accretion of the discount recorded for earnout obligations in connection with our acquisitions. During each of the six-month periods ended June 30, 2013 and

2012, we recognized $5.8 million and $4.6 million, respectively, of expense in our consolidated statement of earnings related to the accretion of the discount recorded for earnout obligations in connection with our acquisitions. In addition, during the three-month periods ended June 30, 2013 and 2012, we recognized $5.4 million and $7.4 million of income, respectively, related to net adjustments in the estimated fair value of earnout obligations in connection with revised projections of future performance for twenty-three and thirteen acquisitions, respectively. In addition, during the six-month periods ended June 30, 2013 and 2012, we recognized $3.9 million and $7.3 million of income, respectively, related to net adjustments in the estimated fair value of earnout obligations in connection with revised projections of future performance for thirty-nine and nineteen acquisitions, respectively. The aggregate amount of maximum earnout obligations related to acquisitions made in 2009 and subsequent years was $379.1 million as of June 30, 2013, of which $126.5 million was recorded in our consolidated balance sheet as of June 30, 2013, based on the estimated fair value of the expected future payments to be made.

The following is a summary of the estimated fair values of the net assets acquired at the date of each acquisition made in the six-month period ended June 30, 2013 (in millions):

	MBI	ABA	PCL	GLG	Five Other Acquisitions	Total
Cash	$0.2	$—	$2.4	$—	$—	$2.6
Other current assets	—	—	33.5	—	0.1	33.6
Fixed assets	0.2	—	2.7	—	—	2.9
Noncurrent assets	—	—	0.2	—	—	0.2
Goodwill	2.0	7.6	34.3	0.5	4.8	49.2
Expiration lists	2.6	5.0	36.3	4.3	6.5	54.7
Non-compete agreements	0.1	0.2	0.4	0.1	0.2	1.0
Trade names	—	—	1.5	—	—	1.5

Total assets acquired	5.1	12.8	111.3	4.9	11.6	145.7

Current liabilities	0.6	—	35.3	—	0.1	36.0
Noncurrent liabilities	—	—	10.9	—	0.5	11.4

Total liabilities assumed	0.6	—	46.2	—	0.6	47.4

Total net assets acquired	$4.5	$12.8	$65.1	$4.9	$11.0	$98.3

Among other things, these acquisitions allow us to expand into desirable geographic locations, further extend our presence in the retail and wholesale insurance brokerage services and risk management industries and/or increase the volume of general services currently provided. The excess of the purchase price over the estimated fair value of the tangible net assets acquired at the acquisition date was allocated to goodwill, expiration lists, non-compete agreements and trade names in the amounts of $49.2 million, $54.7 million, $1.0 million and $1.5 million, respectively, within the brokerage segment.

Provisional estimates of fair value are established at the time of the acquisition and are subsequently reviewed within the first year of operations subsequent to the acquisition date to determine the necessity for adjustments. The fair value of the tangible assets and liabilities for each applicable acquisition at the acquisition date approximated their carrying values. The fair value of expiration lists was established using the excess earnings method, which is an income approach based on estimated financial projections developed by management for each acquired entity using market participant assumptions. Revenue growth and attrition rates generally ranged from 2.0% to 6.6% and 5.0% to 11.0% respectively, for our 2012 and 2013 acquisitions, for which a valuation was performed in the six-month period ended June 30, 2013. We estimate the fair value as the present value of the benefits anticipated from ownership of the subject customer list in excess of returns required on the investment in contributory assets necessary to realize those benefits. The rate used to discount the net benefits was based on a risk-adjusted rate that takes into consideration market-based rates of return and reflects the risk of the asset relative to the acquired business. These discount rates generally ranged from 12.0% to 13.5% for our 2012 and 2013 acquisitions, for which a valuation was performed in the six-month period ended June 30, 2013. The fair value of non-compete agreements was established using the profit differential method, which is an income approach based on estimated financial projections developed by management for the acquired company using market participant assumptions and various non-compete scenarios.

Expiration lists, non-compete agreements and trade names related to our acquisitions are amortized using the straight-line method over their estimated useful lives (three to fifteen years for expiration lists, three to five years for non-compete agreements and ten years for trade names), while goodwill is not subject to amortization. We use the straight-line method to amortize these intangible assets because the pattern of their economic benefits cannot be reasonably determined with any certainty. We review all of our intangible assets for impairment periodically (at least annually) and whenever events or changes in business circumstances indicate that the carrying value of the assets may not be recoverable. In reviewing intangible assets, if the fair value is less than the carrying amount of the respective (or underlying) asset, an indicator of impairment would exist and further analysis would be required to determine whether or not a loss would need to be charged against current period earnings. Based on the results of impairment reviews during the three-month and six-month periods ended June 30, 2013, we wrote off $0.4 million and $2.2 million, respectively, of amortizable intangible assets related to the brokerage segment. Based on the results of impairment reviews during the three-month and six-month periods ended June 30, 2012, we wrote off $3.1 million of amortizable intangible assets related to the brokerage segment.

Of the $54.7 million of expiration lists, $1.0 million of non-compete agreements and $1.5 million of trade names related to our acquisitions made during the six-month period ended June 30, 2013, $37.4 million, $0.4 million and $1.5 million, respectively, is not expected to be deductible for income tax purposes. Accordingly, we recorded a deferred tax liability of $9.2 million, and a corresponding amount of goodwill, in the six-month period ended June 30, 2013 related to nondeductible amortizable intangible assets.

During the six-month period ended June 30, 2012, we issued 425,000 shares of our common stock and paid $3.4 million in cash related to earnout obligations of four acquisitions made prior to 2009 and recorded additional goodwill of $0.1 million.

Our consolidated financial statements for the six-month period ended June 30, 2013 include the operations of the acquired entities from their respective acquisition dates. The following is a summary of the unaudited pro forma historical results, as if these entities had been acquired at January 1, 2012 (in millions, except per share data):

	Three-month period ended June 30,		Six-month period ended June 30,
	2013	2012	2013	2012
Total revenues	$779.8	$661.7	$1,461.5	$1,216.9
Net earnings	93.5	73.7	134.1	101.7
Basic net earnings per share	0.73	0.62	1.06	0.86
Diluted net earnings per share	0.73	0.61	1.05	0.85

The unaudited pro forma results above have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had these acquisitions occurred at January 1, 2012, nor are they necessarily indicative of future operating results. Annualized revenues of the businesses acquired during the six-month period ended June 30, 2013 totaled approximately $40.9 million. For the six-month period ended June 30, 2013, total revenues and net earnings recorded in our unaudited consolidated statement of earnings related to our acquisitions made during the six-month period ended June 30, 2013 in the aggregate, were $11.5 million and $1.7 million, respectively.

4. Intangible Assets

The carrying amount of goodwill at June 30, 2013 and December 31, 2012 allocated by domestic and foreign operations is as follows (in millions):

	Brokerage	Risk Management	Corporate	Total
At June 30, 2013
United States	$1,177.4	$19.2	$—	$1,196.6
Foreign, principally Australia, Canada and the U.K.	307.5	2.0	—	309.5

Total goodwill—net	$1,484.9	$21.2	$—	$1,506.1

At December 31, 2012
United States	$1,158.1	$19.2	$—	$1,177.3
Foreign, principally Australia, Canada and the U.K.	293.3	2.1	—	295.4

Total goodwill—net	$1,451.4	$21.3	$—	$1,472.7

The changes in the carrying amount of goodwill for the six-month period ended June 30, 2013 are as follows (in millions):

	Brokerage	Risk Management	Corporate	Total
Balance as of December 31, 2012	$1,451.4	$21.3	$—	$1,472.7
Goodwill acquired during the period	49.2	—	—	49.2
Goodwill adjustments due to appraisals and other acquisition adjustments	3.3	—	—	3.3
Foreign currency translation adjustments during the period	(19.0)	(0.1)	—	(19.1)

Balance as of June 30, 2013	$1,484.9	$21.2	$—	$1,506.1

Major classes of amortizable intangible assets at June 30, 2013 and December 31, 2012 consist of the following (in millions):

	June 30, 2013	December 31, 2012
Expiration lists	$1,207.8	$1,175.0
Accumulated amortization - expiration lists	(444.8)	(390.8)

	763.0	784.2

Non-compete agreements	30.6	30.9
Accumulated amortization - non-compete agreements	(24.3)	(23.3)

	6.3	7.6

Trade names	21.3	23.0
Accumulated amortization - trade names	(5.9)	(5.2)

	15.4	17.8

Net amortizable assets	$784.7	$809.6

Estimated aggregate amortization expense for each of the next five years is as follows:

2013 (remaining six months)	$57.9
2014	113.5
2015	108.4
2016	103.1
2017	95.1

Total	$478.0

5. Credit and Other Debt Agreements

Note Purchase Agreement - We are a party to an amended and restated note purchase agreement dated December 19, 2007, with certain accredited institutional investors, pursuant to which we issued and sold $100.0 million in aggregate principal amount of our 6.26% Senior Notes, Series A, due August 3, 2014 and $300.0 million in aggregate principal amount of our 6.44% Senior Notes, Series B, due August 3, 2017, in a private placement. These notes require semi-annual payments of interest that are due in February and August of each year.

We are a party to a note purchase agreement dated November 30, 2009, with certain accredited institutional investors, pursuant to which we issued and sold $150.0 million in aggregate principal amount of our 5.85% Senior Notes, Series C, due in three equal installments on November 30, 2016, November 30, 2018 and November 30, 2019, in a private placement. These notes require semi-annual payments of interest that are due in May and November of each year.

We are a party to a note purchase agreement dated February 10, 2011, with certain accredited institutional investors, pursuant to which we issued and sold $75.0 million in aggregate principal amount of our 5.18% Senior Notes, Series D, due February 10, 2021 and $50.0 million in aggregate principal amount of our 5.49% Senior Notes, Series E, due February 10, 2023, in a private placement. These notes require semi-annual payments of interest that are due in February and August of each year.

We are a party to a note purchase agreement dated July 10, 2012, with certain accredited institutional investors, pursuant to which we issued and sold $50.0 million in aggregate principal amount of our 3.99% Senior Notes, Series F, due July 10, 2020, in a private placement. These notes require semi-annual payments of interest that are due in January and July of each year.

We are a party to a note purchase agreement dated June 14, 2013, with certain accredited institutional investors, pursuant to which we issued and sold $200.0 million in aggregate principal amount of our 3.69% Senior Notes, Series G, due June 14, 2022, in a private placement. These notes require semi-annual payments of interest that are due in June and December of each year.

Under the terms of the note purchase agreements, we may redeem the notes at any time, in whole or in part, at 100% of the principal amount of such notes being redeemed, together with accrued and unpaid interest and a “make-whole amount.” The “make-whole amount” is derived from a net present value computation of the remaining scheduled payments of principal and interest using a discount rate based on U.S. Treasury yields plus 0.5% and is designed to compensate the purchasers of the notes for their investment risk in the event prevailing interest rates at the time of prepayment are less favorable than the interest rates under the notes. We do not currently intend to prepay any of the notes.

The note purchase agreements contain customary provisions for transactions of this type, including representations and warranties regarding us and our subsidiaries and various financial covenants, including covenants that require us to maintain specified financial ratios. We were in compliance with these covenants as of June 30, 2013. The note purchase agreements also provide customary events of default, generally with corresponding grace periods, including, without limitation, payment defaults with respect to the notes, covenant defaults, cross-defaults to other agreements evidencing our or our subsidiaries’ indebtedness, certain judgments against us or our subsidiaries and events of bankruptcy involving us or our material subsidiaries.

The notes issued under the note purchase agreements are senior unsecured obligations of ours and rank equal in right of payment with our Credit Agreement discussed below.

Credit Agreement - On July 15, 2010, we entered into an unsecured multicurrency credit agreement (which we refer to as the Credit Agreement), which expires on July 14, 2014, with a group of twelve financial institutions.

The Credit Agreement provides for a revolving credit commitment of up to $500.0 million, of which up to $75.0 million may be used for issuances of standby or commercial letters of credit and up to $50.0 million may be used for the making of swing loans, as defined in the Credit Agreement. We may from time to time request, subject to certain conditions, an increase in the revolving credit commitment up to a maximum aggregate revolving credit commitment of $600.0 million.

The Credit Agreement provides that we may elect that each borrowing in U.S. dollars be either base rate loans or Eurocurrency loans, as defined in the Credit Agreement. All loans denominated in currencies other than U.S. dollars will be Eurocurrency loans. Interest rates on base rate loans and outstanding drawings on letters of credit in U.S. dollars under the Credit Agreement are based on the base rate, as defined in the Credit Agreement. Interest rates on Eurocurrency loans or outstanding drawings on letters of credit in currencies other than U.S. dollars are based on an adjusted London Interbank Offered Rate (which we refer to as LIBOR), as defined in the Credit Agreement, plus a margin of 1.45%, 1.65%, 1.85% or 2.00%, depending on the financial leverage ratio we maintain. Interest rates on swing loans are based, at our election, on either the base rate, as defined in the Credit Agreement, or such alternate rate as may be quoted by the lead lender. The annual facility fee related to the Credit Agreement is .30%, .35%, .40% or .50% of the used and unused portions of the revolving credit commitment, depending on the financial leverage ratio we maintain.

The terms of our Credit Agreement include various financial covenants, including covenants that require us to maintain specified levels of net worth and financial leverage ratios. We were in compliance with these covenants as of June 30, 2013. The Credit Agreement also includes customary events of default, with corresponding grace periods, including, without limitation, payment defaults, cross-defaults to other agreements evidencing indebtedness and bankruptcy-related defaults.

At June 30, 2013, $15.9 million of letters of credit (for which we had $8.8 million of liabilities recorded at June 30, 2013) were outstanding under the Credit Agreement. There were no borrowings outstanding under the Credit Agreement at June 30, 2013. Accordingly, as of June 30, 2013, $484.1 million remained available for potential borrowings under the Credit Agreement, of which $59.1 million may be in the form of additional letters of credit.

See Note 12 to these unaudited consolidated financial statements for additional discussion on our contractual obligations and commitments as of June 30, 2013.

The following is a summary of our corporate debt (in millions):

	June 30, 2013	December 31, 2012
Note Purchase Agreements:
Semi-annual payments of interest, fixed rate of 6.26%, balloon due 2014	$100.0	$100.0
Semi-annual payments of interest, fixed rate of 6.44%, balloon due 2017	300.0	300.0
Semi-annual payments of interest, fixed rate of 5.85%, $50 million due in 2016, 2018 and 2019	150.0	150.0
Semi-annual payments of interest, fixed rate of 5.18%, balloon due 2021	75.0	75.0
Semi-annual payments of interest, fixed rate of 5.49%, balloon due 2023	50.0	50.0
Semi-annual payments of interest, fixed rate of 3.99%, balloon due 2020	50.0	50.0
Semi-annual payments of interest, fixed rate of 3.69%, balloon due 2022	200.0	—

Total Note Purchase Agreements	925.0	725.0
Credit Agreement:
Periodic payments of interest and principal, prime or LIBOR plus up to 2.00%, expires July 14, 2014	—	129.0

	$925.0	$854.0

The fair value of the $925.0 million in debt under the note purchase agreements at June 30, 2013 was $987.3 million due to the long-tem duration and fixed interest rates associated with these debt obligations. No active or observable market exists for our private placement long-term debt. Therefore, the estimated fair value of this debt is based on discounted future cash flows, which is a Level 3 fair value measurement, using current interest rates available for debt with similar terms and remaining maturities. To estimate an all-in interest rate for discounting, we obtain market quotes for notes with the same terms as ours, which we have deemed to be the closest approximation of current market rates. We have not adjusted this rate for risk profile changes, covenant issues or credit ratings changes.

6. Earnings Per Share

The following table sets forth the computation of basic and diluted net earnings per share (in millions, except per share data):

	Three-month period ended June 30,		Six-month period ended June 30,
	2013	2012	2013	2012
Net earnings	$93.5	$71.7	$134.0	$99.8

Weighted average number of common shares outstanding	127.3	119.7	126.7	118.0
Dilutive effect of stock options using the treasury stock method	1.6	1.5	1.5	1.5

Weighted average number of common and common equivalent shares outstanding	128.9	121.2	128.2	119.5

Basic net earnings per share	$0.73	$0.60	$1.06	$0.85

Diluted net earnings per share	$0.73	$0.59	$1.04	$0.83

Options to purchase 1.7 million and 1.4 million shares of common stock were outstanding at June 30, 2013 and 2012, respectively, but were not included in the computation of the dilutive effect of stock options for the three-month periods then ended. Options to purchase 1.0 million and 0.9 million shares of common stock were outstanding at June 30, 2013 and 2012, respectively, but were not included in the computation of the dilutive effect of stock options for the six-month periods then ended. These stock options were excluded from the computation because the options’ exercise prices were greater than the average market price of our common shares during the respective period, and therefore would be anti-dilutive to earnings per share under the treasury stock method.

7. Stock Option Plans

Long-Term Incentive Plan

On May 10, 2011, our stockholders approved the Arthur J. Gallagher 2011 Long-Term Incentive Plan (which we refer to as the LTIP), which replaced our previous stockholder-approved Arthur J. Gallagher & Co. 2009 Long-Term Incentive Plan (which we refer to as the 2009 LTIP). The LTIP term began May 10, 2011 and terminates on the date of the annual meeting of stockholders that occurs during 2018, unless terminated earlier by our board of directors. All of our officers, employees and non-employee directors are eligible to receive awards under the LTIP. The compensation committee of our board of directors determines the participants under the LTIP. The LTIP provides for non-qualified and incentive stock options, stock appreciation rights, restricted stock, restricted stock units and performance units, any or all of which may be made contingent upon the achievement of performance criteria. A stock appreciation right entitles the holder to receive, upon exercise and subject to withholding taxes, cash or shares of our common stock (which may be restricted stock) with a value equal to the difference between the fair market value of our common stock on the exercise date and the base price of the stock appreciation right. Subject to the LTIP limits, the compensation committee has the discretionary authority to determine the size of an award.

Shares of our common stock available for issuance under the LTIP include authorized and unissued shares of common stock or authorized and issued shares of common stock reacquired and held as treasury shares or otherwise, or a combination thereof. The number of available shares will be reduced by the aggregate number of shares that become subject to outstanding awards granted under the LTIP. To the extent that shares subject to an outstanding award granted under either the LTIP or the 2009 LTIP are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award or by reason of the settlement of such award in cash, then such shares will again be available for grant under the LTIP. Shares that are subject to a stock appreciation right and were not issued upon the net settlement or net exercise of such stock appreciation right, shares that are used to pay the exercise price of an option, delivered to or withheld by us to pay withholding taxes, and shares that are purchased on the open market with the proceeds of an option exercise, may not again be made available for issuance.

The maximum number of shares available under the LTIP for restricted stock, restricted stock unit awards and performance unit awards settled with stock (i.e., all awards other than stock options and stock appreciation rights) is 0.5 million at June 30, 2013. To the extent necessary to be qualified performance-based compensation under Section 162(m) of the Internal Revenue Code (which we refer to as the IRC): (i) the maximum number of shares with respect to which options or stock appreciation rights or a combination thereof that may be granted during any fiscal year to any person is 200,000; (ii) the maximum number of shares with respect to which performance-based restricted stock or restricted stock units that may be granted during any fiscal year to any person is 100,000; and (iii) the maximum amount that may be payable with respect to performance units granted during any fiscal year to any person is $3.0 million.

The LTIP provides for the grant of stock options, which may be either tax-qualified incentive stock options or non-qualified options and stock appreciation rights. The compensation committee determines the period for the exercise of a non-qualified stock option, tax-qualified incentive stock option or stock appreciation right, provided that no option can be exercised later than seven years after its date of grant. The exercise price of a non-qualified stock option or tax-qualified incentive stock option and the base price of a stock appreciation right cannot be less than 100% of the fair market value of a share of our common stock on the date of grant, provided that the base price of a stock appreciation right granted in tandem with an option will be the exercise price of the related option.

Upon exercise, the option exercise price may be paid in cash, by the delivery of previously owned shares of our common stock, through a net-exercise arrangement, or through a broker-assisted cashless exercise arrangement. The compensation committee determines all of the terms relating to the exercise, cancellation or other disposition of an option or stock appreciation right upon a termination of employment, whether by reason of disability, retirement, death or any other reason. Stock option and stock appreciation right awards under the LTIP are non-transferable.

On March 13, 2013, the compensation committee granted 1,665,000 options to our officers and key employees that become exercisable at the rate of 34%, 33% and 33% on the anniversary date of the grant in 2016, 2017 and 2018, respectively. On March 16, 2012, the compensation committee granted 1,355,000 options to our officers and key employees that become exercisable at the rate of 34%, 33% and 33% on the anniversary date of the grant in 2015, 2016 and 2017, respectively. The 2013 and 2012 options expire seven years from the date of grant, or earlier in the event of certain terminations of employment. For certain of our executive officers age 55 or older, stock options awarded in 2013 are no longer subject to forfeiture upon such officers’ departure from the company after two years from the date of grant.

Other Information

All of our stock option plans provide for the immediate vesting of all outstanding stock option grants in the event of a change in control of our company, as defined in the applicable plan documents.

During the three-month periods ended June 30, 2013 and 2012, we recognized $2.3 million and $2.0 million, respectively, of compensation expense related to our stock option grants. During the six-month periods ended June 30, 2013 and 2012, we recognized $3.2 million and $3.0 million, respectively, of compensation expense related to our stock option grants.

For purposes of expense recognition, the estimated fair values of the stock option grants are amortized to expense over the options’ vesting period. We estimated the fair value of stock options at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	2013	2012
Expected dividend yield	3.5%	4.0%
Expected risk-free interest rate	1.2%	1.2%
Volatility	29.6%	26.7%
Expected life (in years)	6.0	5.0

Option valuation models require the input of highly subjective assumptions including the expected stock price volatility. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. Because our employee and director stock options have characteristics significantly different from those of traded options, and because changes in the selective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our employee and non-employee director stock options. The weighted average fair value per option for all options granted during the six-month periods ended June 30, 2013 and 2012, as determined on the grant date using the Black-Scholes option pricing model, was $7.51 and $5.44, respectively.

The following is a summary of our stock option activity and related information for 2013 (in millions, except exercise price and year data):

	Six-month period ended June 30, 2013
	Shares Under Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Beginning balance	9.0	$28.80
Granted	1.6	39.17
Exercised	(1.8)	26.97
Forfeited or canceled	—	—

Ending balance	8.8	$31.12	3.97	$111.3

Exercisable at end of period	4.3	$27.63	2.52	$68.7

Ending vested and expected to vest	8.7	$31.03	3.93	$110.4

Options with respect to 8.0 million shares (less any shares of restricted stock issued under the LTIP—see Note 9 to these unaudited consolidated financial statements) were available for grant under the LTIP at June 30, 2013.

The total intrinsic value of options exercised during the six-month periods ended June 30, 2013 and 2012 was $23.3 million and $15.0 million, respectively. As of June 30, 2013, we had approximately $25.3 million of total unrecognized compensation expense related to nonvested options. We expect to recognize that expense over a weighted average period of approximately four years.

Other information regarding stock options outstanding and exercisable at June 30, 2013 is summarized as follows (in millions, except exercise price and year data):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Term (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 10.58 - $ 27.10	1.8	3.51	$24.83	1.3	$24.76
27.11 - 28.65	1.8	2.49	27.56	1.4	27.61
28.86 - 30.95	2.0	2.53	30.04	1.4	29.77
31.24 - 35.95	1.5	5.12	35.38	0.2	32.96
39.17 - 39.17	1.7	6.70	39.17	—	—

$ 10.58 - $ 39.17	8.8	3.97	$31.12	4.3	$27.63

8. Deferred Compensation

We have a Deferred Equity Participation Plan, which is a non-qualified plan that generally provides for distributions to certain of our key executives when they reach age 62 (or the one-year anniversary of the date of the grant for participants over the age of 61 as of the grant date) or upon or after their actual retirement. Under the provisions of the plan, we typically contribute shares of our common stock or cash, in an amount approved by the compensation committee, to a rabbi trust on behalf of the executives participating in the plan. Alternatively, we may contribute cash to the rabbi trust and instruct the trustee to acquire a specified number of shares of our common stock on the open market or in privately negotiated transactions. Distributions under the plan may not normally be made until the participant reaches age 62 (or the one-year anniversary of the date of the grant for participants over the age of 61 as of the grant date) and are subject to forfeiture in the event of voluntary termination of employment prior to then. All contributions to the plan deemed to be invested in shares of our common stock are distributed in the form of our common stock and all other distributions are paid in cash.

Our common stock that is issued to the rabbi trust as a contribution under the Plan is valued at historical cost, which equals its fair market value at the date of grant. When common stock is issued, we record an unearned deferred compensation obligation as a reduction of capital in excess of par value in the accompanying consolidated balance sheet, which is amortized to compensation expense ratably over the vesting period of the participants. Future changes in the fair market value of our common stock owed to the participants do not have any impact on the amounts recorded in our consolidated financial statements. During both three-month periods ended June 30, 2013 and 2012, we charged $0.3 million to stock-based compensation expense related to this plan. During both six-month periods ended June 30, 2013 and 2012, we charged $0.6 million to stock-based compensation expense related to this plan.

In the first quarter of each of 2013 and 2012, the compensation committee approved $8.0 million and $7.3 million, respectively, of cash awards in the aggregate to certain key executives under the Deferred Equity Participation Plan that were contributed to the rabbi trust in second quarter 2013 and first quarter 2012, respectively. The fair value of the funded cash award assets December 31, 2012 was $41.6 million and has been included in other noncurrent assets in the accompanying consolidated balance sheet. During the three-month periods ended June 30, 2013 and 2012, we charged $1.5 million and $1.1 million, respectively, to compensation expense related to these cash awards. During the six-month periods ended June 30, 2013 and 2012, we charged $2.7 million and $2.0 million, respectively, to compensation expense related to these cash awards. In the second quarter of 2013, we instructed the trustee for the Plan to liquidate all investments held under the Plan, other than our common stock, and use the proceeds to purchase additional shares of our common stock on the open market. As a result, the Plan sold all of the funded cash award assets and purchased 1.2 million shares of our common stock at an aggregate cost of $52.4 million during the second quarter of 2013.

At June 30, 2013 and December 31, 2012, we recorded $29.6 million (related to 2.0 million shares) and $5.6 million (related to 0.8 million shares), respectively, of unearned deferred compensation as a reduction of capital in excess of par value in the accompanying consolidated balance sheet. The total intrinsic value of our unvested common stock under the plan at June 30, 2013 and December 31, 2012 was $89.0 million and $21.1 million, respectively. During each of the six-month periods ended June 30, 2013 and 2012, cash and equity awards with an aggregate fair value of $0.7 million were vested and distributed to executives under this plan.

9. Restricted Stock and Cash Awards

Restricted Stock Awards

As discussed in Note 7 to these unaudited consolidated financial statements, on May 10, 2011, our stockholders approved the LTIP, which replaced our previous stockholder-approved 2009 LTIP. The LTIP provides for the grant of a stock award either as restricted stock or as restricted stock units. In either case, the compensation committee may determine that the award will be subject to the attainment of performance measures over an established performance period. Stock awards are non-transferable and subject to forfeiture if the holder does not remain continuously employed with us during the applicable restriction period or, in the case of a performance-based award, if applicable performance measures are not attained. The compensation committee will determine all of the terms relating to the satisfaction of performance measures and the termination of a restriction period, or the forfeiture and cancellation of a restricted stock award upon a termination of employment, whether by reason of disability, retirement, death or any other reason. The compensation committee may grant unrestricted shares of common stock or units representing the right to receive shares of common stock to employees who have attained age 62.

The agreements awarding restricted stock units will specify whether such award may be settled in shares of our common stock, cash or a combination of shares and cash and whether the holder will be entitled to receive dividend equivalents, on a current or deferred basis, with respect to such award. Prior to the settlement of a restricted stock unit, the holder of a restricted stock unit will have no rights as a stockholder of the company. The maximum number of shares available under the LTIP for restricted stock, restricted stock units and performance unit awards settled with stock (i.e., all awards other than stock options and stock appreciation rights) is 1.2 million. At June 30, 2013, 0.5 million shares were available for grant under the LTIP for such awards.

In the first quarter of each of 2013 and 2012, we granted 345,000 and 332,000 restricted stock units, respectively, to employees under the LTIP, with an aggregate fair value of $13.5 million and $11.9 million, respectively, at the date of grant. These 2013 and 2012 awards of restricted stock units vest as follows: 345,000 units granted in first quarter 2013 and 332,000 units granted in first quarter 2012, vest in full based on continued employment through March 13, 2017 and March 16, 2016, respectively. In the second quarter of each of 2013 and 2012, we granted 17,500 and 20,000 restricted stock units, respectively, to non-employee Board of Directors under the LTIP, with an aggregate fair value of $0.8 million and $0.7 million, respectively, at the date of grant. These grants vest in full one year from the date of grant. For certain of our executive officers age 55 or older, restricted stock units awarded in 2013 are no longer subject to forfeiture upon such officers’ departure from the company after two years from the date of grant.

We account for restricted stock awards at historical cost, which equals their fair market value at the date of grant. When restricted stock units are granted, no amounts are recorded in the accompanying consolidated financial statements. The grant date fair market value is amortized to compensation expense ratably over the vesting period of the participants with the offsetting amount recorded in capital in excess of par in the consolidated balance sheet. Future changes in the fair value of our common stock that is owed to the participants do not have any direct impact on the amounts recorded in our consolidated financial statements. During the three-month periods ended June 30, 2013 and 2012, we charged $3.2 million and $2.4 million, respectively, to compensation expense related to restricted stock unit awards granted in 2006 through 2013. During the six-month periods ended June 30, 2013 and 2012, we charged $5.1 million and $3.8 million, respectively, to compensation expense related to restricted stock unit awards granted in 2006 through 2013. The total intrinsic value of unvested restricted stock units at June 30, 2013 and 2012 was $46.7 million and $33.3 million, respectively. During the six-month periods ended June 30, 2013 and 2012, equity awards (including accrued dividends) with an aggregate fair value of $8.4 million and $7.2 million were vested and distributed to employees under this plan.

Cash Awards

On March 13, 2013, pursuant to our Performance Unit Program (which we refer to as the Program), the compensation committee approved provisional cash awards of $10.5 million in the aggregate for future grant to our officers and key employees that are denominated in units (269,000 units in the aggregate), each of which was equivalent to the value of one share of our common stock on the date the provisional award was approved. The Program consists of a one-year performance period based on our financial performance and a two-year vesting period. At the discretion of the compensation committee and determined based on our performance, the eligible officer or key employee will be granted a percentage of the provisional cash award units that equates to the EBITAC growth achieved (as defined in the Program). At the end of the performance period, eligible participants will be granted a number of units based on achievement of the performance goal and subject to approval by the compensation committee. Granted units for the 2013 provisional award will fully vest based on continuous employment through January 1, 2016. For certain of our executive officers age 55 or older, awards granted under the Program in 2013 are no longer subject to forfeiture upon such officers’ departure from the company after two years from the date of grant. The ultimate award value will be equal to the trailing twelve-month stock price on December 31, 2015, multiplied by the number of units subject to the award, but limited to between 0.5 and 1.5 times the original value of the units determined as of the grant date. The fair value of the awarded units will be paid out in cash as soon as practicable in 2016. If an eligible employee leaves us prior to the vesting date, the entire award will be forfeited. We did not recognize any compensation expense during the six-month period ended June 30, 2013 related to the 2013 provisional award under the Program.

On March 16, 2012, pursuant to the Program, the compensation committee approved provisional cash awards of $13.1 million in the aggregate for future grant to our officers and key employees that are denominated in units (368,000 units in the aggregate), each of which was equivalent to the value of one share of our common stock on the date the provisional award was approved. Terms of the 2012 provisional award were similar to the terms for the 2013 provisional award. Based on our performance for 2012, we granted 365,000 units under the Program in first quarter 2013 that will fully vest on January 1, 2015. During the three-month period ended June 30, 2013, we charged $1.7 million to compensation expense related to these awards. During the six-month period ended June 30, 2013, we charged $3.4 million to compensation expense related to the 2012 awards.

On March 8, 2011, pursuant to the Program, the compensation committee approved provisional cash awards of $14.4 million in the aggregate for future grant to our officers and key employees that are denominated in units (464,000 units in the aggregate), each of which was equivalent to the value of one share of our common stock on the date the provisional award was approved. Terms of the 2011 provisional award were similar to the terms for the 2013 provisional award. Based on our performance for 2011, we granted 432,000 units under the Program in first quarter 2012 that will fully vest on January 1, 2014. During the three-month periods ended June 30, 2013 and 2012, we charged $2.3 million and $1.9 million, respectively, to compensation expense related to these awards. During the six-month periods ended June 30, 2013 and 2012, we charged $4.3 million and $3.8 million, respectively, to compensation expense related to the 2011 awards.

On March 2, 2010, pursuant to the Program, the compensation committee approved provisional cash awards of $17.0 million in the aggregate for future grant to our officers and key employees that are denominated in units (706,000 units in the aggregate), each of which was equivalent to the value of one share of our common stock on the date the provisional award was approved. Terms of the 2010 provisional award were similar to the terms for the 2013 provisional award. However, based on company performance for 2010, we did not grant any units in 2011 related to the 2010 provisional award under the Program. We did not recognize any compensation expense during 2013 or 2012 related to the 2010 provisional award.

During the six-month period ended June 30, 2012, cash awards related to the 2009 provisional award with an aggregate fair value of $26.5 million (1.1 million units in the aggregate) were vested and distributed to employees under the Program.

10. Retirement Plans

We have a noncontributory defined benefit pension plan that, prior to July 1, 2005, covered substantially all of our domestic employees who had attained a specified age and one year of employment. Benefits under the plan were based on years of service and salary history. In 2005, we amended our defined benefit pension plan to freeze the accrual of future benefits for all U.S. employees, effective on July 1, 2005. In the table below, the service cost component represents plan administration costs that are incurred directly by the plan.

The components of the net periodic pension benefit cost for the plan consists of the following (in millions):

	Three-month period ended June 30,		Six-month period ended June 30,
	2013	2012	2013	2012
Service cost	$0.1	$0.1	$0.2	$0.2
Interest cost on benefit obligation	3.0	3.0	5.9	6.0
Expected return on plan assets	(4.3)	(3.8)	(8.6)	(7.6)
Amortization of net actuarial loss	1.9	1.7	3.9	3.6

Net periodic benefit cost	$0.7	$1.0	$1.4	$2.2

We are not required under the IRC to make any minimum contributions to the plan for the 2013 plan year. We were not required under the IRC to make any minimum contributions for the 2012 plan year. This level of required funding is based on the plan being frozen and the aggregate amount of our historical funding. During the six-month periods ended June 30, 2013 and 2012, we made discretionary contributions of $4.2 million and $3.6 million to the plan.

11. Investments

The following is a summary of our investments and the related funding commitments (in millions):

	June 30, 2013		December 31,
		Funding	2012
	Assets	Commitments	Assets
Chem-Mod LLC	$4.0	$—	$4.0
Chem-Mod International LLC	2.0	—	2.0
C-Quest Technology LLC	—	—	—
Clean-coal investments
Non-controlling interest in four limited liability companies that own nine 2009 Era Clean Coal Plants	8.5	2.0	2.8
Controlling interest in two limited liability companies that own five 2009 Era Clean Coal Plants	5.5	2.0	6.3
Non-controlling interest in six limited liability companies that own five 2011 Era Clean Coal Plants	12.5	—	13.2
Controlling interest in four limited liability companies that own four 2011 Era Clean Coal Plants	25.8	5.2	9.2
Controlling interest in a limited liability company that owns six 2011 Era Clean Coal Plants	3.7	4.6	5.1
Notes receivable and interest from co-investor related to the sales of three 2009 Era Plants	—	—	8.5
Other investments	3.5	5.9	3.0

Total investments	$65.5	$19.7	$54.1

Chem-Mod LLC - At June 30, 2013, we held a 46.54% controlling interest in Chem-Mod LLC. Chem-Mod LLC possesses the exclusive marketing rights in the U.S. and Canada, for technologies used to reduce emissions created during the combustion of coal. The refined coal production plants discussed below, as well as those owned by other unrelated parties, license and use Chem-Mod’s proprietary technologies, The Chem-Mod™ Solution, in the production of refined coal. The Chem-Mod™ Solution uses a dual injection sorbent system to reduce mercury, sulfur dioxide and other emissions at coal-fired power plants.

We believe that the application of The Chem-Mod™ Solution qualifies for refined coal tax credits under IRC Section 45 when used with refined coal production plants placed in service by December 31, 2011 or 2009. Chem-Mod has been marketing its technologies principally to coal-fired power plants owned by utility companies, including those utilities that are operating with the IRC Section 45 refined coal production plants in which we hold an investment.

Chem-Mod is determined to be a variable interest entity (which we refer to as a VIE). We are the controlling manager of Chem-Mod and therefore consolidate its operations into our consolidated financial statements. At June 30, 2013, total assets and total liabilities of this VIE included in our consolidated balance sheet were $6.8 million and $2.5 million, respectively. For the six-month period ended June 30, 2013, total revenues and expenses were $18.8 million and $10.5 million (including non-controlling interest of $9.6 million), respectively. We are under no obligation to fund Chem-Mod’s operations in the future.

Chem-Mod International LLC - At June 30, 2013, we held a 31.52% non- controlling interest in Chem-Mod International LLC. Chem-Mod International LLC has the rights to market The Chem-Mod™ Solution in countries other than the U.S. and Canada. Such marketing activity has been limited to date.

C-Quest Technology LLC - At June 30, 2013, we held a non-controlling 8% interest in C-Quest’s global operation. C-Quest possesses rights, information and technology for the reduction of carbon dioxide emissions created by burning fossil fuels. Thus far, C-Quest’s operations have been limited to laboratory testing. C-Quest is determined to be a VIE, but due to our lack of control over the operation of C-Quest, we do not consolidate this investment into our consolidated financial statements. We also have options to acquire an additional 19% interest in C-Quest’s global operations for $9.5 million at any time on or prior to August 1, 2013.

Clean Coal Investments -

•

We have investments in limited liability companies that own 29 refined coal production plants which produce refined coal using propriety technologies owned by Chem-Mod. We believe the production and sale of refined coal at these plants is qualified to receive refined coal tax credits under IRC Section 45. The fourteen plants which were placed in service prior to December 31, 2009 (which we refer to as the 2009 Era Plants) can receive tax credits through 2019 and the fifteen plants which were placed in service prior to December 31, 2011 (which we refer to as the 2011 Era Plants) can receive tax credits through 2021.

•

On March 1, 2013, we purchased an additional ownership interest in twelve of the 2009 Era Plants from one of the co-investors. For nine of the plants, our ownership went from 24.5% to 49.5%. Our investment in these plants had been accounted for under the equity method of accounting and will continue to be accounted for under the equity method. For three of the plants, our ownership went from 25.0% to 60.0%. Our investment in these plants had been accounted for under the equity method of accounting. As of March 1, 2013, we consolidated the operations of the limited liability company that owns these three plants. Total revenues and expenses recorded in our unaudited consolidated statement of earnings for the six-month period ended June 30, 2013 related to acquisition were $25.4 million and $27.0 million, respectively.

•

Our purchase price for the additional ownership interests in these twelve plants was the assumption of the promissory note that we received as consideration for the co-investor’s purchase of ownership interests in three of the 2009 Era Plants on March 1, 2010, which had a carrying value, including accrued interest, of $8.0 million at March 1, 2013, plus the payment of cash and other consideration of $5.0 million. We recognized a gain of $9.6 million, which included the increase in fair value of our prior 25% equity interest in the limited liability company upon the acquisition of the additional 35% equity interest, and recorded $26.3 million of fixed and other amortizable intangible assets and $5.0 million of other assets in connection with this transaction. The carrying value of our prior non-controlling interest in the limited liability company was $4.8 million as of the acquisition date. The fair value of our prior non-controlling interest in the limited liability company was determined by allocating, on a pro rata basis, the fair value of the limited liability company as adjusted for our lack of control in our prior ownership position. We determined the fair value of the limited liability company based on provisional estimates of fair value using similar valuation techniques to those discussed in Note 3 to these unaudited consolidated financial statements.

•	As of June 30, 2013:

•	Twenty-three of the plants have long-term production contracts.

•	The remaining six plants are in various stages of seeking and negotiating long-term production contracts, permitting and construction of permanent deployment facilities.

•

We have a non-controlling, minority interest in fourteen plants. We also have agreements in principle with co-investors for the sale of majority ownership interests in six additional plants. We may sell ownership interests in some or all of the remaining plants to co-investors.

•

Twelve of the 2009 Era Plants and nine of the 2011 Era Plants are owned by limited liability companies, which we have determined to be VIEs, for which we are not the primary beneficiary. At June 30, 2013, total assets and total liabilities of these VIEs were $89.6 million and $45.9 million, respectively. For the six-month period ended June 30, 2013, total revenues and expenses of these VIEs were $152.6 million and $174.8 million, respectively.

•

In all limited liability companies where we are a non-controlling, minority investor, the membership agreements for the operations of each of these entities contain provisions that preclude an individual member from being able to make major decisions that would denote control. As of the date we became a non-controlling, minority investor, we deconsolidated these entities and subsequently accounted for the investments using equity method accounting.

•

For all plants that are not under long-term production contracts, we estimate that we will invest, on average, an additional $5.0 million per plant to connect and house each of them. For those plants that will have majority ownership co-investors, the average additional investment will be $2.5 million. We plan to sell majority ownership interests in such plants to co-investors and relinquish control of the plants, thereby becoming a non-controlling, minority investor.

•

We are currently committed to fund an additional $13.8 million under engineering and construction contracts related to moving, connecting and housing the refined coal plants that we plan to redeploy during the remainder of 2013. Subsequent to 2013, we estimate that we will invest an additional $30.0 million to $35.0 million to redeploy the remainder of the refined coal plants before co-investor contributions. Each investor funds its portion of the on-going operations of the limited liability companies in proportion to its investment ownership percentage. Other than our portion of the on-going operational funding, there are no additional amounts that we are committed to related to fund these investments.

•

We are aware that some of the coal-fired power plants that purchase the refined coal are considering changing to burning natural gas or shutting down completely for economic reasons. We and our partners are prepared to move the refined coal productions plants to other, generally higher volume, coal-fired power plants. If these potential situations were to occur, we estimate those plants will not operate for 12 to18 months during their movement and redeployment.

•

Until March 1, 2013, we had a promissory note from a co-investor that was received as part of the consideration for the March 1, 2010 sale of ownership interests in three of the 2009 Era Plants. This note was assumed by us as part of our purchase of additional ownership interests in twelve of the 2009 Era Plants as described above.

Other Investments - At June 30, 2013, we owned a non-controlling, minority interest in five venture capital funds totaling $3.0 million, a 20% non-controlling interest in an investment management company totaling $0.5 million, twelve certified low-income housing developments with zero carrying value and two real estate entities with zero carrying value. The low-income housing developments and real estate entities have been determined to be VIEs, but are not required to be consolidated due to our lack of control over their respective operations. At June 30, 2013, total assets and total debt of these VIEs were approximately $60.0 million and $20.0 million, respectively.

12. Commitments, Contingencies and Off-Balance Sheet Arrangements

In connection with our investing and operating activities, we have entered into certain contractual obligations and commitments. See Notes 5 and 11 to these unaudited consolidated financial statements for additional discussion of these obligations and commitments. Our future minimum cash payments, including interest, associated with our contractual obligations pursuant to the note purchase agreements and Credit Agreement, operating leases and purchase commitments at June 30, 2013 were as follows (in millions):

	Payments Due by Period
Contractual Obligations	2013	2014	2015	2016	2017	Thereafter	Total
Note purchase agreements	$—	$100.0	$—	$50.0	$300.0	$475.0	$925.0
Credit Agreement	—	—	—	—	—	—	—
Interest on debt	25.2	50.4	44.1	44.1	41.2	76.6	281.6

Total debt obligations	25.2	150.4	44.1	94.1	341.2	551.6	1,206.6
Operating lease obligations	34.6	60.7	52.7	43.0	36.3	97.8	325.1
Less sublease arrangements	(2.1)	(1.6)	(0.7)	(0.1)	—	—	(4.5)
Outstanding purchase obligations	7.7	10.6	7.0	1.3	0.3	—	26.9

Total contractual obligations	$65.4	$220.1	$103.1	$138.3	$377.8	$649.4	$1,554.1

The amounts presented in the table above may not necessarily reflect our actual future cash funding requirements, because the actual timing of the future payments made may vary from the stated contractual obligation.

Note Purchase Agreements and Credit Agreement - See Note 5 to these unaudited consolidated financial statements for a discussion of the terms of the note purchase agreements and the Credit Agreement.

Operating Lease Obligations - Our corporate segment’s executive offices and certain subsidiary and branch facilities of our brokerage and risk management segments are located at Two Pierce Place, Itasca, Illinois, where we lease approximately 306,000 square feet of space, or approximately 60% of the building. The lease commitment on this property expires February 28, 2018.

We generally operate in leased premises at our other locations. Certain of these leases have options permitting renewals for additional periods. In addition to minimum fixed rentals, a number of leases contain annual escalation clauses which are generally related to increases in an inflation index.

We have leased certain office space to several non-affiliated tenants under operating sublease arrangements. In the normal course of business, we expect that the leases will not be renewed or replaced. We adjust charges for real estate taxes and common area maintenance annually based on actual expenses, and we recognize the related revenues in the year in which the expenses are incurred. These amounts are not included in the minimum future rentals to be received in the contractual obligations table above.

Outstanding Purchase Obligations - As a service company, we typically do not have a material amount of outstanding purchase obligations at any point in time. The amount disclosed in the contractual obligations table above represents the aggregate amount of unrecorded purchase obligations that we had outstanding at June 30, 2013. These obligations represent agreements to purchase goods or services that were executed in the normal course of business.

Off-Balance Sheet Commitments - Our total unrecorded commitments associated with outstanding letters of credit, financial guarantees and funding commitments as of June 30, 2013 were as follows (in millions):

							Total Amounts Committed
	Amount of Commitment Expiration by Period
Off-Balance Sheet Commitments	2013	2014	2015	2016	2017	Thereafter
Letters of credit	$—	$—	$—	$—	$—	$15.9	$15.9
Financial guarantees	—	—	—	—	—	9.3	9.3
Funding commitments	16.8	—	—	—	—	2.9	19.7

Total commitments	$16.8	$—	$—	$—	$—	$28.1	$44.9

Since commitments may expire unused, the amounts presented in the table above do not necessarily reflect our actual future cash funding requirements. See Note 11 to these unaudited consolidated financial statements for a discussion of our funding commitments related to our corporate segment and the Off-Balance Sheet Debt section below for a discussion of our letters of credit. All of the letters of credit represent multiple year commitments that have annual, automatic renewing provisions and are classified by the latest commitment date.

Since January 1, 2002, we have acquired 257 companies, all of which were accounted for using the acquisition method for recording business combinations. Substantially all of the purchase agreements related to these acquisitions contain provisions for potential earnout obligations. For all of our acquisitions made in the period from 2009 to 2013 that contain potential earnout obligations, such obligations are measured at fair value as of the acquisition date and are included on that basis in the recorded purchase price consideration for the respective acquisition. The amounts recorded as earnout payables are primarily based upon estimated future operating results of the acquired entities over a two- to three-year period subsequent to the acquisition date. The aggregate amount of the maximum earnout obligations related to these acquisitions was $379.1 million, of which $126.5 million was recorded in our consolidated balance sheet as of June 30, 2013 based on the estimated fair value of the expected future payments to be made.

Off-Balance Sheet Debt - Our unconsolidated investment portfolio includes investments in enterprises where our ownership interest is between 1% and 50%, in which management has determined that our level of influence and economic interest is not sufficient to require consolidation. As a result, these investments are accounted for using the equity method. None of these unconsolidated investments had any outstanding debt at June 30, 2013 or December 31, 2012 that was recourse to us.

At June 30, 2013, we had posted two letters of credit totaling $10.2 million, in the aggregate, related to our self-insurance deductibles, for which we had a recorded liability of $8.8 million. We have an equity investment in a rent-a-captive facility, which we use as a placement facility for certain of our insurance brokerage operations. At June 30, 2013, we had posted $5.7 million of letters of credit to allow the rent-a-captive facility to meet minimum statutory surplus requirements and for additional collateral related to premium and claim funds held in a fiduciary capacity. These letters of credit have never been drawn upon.

Litigation - We are the defendant in various legal actions related to employment matters and otherwise incidental to the nature of our business. We believe we have meritorious defenses and intend to defend ourselves vigorously in all unresolved legal actions. In addition, we are the plaintiff in certain legal actions with and relating to former employees regarding alleged breaches of non-compete or other restrictive covenants, theft of trade secrets, breaches of fiduciary duties and related causes of action. Neither the outcomes of these legal actions nor their effect upon our business, financial condition or results of operations can be determined at this time.

Contingent Liabilities—We purchase insurance to provide protection from errors and omissions (which we refer to as E&O) claims that may arise during the ordinary course of business. We currently retain the first $5.0 million of each and every E&O claim. Our E&O insurance provides aggregate coverage for E&O losses up to $175.0 million in excess of our retained amounts. We have historically maintained self-insurance reserves for the portion of our E&O exposure that is not insured. We periodically determine a range of possible reserve levels using actuarial techniques that rely heavily on projecting historical claim data into the future. Our E&O reserve in the June 30, 2013 consolidated balance sheet is above the lower end of the most recently determined actuarial range by $1.6 million and below the upper end of the actuarial range by $4.9 million. We can make no assurances that the historical claim data used to project the current reserve levels will be indicative of future claim activity. Thus, the E&O reserve level and corresponding actuarial range could change in the future as more information becomes known, which could materially impact the amounts reported and disclosed herein.

Tax-advantaged Investments No Longer Held - Between 1996 and 2007, we developed and then sold portions of our ownership in various energy related investments, many of which qualified for tax credits under IRC Section 29. In connection with the sales to other investors, we provided various indemnities. At June 30, 2013, the maximum potential amount of future payments that we could be required to make under these indemnification totaled approximately $160.0 million, net of the applicable income tax benefit. In addition, we recorded tax benefits in connection with our ownership in these investments. At June 30, 2013, we had exposure on $130.0 million of previously earned tax credits. In 2004, 2007 and 2009, the IRS examined several of these investments and all examinations were closed without any changes being proposed by the IRS. However, any future adverse tax audits, administrative rulings or judicial decisions could disallow previously claimed tax credits or cause us to be subject to liability under our indemnification obligations. Because of the contingent nature of these exposures, no liabilities have been recorded in our June 30, 2013 consolidated balance sheet related to these indemnification obligations.

13. Accumulated Other Comprehensive Loss

The after-tax components of our accumulated other comprehensive loss consist of the following:

	Pension Liability	Foreign Currency Translation	Fair Value of Derivative Investments	Accumulated Comprehensive Loss
Balance as of December 31, 2012	$(52.4)	$20.5	$(0.9)	$(32.8)
Net change in period	0.2	(39.0)	(1.0)	(39.8)

Balance as of June 30, 2013	$(52.2)	$(18.5)	$(1.9)	$(72.6)

The foreign currency translation during the six-month period ended June 30, 2013 primarily relates to the net impact of changes in the value of the local currencies relative to the U.S. dollar for our operations in Australia, Canada, India, Singapore and the U.K. During the six-month periods ended June 30, 2013 and 2012, $3.9 million and $3.6 million, respectively, of pretax expense related to the pension liability was reclassified from accumulated other comprehensive loss to compensation expense in the statement of earnings. During the six-month period ended June 30, 2013, $0.1 million of expense related to the fair value of derivative investments was reclassified from accumulated other comprehensive loss to compensation expense in the statement of earnings. During the six-month period ended June 30, 2012, no amounts related to the fair value of derivative investments were reclassified from accumulated other comprehensive loss to the statement of earnings. During the six-month periods ended June 30, 2013 and 2012, no amounts related to foreign currency translation were reclassified from accumulated other comprehensive loss to the statement of earnings.

14. Segment Information

We have three reportable segments: brokerage, risk management and corporate.

The brokerage segment is primarily comprised of our retail and wholesale insurance brokerage operations. The brokerage segment generates revenues through commissions paid by insurance underwriters and through fees charged to our clients. Our brokers, agents and administrators act as intermediaries between insurers and their customers and we do not assume underwriting risks.

The risk management segment provides contract claim settlement and administration services for enterprises that choose to self-insure some or all of their property/casualty coverages and for insurance companies that choose to outsource some or all of their property/casualty claims departments. These operations also provide claims management, loss control consulting and insurance property appraisal services. Revenues are principally generated on a negotiated per-claim or per-service fee basis.

The corporate segment manages our clean energy and other investments. This segment also holds all of our corporate debt.

Allocations of investment income and certain expenses are based on reasonable assumptions and estimates primarily using revenue, headcount and other information. We allocate the provision for income taxes to the brokerage and risk management segments as if those segments were preparing income tax provisions on a separate company basis. Reported operating results by segment would change if different methods were applied.

Financial information relating to our segments for the three-month and six-month periods ended June 30, 2013 and 2012 is as follows (in millions):

	Three-month period ended June 30,		Six-month period ended June 30,
	2013	2012	2013	2012
Brokerage
Total revenues	$550.9	$473.5	$1,005.3	$858.8

Earnings before income taxes	$112.6	$92.3	$153.2	$121.8

Identifiable assets at June 30, 2013 and 2012			$4,325.2	$3,955.7

Risk Management
Total revenues	$156.2	$143.4	$309.8	$284.7

Earnings before income taxes	$20.2	$17.6	$41.7	$36.7

Identifiable assets at June 30, 2013 and 2012			$530.8	$537.8

Corporate
Total revenues	$72.4	$33.0	$138.5	$53.2

Loss before income taxes	$(35.4)	$(18.8)	$(55.2)	$(34.9)

Identifiable assets at June 30, 2013 and 2012			$706.1	$640.1

Review by Independent Registered Public Accounting Firm

The interim consolidated financial statements at June 30, 2013 and for the three-month and six-month periods ended June 30, 2013 and 2012 have been reviewed by Ernst & Young LLP, our independent registered public accounting firm, and their report is included herein.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Arthur J. Gallagher & Co.

We have reviewed the consolidated balance sheet of Arthur J. Gallagher & Co. as of June 30, 2013, and the related consolidated statements of earnings and comprehensive earnings for the three-month and six-month periods ended June 30, 2013 and 2012, the consolidated statement of cash flows for the six-month periods ended June 30, 2013 and 2012, and the consolidated statement of stockholders’ equity for the six-month period ended June 30, 2013. These financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Arthur J. Gallagher & Co. as of December 31, 2012, and the related consolidated statements of earnings and comprehensive earnings, stockholders’ equity, and cash flows for the year then ended, not presented herein, and in our report dated February 8, 2013, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2012, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois

July 31, 2013

Arthur J. Gallagher & Co.

Consolidated Statement of Earnings

(In millions, except per share data)

	Year Ended December 31,
	2012	2011	2010
Commissions	$1,302.5	$1,127.4	$957.3
Fees	971.7	870.2	735.0
Supplemental commissions	67.9	56.0	60.8
Contingent commissions	42.9	38.1	36.8
Investment income	10.4	8.1	6.9
Gains on books of business sales	3.9	5.5	5.9
Revenues from clean coal activities	119.6	29.2	65.6
Other net revenues (loss)	1.4	0.2	(4.1)

Total revenues	2,520.3	2,134.7	1,864.2

Compensation	1,493.4	1,326.1	1,117.5
Operating	483.2	419.0	354.6
Cost of revenues from clean coal activities	111.6	32.0	64.0
Interest	43.0	40.8	34.6
Depreciation	41.4	35.9	32.3
Amortization	99.0	79.3	60.8
Change in estimated acquisition earnout payables	3.4	(6.2)	(2.6)

Total expenses	2,275.0	1,926.9	1,661.2

Earnings from continuing operations before income taxes	245.3	207.8	203.0
Provision for income taxes	50.3	63.7	39.7

Earnings from continuing operations	195.0	144.1	163.3

Discontinued operations:
Earnings from discontinued operations before income taxes	—	—	3.2
Benefit for income taxes	—	—	(7.6)

Earnings from discontinued operations	—	—	10.8

Net earnings	$195.0	$144.1	$174.1

Basic net earnings per share:
Earnings from continuing operations	$1.61	$1.29	$1.56
Earnings from discontinued operations	—	—	0.10

Net earnings	$1.61	$1.29	$1.66

Diluted net earnings per share:
Earnings from continuing operations	$1.59	$1.28	$1.56
Earnings from discontinued operations	—	—	0.10

Net earnings	$1.59	$1.28	$1.66

Dividends declared per common share	$1.36	$1.32	$1.28

See notes to consolidated financial statements.

Arthur J. Gallagher & Co.

Consolidated Statement of Comprehensive Earnings

(In millions)

	Year Ended December 31,
	2012	2011	2010
Net earnings	$195.0	$144.1	$174.1

Change in pension liability, net of taxes	(3.4)	(30.6)	2.1
Foreign currency translation	16.1	(16.1)	10.1
Change in fair value of derivative instruments, net of taxes	1.7	(2.7)	(1.0)

Comprehensive earnings	$209.4	$94.7	$185.3

See notes to consolidated financial statements

Arthur J. Gallagher & Co.

Consolidated Balance Sheet

(In millions)

	December 31,
	2012	2011
Cash and cash equivalents	$302.1	$291.2
Restricted cash	851.6	692.5
Premiums and fees receivable	1,096.1	1,027.1
Other current assets	179.7	188.6

Total current assets	2,429.5	2,199.4
Fixed assets - net	105.4	91.3
Deferred income taxes	251.8	240.2
Other noncurrent assets	283.3	235.8
Goodwill - net	1,472.7	1,155.3
Amortizable intangible assets - net	809.6	561.5

Total assets	$5,352.3	$4,483.5

Premiums payable to insurance and reinsurance companies	$1,819.7	$1,621.9
Accrued compensation and other accrued liabilities	306.7	304.1
Unearned fees	70.6	69.7
Other current liabilities	36.9	67.9
Corporate related borrowings - current	129.0	10.0

Total current liabilities	2,362.9	2,073.6
Corporate related borrowings - noncurrent	725.0	675.0
Other noncurrent liabilities	605.8	491.3

Total liabilities	3,693.7	3,239.9

Stockholders’ equity:
Common stock - authorized 400.0 shares; issued and outstanding 125.6 shares in 2012 and 114.7 shares in 2011	125.6	114.7
Capital in excess of par value	1,055.4	693.2
Retained earnings	510.4	482.9
Accumulated other comprehensive earnings (loss)	(32.8)	(47.2)

Total stockholders’ equity	1,658.6	1,243.6

Total liabilities and stockholders’ equity	$5,352.3	$4,483.5

See notes to consolidated financial statements.

Arthur J. Gallagher & Co.

Consolidated Statement of Cash Flows

(In millions)

	Year Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Earnings from continuing operations	$195.0	$144.1	$163.3
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities:
Net gain on investments and other	(3.9)	(5.5)	(5.9)
Depreciation and amortization	140.4	115.2	93.1
Change in estimated acquisition earnout payables	3.4	(6.2)	(2.6)
Amortization of deferred compensation and restricted stock	8.3	6.8	6.6
Stock-based and other noncash compensation expense	7.5	14.3	9.0
Effect of exchange rate changes	1.9	0.3	0.8
Net change in restricted cash	(90.2)	31.9	(16.9)
Net change in premiums receivable	11.5	52.1	(2.7)
Net change in premiums payable	33.3	(55.8)	(11.5)
Net change in other current assets	52.4	(8.1)	(11.7)
Net change in accrued compensation and other accrued liabilities	19.2	12.8	5.9
Net change in fees receivable/unearned fees	4.3	(4.1)	(11.8)
Net change in income taxes payable	14.0	(10.4)	(23.1)
Net change in deferred income taxes	(20.4)	21.5	31.0
Net change in other noncurrent assets and liabilities	(33.7)	(24.9)	7.7

Net cash provided by operating activities of continuing operations	343.0	284.0	231.2
Earnings from discontinued operations	—	—	10.8
Other non-cash items from discontinued operations	—	—	(12.5)

Net cash provided by operating activities	343.0	284.0	229.5

Cash flows from investing activities:
Net additions to fixed assets	(51.0)	(45.9)	(25.1)
Cash paid for acquisitions, net of cash acquired	(344.1)	(264.8)	(80.1)
Net proceeds from sales of operations	11.4	14.0	3.2
Net proceeds (funding) of investment transactions	1.5	(14.5)	9.4

Net cash used by investing activities	(382.2)	(311.2)	(92.6)

Cash flows from financing activities:
Proceeds from issuance of common stock	82.3	73.9	36.7
Tax impact from issuance of common stock	0.5	3.7	1.4
Repurchases of common stock	(1.5)	(1.2)	(0.8)
Dividends paid	(204.4)	(145.8)	(133.5)
Borrowings on line of credit facilities	303.0	151.0	48.0
Repayments on line of credit facilities	(184.0)	(141.0)	(48.0)
Borrowings of corporate related long-term debt	50.0	125.0	—

Net cash provided (used) by financing activities	45.9	65.6	(96.2)

Effect of exchange rate changes on cash and cash equivalents	4.2	3.0	3.2

Net increase in cash and cash equivalents	10.9	41.4	43.9
Cash and cash equivalents at beginning of year	291.2	249.8	205.9

Cash and cash equivalents at end of year	$302.1	$291.2	$249.8

Supplemental disclosures of cash flow information:
Interest paid	$42.2	$38.4	$34.7
Income taxes paid	47.5	32.0	37.6

See notes to consolidated financial statements.

Arthur J. Gallagher & Co.

Consolidated Statement of Stockholders’ Equity

(In millions)

					Accumulated
					Other
	Common Stock		Capital in Excess of	Retained	Comprehensive Earnings
	Shares	Amount	Par Value	Earnings	(Loss)	Total
Balance at December 31, 2009	102.5	$102.5	$349.1	$450.3	$(9.0)	$892.9
Net earnings	—	—	—	174.1	—	174.1
Net change in pension asset/liability, net of taxes of $1.4 million	—	—	—	—	2.1	2.1
Foreign currency translation	—	—	—	—	10.1	10.1
Change in fair value of derivative instruments, net of taxes of ($0.7 million)	—	—	—	—	(1.0)	(1.0)
Compensation expense related to stock option plan grants	—	—	7.7	—	—	7.7
Tax impact from issuance of common stock	—	—	1.4	—	—	1.4
Common stock issued in:
Twenty-nine purchase transactions	4.2	4.2	107.7	—	—	111.9
Stock option plans	1.5	1.5	29.8	—	—	31.3
Employee stock purchase plan	0.2	0.2	5.2	—	—	5.4
Deferred compensation/restricted stock	—	—	6.6	—	—	6.6
Other compensation expense	—	—	1.1	—	—	1.1
Common stock repurchases	—	—	(0.8)	—	—	(0.8)
Cash dividends declared on common stock	—	—	—	(136.1)	—	(136.1)

Balance at December 31, 2010	108.4	108.4	507.8	488.3	2.2	1,106.7
Net earnings	—	—	—	144.1	—	144.1
Net change in pension asset/liability, net of taxes of ($20.4 million)	—	—	—	—	(30.6)	(30.6)
Foreign currency translation	—	—	—	—	(16.1)	(16.1)
Change in fair value of derivative instruments, net of taxes of ($1.8 million)	—	—	—	—	(2.7)	(2.7)
Compensation expense related to stock option plan grants	—	—	7.1	—	—	7.1
Tax impact from issuance of common stock	—	—	3.7	—	—	3.7
Common stock issued in:
Twenty-four purchase transactions	3.4	3.4	98.9	—	—	102.3
Stock option plans	2.6	2.6	64.1	—	—	66.7
Employee stock purchase plan	0.3	0.3	6.9	—	—	7.2
Deferred compensation/restricted stock	—	—	5.9	—	—	5.9
Common stock repurchases	—	—	(1.2)	—	—	(1.2)
Cash dividends declared on common stock	—	—	—	(149.5)	—	(149.5)

Balance at December 31, 2011	114.7	114.7	693.2	482.9	(47.2)	1,243.6
Net earnings	—	—	—	195.0	—	195.0
Net change in pension asset/liability, net of taxes of ($0.2 million)	—	—	—	—	(3.4)	(3.4)
Foreign currency translation	—	—	—	—	16.1	16.1
Change in fair value of derivative instruments, net of taxes of $1.1 million	—	—	—	—	1.7	1.7
Compensation expense related to stock option plan grants	—	—	7.2	—	—	7.2
Tax impact from issuance of common stock	—	—	0.5	—	—	0.5
Common stock issued in:
Forty purchase transactions	7.8	7.8	268.5	—	—	276.3
Stock option plans	2.8	2.8	71.1	—	—	73.9
Employee stock purchase plan	0.3	0.3	8.1	—	—	8.4
Deferred compensation/restricted stock	0.1	0.1	7.9	—	—	8.0
Other compensation expense	—	—	0.3	—	—	0.3
Common stock repurchases	(0.1)	(0.1)	(1.4)	—	—	(1.5)
Cash dividends declared on common stock	—	—	—	(167.5)	—	(167.5)

Balance at December 31, 2012	125.6	$125.6	$1,055.4	$510.4	$(32.8)	$1,658.6

See notes to consolidated financial statements.

Arthur J. Gallagher & Co.

Notes to Consolidated Financial Statements

December 31, 2012

1.	Summary of Significant Accounting Policies

Nature of Operations - Arthur J. Gallagher & Co. and its subsidiaries, collectively referred to herein as we, our or us, provide insurance brokerage and risk management services to a wide variety of commercial, industrial, institutional and governmental organizations through two reportable operating segments. Commission and fee revenue generated by the brokerage segment is primarily related to the negotiation and placement of insurance for our clients. Fee revenue generated by the risk management segment is primarily related to claims management, information management, risk control consulting (loss control) services and appraisals in the property/casualty market. Investment income and other revenue is generated from our investment portfolio, which includes invested cash and restricted funds, as well as tax-advantaged, clean energy and other investments. We are headquartered in Itasca, Illinois, have operations in 18 countries and offer client-service capabilities in more than 140 countries globally through a network of correspondent insurance brokers and consultants.

Basis of Presentation - The accompanying consolidated financial statements include our accounts and all of our majority-owned subsidiaries (50% or greater ownership). Substantially all of our investments in partially owned entities in which our ownership is less than 50% are accounted for using the equity method based on the legal form of our ownership interest and the applicable ownership percentage of the entity. However, in situations where a less than 50%-owned investment has been determined to be a variable interest entity (which we refer to as a VIE) and we are deemed to be the primary beneficiary in accordance with the variable interest model of consolidation, we will consolidate the investment into our consolidated financial statements. For partially owned entities accounted for using the equity method, our share of the net earnings of these entities is included in consolidated net earnings. All material intercompany accounts and transactions have been eliminated in consolidation.

Certain reclassifications have been made to the amounts reported in prior years’ consolidated financial statements in order to conform to the current year presentation.

In the preparation of our consolidated financial statements as of December 31, 2012, management evaluated all material subsequent events or transactions that occurred after the balance sheet date through the date on which the financial statements were issued for potential recognition in our consolidated financial statements and/or disclosure in the notes thereto.

Use of Estimates - The preparation of our consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

Revenue Recognition - Our revenues are derived from commissions, fees and investment income.

We recognize commission revenues at the later of the billing or the effective date of the related insurance policies, net of an allowance for estimated policy cancellations. We recognize commission revenues related to installment premiums as the installments are billed. We recognize supplemental commission revenues using internal data and information received from insurance carriers that allows us to reasonably estimate the supplemental commissions earned in the period. A supplemental commission is a commission paid by an insurance carrier that is above the base commission paid, is determined by the insurance carrier based on historical performance criteria, and is established annually in advance of the contractual period. We recognize contingent commissions and commissions on premiums directly billed by insurance carriers as revenue when we have obtained the data necessary to reasonably determine such amounts. Typically, we cannot reasonably determine these types of commission revenues until we have received the cash or the related policy detail or other carrier specific information from the insurance carrier. A contingent commission is a commission paid by an insurance carrier based on the overall profit and/or volume of the business placed with that insurance carrier during a particular calendar year and is determined after the contractual period. Commissions on premiums billed directly by insurance carriers to the insureds generally relate to a large number of property/casualty insurance policy transactions, each with small premiums, and comprise a substantial portion of the revenues generated by our employee benefit brokerage operations. Under these direct bill arrangements, the insurance carrier controls the entire billing and policy issuance process. We record the income effects of subsequent premium adjustments when the adjustments become known.

Fee revenues generated from the brokerage segment primarily relate to fees negotiated in lieu of commissions that we recognize in the same manner as commission revenues. Fee revenues generated from the risk management segment relate to third party claims administration, loss control and other risk management consulting services, which we provide over a period of time, typically one year. We recognize these fee revenues ratably as the services are rendered, and record the income effects of subsequent fee adjustments when the adjustments become known.

We deduct brokerage expense from gross revenues in our determination of our total revenues. Brokerage expense represents commissions paid to sub-brokers related to the placement of certain business by our brokerage segment. We recognize this expense in the same manner as commission revenues.

Premiums and fees receivable in the accompanying consolidated balance sheet are net of allowances for estimated policy cancellations and doubtful accounts. The allowance for estimated policy cancellations was $4.0 million and $5.2 million at December 31, 2012 and 2011, respectively, which represents a reserve for future reversals in commission and fee revenues related to the potential cancellation of client insurance policies that were in force as of each year end. The allowance for doubtful accounts was $6.6 million and $4.8 million at December 31, 2012 and 2011, respectively. We establish the allowance for estimated policy cancellations through a charge to revenues and the allowance for doubtful accounts through a charge to other operating expenses. Both of these allowances are based on estimates and assumptions using historical data to project future experience. Such estimates and assumptions could change in the future as more information becomes known which could impact the amounts reported and disclosed herein. We periodically review the adequacy of these allowances and make adjustments as necessary.

Investment income primarily includes interest and dividend income, which is accrued as it is earned. Gains on books of business sales represent one-time gains related to sales of brokerage related businesses, which are primarily recognized on a cash received basis. Revenues from clean coal activities include revenues from consolidated clean coal production plants, royalty income from clean coal licenses and income (loss) related to unconsolidated clean coal production plants, all of which are recognized as earned. Revenues from consolidated clean coal production plants represent sales of refined coal. Royalty income from clean coal licenses represents fee income related to the use of clean coal technologies. Income (loss) from unconsolidated clean coal production plants includes income (losses) related to our equity portion of the pretax results of the clean coal production plants and production based installment sale income from majority investors. Other net revenues (loss) primarily consist of our equity portions of the earnings from our investment in four venture capital funds.

Claims Handling Obligations - We are obligated under certain circumstances to provide future claims handling and certain administrative services for our former global risks brokerage clients in the U.K. Our obligation is the result of following the industry practice of insurance brokers providing future claims handling and administrative services to former clients. In addition, under certain circumstances, our risk management segment operations are contractually obligated to provide contract claim settlement and administration services to our former clients. Accordingly, we record a liability for these deferred run-off obligations based on the estimated costs to provide these future services to former clients. This liability is based on estimates and assumptions using historical data to project future experience. Such estimates and assumptions could change in the future as more information becomes known which could impact the amounts reported and disclosed herein. We periodically review (at least annually) the adequacy of this liability and will make adjustments as necessary.

Earnings per Share - Basic net earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding during the reporting period. Diluted net earnings per share is computed by dividing net earnings by the weighted average number of common and common equivalent shares outstanding during the reporting period. Common equivalent shares include incremental shares from dilutive stock options, which are calculated from the date of grant under the treasury stock method using the average market price for the period.

Cash and Cash Equivalents - Short-term investments, consisting principally of cash and money market accounts that have average maturities of 90 days or less, are considered cash equivalents.

Restricted Cash - In our capacity as an insurance broker, we collect premiums from insureds and, after deducting our commissions and/or fees, remit these premiums to insurance carriers. We hold unremitted insurance premiums in a fiduciary capacity until we disburse them, and the use of such funds is restricted by laws in certain states and foreign jurisdictions in which our subsidiaries operate. Various state and foreign agencies regulate insurance brokers and provide specific requirements that limit the type of investments that may be made with such funds. Accordingly, we invest these funds in cash and U.S. Treasury fund accounts. We can earn interest income on these unremitted funds, which is included in investment income in the accompanying consolidated statement of earnings. These unremitted amounts are reported as restricted cash in the accompanying consolidated balance sheet, with the related liability reported as premiums payable to insurance and reinsurance companies. Additionally, several of our foreign subsidiaries are required by various foreign agencies to meet certain liquidity and solvency requirements. We were in compliance with these requirements at December 31, 2012.

Related to our third party administration business, we are responsible for client claim funds that we hold in a fiduciary capacity. We do not earn any interest income on the funds held. These client funds have been included in restricted cash, along with a corresponding liability in premiums payable to insurance and reinsurance companies in the accompanying consolidated balance sheet.

Derivative Instruments - In the normal course of business, we are exposed to the impact of foreign currency fluctuations that impact our results of operations and cash flows. We utilize a foreign currency risk management program involving foreign currency derivatives that consist of several monthly put/call options designed to hedge a significant portion of our future foreign currency disbursements through various future payment dates. To mitigate the counterparty credit risk we only enter into contracts with carefully selected major financial institutions based upon their credit ratings and other factors. These derivative instrument contracts are cash flow hedges that qualify for hedge accounting and primarily hedge against fluctuations between changes in the British Pound Sterling and Indian Rupee versus the U.S. Dollar. Changes in fair value of the derivative instruments are reflected in other comprehensive earnings in the accompanying consolidated balance sheet. The impact of the hedge at maturity is recognized in the income statement as a component of compensation and operating expenses. We do not use derivatives for trading or speculative purposes.

Investments - We have a management investment committee that meets four to six times per year to review the valuation of our investments. For investments that do not have quoted market prices, we use various valuation techniques to estimate fair value and proactively look for indicators of impairment. Factors that may indicate that an impairment could exist include, but are not limited to, reductions or changes to dividend payments, sustained operating losses or a trend of poor operating performance, recent refinancings or recapitalizations, unfavorable press reports, significant customer or revenue loss, litigation, losses by other companies in a similar industry, overall economic conditions, management changes and significant changes in strategy. In addition, in cases where the ultimate value of an investment is directly dependent on us for future financial support, we assess our willingness and intent to provide future funding in determining impairment.

If an indicator of impairment exists, we compare the investment’s carrying value to an estimate of its fair value. To estimate the fair value of our equity-method investments, we compare values established in recent recapitalizations or appraisals conducted by third parties. In some cases, no such recapitalizations or appraisals exist and we must perform our own valuations. This also requires us to exercise significant judgment. Even if impairment indicators exist, no impairment may be required if the estimated fair value is not less than the current carrying value or the decline in value is determined to be temporary and we have no intent to sell the investment, and it is more likely than not that we will not be required to sell the investment prior to a recovery in value. When we determine that an impairment is required, we record the impairment as a realized loss against current period earnings.

Both the process to review for indicators of impairment and, if such indicators exist, the method to compute the amount of impairment incorporates quantitative data and qualitative criteria including the receipt of new information that can significantly change the decision about the valuation of an investment in a short period of time. The determination of whether an impairment is required is necessarily a matter of subjective judgment. The timing and amount of realized losses reported in earnings could vary if management’s conclusions were different.

Because of the inherent risk of investments, we can make no assurances that there will not be impairments in the future should economic and other conditions change.

Premium Financing - Two subsidiaries of the brokerage segment make short-term loans (generally with terms of twelve months or less) to our clients to finance premiums. These premium financing contracts are structured to minimize potential bad debt expense to us. Such receivables are considered delinquent after seven days of the payment due date. Generally, insurance policies are cancelled within one month of the contractual payment due date if the payment remains delinquent. We recognize interest income as it is earned over the life of the contract using the interest “level-yield” method. Unearned interest related to contracts receivable is included in the receivable balance in the accompanying consolidated balance sheet. The outstanding contracts receivable balance was $2.2 million and $2.3 million at December 31, 2012 and 2011, respectively.

Fixed Assets - We carry fixed assets at cost, less accumulated depreciation, in the accompanying consolidated balance sheet. We periodically review long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying value of the assets may not be recoverable. Under those circumstances, if the fair value were less than the carrying amount of the asset, we would recognize a loss for the difference. Depreciation for fixed assets is computed using the straight-line method over the following estimated useful lives:

Useful Life
Computer equipment	Three to five years
Furniture and fixtures	Three to ten years
Office equipment	Three to ten years
Software	Three to five years
Leasehold improvements	Shorter of the lease term or useful life of the asset

Intangible Assets - Intangible assets represent the excess of cost over the estimated fair value of net tangible assets of acquired businesses. Our primary intangible assets are classified as either goodwill, expiration lists, non-compete agreements or trade names. Expiration lists, non-compete agreements and trade names are amortized using the straight-line method over their estimated useful lives (three to fifteen years for expiration lists, three to five years for non-compete agreements and ten to fifteen years for trade names), while goodwill is not subject to amortization. The establishment of goodwill, expiration lists, non-compete agreements and trade names and the determination of estimated useful lives are primarily based on valuations we receive from qualified independent appraisers. The calculations of these amounts are based on estimates and assumptions using historical and pro forma data and recognized valuation methods. Different estimates or assumptions could produce different results. We carry intangible assets at cost, less accumulated amortization, in the accompanying consolidated balance sheet.

We review all of our intangible assets for impairment periodically (at least annually for goodwill) and whenever events or changes in business circumstances indicate that the carrying value of the assets may not be recoverable. We perform such impairment reviews at the division (i.e., reporting unit) level with respect to goodwill and at the business unit level for amortizable intangible assets. In reviewing intangible assets, if the fair value were less than the carrying amount of the respective (or underlying) asset, an indicator of impairment would exist and further analysis would be required to determine whether or not a loss would need to be charged against current period earnings as a component of amortization expense. Based on the results of impairment reviews in 2012, 2011 and 2010, we wrote off $3.5 million, $4.6 million and $2.3 million, respectively, of amortizable intangible assets related to prior year acquisitions of our brokerage segment. The determinations of impairment indicators and fair value are based on estimates and assumptions related to the amount and timing of future cash flows and future interest rates. Such estimates and assumptions could change in the future as more information becomes known which could impact the amounts reported and disclosed herein.

Income Taxes - Our tax rate reflects the statutory tax rates applicable to our taxable earnings and tax planning in the various jurisdictions in which we operate. Significant judgment is required in determining the annual effective tax rate and in evaluating uncertain tax positions. We report a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in our tax return. We evaluate our tax positions using a two-step process. The first step involves recognition. We determine whether it is more likely than not that a tax position will be sustained upon tax examination based solely on the technical merits of the position. The technical merits of a tax position are derived from both statutory and judicial authority (legislation and statutes, legislative intent, regulations, rulings and case law) and their applicability to the facts and circumstances of the position. If a tax position does not meet the “more likely than not” recognition threshold, we do not recognize the benefit of that position in the financial statements. The second step is measurement. A tax position that meets the “more likely than not” recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that has a likelihood of greater than 50% of being realized upon ultimate resolution with a taxing authority.

Uncertain tax positions are measured based upon the facts and circumstances that exist at each reporting period and involve significant management judgment. Subsequent changes in judgment based upon new information may lead to changes in recognition, derecognition and measurement. Adjustments may result, for example, upon resolution of an issue with the taxing authorities, or expiration of a statute of limitations barring an assessment for an issue. We recognize interest and penalties, if any, related to unrecognized tax benefits in our provision for income taxes.

Tax law requires certain items to be included in our tax returns at different times than such items are reflected in the financial statements. As a result, the annual tax expense reflected in our consolidated statements of earnings is different than that reported in the tax returns. Some of these differences are permanent, such as expenses that are not deductible in the returns, and some differences are temporary and reverse over time, such as depreciation expense and amortization expense deductible for income tax purposes. Temporary differences create deferred tax assets and liabilities. Deferred tax liabilities generally represent tax expense recognized in the financial statements for which a tax payment has been deferred, or expense which has been deducted in the tax return but has not yet been recognized in the financial statements. Deferred tax assets generally represent items that can be used as a tax deduction or credit in tax returns in future years for which a benefit has already been recorded in the financial statements.

We establish or adjust valuation allowances for deferred tax assets when we estimate that it is more likely than not that future taxable income will be insufficient to fully use a deduction or credit in a specific jurisdiction. In assessing the need for the recognition of a valuation allowance for deferred tax assets, we consider whether it is more likely than not that some portion, or all, of the deferred tax assets will not be realized and adjust the valuation allowance accordingly. We evaluate all significant available positive and negative evidence as part of our analysis. Negative evidence includes the existence of losses in recent years. Positive evidence includes the forecast of future taxable income by jurisdiction, tax-planning strategies that would result in the realization of deferred tax assets and the presence of taxable income in prior carryback years. The underlying assumptions we use in forecasting future taxable income require significant judgment and take into account our recent performance. Such estimates and assumptions could change in the future as more information becomes known which could impact the amounts reported and disclosed herein. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the periods in which temporary differences are deductible or creditable.

Fair Value of Financial Instruments - Fair value accounting establishes a framework for measuring fair value, which is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., an exit price). This framework includes a fair value hierarchy that prioritizes the inputs to the valuation technique used to measure fair value.

The classification of a financial instrument within the valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability on the measurement date. The three levels of the hierarchy in order of priority of inputs to the valuation technique are defined as follows:

•	Level 1 - Valuations are based on unadjusted quoted prices in active markets for identical financial instruments;

•

Level 2 - Valuations are based on quoted market prices, other than quoted prices included in Level 1, in markets that are not active or on inputs that are observable either directly or indirectly for the full term of the financial instrument; and

•

Level 3 - Valuations are based on pricing or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement of the financial instrument. Such inputs may reflect management’s own assumptions about the assumptions a market participant would use in pricing the financial instrument.

The level in the fair value hierarchy within which the fair value measurement is classified is determined based on the lowest level input that is significant to the fair value measure in its entirety.

The carrying amounts of financial assets and liabilities reported in the accompanying consolidated balance sheet for cash and cash equivalents, restricted cash, premiums and fees receivable, premiums payable to insurance carriers, accrued salaries and bonuses, accounts payable and other accrued liabilities, unearned fees and income taxes payable, at December 31, 2012 and 2011, approximate fair value because of the short-term duration of these instruments. See Note 3 to our consolidated financial statements for the fair values related to the establishment of intangible assets and the establishment and adjustment of earnout payables. See Note 6 to our consolidated financial statements for the fair values related to borrowings outstanding at December 31, 2012 and 2011 under our debt agreements. See Note 11 to our consolidated financial statements for the fair values related to investments at December 31, 2012 and 2011 under our defined benefit pension plan.

Litigation - We are the defendant in various legal actions related to claims, lawsuits and proceedings incident to the nature of our business. We record liabilities for loss contingencies, including legal costs (such as fees and expenses of external lawyers and other service providers) to be incurred, when it is probable that a liability has been incurred on or before the balance sheet date and the amount of the liability can be reasonably estimated. We do not discount such contingent liabilities. To the extent recovery of such losses and legal costs is probable under our insurance programs, we record estimated recoveries concurrently with the losses recognized. Significant management judgment is required to estimate the amounts of such contingent liabilities and the related insurance recoveries. In order to assess our potential liability, we analyze our litigation exposure based on available information, including consultation with outside counsel handling the defense of these matters. As these liabilities are uncertain by their nature, the recorded amounts may change due to a variety of different factors, including new developments in, or changes in approach, such as changing the settlement strategy as applicable to each matter.

Stock-Based Compensation - We use the modified-prospective method to account for share-based payments made to employees. Under the modified-prospective method, compensation cost is recognized for all share-based payments granted on or after January 1, 2006 and for all awards granted to employees prior to January 1, 2006 that remained unvested on that date. We use the alternative transition method to determine the accounting of the income tax effects of payments made related to stock-based compensation.

Accounting guidance issued in 2006 related to share-based payments requires that compensation cost be recognized for unvested awards over the period through the date that the employee is no longer required to provide future services to earn the award, rather than over the explicit service period. Accordingly, our accounting policy for 2007 and future stock option grants is to recognize compensation cost to coincide with the date that the employee is eligible to retire, rather than the actual retirement date, for all options granted. Stock options granted after May 15, 2007 no longer contain an accelerated vesting upon retirement provision.

Employee Stock Purchase Plan - We have an employee stock purchase plan (which we refer to as the ESPP), under which the sale of 4.0 million shares of our common stock has been authorized. Eligible employees may contribute up to 15% of their compensation towards the quarterly purchase of our common stock at a purchase price equal to 95% of the lesser of the fair market value of our common stock on the first business day or the last business day of the quarterly offering period. Eligible employees may annually purchase shares of our common stock with an aggregate fair market value of up to $25,000 (measured as of the first day of each quarterly offering period of each calendar year), provided that no employee may purchase more than 2,000 shares of our common stock under the ESPP during any calendar year. At December 31, 2012, 0.8 million shares of our common stock are reserved for future issuance under the ESPP.

Defined Benefit Pension and Other Postretirement Plans - We recognize in our consolidated balance sheet, an asset for our defined benefit postretirement plans’ overfunded status or a liability for our plans’ underfunded status. We recognize changes in the funded status of our defined benefit postretirement plans in comprehensive earnings in the year in which the changes occur. We use December 31 as the measurement date for our plans’ assets and benefit obligations. See Note 11 to our consolidated financial statements for additional information required to be disclosed related to our defined benefit postretirement plans.

2.	Effect of New Accounting Pronouncements

Other Comprehensive Income

In June 2011, the Financial Accounting Standards Board (which we refer to as the FASB) issued ASU 2011-05, “Comprehensive Income” (Topic 220) to make the presentation of items within other comprehensive income (which we refer to as OCI) more prominent. The guidance requires companies to present items of net income, items of OCI and total comprehensive income in one continuous statement or two separate consecutive statements. We adopted this guidance for reporting in the first quarter of 2012 by presenting the required information in two separate consecutive statements in the accompanying unaudited consolidated financial statements. We were able to make the changes required by this guidance without incurring any costs or operational challenges because we had all of the necessary information, and previously presented it in the statement of stockholders’ equity and notes to our consolidated financial statements.

Testing Goodwill for Impairment

In August 2011, the FASB issued ASU 2011-08, “Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment” that gives companies the option to perform a qualitative assessment that may allow them to skip the annual two-step test on goodwill impairment. The previously mandated two-step test requires companies to first assess goodwill for impairment by quantitatively comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the reporting unit’s fair value is less than its carrying amount, an analysis must then be performed to measure the amount of the goodwill impairment, if any. ASU 2011-08 gives companies the option to first perform a qualitative assessment to determine whether it is more likely than not (a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount. If a company concludes that this is the case, it must perform the two-step test. Otherwise, a company does not have to perform the two-step test.

Using the optional qualitative screen introduced in the new guidance to test goodwill for impairment will require significant judgment. The qualitative assessment should consider not only company-specific information but all significant inputs used to determine fair value. Companies that use the screen will have to consider and weigh both positive and negative evidence that has a significant effect on a reporting unit’s fair value and thoroughly document their analyses. Companies that appropriately apply the screen and achieve a positive result do not have to perform the annual two-step test and achieve the intended cost relief. The ASU is effective for fiscal years beginning after December 15, 2011. We did not use the qualitative assessment provisions of this new guidance to perform our annual goodwill impairment review for 2012.

3.	Business Combinations

During 2012, we acquired substantially all of the net assets of the following firms in exchange for our common stock and/or cash. These acquisitions have been accounted for using the acquisition method for recording business combinations (in millions except share data):

Name and Effective Date of Acquisition	Common Shares Issued		Common Share Value	Cash Paid	Accrued Liability	Escrow Deposited	Recorded Earnout Payable	Total Recorded Purchase Price	Maximum Potential Earnout Payable
	(000s	)
Riley & Associates, Inc. January 1, 2012	64		$1.9	$0.7	$—	$0.3	$1.2	$4.1	$1.6
Detlefs & Company Benefit Resources, LLC February 1, 2012	52		1.7	0.6	—	0.1	—	2.4	1.4
First Premium Insurance Group, Inc. February 1, 2012	599		19.9	0.4	—	1.0	2.8	24.1	7.0
Gary Johnson & Associates, Inc. February 1, 2012	55		1.8	0.7	—	0.1	0.3	2.9	1.4
ProSource Financial, LLC February 1, 2012	207		7.3	6.7	—	0.5	1.3	15.8	9.5
BenefitLink Resource Group, Inc. March 1, 2012	357		12.3	—	—	0.5	6.0	18.8	8.0
Human Resource Management Systems, LLC March 1, 2012	143		5.0	1.7	—	0.1	1.8	8.6	5.3
Wischmeyer Financial, LP March 1, 2012	142		4.9	1.6	—	0.1	1.4	8.0	5.5
Besselman & Little Agency, LLC April 1, 2012	195		7.0	2.4	—	0.1	1.2	10.7	4.6
Schiff, Kreidler-Shell Insurance and Risk Services (SKS) April 1, 2012	744		27.6	13.3	—	—	1.4	42.3	18.5
CGM Gallagher Group Limited (CGM) April 1, 2012	—		—	12.0	—	—	—	12.0	—
VEBA Service Group, LLC May 1, 2012	162		5.8	2.0	—	0.1	1.4	9.3	4.2
Professional Claims Managers, Inc. May 1, 2012	175		5.4	2.2	—	0.6	1.3	9.5	3.9
Insurance Dialogue Limited (IDL) May 1, 2012	—		—	26.7	—	—	—	26.7	—

Name and Effective Date of Acquisition	Common Shares Issued		Common Share Value	Cash Paid	Accrued Liability	Escrow Deposited	Recorded Earnout Payable	Total Recorded Purchase Price	Maximum Potential Earnout Payable
	(000s	)
Grossman & Associates, Inc. June 1, 2012	99		$3.3	$—	$—	$0.1	$0.6	$4.0	$5.6
Broker Benefit Services, LLC June 1, 2012	180		6.2	2.1	—	0.1	0.8	9.2	4.0
Whitehaven Insurance Group, Inc. June 1, 2012	75		2.6	0.6	—	0.2	0.7	4.1	1.6
Contego Underwriting Limited July 1, 2012	—		—	7.1	—	—	4.8	11.9	6.3
Grace/Mayer Insurance Agency, Inc. (GMI) July 1, 2012	549		19.5	1.5	—	2.6	2.6	26.2	7.0
G.S. Chapman & Associates Insurance Brokers, Inc. (GSC) July 1, 2012	905		28.6	7.0	—	6.7	3.2	45.5	19.5
Miller Buettner & Parrott, Inc. July 1, 2012	127		4.4	1.5	—	0.1	1.7	7.7	6.0
Triad USA, Inc. July 1, 2012	164		5.6	1.9	—	0.2	1.5	9.2	7.3
Blenheim Park Ltd. (BPL) August 1, 2012	254		9.1	5.8	—	—	12.0	26.9	17.2
Sunday and Associates, Inc. August 1, 2012	99		3.3	—	—	0.1	0.9	4.3	2.6
Acumus Limited (ACL) September 21, 2012	—		—	25.1	5.5	—	—	30.6	—
Aires Consulting Group, Inc. October 1, 2012	—		—	1.7	—	0.2	0.7	2.6	1.0
Coyle Insurance Agency, Inc. October 1, 2012	42		1.2	4.5	—	0.3	1.1	7.1	2.3
Park Row Associates, Inc. October 1, 2012	84		3.0	1.0	—	—	—	4.0	—
Polak International Consultants, Inc. October 1, 2012	99		3.6	1.2	0.8	—	—	5.6	—
Unison, Inc. October 1, 2012	53		1.8	5.7	—	0.1	1.9	9.5	3.9
SRS Underwriting Agency PTY Ltd. (SRS) November 20, 2012	—		—	38.4	0.9	—	6.2	45.5	8.3

Name and Effective Date of Acquisition	Common Shares Issued		Common Share Value	Cash Paid	Accrued Liability	Escrow Deposited	Recorded Earnout Payable	Total Recorded Purchase Price	Maximum Potential Earnout Payable
	(000s	)
Ahrold Fay Rosenberg December 1, 2012	133		$3.8	$4.4	$—	$0.9	$1.6	$10.7	$3.4
Brendis & Brendis, Inc. December 1, 2012	—		—	3.1	—	0.1	0.4	3.6	2.9
Charter Lakes Marine Insurance Agency December 1, 2012	—		—	7.9	1.0	0.9	3.8	13.6	5.5
Heiser Insurance Agency, Inc. December 1, 2012	—		—	4.1	—	0.5	0.7	5.3	2.0
Insurance Risk Managers of Missouri, Inc. December 1, 2012	—		—	2.0	—	0.2	0.3	2.5	1.0
Western Benefit Solutions, LLC December 1, 2012	—		—	17.1	—	0.1	1.9	19.1	9.4
Argus Benefits (AB) December 31, 2012	—		—	19.0	—	0.2	5.7	24.9	10.3
Corporate Benefit Advisors, LLC December 31, 2012	—		—	8.8	—	0.1	1.3	10.2	7.1
The Eriksen Group, Inc. December 31, 2012	—		—	5.0	—	0.1	0.8	5.9	3.4
Gardner & White Corporation December 31, 2012	—		—	16.5	—	1.0	5.7	23.2	8.0
Hardman & Howell Benefits December 31, 2012	—		—	11.6	—	0.1	1.0	12.7	5.3
Eighteen other acquisitions completed in 2012	208		7.0	20.2	—	0.7	5.6	33.5	13.4

	5,966		$203.6	$295.8	$8.2	$19.1	$87.6	$614.3	$235.2

In 2007, we acquired a 38.5% equity interest in CGM for $11.9 million and accounted for our non-controlling interest in CGM’s common stock using equity method accounting. CGM is an insurance intermediary and risk management company that provides property/casualty, health, risk management and other related services to clients throughout the Caribbean. CGM is headquartered in St. Lucia and has operations in Jamaica, Barbados, St. Vincent and St. Lucia. Effective April 1, 2012, we increased our ownership interest in CGM to 80%, with the option to increase our ownership in CGM to 100% in the future, and consolidated its operations into our consolidated financial statements. CGM’s acquisition date balance sheet and the excess of the purchase price over the estimated fair value of the tangible net assets acquired at the acquisition date, has been included in the tables above and below, respectively. We recognized a loss of $3.5 million and a corresponding reduction in goodwill for the decrease in fair value of our initial 38.5% equity interest in CGM upon the acquisition of the additional 41.5% equity interest. The carrying value of our prior non-controlling interest in CGM was $13.6 million as of the acquisition date. The fair value of our initial 38.5% equity interest in CGM was determined by allocating, on a pro rata basis, the fair value of the CGM entity as adjusted for the prior non-controlling ownership position. We determined the fair value of the CGM entity using the valuation techniques discussed below related to net assets acquired.

Effective May 1, 2012, we acquired a 78.3% ownership interest in IDL, with the option to increase our ownership in IDL to 100% in the future, and consolidated its operations into our consolidated financial statements. IDL is a retail insurance broker that provides personal lines insurance within the homeowner and automobile markets in the U.K. IDL’s acquisition date balance sheet and the excess of the purchase price over the estimated fair value of the tangible net assets acquired at the acquisition date, has been included in the tables above and below, respectively.

Effective December 12, 2012, we acquired a 21.3% ownership interest in Casanueva Perez S.A.P. de C.V. (Grupo CP) for a cash payment of $19.3 million, with the option to increase our ownership in Grupo CP in the future. Grupo CP is headquartered in Mexico City, Mexico, and is a leading Mexican insurance broker and risk management company. They offer commercial retail property/casualty, risk management, affinity, reinsurance and employee benefits services to their clients throughout Mexico through their major brands of Interproteccion, Reasinter, Seguro Listo and Aterna. We are accounting for our non-controlling interest in Grupo CP’s common stock using equity method accounting.

Common shares issued in connection with acquisitions are valued at closing market prices as of the effective date of the applicable acquisition. We record escrow deposits that are returned to us as a result of adjustments to net assets acquired as reductions of goodwill when the escrows are settled. The maximum potential earnout payables disclosed in the foregoing table represent the maximum amount of additional consideration that could be paid pursuant to the terms of the purchase agreement for the applicable acquisition. The amounts recorded as earnout payables, which are primarily based upon the estimated future operating results of the acquired entities over a two- to three-year period subsequent to the acquisition date, are measured at fair value as of the acquisition date and are included on that basis in the recorded purchase price consideration in the foregoing table. We will record subsequent changes in these estimated earnout obligations, including the accretion of discount, in our consolidated statement of earnings when incurred.

The fair value of these earnout obligations is based on the present value of the expected future payments to be made to the sellers of the acquired entities in accordance with the provisions outlined in the respective purchase agreements. In determining fair value, we estimated the acquired entity’s future performance using financial projections developed by management for the acquired entity and market participant assumptions that were derived for revenue growth and/or profitability. Revenue growth rates generally ranged from 10.0% to 12.0% for our 2012 acquisitions. We estimated future payments using the earnout formula and performance targets specified in each purchase agreement and these financial projections. We then discounted these payments to present value using a risk-adjusted rate that takes into consideration market-based rates of return that reflect the ability of the acquired entity to achieve the targets. These discount rates generally ranged from 9.0% to 10.5% for our 2012 acquisitions. Changes in financial projections, market participant assumptions for revenue growth and/or profitability, or the risk-adjusted discount rate, would result in a change in the fair value of recorded earnout obligations. During 2012, 2011 and 2010, we recognized $9.3 million, $8.3 million and $6.2 million, respectively, of expense in our consolidated statement of earnings related to the accretion of the discount recorded for earnout obligations in connection with our acquisitions. In addition, during 2012, 2011 and 2010 we recognized $5.9 million, $14.5 million and $8.8 million of income, respectively, related to net adjustments in the estimated fair value of earnout obligations in connection with revised projections of future performance for 46, 22 and 11 acquisitions, respectively. The aggregate amount of maximum earnout obligations related to acquisitions made in 2009 and subsequent years was $384.8 million, of which $139.8 million was recorded in the consolidated balance sheet as of December 31, 2012 based on the estimated fair value of the expected future payments to be made.

The following is a summary of the estimated fair values of the net assets acquired at the date of each acquisition made in 2012 (in millions):

	SKS	IDL	GMI	GSC	BPL	ACL	SRS	AB	Fifty-Two Other Acquisitions	Total
Cash	$0.4	$—	$0.2	$0.7	$1.5	$0.6	$2.8	$0.2	$10.9	$17.3
Other current assets	5.6	9.4	2.1	0.8	4.7	11.2	25.9	0.3	54.0	114.0
Fixed assets	0.1	0.3	0.1	0.1	0.3	—	0.2	0.1	3.3	4.5
Noncurrent assets	—	3.9	1.8	—	0.1	6.4	1.1	—	0.6	13.9
Goodwill	24.9	14.5	19.4	17.1	17.3	12.6	27.1	11.5	164.4	308.8
Expiration lists	27.1	15.4	13.9	27.9	10.4	16.4	19.7	13.1	191.6	335.5
Non-compete agreements	0.4	—	0.1	0.1	—	0.6	0.4	0.2	3.5	5.3
Trade names	—	0.6	—	—	0.3	—	2.2	—	—	3.1

Total assets acquired	58.5	44.1	37.6	46.7	34.6	47.8	79.4	25.4	428.3	802.4

Current liabilities	5.6	10.7	6.0	1.2	6.0	12.9	26.7	0.5	51.2	120.8
Noncurrent liabilities	10.6	6.7	5.4	—	1.7	4.3	7.2	—	31.4	67.3

Total liabilities assumed	16.2	17.4	11.4	1.2	7.7	17.2	33.9	0.5	82.6	188.1

Total net assets acquired	$42.3	$26.7	$26.2	$45.5	$26.9	$30.6	$45.5	$24.9	$345.7	$614.3

These acquisitions allow us to expand into desirable geographic locations, further extend our presence in the retail and wholesale insurance brokerage services and risk management industries and increase the volume of general services currently provided. The excess of the purchase price over the estimated fair value of the tangible net assets acquired at the acquisition date was allocated to goodwill, trade names, expiration lists and non-compete agreements in the amounts of $308.1 million, $3.1 million, $334.3 million and $5.3 million, respectively, within the brokerage segment and allocated to goodwill and expiration lists in the amounts of $0.7 million and $1.2 million, respectively, within the risk management segment.

Provisional estimates of fair value are established at the time of the acquisition and are subsequently reviewed within the first year of operations to determine the necessity for adjustments. The fair value of the assets and liabilities for each applicable acquisition at the acquisition date approximated their carrying values. The fair value of expiration lists was established using the excess earnings method, which is an income approach based on estimated financial projections developed by management for each acquired entity using market participant assumptions. Revenue growth and attrition rates generally ranged from 2.0% to 5.0% and 5.0% to 10.0% for our 2012 acquisitions, respectively. We estimate the fair value as the present value of the benefits anticipated from ownership of the subject customer list in excess of returns required on the investment in contributory assets necessary to realize those benefits. The rate used to discount the net benefits was based on a risk-adjusted rate that takes into consideration market-based rates of return and reflects the risk of the asset relative to the acquired business. These discount rates generally ranged from 12.0% to 13.5% for our 2012 acquisitions. The fair value of non-compete agreements was established using the profit differential method, which is an income approach on estimated financial projections developed by management for the acquired company using market participant assumptions and various non-compete scenarios.

Of the $3.1 million of trade names, $335.5 million of expiration lists and $5.3 million of non-compete agreements related to the 2012 acquisitions, $3.1 million, $143.2 million and $2.6 million, respectively, is not expected to be deductible for income tax purposes. Accordingly, we recorded a deferred tax liability of $47.7 million, and a corresponding amount of goodwill, in 2012 related to the nondeductible amortizable intangible assets.

During 2012, we issued 425,000 shares of our common stock and paid $3.5 million in cash related to earnout obligations of five acquisitions made prior to 2009, and recorded additional goodwill of $0.1 million. During 2011, we issued 245,000 shares of our common stock, paid $8.2 million in cash and accrued $18.3 million in liabilities related to earnout obligations of 19 acquisitions made prior to 2009, and recorded additional goodwill of $30.0 million. During 2010, we issued 1.2 million shares of our common stock, paid $5.9 million in cash and accrued $4.0 million in liabilities related to earnout obligations of 25 acquisitions made prior to 2009, and recorded additional goodwill of $26.7 million.

Our consolidated financial statements for the year ended December 31, 2012 include the operations of the acquired entities from their respective acquisition dates. The following is a summary of the unaudited pro forma historical results, as if these entities had been acquired at January 1, 2011 (in millions, except per share data):

	Year Ended December 31,
	2012	2011
Total revenues	$2,650.1	$2,371.0
Earnings from continuing operations	205.2	159.3
Basic earnings from continuing operations per share	1.66	1.35
Diluted earnings from continuing operations per share	1.64	1.35

The unaudited pro forma results above have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had these acquisitions occurred at January 1, 2011, nor are they necessarily indicative of future operating results. Annualized revenues of entities acquired in 2012 totaled approximately $231.7 million. Total revenues and earnings from continuing operations recorded in our consolidated statement of earnings for 2012 related to the 2012 acquisitions in the aggregate were $109.2 million and $1.8 million, respectively.

4.	Fixed Assets

Major classes of fixed assets consist of the following (in millions):

	December 31,
	2012	2011
Office equipment	$15.1	$11.8
Furniture and fixtures	74.2	71.2
Computer equipment	116.7	99.7
Leasehold improvements	52.2	45.9
Software	102.7	105.4
Other	2.9	2.5

	363.8	336.5
Accumulated depreciation	(258.4)	(245.2)

Net fixed assets	$105.4	$91.3

5.	Intangible Assets

The carrying amount of goodwill at December 31, 2012 and 2011 allocated by domestic and foreign operations is as follows (in millions):

	Brokerage	Risk Management	Corporate	Total
At December 31, 2012
United States	$1,158.1	$19.2	$—	$1,177.3
Foreign, principally Australia, Canada and the U.K.	293.3	2.1	—	295.4

Total goodwill - net	$1,451.4	$21.3	$—	$1,472.7

At December 31, 2011
United States	$951.0	$18.5	$—	$969.5
Foreign, principally Australia, Canada and the U.K.	185.6	0.2	—	185.8

Total goodwill - net	$1,136.6	$18.7	$—	$1,155.3

The changes in the carrying amount of goodwill for 2012 and 2011 are as follows (in millions):

	Brokerage	Risk Management	Corporate	Total
Balance as of January 1, 2011	$866.6	$17.1	$—	$883.7
Goodwill acquired during the year	246.0	—	—	246.0
Goodwill related to earnouts recognized during the year	30.0	—	—	30.0
Goodwill adjustments related to appraisals and other acqusition adjustments	6.9	1.6	—	8.5
Goodwill written-off related to sales of operations	(4.3)	—	—	(4.3)
Foreign currency translation adjustments during the year	(8.6)	—	—	(8.6)

Balance as of December 31, 2011	1,136.6	18.7	—	1,155.3
Goodwill acquired during the year	308.1	0.7	—	308.8
Goodwill related to earnouts recognized during the year	0.1	—	—	0.1
Goodwill adjustments related to appraisals and other acqusition adjustments	(0.6)	(0.2)	—	(0.8)
Goodwill related to transfers of operations between segments	(2.0)	2.0	—	—
Foreign currency translation adjustments during the year	9.2	0.1	—	9.3

Balance as of December 31, 2012	$1,451.4	$21.3	$—	$1,472.7

Major classes of amortizable intangible assets consist of the following (in millions):

	December 31,
	2012	2011
Expiration lists	$1,175.0	$837.5
Accumulated amortization – expiration lists	(390.8)	(296.7)

	784.2	540.8

Non-compete agreements	30.9	26.3
Accumulated amortization – non-compete agreements	(23.3)	(21.3)

	7.6	5.0

Trade names	23.0	19.0
Accumulated amortization – trade names	(5.2)	(3.3)

	17.8	15.7

Net amortizable assets	$809.6	$561.5

Estimated aggregate amortization expense for each of the next five years is as follows (in millions):

2013	$112.8
2014	110.1
2015	105.0
2016	99.6
2017	91.5

Total	$519.0

6.	Credit and Other Debt Agreements

Note Purchase Agreement – We are a party to an amended and restated note purchase agreement dated December 19, 2007, with certain accredited institutional investors, pursuant to which we issued and sold $100.0 million in aggregate principal amount of our 6.26% Senior Notes, Series A, due August 3, 2014 and $300.0 million in aggregate principal amount of our 6.44% Senior Notes, Series B, due August 3, 2017, in a private placement. These notes require semi-annual payments of interest that are due in February and August of each year.

We are a party to a note purchase agreement dated November 30, 2009, with certain accredited institutional investors, pursuant to which we issued and sold $150.0 million in aggregate principal amount of our 5.85% Senior Notes, Series C, due in three equal installments on November 30, 2016, November 30, 2018 and November 30, 2019, in a private placement. These notes require semi-annual payments of interest that are due in May and November of each year.

We are a party to a note purchase agreement dated February 10, 2011, with certain accredited institutional investors, pursuant to which we issued and sold $75.0 million in aggregate principal amount of our 5.18% Senior Notes, Series D, due February 10, 2021 and $50.0 million in aggregate principal amount of our 5.49% Senior Notes, Series E, due February 10, 2023, in a private placement. These notes require semi-annual payments of interest that are due in February and August of each year.

We are a party to a note purchase agreement dated July 10, 2012, with certain accredited institutional investors, pursuant to which we issued and sold $50.0 million in aggregate principal amount of our 3.99% Senior Notes, Series F, due July 10, 2020, in a private placement. These notes require semi-annual payments of interest that are due in January and July of each year.

Under the terms of the note purchase agreements, we may redeem the notes at any time, in whole or in part, at 100% of the principal amount of such notes being redeemed, together with accrued and unpaid interest and a “make-whole amount”. The “make-whole amount” is derived from a net present value computation of the remaining scheduled payments of principal and interest using a discount rate based on the U.S. Treasury yield plus 0.5% and is designed to compensate the purchasers of the notes for their investment risk in the event prevailing interest rates at the time of prepayment are less favorable than the interest rates under the notes. We do not currently intend to prepay the notes.

The note purchase agreements contain customary provisions for transactions of this type, including representations and warranties regarding us and our subsidiaries and various financial covenants, including covenants that require us to maintain specified financial ratios. We were in compliance with these covenants as of December 31, 2012. The note purchase agreements also provide customary events of default, generally with corresponding grace periods, including, without limitation, payment defaults with respect to the notes, covenant defaults, cross-defaults to other agreements evidencing our or our subsidiaries’ indebtedness, certain judgments against us or our subsidiaries and events of bankruptcy involving us or our material subsidiaries.

The notes issued under the note purchase agreement are senior unsecured obligations of ours and rank equal in right of payment with our Credit Agreement discussed below.

Credit Agreement – On July 15, 2010, we entered into an unsecured multicurrency credit agreement (which we refer to as the Credit Agreement), which expires on July 14, 2014, with a group of twelve financial institutions.

The Credit Agreement provides for a revolving credit commitment of up to $500.0 million, of which up to $75.0 million may be used for issuances of standby or commercial letters of credit and up to $50.0 million may be used for the making of swing loans, as defined in the Credit Agreement. We may from time to time request, subject to certain conditions, an increase in the revolving credit commitment up to a maximum aggregate revolving credit commitment of $600.0 million.

The Credit Agreement provides that we may elect that each borrowing in U.S. dollars be either base rate loans or Eurocurrency loans, as defined in the Credit Agreement. All loans denominated in currencies other than U.S. dollars will be Eurocurrency loans. Interest rates on base rate loans and outstanding drawings on letters of credit in U.S. dollars under the Credit Agreement are based on the base rate, as defined in the Credit Agreement. Interest rates on Eurocurrency loans or outstanding drawings on letters of credit in currencies other than U.S. dollars are based on an adjusted London Interbank Offered Rate, as defined in the Credit Agreement, plus a margin of 1.45%, 1.65%, 1.85% or 2.00%, depending on the financial leverage ratio we maintain. Interest rates on swing loans are based, at our election, on either the base rate, as defined in the Credit Agreement, or such alternate rate as may be quoted by the lead lender. The annual facility fee related to the Credit Agreement is either .30%, .35%, .40% or .50% of the used and unused portions of the revolving credit commitment, depending on the financial leverage ratio we maintain.

The terms of the Credit Agreement include various financial covenants, including covenants that require us to maintain specified levels of net worth and financial leverage ratios. We were in compliance with these covenants as of December 31, 2012. The Credit Agreement also includes customary events of default, with corresponding grace periods, including, without limitation, payment defaults, cross-defaults to other agreements evidencing indebtedness and bankruptcy-related defaults.

At December 31, 2012, $15.9 million of letters of credit (for which we had $8.5 million of liabilities recorded at December 31, 2012) were outstanding under the Credit Agreement. See Note 13 to our consolidated financial statements for a discussion of the letters of credit. There were $129.0 million of borrowings outstanding under the Credit Agreement at December 31, 2012. Accordingly, at December 31, 2012, $355.1 million remained available for potential borrowings, of which $59.1 million may be in the form of additional letters of credit.

The following is a summary of our corporate debt (in millions):

	December 31,
	2012	2011
Note Purchase Agreements:
Semi-annual payments of interest, fixed rate of 6.26%, balloon due 2014	$100.0	$100.0
Semi-annual payments of interest, fixed rate of 6.44%, balloon due 2017	300.0	300.0
Semi-annual payments of interest, fixed rate of 5.85%, $50.0 million due in 2016, 2018 and 2019	150.0	150.0
Semi-annual payments of interest, fixed rate of 5.18%, balloon due 2021	75.0	75.0
Semi-annual payments of interest, fixed rate of 5.49%, balloon due 2023	50.0	50.0
Semi-annual payments of interest, fixed rate of 3.99%, balloon due 2020	50.0	—

Total Note Purchase Agreements	725.0	675.0
Credit Agreement:
Periodic payments of interest and principal, prime or LIBOR plus up to 2.00%, expires July 14, 2014	129.0	10.0

	$854.0	$685.0

The estimated fair value of the $725.0 million in debt under the note purchase agreements at December 31, 2012 was $816.7 million due to the long-term duration and fixed interest rates associated with these debt obligations. No active or observable market exists for our private long-term debt. Therefore, the estimated fair value of this debt is based on discounted future cash flows, which is a Level 3 fair value measurement, using current interest rates available for debt with similar terms and remaining maturities. To estimate an all-in interest rate for discounting, we obtained market quotes for notes with the same terms as ours, which we have deemed to be the closest approximation of current market rates. We have not adjusted this rate for risk profile changes, covenant issues or credit rating changes. The estimated fair value of the $129.0 million of borrowings outstanding under our Credit Agreement approximate their carrying value due to their short-term duration and variable interest rates.

7.	Earnings per Share

The following table sets forth the computation of basic and diluted net earnings per share (in millions, except per share data):

	Year Ended December 31,
	2012	2011	2010
Earnings from continuing operations	$195.0	$144.1	$163.3
Earnings from discontinued operations	—	—	10.8

Net earnings	$195.0	$144.1	$174.1

Weighted average number of common shares outstanding	121.0	111.7	104.8
Dilutive effect of stock options using the treasury stock method	1.5	0.8	0.3

Weighted average number of common and common equivalent shares outstanding	122.5	112.5	105.1

Basic net earnings per share:
Earnings from continuing operations	$1.61	$1.29	$1.56
Earnings from discontinued operations	—	—	0.10

Net earnings	$1.61	$1.29	$1.66

Diluted net earnings per share:
Earnings from continuing operations	$1.59	$1.28	$1.56
Earnings from discontinued operations	—	—	0.10

Net earnings	$1.59	$1.28	$1.66

Options to purchase 1.1 million, 3.8 million and 9.2 million shares of our common stock were outstanding at December 31, 2012, 2011 and 2010, respectively, but were not included in the computation of the dilutive effect of stock options for the year then ended. These stock options were excluded from the computation because the options’ exercise prices were greater than the average market price of our common shares during the respective period and, therefore, would be anti-dilutive to earnings per share under the treasury stock method.

8.	Stock Option Plans

Long-Term Incentive Plan

On May 10, 2011, our stockholders approved the Arthur J. Gallagher 2011 Long-Term Incentive Plan (which we refer to as the LTIP), which replaced our previous stockholder-approved Arthur J. Gallagher & Co. 2009 Long-Term Incentive Plan (which we refer to as the 2009 LTIP). The LTIP term began May 10, 2011 and it terminates on the date of the annual meeting of stockholders that occurs during the year of the seventh anniversary of its effective date, unless terminated earlier by our board of directors. All of our officers, employees and non-employee directors are eligible to receive awards under the LTIP. The compensation committee of our board of directors determines the participants under the LTIP. The LTIP provides for non-qualified and incentive stock options, stock appreciation rights, restricted stock, restricted stock units and performance units, any or all of which may be made contingent upon the achievement of performance criteria. A stock appreciation right entitles the holder to receive, upon exercise and subject to withholding taxes, cash or shares of our common stock (which may be restricted stock) with a value equal to the difference between the fair market value of our common stock on the exercise date and the base price of the stock appreciation right. Subject to the LTIP limits, the compensation committee has the discretionary authority to determine the size of an award.

Shares of our common stock available for issuance under the LTIP include authorized and unissued shares of common stock or authorized and issued shares of common stock reacquired and held as treasury shares or otherwise, or a combination thereof. The number of available shares will be reduced by the aggregate number of shares that become subject to outstanding awards granted under the LTIP. To the extent that shares subject to an outstanding award granted under either the LTIP or the 2009 LTIP are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award or by reason of the settlement of such award in cash, then such shares will again be available for grant under the LTIP. Shares that are subject to a stock appreciation right and were not issued upon the net settlement or net exercise of such stock appreciation right, shares that are used to pay the exercise price of an option, delivered to or withheld by us to pay withholding taxes, and shares that are purchased on the open market with the proceeds of an option exercise, may not again be made available for issuance.

The maximum number of shares available under the LTIP for restricted stock, restricted stock unit awards and performance unit awards settled with stock (i.e., all awards other than stock options and stock appreciation rights) is 0.9 million as of December 31, 2012. To the extent necessary to be qualified performance-based compensation under Section 162(m) of the Internal Revenue Code (which we refer to as the IRC); (i) the maximum number of shares with respect to which options or stock appreciation rights or a combination thereof that may be granted during any fiscal year to any person is 200,000; (ii) the maximum number of shares with respect to which performance-based restricted stock or restricted stock units that may be granted during any fiscal year to any person is 100,000; and (iii) the maximum amount that may be payable with respect to performance units granted during any fiscal year to any person is $3.0 million.

The LTIP provides for the grant of stock options, which may be either tax-qualified incentive stock options or non-qualified options and stock appreciation rights. The compensation committee determines the period for the exercise of a non-qualified stock option, tax-qualified incentive stock option or stock appreciation right, provided that no option can be exercised later than seven years after its date of grant. The exercise price of a non-qualified stock option or tax-qualified incentive stock option and the base price of a stock appreciation right cannot be less than 100% of the fair market value of a share of our common stock on the date of grant, provided that the base price of a stock appreciation right granted in tandem with an option will be the exercise price of the related option.

Upon exercise, the option exercise price may be paid in cash, by the delivery of previously owned shares of our common stock, through a net-exercise arrangement, or through a broker-assisted cashless exercise arrangement. The compensation committee determines all of the terms relating to the exercise, cancellation or other disposition of an option or stock appreciation right upon a termination of employment, whether by reason of disability, retirement, death or any other reason. Stock option and stock appreciation right awards under the LTIP are non-transferable.

In addition to any discretionary stock options , each non-employee director is eligible under the LTIP to receive all or part of his or her annual retainer in the form of stock options, in lieu of cash. An option granted in lieu of a cash retainer will have an exercise price per share equal to the fair market value of a share of our common stock on the date the option is granted. The number of shares of common stock subject to each such option grant has a fair market value as of the date of the grant equal to a multiple of the forgone retainer. The board of directors determines the multiple from time to time based on the Black-Scholes model. We calculate the number of shares by multiplying the forgone cash retainer amount by the designated multiple, and then dividing that amount by the value of a share of common stock on the date of grant. Such options become exercisable in equal installments over the four quarters succeeding the date of grant and remain exercisable until the seventh anniversary of the date of grant.

On March 16, 2012, the compensation committee granted 1,355,000 options under the LTIP to our officers and key employees that become exercisable at the rate of 34%, 33% and 33% on the anniversary date of the grant in 2015, 2016 and 2017, respectively. On March 8, 2011, the compensation committee granted 851,000 options under the 2009 LTIP to our officers and key employees that become exercisable at the rate of 20% per year on the anniversary date of the grant. On March 2, 2010, the compensation committee granted options to purchase 858,000 shares of our common stock under the 2009 LTIP to our officers and key employees that become exercisable at the rate of 20% per year on the anniversary date of the grant. The 2012, 2011 and 2010 options expire seven years from the date of grant, or earlier in the event of termination of the employee.

Prior Stock Option Plans

Prior to 2009, we issued stock options under four stock option-based employee compensation plans. In May 2008, all of these plans expired. Under the expired plans, we granted both incentive and nonqualified stock options to our officers and key employees. Most options granted under the incentive plan prior to 2007 become exercisable at the rate of 10% per year beginning the calendar year after the date of grant. Most options granted under the nonqualified plan prior to 2007 become exercisable at the rate of 10% per year beginning the calendar year after the date of grant or provided for accelerated vesting to 100% in the event of death, disability or retirement (if the retirement eligible age requirement is met). Options granted prior to 2009 expire ten years from the date of grant, or earlier in the event of termination of the employee (if the retirement eligible age requirement is not met).

Other Information

All of our stock option plans provide for the immediate vesting of all outstanding stock option grants in the event of a change in control of our company, as defined in the applicable plan documents.

During 2012, 2011 and 2010, we recognized $7.2 million, $7.1 million and $7.9 million, respectively, of compensation expense related to our stock option grants.

For purposes of expense recognition in 2012, 2011 and 2010, the estimated fair values of the stock option grants are amortized to expense over the options’ vesting period. We estimated the fair value of stock options at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	Year Ended December 31,
	2012	2011	2010
Expected dividend yield	4.0%	4.5%	5.0%
Expected risk-free interest rate	1.2%	2.7%	2.8%
Volatility	26.9%	26.8%	27.1%
Expected life (in years)	5.0	6.0	6.1

Option valuation models require the input of highly subjective assumptions including the expected stock price volatility. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. Because our employee and director stock options have characteristics significantly different from those of traded options, and because changes in the selective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our employee and non-employee director stock options. The weighted average fair value per option for all options granted during 2012, 2011 and 2010, as determined on the grant date using the Black-Scholes option pricing model, was $5.49, $5.25 and $3.90, respectively.

The following is a summary of our stock option activity and related information for 2012, 2011 and 2010 (in millions, except exercise price and year data):

			Weighted
			Average
		Weighted	Remaining
	Shares	Average	Contractual	Aggregate
	Under	Exercise	Term	Intrinsic
	Option	Price	(in years)	Value
Year Ended December 31, 2012
Beginning balance	10.6	$27.20
Granted	1.4	35.71
Exercised	(2.8)	26.14
Forfeited or canceled	(0.2)	29.46

Ending balance	9.0	$28.80	3.41	$53.9

Exercisable at end of year	5.1	$27.50	2.52	$36.3

Ending vested and expected to vest	8.9	$28.76	3.39	$53.8

Year Ended December 31, 2011
Beginning balance	12.5	$26.71
Granted	0.9	30.95
Exercised	(2.6)	25.87
Forfeited or canceled	(0.2)	29.03

Ending balance	10.6	$27.20	3.42	$66.3

Exercisable at end of year	6.8	$27.10	2.83	$43.2

Ending vested and expected to vest	10.5	$27.20	3.41	$66.1

Year Ended December 31, 2010
Beginning balance	13.4	$26.26
Granted	0.9	24.24
Exercised	(1.5)	20.75
Forfeited or canceled	(0.3)	28.52

Ending balance	12.5	$26.71	3.68	$33.4

Exercisable at end of year	8.2	$26.92	3.09	$20.8

Ending vested and expected to vest	12.5	$26.71	3.67	$33.2

Options with respect to 10.0 million shares (less any shares of restricted stock issued under the LTIP—see Note 10 to our consolidated financial statements) were available for grant under the LTIP at December 31, 2012.

The total intrinsic value of options exercised during 2012, 2011 and 2010 amounted to $26.0 million, $10.8 million and $7.8 million, respectively. At December 31, 2012, we had approximately $17.1 million of total unrecognized compensation cost related to nonvested options. We expect to recognize that cost over a weighted average period of approximately four years.

Other information regarding stock options outstanding and exercisable at December 31, 2012 is summarized as follows (in millions, except exercise price and year data):

	Options Outstanding			Options Exercisable
		Weighted
		Average
		Remaining	Weighted		Weighted
		Contractual	Average		Average
	Number	Term	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	(in years)	Price	Exercisable	Price
$10.58 - $ 24.90	2.1	2.84	$24.24	1.4	$24.27
24.99 - 27.25	2.2	2.95	27.00	1.5	27.02
27.35 - 29.42	2.0	2.32	29.12	1.6	29.11
29.45 - 35.71	2.7	5.01	33.51	0.6	31.57

$10.58 - $ 35.71	9.0	3.41	$28.80	5.1	$27.50

9.	Deferred Compensation

We have a Deferred Equity Participation Plan, which is a non-qualified plan that generally provides for distributions to certain of our key executives when they reach age 62 or upon or after their actual retirement. Under the provisions of the plan, we typically contribute shares of our common stock or cash, in an amount approved by the compensation committee, to a rabbi trust on behalf of the executives participating in the plan. Alternatively, we may contribute cash to the rabbi trust and instruct the trustee to acquire a specified number of shares of our common stock on the open market or in privately negotiated transactions. Distributions under the plan may not normally be made until the participant reaches age 62 and are subject to forfeiture in the event of voluntary termination of employment prior to age 62. All contributions to the plan deemed to be invested in shares of our common stock are distributed in the form of our common stock and all other distributions are paid in cash.

Our common stock that is issued to the rabbi trust as a contribution under the Plan is valued at historical cost, which equals its fair market value at the date of grant. When common stock is issued, we record an unearned deferred compensation obligation as a reduction of capital in excess of par value in the accompanying consolidated balance sheet, which is amortized to compensation expense ratably over the vesting period of the participants. Future changes in the fair market value of our common stock owed to the participants do not have any impact on the amounts recorded in our consolidated financial statements. During 2012, 2011 and 2010, we charged $1.2 million, $1.3 million and $1.4 million, respectively, to stock-based compensation expense related to this plan. During 2012, 2011 and 2010, 19,000 shares, 17,000 shares and 40,000 shares of our common stock, respectively, were vested and distributed to employees under this plan, with an aggregate fair value of $0.7 million, $0.5 million and $1.0 million, respectively. At December 31, 2012, and 2011, we recorded $5.6 million (related to 610,000 shares) and $6.8 million (related to 629,000 shares), respectively, of unearned deferred compensation as an offset to capital in excess of par value in the accompanying consolidated balance sheet. The total intrinsic value of our unvested common stock under the plan at December 31, 2012 and 2011 was $21.1 million and $21.0 million, respectively.

In first quarter 2012, 2011 and 2010, the compensation committee approved $7.3 million, $6.5 million and $5.9 million, respectively, of cash awards in the aggregate to certain key executives under the Deferred Equity Participation Plan that were contributed to the rabbi trust in first quarter 2012 and 2011 and second quarter 2010, respectively. The fair value of the funded cash award assets at December 31, 2012 and 2011 was $41.6 million and $28.6 million, respectively, and has been included in other noncurrent assets in the accompanying consolidated balance sheet. During 2012, 2011 and 2010, we charged $4.2 million, $3.3 million and $2.7 million, respectively, to compensation expense related to these awards. During 2012, 2011 and 2010, cash and equity awards with an aggregate fair value of $0.7 million, $0.5 million and $1.1 million, respectively, were vested and distributed to employees under this plan.

10.	Restricted Stock and Cash Awards

Restricted Stock Awards

As discussed in Note 8 to our consolidated financial statements, on May 10, 2011, our stockholders approved the LTIP, which replaced our previous stockholder-approved 2009 LTIP. The LTIP provides for the grant of a stock award either as restricted stock or as restricted stock units. In either case, the compensation committee may determine that the award will be subject to the attainment of performance measures over an established performance period. Stock awards are non-transferable and subject to forfeiture if the holder does not remain continuously employed with us during the applicable restriction period or, in the case of a performance-based award, if applicable performance measures are not attained. The compensation committee will determine all of the terms relating to the satisfaction of performance measures and the termination of a restriction period, or the forfeiture and cancellation of a restricted stock award upon a termination of employment, whether by reason of disability, retirement, death or any other reason. The compensation committee may grant unrestricted shares of common stock or units representing the right to receive shares of common stock to employees who have attained age 62.

The agreements awarding restricted stock units will specify whether such awards may be settled in shares of our common stock, cash or a combination of shares and cash and whether the holder will be entitled to receive dividend equivalents, on a current or deferred basis, with respect to such award. Prior to the settlement of a restricted stock unit, the holder of a restricted stock unit will have no rights as a stockholder of the company. The maximum number of shares available under the LTIP for restricted stock, restricted stock units and performance unit awards settled with stock (i.e., all awards other than stock options and stock appreciation rights) is 1.2 million. At December 31, 2012, 0.9 million shares were available for grant under the LTIP for such awards.

Prior to May 12, 2009, we had a restricted stock plan for our directors, officers and certain other employees, which was superseded by the 2009 LTIP. Under the provisions of that plan, we were authorized to issue 4.0 million restricted shares or related stock units of our common stock. The compensation committee was responsible for the administration of the plan. Each award granted under the plan represented a right of the holder of the award to receive shares of our common stock, cash or a combination of shares and cash, subject to the holder’s continued employment with us for a period of time after the date the award is granted. The compensation committee determined each recipient of an award under the plan, the number of shares of common stock subject to such award and the period of continued employment required for the vesting of such award.

In 2012, 2011 and 2010, we granted 352,000, 224,000 and 216,000 units, respectively, of our common stock to employees under the LTIP, 2009 LTIP or restricted stock plan, as applicable, with an aggregate fair value of $12.6 million, $6.9 million and $5.2 million, respectively, at the date of grant.

The 2012, 2011 and 2010 restricted stock awards (consisting of restricted stock or restricted stock units) vest as follows: 332,000 shares granted in first quarter 2012, 200,000 shares granted in first quarter 2011 and 185,000 shares granted in first quarter 2010, vest in full based on continued employment through March 16, 2016, March 8, 2015 and March 3, 2014, respectively, while the other 2012, 2011 and 2010 restricted stock awards generally vest annually on a pro rata basis.

The vesting periods of the 2012, 2011 and 2010 restricted stock awards are as follows (in actual shares):

	Shares Granted
Vesting Period	2012	2011	2010
One year	20,000	20,000	12,000
Two years	—	—	17,000
Four years	332,000	200,000	187,000
Five years	—	4,000	—
Ten years	—	—	—

Total shares granted	352,000	224,000	216,000

We account for restricted stock at historical cost, which equals its fair market value at the date of grant. When restricted shares are issued, we record an unearned restricted stock obligation as a reduction of capital in excess of par value in the accompanying consolidated balance sheet, which is amortized to compensation expense ratably over the vesting period of the participants. Future changes in the fair value of our common stock that is owed to the participants do not have any impact on the amounts recorded in our consolidated financial statements. During 2012, 2011 and 2010, we charged $7.1 million, $5.5 million and $5.2 million, respectively, to compensation expense related to restricted stock awards granted in 2006 through 2012. At December 31, 2011, we recorded $1.3 million (related to 87,000 shares) of unearned restricted stock outstanding as an offset to capital in excess of par value in the accompanying consolidated balance sheet. The total intrinsic value of unvested restricted stock at December 31, 2012 and 2011 was $32.5 million and $26.9 million, respectively.

Cash Awards

On March 16, 2012, pursuant to our Performance Unit Program (which we refer to as the Program), the compensation committee approved provisional cash awards of $13.1 million in the aggregate for future grants to our officers and key employees that are denominated in units (368,000 units in the aggregate), each of which was equivalent to the value of one share of our common stock on the date the provisional award was approved. The Program consists of a one-year performance period based on our financial performance and a two-year vesting period. At the discretion of the compensation committee and determined based on our performance, the officer or key employee will be granted a percentage of the provisional cash award units that equates to the EBITAC growth achieved (as defined in the Program). At the end of the performance period, eligible employees will be granted a number of units based on achievement of the performance goal and subject to approval by the compensation committee. Granted units for the 2012 provisional award will fully vest based on continuous employment through January 1, 2015. The ultimate award value will be equal to the trailing twelve-month stock price on December 31, 2014, multiplied by the number of units subject to the award, but limited to between 0.5 and 1.5 times the original value of the units determined as of the grant date. The fair value of the awarded units will be paid out in cash as soon as practicable in 2015. If an eligible employee leaves us prior to the vesting date, the entire award will be forfeited. We did not recognize any compensation expense during 2012 related to the 2012 provisional award under the Program. Based on company performance for 2012, we expect to grant 368,000 units under the Program in first quarter 2013 that will fully vest on January 1, 2015.

On March 8, 2011, pursuant to the Program, the compensation committee approved the provisional cash awards of $14.4 million in the aggregate for future grants to our officers and key employees that are denominated in units (464,000 units in the aggregate), each of which is equivalent to the value of one share of our common stock on the date the provisional award was approved. Terms of the 2011 provisional award were similar to the terms discussed above for the 2012 provisional award. Based on our performance for 2011, we granted 432,000 units under the Program in the first quarter 2012 that will fully vest on January 1, 2014. During 2012, we charged $7.5 million to compensation expense related to these awards.

On March 2, 2010, pursuant to the Program, the compensation committee approved provisional cash awards of $17.0 million in the aggregate for future grants to our officers and key employees that are denominated in units (706,000 units in the aggregate), each of which is equivalent to the value of one share of our common stock on the date the provisional award was approved. Terms of the 2010 provisional award were similar to the terms discussed above for the 2012 provisional award. However, based on company performance for 2010, we did not grant any units in 2011 related to the 2010 provisional award under the Program. We did not recognize any compensation expense during 2012, 2011 or 2010 related to this provisional award.

During 2012, cash awards related to the 2009 provisional award with an aggregate fair value of $26.5 million (1.1 million units in the aggregate) were vested and distributed to employees under the Program. No cash awards were vested or distributed during 2011 related to the 2008 provisional award because, based on our performance for 2008, we did not grant any units in 2009 related to the 2008 provisional award under the Program. During 2010, cash awards related to the 2007 provisional award with an aggregate fair value of $4.6 million (215,000 units in the aggregate) were vested and distributed to employees under the Program.

11.	Retirement Plans

We have a noncontributory defined benefit pension plan that, prior to July 1, 2005, covered substantially all of our domestic employees who had attained a specified age and one year of employment. Benefits under the plan were based on years of service and salary history. In 2005, we amended our defined benefit pension plan to freeze the accrual of future benefits for all U.S. employees, effective on July 1, 2005. Since the plan is frozen, there is no difference between the projected benefit obligation and accumulated benefit obligation at December 31, 2012 and 2011. In the table below, the service cost component represents plan administration costs that are incurred directly by the plan.

A reconciliation of the beginning and ending balances of the pension benefit obligation and fair value of plan assets and the funded status of the plan is as follows (in millions):

	Year Ended December 31,
	2012	2011
Change in pension benefit obligation:
Benefit obligation at beginning of year	$267.1	$220.0
Service cost	0.4	0.4
Interest cost	11.8	11.9
Net actuarial loss	20.9	41.7
Benefits paid	(8.2)	(6.9)

Benefit obligation at end of year	$292.0	$267.1

Change in plan assets:
Fair value of plan assets at beginning of year	$202.9	$199.7
Actual return on plan assets	25.5	2.9
Contributions by Gallagher	7.2	7.2
Benefits paid	(8.2)	(6.9)

Fair value of plan assets at end of year	$227.4	$202.9

Funded status of the plan (underfunded)	$(64.6)	$(64.2)

Amounts recognized in the consolidated balance sheet consist of:
Noncurrent liabilities - accrued benefit liability	$(64.6)	$(64.2)
Accumulated other comprehensive loss - net actuarial loss	90.9	87.5

Net amount included in retained earnings	$26.3	$23.3

The components of the net periodic pension benefit cost for the plan and other changes in plan assets and obligations recognized in other comprehensive earnings consist of the following (in millions):

	Year Ended December 31,
	2012	2011	2010
Net periodic pension cost (earnings):
Service cost	$0.4	$0.4	$0.4
Interest cost on benefit obligation	11.8	11.9	11.7
Expected return on plan assets	(15.2)	(14.9)	(13.4)
Amortization of net loss	7.2	1.6	1.6

Net periodic benefit cost (earnings)	4.2	(1.0)	0.3

Other changes in plan assets and obligations recognized in other comprehensive earnings:
Net loss incurred	10.6	53.8	0.6
Amortization of net loss	(7.2)	(1.6)	(1.6)

Total recognized in other comprehensive (earnings) loss	3.4	52.2	(1.0)

Total recognized in net periodic pension cost (earnings) and other comprehensive (earnings) loss	$7.6	$51.2	$(0.7)

Estimated amortization for the following year:
Amortization of net loss	$7.7	$2.3	$1.6

The following weighted average assumptions were used at December 31 in determining the plan’s pension benefit obligation:

	December 31,
	2012	2011
Discount rate	4.00%	4.50%
Weighted average expected long-term rate of return on plan assets	7.50%	7.50%

The following weighted average assumptions were used at January 1 in determining the plan’s net periodic pension benefit cost:

	Year Ended December 31,
	2012	2011	2010
Discount rate	4.50%	5.50%	5.75%
Weighted average expected long-term rate of return on plan assets	7.50%	7.50%	7.50%

The following benefit payments are expected to be paid by the plan (in millions):

2013	$8.8
2014	9.7
2015	10.5
2016	11.4
2017	12.2
Years 2018 to 2022	72.9

The following is a summary of the plan’s weighted average asset allocations at December 31 by asset category:

	December 31,
Asset Category	2012	2011
Equity securities	66.0%	64.0%
Debt securities	27.0%	29.0%
Real estate	7.0%	7.0%

Total	100.0%	100.0%

Plan assets are invested in various pooled separate accounts under annuity contracts managed by two life insurance carriers. The plan’s investment policy provides that investments will be allocated in a manner designed to provide a long-term investment return greater than the actuarial assumptions, maximize investment return commensurate with risk and to comply with the Employee Income Retirement Security Act of 1974, as amended (which we refer to as ERISA), by investing the funds in a manner consistent with ERISA’s fiduciary standards. The weighted average expected long-term rate of return on plan assets assumption was determined based on a review of the asset allocation strategy of the plan using expected ten-year return assumptions for all of the asset classes in which the plan was invested at December 31, 2012 and 2011. The ten-year return assumptions used in the valuation were based on data provided by the plan’s external investment advisors.

The following is a summary of the plan’s assets carried at fair value as of December 31 by level within the fair value hierarchy (in millions):

	December 31,
Fair Value Hierarchy	2012	2011
Level 1	$—	$—
Level 2	136.3	123.3
Level 3	91.1	79.6

Total fair value	$227.4	$202.9

The plan’s Level 2 assets consist of ownership interests in various pooled separate accounts within a life insurance carrier’s group annuity contract. The fair value of the pooled separate accounts is determined based on the net asset value of the respective funds, which is obtained from the carrier and determined each business day with issuances and redemptions of units of the funds made based on the net asset value per unit as determined on the valuation date. We have not adjusted the net asset values provided by the carrier. There are no restrictions as to the plan’s ability to redeem its investment at the net asset value of the respective funds as of the reporting date. The plan’s Level 3 assets consist of pooled separate accounts within another life insurance carrier’s annuity contracts for which fair value has been determined by an independent valuation. Due to the nature of these annuity contracts, our management makes assumptions to determine how a market participant would price these Level 3 assets. In determining fair value, the future cash flows to be generated by the annuity contracts were estimated using the underlying benefit provisions specified in each contract, market participant assumptions and various actuarial and financial models. These cash flows were then discounted to present value using a risk-adjusted rate that takes into consideration market based rates of return and probability-weighted present values.

The following is a reconciliation of the beginning and ending balances for the Level 3 assets of the plan measured at fair value (in millions):

	Year Ended December 31,
	2012	2011
Fair value at January 1	$79.6	$80.6
Settlements	—	(0.8)
Unrealized gains (losses)	11.5	(0.2)

Fair value at December 31	$91.1	$79.6

We were not required under the IRC to make any minimum contributions to the plan for the 2012 plan year. We were required under the Internal Revenue Code (which we refer to as IRC) to make minimum contributions of $0.3 million to the plan for each of the 2010 and 2011 plan years. This level of required funding is based on the plan being frozen and the aggregate amount of our historical funding. During 2012, 2011 and 2010, we made discretionary contributions of $7.2 million, $7.2 million and $6.5 million, respectively, to the plan.

We also have a qualified contributory savings and thrift (401(k)) plan covering the majority of our domestic employees. For eligible employees who have met the plan’s age and service requirements to receive matching contributions, we match 100% of pre-tax and Roth elective deferrals up to a maximum of 5.0% of eligible compensation, subject to Federal limits on plan contributions and not in excess of the maximum amount deductible for Federal income tax purposes. Our matching contributions are at the discretion of our board of directors. We contributed $33.0 million, $30.5 million and $28.7 million to the plan in 2012, 2011 and 2010, respectively.

We also have a nonqualified deferred compensation plan, the Supplemental Savings and Thrift Plan, for certain employees who, due to Internal Revenue Service (which we refer to as the IRS) rules, cannot take full advantage of our matching contributions under the 401(k) plan. The plan permits these employees to annually elect to defer a portion of their compensation until their retirement or a future date. Our matching contributions to this plan (up to a maximum of the lesser of a participant’s elective deferral of base salary, annual bonus and commissions or 5.0% of eligible compensation, less matching amounts contributed under the 401(k) plan) are also at the discretion of our board of directors. We contributed $2.5 million, $2.1 million and $2.0 million to a rabbi trust maintained under the plan in 2012, 2011 and 2010, respectively. The fair value of the assets in the plan’s rabbi trust at December 31, 2012 and 2011, including employee contributions and investment earnings, was $116.7 million and $95.5 million, respectively, and has been included in other noncurrent assets and the corresponding liability has been included in other noncurrent liabilities in the accompanying consolidated balance sheet.

We also have several foreign benefit plans, the largest of which is a defined contribution plan that provides for us to make contributions of 5.0% of eligible compensation. In addition, the plan allows for voluntary contributions by U.K. employees, which we match 100%, up to a maximum of an additional 5.0% of eligible compensation. Net expense for foreign retirement plans amounted to $16.0 million, $12.3 million and $7.8 million in 2012, 2011 and 2010, respectively.

In 1992, we amended our health benefits plan to eliminate retiree coverage, except for retirees and those employees who had already attained a specified age and length of service at the time of the amendment. The retiree health plan is contributory, with contributions adjusted annually, and is funded on a pay-as-you-go basis. The postretirement benefit obligation and the unfunded status of the plan as of December 31, 2012 and 2011 were $3.1 million and $3.2 million, respectively. The net periodic postretirement benefit (income) cost of the plan amounted to ($0.1) million, $0.1 million and $0.1 million in 2012, 2011 and 2010, respectively.

12.	Investments

The following is a summary of our investments and the related funding commitments (in millions):

	December 31, 2012		December 31,
	Assets	Funding Commitments	2011 Assets
Chem-Mod LLC	$4.0	$—	$—
Chem-Mod International LLC	2.0		—
C-Quest Technology LLC	—	—	—
Clean coal investments:
Non-controlling interest in five limited liability companiesthat own twelve 2009 Era Clean Coal Plants	7.8	0.4	8.9
Controlling interest in a limited liability company that owns two 2009 Era Clean Coal Plants	1.3	—	1.5
Non-controlling interest in six limited liability companies that own five 2011 Era Clean Coal Plants	13.2	—	—
Controlling interest in a limited liability company that owns ten 2011 Era Clean Coal Plants	14.3	3.9	33.4
Notes receivable and interest from co-investorrelated to the sales of three 2009 Era Plants	8.5	—	8.0
Other investments	3.0	2.9	2.0

Total investments	$54.1	$7.2	$53.8

Chem-Mod LLC - We had a 42% controlling interest in Chem-Mod LLC through October 31, 2012. On November 1, 2012, we purchased an additional 4.54% ownership interest from a previous owner, for a total controlling interest of 46.54% at December 31, 2012. Chem-Mod LLC possesses the exclusive marketing rights in the United States and Canada, for technologies used to reduce emissions created during the combustion of coal. The refined coal production plants discussed below, as well as those owned by other unrelated parties, license and use Chem-Mod’s proprietary technologies, The Chem-Mod™ Solution, in the production of refined coal. The Chem-Mod™ Solution uses a dual injection sorbent system to reduce mercury, sulfur dioxide and other emissions at coal-fired power plants.

We believe that the application of The Chem-Mod™ Solution qualifies for refined coal tax credits under IRC Section 45 when used with refined coal production plants placed in service by December 31, 2011. Chem-Mod has been marketing its technologies principally to coal-fired power plants owned by utility companies, including those utilities that are operating with the IRC Section 45 refined coal production plants in which we hold an investment.

Chem-Mod is determined to be a variable interest entity (which we refer to as a VIE). We are the controlling manager of Chem-Mod and therefore consolidate its operations into our consolidated financial statements. At December 31, 2012, total assets and total liabilities of this VIE included in our consolidated balance sheet were $13.0 million and $1.5 million, respectively. For 2012, total revenues and expenses were $27.6 million and $16.5 million (including non-controlling interest of $14.8 million), respectively. We are under no obligation to fund Chem-Mod’s operations in the future.

Chem-Mod International LLC - On December 31, 2012, we purchased an additional 11.52% ownership interest in Chem-Mod International LLC directly from another shareholder, which increased our total non-controlling interest to 31.52%. Chem-Mod International LLC has the rights to market The Chem-Mod™ Solution in countries other than the United States and Canada. Such marketing activity has been limited to date.

C-Quest Technology LLC - At December 31, 2012, we held a non-controlling 8% interest in C-Quest’s global operation. C-Quest possesses rights, information and technology for the reduction of carbon dioxide emissions created by burning fossil fuels. Thus far, C-Quest’s operations have been limited to laboratory testing. C-Quest has been determined to be a VIE, but due to our lack of control over the operation of C-Quest, we do not consolidate this investment into our consolidated financial statements. We also have options to acquire an additional 19% interest in C-Quest’s global operations for $9.5 million at any time on or prior to August 1, 2013.

Clean Coal Investments -

•

We have investments in limited liability companies that own 29 refined coal production plants which produce refined coal using proprietary technologies owned by Chem-Mod. We believe the production and sale of refined coal at these plants is qualified to receive refined coal tax credits under IRC Section 45. The fourteen plants which were placed in service prior to December 31, 2009 (which we refer to as the 2009 Era Plants) can receive tax credits through 2019 and the fifteen plants which were placed in service prior to December 31, 2011 (which we refer to as the 2011 Era Plants) can receive tax credits through 2021. We have sold co-investor majority ownership interests in seventeen plants. We also have agreements in principle with co-investors for the sale of majority ownership interests in five additional plants. We may sell ownership interests in some or all of the remaining plants to co-investors.

•

Twelve of the 2009 Era Plants and five of the 2011 Era Plants are owned by limited liability companies, which we have determined to be VIEs. We sold majority ownership interests in these limited liability companies and became a non-controlling, minority investor, effective March 1, 2010 for the 2009 Era Plants and effective January 1, 2012 for the 2011 Era Plants. The membership agreements for the operations of each of these entities contain provisions that preclude an individual member from being able to make major decisions that would denote control. As a result of these sale transactions, we deconsolidated these entities, and because we do not control the operations of these entities, we account for the investments using equity method accounting. At December 31, 2012, total assets and total liabilities of these VIEs were $99.0 million and $42.0 million, respectively. For 2012, total revenues and expenses were $650.0 million and $720.0 million, respectively. Each investor funds its portion of the operations of the limited liability companies in proportion to its investment ownership percentage. There are no additional debts that we are committed to fund related to these investments.

•

For all plants that are not under long-term production contracts, we estimate that we will invest, on average, an additional $5.0 million per plant to connect and house each of them. For those plants that will have majority ownership co-investors, the average additional investment will be $2.5 million. We plan to sell majority ownership interests in such plants to co-investors and relinquish control of the plants thereby becoming a non-controlling, minority investor. We are currently committed to fund an additional $4.3 million under engineering and construction contracts related to connecting and housing several plants. The investment table indicates funding commitments as of December 31, 2012. As of January 31, 2013 we have committed to fund an additional $0.5 million for construction contracts. With the refined coal plants that we plan to redeploy during the remainder of 2013, we estimate that we will invest another $30.0 million to $35.0 million before co-investor contributions. Subsequent to 2013, we estimate that we will invest an additional $25.0 million to $30.0 million to redeploy the remainder of the refined coal plants before co-investor contributions.

•

As of December 31, 2012, we have a promissory note from a co-investor as part of the consideration for the March 1, 2010 sale of ownership interests in three of the 2009 Era Plants. The note bears interest at 4.7% per annum and is due in installments through February 15, 2020. As of December 31, 2012, the carrying value of the note, including interest, was $8.5 million.

Other Investments - At December 31, 2012, we owned a non-controlling, minority interest in four venture capital funds totaling $3.0 million, a 20% non-controlling interest in an investment management company totaling $0.5 million, twelve certified low-income housing developments with zero carrying value and two real estate entities with zero carrying value. The low-income housing developments and real estate entities have been determined to be VIEs, but are not required to be consolidated due to our lack of control over their respective operations. At December 31, 2012, total assets and total debt of these VIEs were approximately $60.0 million and $20.0 million, respectively.

13.	Commitments, Contingencies and Off-Balance Sheet Arrangements

In connection with our investing and operating activities, we have entered into certain contractual obligations and commitments. See Notes 6 and 12 to our consolidated financial statements for additional discussion of these obligations and commitments. Our future minimum cash payments, including interest, associated with our contractual obligations pursuant to the note purchase agreements and Credit Agreement, operating leases and purchase commitments at December 31, 2012 were as follows (in millions):

	Payments Due by Period
Contractual Obligations	2013	2014	2015	2016	2017	Thereafter	Total
Note Purchase Agreements	$—	$100.0	$—	$50.0	$300.0	$275.0	$725.0
Credit Agreement	129.0	—	—	—	—	—	129.0
Interest expense in debt	43.1	43.0	36.7	36.7	33.8	43.3	236.6

Total debt obligations	172.1	143.0	36.7	86.7	333.8	318.3	1,090.6
Operating lease obligations	69.1	51.5	43.3	32.4	23.4	31.4	251.1
Less sublease arrangements	(2.0)	(1.6)	(0.6)	—	—	—	(4.2)
Outstanding purchase obligations	17.6	12.0	7.0	1.3	0.3	—	38.2

Total contractual obligations	$256.8	$204.9	$86.4	$120.4	$357.5	$349.7	$1,375.7

The amounts presented in the table above may not necessarily reflect our actual future cash funding requirements, because the actual timing of the future payments made may vary from the stated contractual obligation.

Note Purchase Agreements and Credit Agreement - See Note 6 to our consolidated financial statements for a discussion of the terms of the note purchase agreements and the Credit Agreement.

Operating Lease Obligations - Our corporate segment’s executive offices and certain subsidiary and branch facilities of our brokerage and risk management segments are located at Two Pierce Place, Itasca, Illinois, where we lease approximately 306,000 square feet of space, or approximately 60% of the building. The lease commitment on this property expires February 28, 2018.

We generally operate in leased premises at our other locations. Certain of these leases have options permitting renewals for additional periods. In addition to minimum fixed rentals, a number of leases contain annual escalation clauses which are generally related to increases in an inflation index.

Total rent expense, including rent relating to cancelable leases and leases with initial terms of less than one year, amounted to $91.0 million in each of 2012 and 2011 and $81.5 million in 2010.

We have leased certain office space to several non-affiliated tenants under operating sublease arrangements. In the normal course of business, we expect that the leases will not be renewed or replaced. We adjust charges for real estate taxes and common area maintenance annually based on actual expenses, and we recognize the related revenues in the year in which the expenses are incurred. These amounts are not included in the minimum future rentals to be received in the contractual obligations table above.

Outstanding Purchase Obligations - As a service company, we typically do not have a material amount of outstanding purchase obligations at any point in time. The amount disclosed in the contractual obligations table above represents the aggregate amount of unrecorded purchase obligations that we had outstanding at December 31, 2012. These obligations represent agreements to purchase goods or services that were executed in the normal course of business.

Off-Balance Sheet Commitments - Our total unrecorded commitments associated with outstanding letters of credit, financial guarantees and funding commitments at December 31, 2012 were as follows (in millions):

							Total
	Amount of Commitment Expiration by Period						Amounts
Off-Balance Sheet Commitments	2013	2014	2015	2016	2017	Thereafter	Committed
Letters of credit	$—	$—	$—	$—	$—	$15.9	$15.9
Financial guarantees	—	—	—	—	—	9.3	9.3
Funding commitments	4.3	—	—	—	—	2.9	7.2

Total commitments	$4.3	$—	$—	$—	$—	$28.1	$32.4

Since commitments may expire unused, the amounts presented in the table above do not necessarily reflect our actual future cash funding requirements. See Note 12 to our consolidated financial statements for a discussion of our funding commitments related to our corporate segment and the Off-Balance Sheet Debt section below for a discussion of other letters of credit. All of the letters of credit represent multiple year commitments that have annual, automatic renewing provisions and are classified by the latest commitment date.

Since January 1, 2002, we have acquired 248 companies, all of which were accounted for using the acquisition method for recording business combinations. Substantially all of the purchase agreements related to these acquisitions contain provisions for potential earnout obligations. For all of our 2009 to 2012 acquisitions that contain potential earnout obligations, such obligations are measured at fair value as of the acquisition date and are included on that basis in the recorded purchase price consideration for the respective acquisition. The amounts recorded as earnout payables are primarily based upon estimated future potential operating results of the acquired entities over a two- to three-year period subsequent to the acquisition date. The aggregate amount of the maximum earnout obligations related to these acquisitions was $384.8 million, of which $139.8 million was recorded in our consolidated balance sheet as of December 31, 2012 based on the estimated fair value of the expected future payments to be made.

Off-Balance Sheet Debt - Our unconsolidated investment portfolio includes investments in enterprises where our ownership interest is between 1% and 50%, in which management has determined that our level of influence and economic interest is not sufficient to require consolidation. As a result, these investments are accounted for using the equity method. None of these unconsolidated investments had any outstanding debt at December 31, 2012 or 2011 that was recourse to us.

At December 31, 2012, we had posted two letters of credit totaling $10.2 million in the aggregate, related to our self-insurance deductibles, for which we had a recorded liability of $8.5 million. We have an equity investment in a rent-a-captive facility, which we use as a placement facility for certain of our insurance brokerage operations. At December 31, 2012, we had posted $5.7 million of letters of credit to allow the rent-a-captive facility to meet minimum statutory surplus requirements and for additional collateral related to premium and claim funds held in a fiduciary capacity. These letters of credit have never been drawn upon.

Our commitments associated with outstanding letters of credit, financial guarantees and funding commitments at December 31, 2012 were as follows (all dollar amounts in table are in millions):

Description, Purpose and Trigger	Collateral	Compensation to Us	Maximum Exposure	Liability Recorded
IRC Section 45 project capital commitments
Funding commitments to construct refined coal plants into permanent operations Trigger - Construction contract terms	None	None	$4.3	$—
Venture capital fund
Funding commitment to two funds - $1.5 million and $1.4 million expire in 2019 and 2023, respectively Trigger - Agreed conditions met	None	None	2.9	—
Other
Credit support under letters of credit for deductibles due by us on our own insurance coverages - expires after 2017	None	None	10.2	8.5
Trigger - We do not reimburse the insurance companies for deductibles the insurance companies advance on behalf of us
Financial guarantee of a mortgage loan to a U.K.-based employee - expires when mortgage balance is reduced to $6.4 million Trigger - Default on mortgage payments	(1)	None	9.3	—
Credit enhancement under letters of credit for our Bermuda captive insurance operation to meet minimum statutory capital requirements - expires after 2017	None	Reimbursement of LOC fees	3.7	—
Trigger - Dissolution or catastrophic financial results of the operation
Credit support under letters of credit for clients’ claim funds held by our Bermuda captive insurance operation in a fiduciary capacity - expires after 2017 Trigger - Investments fall below prescribed levels	None	Reimbursement of LOC fees	2.0	—

			$32.4	$8.5

(1)	The guarantee has no collateral. The mortgage loan has a lien on real property with an appraised value of approximately $11.0 million.

Since commitments may expire unused, the amounts presented in the table above do not necessarily reflect our actual future cash funding requirements.

Litigation - We are the defendant in various legal actions related to employment matters and otherwise incident to the nature of our business. We believe we have meritorious defenses and intend to defend ourselves vigorously in all unresolved legal actions. In addition, we are the plaintiff in certain legal actions with and relating to former employees regarding alleged breaches of non-compete or other restrictive covenants, theft of trade secrets, breaches of fiduciary duties and related causes of action. Neither the outcomes of these legal actions nor their effect upon our business, financial condition or results of operations can be determined at this time.

Contingent Liabilities - We purchase insurance to provide protection from errors and omissions (which we refer to as E&O) claims that may arise during the ordinary course of business. We currently retain the first $5.0 million of each and every E&O claim. Our E&O insurance provides aggregate coverage for E&O losses up to $175.0 million in excess of our retained amounts. We have historically maintained self-insurance reserves for the portion of our E&O exposure that is not insured. We periodically determine a range of possible reserve levels using actuarial techniques that rely heavily on projecting historical claim data into the future. Our E&O reserve in the December 31, 2012 consolidated balance sheet is above the lower end of the most recently determined actuarial range by $1.7 million and below the upper end of the actuarial range by $4.7 million. We can make no assurances that the historical claim data used to project the current reserve levels will be indicative of future claim activity. Thus, the E&O reserve level and corresponding actuarial range could change in the future as more information becomes known, which could materially impact the amounts reported and disclosed herein.

Tax-advantaged Investments No Longer Held - Between 1996 and 2007, we developed and then sold portions of our ownership in various energy related investments, many of which qualified for tax credits under IRC Section 29. In connection with the sales to other investors, we provided various indemnifications. At December 31, 2012, the maximum potential amount of future payments that we could be required to make under these indemnifications totaled approximately $160.0 million, net of the applicable income tax benefit. In addition, we recorded tax benefits in connection with our ownership in these investments. At December 31, 2012, we had exposure on $130.0 million of previously earned tax credits. In 2004, 2007 and 2009, the IRS examined several of these investments and all examinations were closed without any changes being proposed by the IRS. However, any future adverse tax audits, administrative rulings or judicial decisions could disallow previously claimed tax credits or cause us to be subject to liability under our indemnification obligations. Because of the contingent nature of these exposures, no liabilities have been recorded in our December 31, 2012 consolidated balance sheet related to these indemnification obligations.

14.	Income Taxes

We and our principal domestic subsidiaries are included in a consolidated U.S. Federal income tax return. Our international subsidiaries file various income tax returns in their jurisdictions. Significant components of earnings from continuing operations before income taxes and the provision for income taxes are as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Earnings from continuing operations before income taxes:
Domestic	$234.7	$194.7	$169.7
Foreign, principally Australia, Bermuda, Canada and the U.K.	10.6	13.1	33.3

	$245.3	$207.8	$203.0

Provision for income taxes - continuing operations:
Federal:
Current	$45.4	$7.8	$(2.9)
Deferred	(14.6)	38.4	21.3

	30.8	46.2	18.4

State and local:
Current	17.3	7.2	10.8
Deferred	(2.9)	5.9	(0.8)

	14.4	13.1	10.0

Foreign:
Current	8.7	7.4	9.3
Deferred	(3.6)	(3.0)	2.0

	5.1	4.4	11.3

Total provision for income taxes - continuing operations	$50.3	$63.7	$39.7

A reconciliation of the provision for income taxes from continuing operations with the U.S. Federal statutory income tax rate is as follows (in millions, except percentages):

	Year Ended December 31,
	2012		2011		2010
	Amount	% of Pretax Earnings	Amount	% of Pretax Earnings	Amount	% of Pretax Earnings
Federal statutory rate	$85.9	35.0	$72.7	35.0	$71.1	35.0
State income taxes - net of
Federal benefit	9.4	3.8	9.8	4.7	5.4	2.6
Foreign taxes	0.9	0.4	0.6	0.3	1.2	0.6
Alternative energy, foreign and other tax credits	(45.3)	(18.5)	(13.2)	(6.4)	(13.7)	(6.7)
Foreign dividends and other permanent differences	(2.7)	(1.1)	0.2	0.1	4.5	2.2
Changes in unrecognized tax benefits related to resolution of Federal and state audits, expiration of various statutes of limitations and other items	0.6	0.2	(1.9)	(0.9)	(30.7)	(15.1)
Change in valuation allowance	0.3	0.1	(0.7)	(0.3)	1.0	0.5
Other	1.2	0.6	(3.8)	(1.8)	0.9	0.5

Provision for income taxes - continuing operations	$50.3	20.5	$63.7	30.7	$39.7	19.6

A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is as follows (in millions):

	December 31,
	2012	2011
Gross unrecognized tax benefits at January 1	$5.8	$7.9
Increases in tax positions for current year	1.7	1.2
Settlements	(0.3)	(2.0)
Lapse in statute of limitations	(1.6)	(1.4)
Increases in tax positions for prior years	1.1	0.9
Decreases in tax positions for prior years	—	(0.8)

Gross unrecognized tax benefits at December 31	$6.7	$5.8

The total amount of net unrecognized tax benefits that, if recognized, would affect the effective tax rate was $4.5 million and $3.8 million at December 31, 2012 and 2011, respectively. We accrue interest and penalties related to unrecognized tax benefits in our provision for income taxes. At December 31, 2012 and 2011, we had accrued interest and penalties related to unrecognized tax benefits of $0.6 million and $0.6 million, respectively.

We and our subsidiaries file income tax returns in the United States and in various state, local and foreign jurisdictions. We and our subsidiaries are routinely examined by tax authorities in these jurisdictions. At December 31, 2012, we had been examined by the IRS through calendar year 2008. The IRS is currently conducting an examination of calendar years 2009 and 2010. A number of foreign, state and local examinations are currently ongoing. It is reasonably possible that our gross unrecognized tax benefits may change within the next twelve months. However, we believe any changes in the recorded balance would not have a significant impact on our consolidated financial statements.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities are as follows (in millions):

	December 31,
	2012	2011
Deferred tax assets:
Alternative minimum tax and other credit carryforwards	$112.3	$111.7
Accrued and unfunded compensation and employee benefits	107.1	88.0
Compensation expense related to stock options	15.7	22.3
Investments	16.3	9.1
Accrued liabilities	27.3	29.6
Accrued pension liability	27.3	35.0
Net operating loss carryforwards	11.3	8.6
Depreciable fixed assets	0.7	—
Other	9.6	10.1

Total deferred tax assets	327.6	314.4
Valuation allowance for deferred tax assets	(7.4)	(7.7)

Deferred tax assets	320.2	306.7

Deferred tax liabilities:
Nondeductible amortizable intangible assets	139.2	87.4
Depreciable fixed assets	—	12.3
Other prepaid items	5.2	2.3
Investment-related partnerships	17.5	8.7
Prepaid pension cost	—	2.4
Accrued liabilities	2.0	2.0

Total deferred tax liabilities	163.9	115.1

Net deferred tax assets	$156.3	$191.6

At December 31, 2012 and 2011, $68.4 million and $66.5 million, respectively, of deferred tax assets have been included in other current assets in the accompanying consolidated balance sheet. At December 31, 2012 and 2011, $5.2 million and $4.7 million, respectively, of deferred tax liabilities have been included in other current liabilities and $158.7 million and $110.4 million, respectively, have been included in noncurrent liabilities in the accompanying consolidated balance sheet. Alternative minimum tax credits have an indefinite life and other credits have a ten-year or twenty-year life. We expect to make full use of the amounts carried forward.

We do not provide for U.S. Federal income taxes on the undistributed earnings ($110.6 million at December 31, 2012) of foreign subsidiaries which are considered permanently invested outside of the United States. The amount of unrecognized deferred tax liability on these undistributed earnings was $22.9 million at December 31, 2012.

15.	Accumulated Other Comprehensive Earnings

The after-tax components of our accumulated comprehensive earnings (loss) consist of the following:

	Pension Liability	Foreign Currency Translation	Fair Value of Derivative Instruments	Accumulated Comprehensive Earnings (Loss)
Balance as of January 1, 2010	$(20.5)	$10.4	$1.1	$(9.0)
Net change in period	2.1	10.1	(1.0)	11.2

Balance as of December 31, 2010	$(18.4)	$20.5	$0.1	$2.2
Net change in period	(30.6)	(16.1)	(2.7)	(49.4)

Balance as of December 31, 2011	$(49.0)	$4.4	$(2.6)	$(47.2)
Net change in period	(3.4)	16.1	1.7	14.4

Balance as of December 31, 2012	$(52.4)	$20.5	$(0.9)	$(32.8)

The foreign currency translation in 2012, 2011 and 2010 primarily relates to the net impact of changes in the value of the local currencies relative to the U.S. dollar for our operations in Australia, Canada, India, Singapore and the U.K.

16.	Quarterly Operating Results (unaudited)

Quarterly operating results for 2012 and 2011 were as follows (in millions, except per share data):

	1st	2nd	3rd	4th
2012
Total revenues	$546.8	$649.9	$650.4	$673.2
Total expenses	514.3	558.8	574.1	627.8

Earnings from continuing operations before income taxes	$32.5	$91.1	$76.3	$45.4

Earnings from continuing operations	$28.1	$71.7	$61.7	$33.5
Earnings from discontinued operations	—	—	—	—

Net earnings	$28.1	$71.7	$61.7	$33.5

Basic net earnings per share:
Earnings from continuing operations	$0.24	$0.60	$0.50	$0.27
Earnings from discontinued operations	—	—	—	—

Net earnings	$0.24	$0.60	$0.50	$0.27

Diluted net earnings per share:
Earnings from continuing operations	$0.24	$0.59	$0.50	$0.27
Earnings from discontinued operations	—	—	—	—

Net earnings	$0.24	$0.59	$0.50	$0.27

2011
Total revenues	$447.4	$546.1	$562.8	$578.4
Total expenses	423.9	480.2	491.8	531.0

Earnings from continuing operations before income taxes	$23.5	$65.9	$71.0	$47.4

Earnings from continuing operations	$15.2	$41.7	$46.7	$40.5
Earnings from discontinued operations	—	—	—	—

Net earnings	$15.2	$41.7	$46.7	$40.5

Basic net earnings per share:
Earnings from continuing operations	$0.14	$0.38	$0.41	$0.36
Earnings from discontinued operations	—	—	—	—

Net earnings	$0.14	$0.38	$0.41	$0.36

Diluted net earnings per share:
Earnings from continuing operations	$0.14	$0.37	$0.41	$0.35
Earnings from discontinued operations	—	—	—	—

Net earnings	$0.14	$0.37	$0.41	$0.35

17.	Segment Information

We have three reportable operating segments: brokerage, risk management and corporate. The brokerage segment is primarily comprised of retail and wholesale insurance brokerage operations. The brokerage segment generates revenues through commissions paid by insurance underwriters and through fees charged to our clients. Our brokers, agents and administrators act as intermediaries between insurers and their customers and we do not assume underwriting risks. The risk management segment provides contract claim settlement and administration services for enterprises that choose to self-insure some or all of their property/casualty coverages and for insurance companies that choose to outsource some or all of their property/casualty claims departments. These operations also provide claims management, loss control consulting and insurance property appraisal services. Revenues are principally generated on a negotiated per-claim or per-service fee basis. The corporate segment manages our clean energy and other investments. This segment also holds all of our corporate debt. Allocations of investment income and certain expenses are based on reasonable assumptions and estimates primarily using revenue, headcount and other information. We allocate the provision for income taxes to the brokerage and risk management segments as if those segments were preparing income tax provisions on a separate company basis. Reported operating results by segment would change if different methods were applied. Financial information relating to our segments for 2012, 2011 and 2010 is as follows (in millions):

Year Ended December 31, 2012	Brokerage	Risk Management	Corporate	Total
Revenues:
Commissions	$1,302.5	$—	$—	$1,302.5
Fees	403.2	568.5	—	971.7
Supplemental commissions	67.9	—	—	67.9
Contingent commissions	42.9	—	—	42.9
Investment income	7.2	3.2	—	10.4
Gains on books of business sales and other	3.9	—	—	3.9
Revenue from clean coal activities	—	—	119.6	119.6
Other - net gain	—	—	1.4	1.4

Total revenues	1,827.6	571.7	121.0	2,520.3

Compensation	1,131.6	347.0	14.8	1,493.4
Operating	312.7	137.7	32.8	483.2
Cost of revenues from clean coal activities	—	—	111.6	111.6
Interest	—	—	43.0	43.0
Depreciation	24.7	16.0	0.7	41.4
Amortization	96.2	2.8	—	99.0
Change in estimated acquisition earnout payables	3.6	(0.2)	—	3.4

Total expenses	1,568.8	503.3	202.9	2,275.0

Earnings (loss) from continuing operations before income taxes	258.8	68.4	(81.9)	245.3
Provision (benefit) for income taxes	103.0	25.9	(78.6)	50.3

Earnings (loss) from continuing operations	$155.8	$42.5	$(3.3)	$195.0

Net foreign exchange loss	$(1.6)	$(0.1)	$(0.2)	$(1.9)
Revenues:
United States	$1,431.6	$453.5	$121.0	$2,006.1
Foreign, principally Australia, Bermuda, Canada and the U.K.	396.0	118.2	—	514.2

Total revenues	$1,827.6	$571.7	$121.0	$2,520.3

At December 31, 2012
Identifiable assets:
United States	$2,637.1	$390.9	$647.9	$3,675.9
Foreign, principally Australia, Bermuda, Canada and the U.K.	1,559.7	107.7	9.0	1,676.4

Total identifiable assets	$4,196.8	$498.6	$656.9	$5,352.3

Goodwill - net	$1,451.4	$21.3	$—	$1,472.7
Amortizable intangible assets - net	791.6	18.0	—	809.6

Year Ended December 31, 2011	Brokerage	Risk Management	Corporate	Total
Revenues:
Commissions	$1,127.4	$—	$—	$1,127.4
Fees	324.1	546.1	—	870.2
Supplemental commissions	56.0	—	—	56.0
Contingent commissions	38.1	—	—	38.1
Investment income	5.4	2.7	—	8.1
Gains on books of business sales and other	5.5	—	—	5.5
Revenues from clean coal activities	—	—	29.2	29.2
Other - net gain	—	—	0.2	0.2

Total revenues	1,556.5	548.8	29.4	2,134.7

Compensation	968.4	344.1	13.6	1,326.1
Operating	267.3	135.8	15.9	419.0
Cost of revenues from clean coal activities	—	—	32.0	32.0
Interest	—	—	40.8	40.8
Depreciation	21.2	14.2	0.5	35.9
Amortization	77.0	2.3	—	79.3
Change in estimated acquisition earnout payables	(6.2)	—	—	(6.2)

Total expenses	1,327.7	496.4	102.8	1,926.9

Earnings (loss) from continuing operations before income taxes	228.8	52.4	(73.4)	207.8
Provision (benefit) for income taxes	88.6	19.1	(44.0)	63.7

Earnings (loss) from continuing operations	$140.2	$33.3	$(29.4)	$144.1

Net foreign exchange loss	$—	$—	$(0.2)	$(0.2)
Revenues:
United States	$1,266.2	$429.5	$29.4	$1,725.1
Foreign, principally Australia, Bermuda, Canada and the U.K.	290.3	119.3	—	409.6

Total revenues	$1,556.5	$548.8	$29.4	$2,134.7

At December 31, 2011
Identifiable assets:
United States	$2,215.3	$384.5	$602.7	$3,202.5
Foreign, principally Australia, Bermuda, Canada and the U.K.	1,131.3	144.6	5.1	1,281.0

Total identifiable assets	$3,346.6	$529.1	$607.8	$4,483.5

Goodwill - net	$1,136.6	$18.7	$—	$1,155.3
Amortizable intangible assets - net	542.3	19.2	—	561.5

Year Ended December 31, 2010	Brokerage	Risk Management	Corporate	Total
Revenues:
Commissions	$957.3	$—	$—	$957.3
Fees	274.9	460.1	—	735.0
Supplemental commissions	60.8	—	—	60.8
Contingent commissions	36.8	—	—	36.8
Investment income	4.9	2.0	—	6.9
Gains on books of business sales and other	5.9	—	—	5.9
Revenues from clean coal activities	—	—	65.6	65.6
Other - net loss	—	—	(4.1)	(4.1)

Total revenues	1,340.6	462.1	61.5	1,864.2

Compensation	817.1	288.0	12.4	1,117.5
Operating	223.6	109.1	21.9	354.6
Cost of revenues from clean coal activities	—	—	64.0	64.0
Interest	—	—	34.6	34.6
Depreciation	19.5	12.4	0.4	32.3
Amortization	59.8	1.0	—	60.8
Change in estimated acquisition earnout payables	(2.6)	—	—	(2.6)

Total expenses	1,117.4	410.5	133.3	1,661.2

Earnings (loss) from continuing operations before income taxes	223.2	51.6	(71.8)	203.0
Provision (benefit) for income taxes	87.7	20.3	(68.3)	39.7

Earnings (loss) from continuing operations	$135.5	$31.3	$(3.5)	$163.3

Net foreign exchange gain (loss)	$(0.9)	$0.1	$—	$(0.8)
Revenues:
United States	$1,169.6	$382.0	$61.9	$1,613.5
Foreign, principally Australia, Bermuda, Canada and the U.K.	171.0	80.1	(0.4)	250.7

Total revenues	$1,340.6	$462.1	$61.5	$1,864.2

At December 31, 2010
Identifiable assets:
United States	$1,995.8	$388.6	$511.1	$2,895.5
Foreign, principally Australia, Bermuda, Canada and the U.K.	564.9	132.7	2.9	700.5

Total identifiable assets	$2,560.7	$521.3	$514.0	$3,596.0

Goodwill - net	$866.6	$17.1	$—	$883.7
Amortizable intangible assets - net	461.9	21.6	—	483.5

Report of Independent Registered Public Accounting Firm on Financial Statements

Board of Directors and Stockholders

Arthur J. Gallagher & Co.

We have audited the accompanying consolidated balance sheet of Arthur J. Gallagher & Co. (Gallagher) as of December 31, 2012 and 2011, and the related consolidated statements of earnings and comprehensive earnings, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of Gallagher’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arthur J. Gallagher & Co. at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois

February 8, 2013

6,000,000 Shares of Common Stock

PROSPECTUS

AUGUST 6, 2013

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations.

This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

Until                 , all dealers that effect transactions in these securities may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Arthur J. Gallagher & Co. (Gallagher) is incorporated under the Delaware General Corporation Law (the DGCL).

Section 145(a) of the DGCL provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted under standards similar to those discussed above, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; and that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring before the date when such provision becomes effective.

Article Seven of Gallagher’s Amended and Restated By-laws and Article Twelve of Gallagher’s Amended and Restated Certificate of Incorporation provide for the indemnification of each of Gallagher’s directors, officers, employees or agents to the full extent permitted by the DGCL or other applicable laws presently or hereafter in effect.

Article Seven of Gallagher’s Amended and Restated By-laws provides that Gallagher shall indemnify any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that he or she is or was one of Gallagher’s directors, officers, employees or agents, or is or was serving at Gallagher’s request as a director, officer, employee or agent of another enterprise, against all costs actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to Gallagher’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Similar indemnity is permitted to be provided to such persons in connection with an action or suit by Gallagher or in Gallagher’s right, and provided further that such person shall not have been adjudged liable for negligence or misconduct in the performance of his or her duty to Gallagher, unless, in view of all the circumstances of the case, the court in which the action or suit was brought determines that such person despite the adjudication of liability is fairly and reasonably entitled to indemnity for such expenses.

Article Twelve of Gallagher’s Amended and Restated Certificate of Incorporation eliminates the liability of Gallagher’s directors for monetary damages for breach of fiduciary duty as a director except where a director breaches his or her duty of loyalty to Gallagher and its stockholders, fails to act in good faith or engages in intentional misconduct or a knowing violation of law, authorizes the payment of a dividend or stock repurchase that is illegal under Section 174 of the DGCL, or obtains an improper personal benefit.

Gallagher also maintains and pays premiums on a directors’ and officers’ liability insurance policy and has entered into indemnity agreements with its directors and officers. The provisions of each indemnity agreement alter or clarify the statutory indemnification in the following respects: (1) indemnity will be explicitly provided for settlements in derivative actions; (2) prompt payment of litigation expenses will be provided in advance of indemnification; (3) prompt indemnification of advances of expenses will be provided unless a determination is made that the director or officer has not met the required standard; (4) the director or officer will be permitted to petition a court to determine whether his or her actions meet the standards required; and (5) partial indemnification will be permitted in the event that the director or officer is not entitled to full indemnification. In addition, each indemnity agreement specifically includes indemnification with respect to actions, suits or proceedings brought under and/or predicated upon the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended.

The preceding summary is qualified in its entirety by Gallagher’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, and the indemnity agreements described above.

Item 21.	Exhibits and Financial Statement Schedules.

(a) The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing of Arthur J. Gallagher & Co. under the Securities Act or the Exchange Act, as indicated:

3.1	Amended and Restated Certificate of Incorporation of Arthur J. Gallagher & Co. (incorporated by reference to the same exhibit number to our Form 10-Q Quarterly Report for the quarterly period ended June 30, 2008, File No. 1-9761).

3.2	Amended and Restated By-Laws of Arthur J. Gallagher & Co. (incorporated by reference to the same exhibit number to our Form 10-K Annual Report for 2008, File No. 1-9761).

4.1	Multicurrency Credit Agreement, dated as of July 15, 2010, among Arthur J. Gallagher & Co., the other borrowers party thereto, the lenders party thereto, Bank of Montreal, as administrative agent, Bank of America, N.A., Citibank N.A. and Barclays Bank PLC, as co-syndication agents, and JPMorgan Chase Bank N.A. and U.S. Bank National Association, as documentation agents (incorporated by reference to same exhibit number to our Form 8-K Current Report dated July 15, 2010, File No. 1-9761).

4.2	Amended and Restated Note Purchase Agreement, dated as of December 19, 2007, among Arthur J. Gallagher & Co. and the Purchasers (incorporated by reference to the same exhibit number to our Form 10-K Annual Report for 2007, File No. 1-9761).

4.3	Note Purchase Agreement, dated as of November 30, 2009, among Arthur J. Gallagher & Co. and the Purchasers (incorporated by reference to Exhibit 4.1 to our Form 8-K Current Report dated November 30, 2009, File No. 1-9761).

4.4	Note Purchase Agreement, dated as of February 10, 2011, among Arthur J. Gallagher & Co. and the Purchasers (incorporated by reference to Exhibit 4.1 to our Form 8-K Current Report dated February 11, 2011, File No. 1-9761).

4.5	Note Purchase Agreement, dated as of July 10, 2012, among Arthur J. Gallagher & Co. and the Purchasers (incorporated by reference to Exhibit 4.1 to our Form 8-K Current Report dated July 11, 2012, File No. 1-9761).

4.6	Note Purchase Agreement, dated as of June 14, 2013, among Arthur J. Gallagher & Co. and the Purchasers (incorporated by reference from Exhibit 4.1 to our Current Report on Form 8-K dated June 17, 2013, File No. 1-9761).

5.1	Opinion of Seth Diehl, Esq. (incorporated by reference to Exhibit 5.1 to our Registration Statement on Form S-4 dated May 16, 2013).

10.5	Lease Agreement between Arthur J. Gallagher & Co. and Itasca Center III Limited Partnership, a Texas limited partnership, dated July 26, 1989 (incorporated by reference to the same exhibit number to our Form 10-K Annual Report for 1989, File No. 1-9761).

10.5.1	Amendments No. 1 to No. 15 to the Lease Agreement between Arthur J. Gallagher & Co. and HGC/Two Pierce Limited Partnership, an Illinois limited partnership, as successor to Itasca Center III Limited Partnership, a Texas limited partnership, dated May 20, 1991 to October 15, 2005 (incorporated by reference to the same exhibit number to our Form 10-K Annual Report for 2005, File No. 1-9761).

10.5.2	Amendment No. 16 to the Lease Agreement between Arthur J. Gallagher & Co. and Wells REIT-Two Pierce Place, LLC, a Delaware limited liability company, dated December 7, 2006 (incorporated by reference to the same exhibit number to our Form 8-K Current Report dated December 7, 2006, File No. 1-9761).

*10.11	Form of Indemnity Agreement between Arthur J. Gallagher & Co. and each of our directors and corporate officers (incorporated by reference to the same exhibit number to our Form 10-Q Quarterly Report for the quarterly period ended March 31, 2009, File No. 1-9761).

*10.12	Arthur J. Gallagher & Co. Deferral Plan for Nonemployee Directors (amended and restated as of January 1, 2011) (incorporated by reference to the same exhibit number to our Form 10-K Annual Report for 2010, File No. 1-9761).

*10.14.1	Form of Change in Control Agreement between Arthur J. Gallagher & Co. and those Executive Officers hired prior to January 1, 2008 (incorporated by reference to the same exhibit number to our Form 10-K Annual Report for 2011, File No. 1-9761).

*10.14.2	Form of Change in Control Agreement between Arthur J. Gallagher & Co. and those Executive Officers hired after January 1, 2008 (incorporated by reference to the same exhibit number to our Form 10-K Annual Report for 2011, File No. 1-9761).

*10.15	The Arthur J. Gallagher & Co. Supplemental Savings and Thrift Plan, as amended and restated effective December 7, 2012 (incorporated by reference to the same exhibit number to our Form 10-K Annual Report for 2012, File No. 1-9761).

*10.16	Arthur J. Gallagher & Co. Deferred Equity Participation Plan, amended and restated as of January 24, 2013 (incorporated by reference to the same exhibit number to our Form 10-Q Quarterly Report for the quarterly period ended March 31, 2013, File No. 1-9761).

*10.16.1	Form of Deferred Equity Participation Plan Award Agreement (incorporated by reference to the same exhibit number to our Form 10-Q Quarterly Report for the quarterly period ended March 31, 2012, File No. 1-9761).

*10.17	Arthur J. Gallagher & Co. Severance Plan (effective September 15, 1997, as amended and restated effective January 1, 2010) (incorporated by reference to the same exhibit number to our Form 10-K Annual Report for 2008, File No. 1-9761).

*10.17.1	First Amendment to the Arthur J. Gallagher & Co. Severance Plan (effective September 15, 1997, as amended and restated effective January 1, 2009) (incorporated by reference to Exhibit 10.1 to our Form 10-Q Quarterly Report for the quarterly period ended June 30, 2010, File No. 1-9761).

*10.25	Arthur J. Gallagher & Co. United Kingdom Incentive Stock Option Plan, Amended and restated as of January 22, 1998 and approved by the Inland Revenue on June 12, 1998 (incorporated by reference to the same exhibit number to our Form 10-Q Quarterly Report for the quarterly period ended June 30, 1998, File No. 1-9761).

*10.26	Conformed copy of the Arthur J. Gallagher & Co. 1988 Incentive Stock Option Plan, through Amendment No. 1 as of January 19, 2005 (incorporated by reference to the same exhibit number to our Form 10-K Annual Report for 2009, File No. 1-9761).

*10.27	Conformed copy of the Arthur J. Gallagher & Co. 1988 Nonqualified Stock Option Plan, through Amendment No. 6 as of January 19, 2005 (incorporated by reference to the same exhibit number to our Form 10-K Annual Report for 2009, File No. 1-9761).

*10.28	Conformed copy of the Arthur J. Gallagher & Co. 1989 Non-Employee Directors’ Stock Option Plan, through Amendment No. 6 as of May 17, 2005 (incorporated by reference to the same exhibit number to our Form 10-K Annual Report for 2009, File No. 1-9761).

*10.29	Arthur J. Gallagher & Co. Restricted Stock Plan (incorporated by reference to Exhibit 4.6 to our Form S-8 Registration Statement, File No. 333-106539).

*10.30	The Arthur J. Gallagher & Co. Employee Stock Purchase Plan, amended and restated as of September 17, 2012 (incorporated by reference to the same exhibit number to our Form 10-Q Quarterly Report for the quarterly period ended September 30, 2012, File No. 1-9761).

10.38	Operating Agreement of Chem-Mod LLC dated as of June 23, 2004, by and among NOx II, Ltd., an Ohio limited liability company, AJG Coal, Inc., a Delaware corporation, and IQ Clean Coal LLC, a Delaware limited liability company (incorporated by reference to the same exhibit number to our Form 10-K Annual Report for 2005, File No. 1-9761).

10.40	Operating Agreement of Chem-Mod International LLC dated as of July 8, 2005, between NOx II International, Ltd., an Ohio limited liability company and AJG Coal, Inc., a Delaware corporation, together with Amendment No. 1 dated August 2, 2005 (incorporated by reference to the same exhibit number to our Form 10-K Annual Report for 2005, File No. 1-9761).

*10.42	Arthur J. Gallagher & Co. 2009 Long-Term Incentive Plan (incorporated by reference to Exhibit 4.4 to our Form S-8 Registration Statement, File No. 333-159150).

*10.42.1	Form of Long-Term Incentive Plan Restricted Stock Unit Award Agreement (incorporated by reference to the same exhibit number to our Form 10-K Annual Report for 2010, File No. 1-9761).

*10.42.2	Form of Long-Term Incentive Plan Stock Option Award Agreement (incorporated by reference to the same exhibit number to our Form 10-K Annual Report for 2010, File No. 1-9761).

*10.42.3	Form of Long-Term Incentive Plan Stock Appreciation Rights Award Agreement (incorporated by reference to the same exhibit number to our Form 10-K Annual Report for 2010, File No. 1-9761).

*10.42.4	Form of Long-Term Incentive Plan Restricted Stock Unit Award Agreement for executive officers over the age of 55 (incorporated by reference to the same exhibit number to our Form 10-Q Quarterly Report for the quarterly period ended March 31, 2012, File No. 1-9761).

*10.42.5	Form of Long-Term Incentive Plan Stock Option Award Agreement for executive officers over the age of 55 (incorporated by reference to the same exhibit number to our Form 10-Q Quarterly Report for the quarterly period ended March 31, 2012, File No. 1-9761).

*10.43	Arthur J. Gallagher & Co. Performance Unit Program (incorporated by reference to the same exhibit number to our Form 10-Q Quarterly Report for the quarterly period ended June 30, 2007, File No. 1-9761).

*10.43.1	Form of Performance Unit Grant Agreement under the Performance Unit Program (incorporated by reference to the same exhibit number to our Form 10-K Annual Report for 2010, File No. 1-9761).

*10.43.2	Form of Performance Unit Grant Agreement under the Performance Unit Program for executive officers over the age of 55 (incorporated by reference to the same exhibit number to our Form 10-Q Quarterly Report for the quarterly period ended March 31, 2012, File No. 1-9761).

*10.44	Senior Management Incentive Plan (incorporated by reference to Exhibit 10.2 to our Form 10-Q Quarterly Report for the quarterly period ended June 30, 2010, File No. 1-9761).

*10.45	Arthur J. Gallagher & Co. 2011 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 to our Form S-8 Registration Statement, File No. 333-174497).

10.46	Share Purchase Agreement, dated May 12, 2011, between Gallagher Holdings Two (UK) Limited, HLG Holdings Limited and the Shareholders of HLG Holdings Limited named therein (incorporated by reference to Exhibit 2.1 to our Form 8-K Current Report dated May 17, 2011, File No. 1-9761).

†15.1	Letter of acknowledgement from Ernst & Young LLP concerning unaudited interim financial information.

21.1	Subsidiaries of Arthur J. Gallagher & Co., including state or other jurisdiction of incorporation or organization and the names under which each does business (incorporated by reference to the same exhibit number to our Form 10-K Annual Report for 2012, File No. 1-9761).

23.1	Consent of Seth Diehl, Esq. (incorporated by reference to Exhibit 5.1 to our Registration Statement on Form S-4 dated May 16, 2013).

†23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1	Form of Power of Attorney (incorporated by reference from the signature page of our Registration Statement on Form S-4 dated May 16, 2013).

†101.INS	XBRL Instance Document.

†101.SCH	XBRL Taxonomy Extension Schema Document.

†101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.

†101.LAB	XBRL Taxonomy Extension Label Linkbase Document.

†101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

†101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.

*	Such exhibit is a management contract or compensatory plan or arrangement required to be filed as an exhibit to this form pursuant to item 601 of Regulation S-K.
†	Filed herewith.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the Securities Act);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes as follows:

(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

(2) That every prospectus: (i) that is filed pursuant to paragraph (d)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Itasca, State of Illinois, on the 6th day of August, 2013.

ARTHUR J. GALLAGHER & CO.

By:	/S/ WALTER D. BAY
Walter D. Bay
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the Registrant in the capacities indicated, in the City of Itasca, State of Illinois, on the 6th day of August, 2013.

Signatures	Title	Date

* J. PATRICK GALLAGHER, JR.	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	August 6, 2013
J. Patrick Gallagher, Jr.

* DOUGLAS K. HOWELL	Corporate Vice President and Chief Financial Officer (Principal Financial Officer)	August 6, 2013
Douglas K. Howell

* RICHARD C. CARY	Chief Accounting Officer (Principal Accounting Officer)	August 6, 2013
Richard C. Cary

Director
Sherry S. Barrat

* WILLIAM L. BAX	Director	August 6, 2013
William L. Bax

* FRANK E. ENGLISH, JR.	Director	August 6, 2013
Frank E. English, Jr.

* ELBERT O. HAND	Director	August 6, 2013
Elbert O. Hand

Director
David S. Johnson

* KAY W. MCCURDY	Director	August 6, 2013
Kay W. McCurdy

* NORMAN L. ROSENTHAL, PH.D.	Director	August 6, 2013
Norman L. Rosenthal, Ph.D.

* JAMES R. WIMMER	Director	August 6, 2013
James R. Wimmer

*By:	/S/ WALTER D. BAY
Walter D. Bay, Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

15.1	Letter of acknowledgement from Ernst & Young LLP concerning unaudited interim financial information.

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Extension Schema Document.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.

101.LAB	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.